As filed with the U.S. Securities and Exchange Commission on August 4, 2023

Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NAUTICUS ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3569	85-1699753
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17146 Feathercraft Lane, Suite 450
Webster, TX 77598
(281) 942-9069
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicolaus Radford
Director and Chief Executive Officer
Nauticus Robotics, Inc.
17146 Feathercraft Lane, Suite 450
Webster, TX 77598
(281) 942-9069
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Blankenship
Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, TX 77002-2925
Telephone: (713) 651-2600

Approximate date of commencement of proposed sale to public:
From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 4, 2023

NAUTICUS ROBOTICS, INC.

Up to 1,890,066 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of up to an aggregate 1,890,066 shares (“Resale Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus Robotics, Inc., a Delaware corporation (the “Company” and, together with the Selling Securityholders, the “RRA Parties”). The Resale Shares were issued to the Selling Securityholders pursuant to and in consideration of the Parties’ agreements set forth in the RRA Amendment (defined below), including with respect to and in full satisfaction of certain liquidated damages provided for under the RRA (defined below).

We will bear all costs, expenses and fees in connection with the registration of the Resale Shares and will not receive any proceeds from the sale of the Resale Shares. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales (if any) of the Resale Shares.

Our Common Stock and Public Warrants (defined below) are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “KITT” and “KITTW,” respectively. The closing price of our Common Stock on August 4, 2023 was $1.93 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2023

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus (the “Resale Shares”) in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Resale Shares by the Selling Securityholders.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to any such offering. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of the Resale Shares, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell Resale Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the applicable cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or context otherwise requires the terms, “we,” “us,” “our,” “Nauticus,” or the “Company” refer to Nauticus Robotics, Inc., a Delaware corporation. Further, in this prospectus:

●	“Amended RRA” means the RRA, as amended by the RRA Amendment and the Letter Agreements.

●	“Board” the board of directors of the Company.

●	“Business Combination” means the Merger Agreement together with the other agreements and transactions contemplated thereby.

●	“Rights” means the rights as part of the Units sold by CLAQ in its IPO.

●	“Warrants” means the Private Warrants and Public Warrants, which entitle the holder thereof to purchase one share of Common Stock at a price of $11.50 per share.

●	“Chardan” means Chardan Capital Markets, LLC, the representative of the underwriters in CLAQ’s initial public offering.

●	“CLAQ” or “CleanTech” means CleanTech Acquisition Corp.

●	“CleanTech Investments” means CleanTech Investments, LLC, an entity affiliated with certain of CLAQ’s investors and Chardan.

●	“CleanTech Sponsor” means CleanTech Sponsor I LLC, an entity affiliated with certain of CLAQ’s directors and officers.

●	“Closing” means the consummation of the Business Combination.

●	“Closing Date” means date of the consummation of the Business Combination.

●	“Co-sponsors” means CleanTech Sponsor and CleanTech Investments.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“Closing Share Price” means $10.00 per share.

●	“Common Stock” means the common stock, par value $0.0001 per share, of CLAQ prior to the Closing, and the common stock of the Company following the Closing.

●	“Effective Time” means the time at which the Business Combination becomes effective.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“Exchange Ratio” means the ratio determined by dividing (a) the Per Share Merger Consideration Value, by (b) the Closing Share Price.

●	“Founder Shares” means an aggregate of 4,312,500 shares of Common Stock held by the Co-sponsors, directors and officers, consisting of (i) 2,595,000 shares of Common Stock held by CleanTech Investments; (ii) 1,437,500 shares of Common Stock held by CleanTech Sponsor; and (iii) an aggregate of 280,000 shares of Common Stock held by CLAQ officers, directors and certain advisors.

●	“GAAP” means accounting principles generally accepted in the United States of America.

●	“Initial Stockholders” means the Co-sponsors and any other initial holders of CLAQ common stock and Private Warrants.

●	“IPO” means the initial public offering of 15,000,000 Units of CLAQ consummated on July 19, 2021, including the additional 2,250,000 Units sold to cover the over-allotment option on July 28, 2021.

●	“Legacy Nauticus” means (i) prior to the Closing, Nauticus Robotics, Inc., a Texas corporation (formerly known as Houston Mechatronics, Inc.), and (ii) after giving effect to the Business Combination, Nauticus Robotics Holdings, Inc., a Texas corporation and wholly owned subsidiary of the Company.

●	“Legacy Nauticus Common Stock” means the common stock, par value $0.01 per share, of Legacy Nauticus prior to the Closing.

●	“Letter Agreements” means the warrant exercise inducement offer letters (each, a “Letter Agreement”) entered into between the Company and the Selling Securityholders (who, being the holders of the SPA Warrants, are sometimes referred to herein as the “SPA Warrantholders”), pursuant to which, among other things, the SPA Warrantholders agreed to amend the exercise price of the existing SPA Warrants.

●	“Merger Agreement” means that certain Merger Agreement, dated as of December 16, 2021, as amended on January 30 and June 6, 2022, by and among CLAQ, Merger Sub and Legacy Nauticus.

●	“Merger Sub” means CleanTech Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of CLAQ.

●	“Minimum Cash Condition” means the aggregate cash available to CLAQ at Closing from the Trust Account and the PIPE Investment (after giving effect to the redemption and the payment of all expenses) shall equal or exceed $50,000,000.

●	“Nauticus Convertible Notes” means (i) that certain Unsecured Convertible Promissory Note, dated June 19, 2021, by and between Goradia Capital, LLC and Nauticus, as amended on December 16, 2021, (ii) that certain Unsecured Convertible Promissory Note, August 3, 2021, by and between Material Impact Fund II, L.P. and Nauticus, as amended on December 16, 2021, (iii) that certain Unsecured Convertible Promissory Note, dated October 22, 2021, by and between In-Q-Tel, Inc. and Nauticus, as amended on December 16, 2021, (iv) that certain Unsecured Convertible Promissory Note, dated July 28, 2020, by and between Schlumberger Technology Corporation and Nauticus, as amended on December 16, 2021, and (v) that certain Unsecured Convertible Promissory Note, dated December 7, 2020, by and between Transocean Inc. and Nauticus, as amended on December 16, 2021 (each, a “Nauticus Convertible Note” and collectively, the “Nauticus Convertible Notes”).

●	“Per Share Merger Consideration” means with respect to any share of Nauticus Common Stock, issued and outstanding immediately prior to the Effective Time, including those issued in connection with the Nauticus Preferred Stock Conversion and the Nauticus Convertible Note Conversion, a number of shares of the Company’s Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) the Closing Share Price.

●	“Per Share Merger Consideration Value” means $142.069.

●	“PIPE Investment” means the sale and issuance of (i) 3,100,000 shares of Common Stock to certain investors for an aggregate purchase price of $31 million in a private placement immediately prior to the closing of the Business Combination (the “Equity Financing”); and (ii) secured debentures (the “Debentures”) in an aggregate principal amount of $36,530,320 (out of an aggregate of $40.0 million) and the associated SPA Warrants to the Selling Stockholders pursuant to the Securities Purchase Agreement, substantially concurrently with the closing of the Business Combination (the “Debt Financing”).

●	“public stockholders” means holders of Public Common Stock.

●	“Public Common Stock” means Common Stock sold in the IPO as part of the Units, whether they were purchased in the IPO or thereafter in the open market.

●	“Public Warrants” means warrants sold in the IPO as part of the Units, whether they were purchased in the IPO or thereafter in the open market.

●	“Private Warrants” mean the 7,175,000 warrants issued to the Co-sponsors, consisting of (i) 4,783,333 Private Warrants issued to CleanTech Sponsor; and (ii) 2,391,667 Private Warrants issued to CleanTech Investments, in a private placement in connection with the consummation of the IPO.

●	“RRA” means the registration rights agreement, dated as of September 9, 2022, among the Company and the Selling Securityholders, which was entered into in connection with the Securities Purchase Agreement.

●	“Warrant Agreement” means the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CLAQ, dated July 14, 2021.

●	“RRA Amendment” means the first amendment to the RRA, as entered into by and among the Company and the Selling Securityholders on June 22, 2023.

●	“Securities Purchase Agreement” means the securities purchase agreement, dated as of December 16, 2021, as amended on January 31, 2022, and as further amended and restated on September 9, 2022, by and among CLAQ, Legacy Nauticus and the Selling Securityholders.

●	“SPA Warrants” means the warrants issued pursuant to the Securities Purchase Agreement, as amended by the Letter Agreements.

●	“New SPA Warrants” means the warrants that have been issued or are issuable pursuant to the Letter Agreements.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Trust Account” means CLAQ’s trust account maintained by Continental Stock Transfer & Trust Company prior to the Closing.

●	“Trust Agreement” means the Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, dated July 14, 2021, as amended on July 19, 2022.

●	“Units” means the units of CLAQ, each consisting of one share of common stock, one right and one-half of one redeemable warrant.

●	“Warrant Agreement” means the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CLAQ, dated July 14, 2021.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, with respect to our financial condition, results of operations and business, plans, objectives and strategies. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “commit,” “advance,” “likely” or similar expressions that convey the prospective nature of events or outcomes. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, without limitation, those risks, uncertainties and other factors described in “Risk Factors,” those discussed and identified in the Company’s public filings made with the SEC and the following:

●	We are an early-stage company with a history of losses and expect to incur significant expenses for the foreseeable future.

●	A significant amount of our revenues is derived from a limited number of customers. A substantial portion of our current revenue is generated by sales to government entities, which are subject to a number of uncertainties, challenges, and risks.

●	If we fail to effectively manage our growth, we may not be able to design, develop, manufacture, market, and launch new generations of our robotic systems successfully.

●	Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

●	Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

●	We will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our business, prospects, financial condition and operating results.

●	We may be unable to access sufficient capital needed to fund and grow our business.

●	We operate in a competitive industry that is subject to rapid technological change, and we expect competition to increase.

●	Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand and other factors.

●	We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

●	Because we became a public reporting company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.

●	The market price of our common stock is likely to be highly volatile, and shareholders may lose some or all of their investment.

●	Volatility in our share price could subject us to securities class action litigation.

●	Our management team has limited skills and experience related to managing a public company.

●	We incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives and corporate governance practices.

●	Our stock price may continue to fluctuate.

These and other factors could cause actual results to differ from those implied by the forward-looking statements. Forward-looking statements are not guarantees of performance and speak only as of the date hereof. The forward-looking statements are based on the current and reasonable expectations of our management but are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated or that we will achieve or realize these plans, intentions or expectations.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this filing, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Common Stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 6 and the financial statements and related notes included in this prospectus.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Background

On the Closing Date, the Company (formerly known as CleanTech Acquisition Corp. or “CLAQ”) consummated the Business Combination. Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the merger of Merger Sub with and into Legacy Nauticus, with Legacy Nauticus surviving the merger as a wholly owned subsidiary of CLAQ. On the Closing Date, the name of the Company was changed from “CleanTech Acquisition Corp.” to “Nauticus Robotics, Inc.,” and Legacy Nauticus was renamed “Nauticus Robotics Holdings, Inc.”

Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement entered into among CLAQ, Legacy Nauticus and the Selling Securityholders, the Selling Securityholders subscribed for (i) the Debentures in an aggregate principal amount of $36,530,320, which Debentures are convertible into an aggregate 2,922,425 shares of Common Stock and (ii) the associated SPA Warrants, which are exercisable for an aggregate 2,756,712 shares of Common Stock, after taking into account the exercise of 165,713 SPA Warrants by ATW Special Situations I LLC (“ATW”) in June 2023. See the sections entitled “Information About Nauticus—Securities Purchase Agreement” for more information, including with respect to recent transactions involving the SPA Warrants pursuant to the Letter Agreements entered between the Company and the Selling Securityholders. ATW is managed by ATW Partners Opportunities Management, LLC, which is an affiliate of Chardan, and our former director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan. In addition, our director, Adam Sharkawy, is the managing partner of Material Impact II, L.P.

Amended RRA

In connection with the Securities Purchase Agreement, the Company and the Selling Securityholders entered into the RRA, pursuant to which the Company and the Selling Securityholders agreed to certain requirements and conditions covering the resale by the Selling Securityholders of the shares of Common Stock into which the Debentures and SPA Warrants are convertible or exercisable.

Under the terms of the RRA, the Company was required to (i) file a registration statement (the “Initial Registration Statement”) within 15 business days of the Closing and (ii) use its best efforts to cause the Initial Registration Statement to be declared effective as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date (as defined in the RRA) (the “Registration Requirements”). The RRA additionally provided for liquidated damages if the Registration Requirements were not met.

On June 22, 2023, the Company and the Selling Securityholders entered into the RRA Amendment, pursuant to which the Company agreed to deliver to the Selling Securityholders an aggregate 1,890,066 Resale Shares in exchange for the waiver and release by the Selling Securityholders of any and all claims, remedies, causes of action and any other Initial Effectiveness Date Claims (as defined in the RRA Amendment) under any of the Transaction Documents (as defined in the RRA), including all past and future claims for liquidated damages under the RRA with respect to, and any other amounts that may be payable by reason of or otherwise relating to, the Effectiveness Date of the Initial Registration Statement.

Business Overview

Nauticus is a developer of ocean robots, autonomy software, and services delivered to the marine industries. Nauticus is transforming from a business where revenue was primarily generated through engineering service contracts, with both government and commercial customers, to a company that performs subsea robotic services through various technology-based products. Nauticus’ products and services will be primarily delivered to commercial and government-facing customers through a Robotics as a Service (“RaaS”) business model and direct product sales for both hardware platforms and software licenses. Besides a standalone service offering and forward-facing products, Nauticus’ approach to ocean robotics has also resulted in the development of a range of technology products for retrofit/upgrading legacy systems and other third-party vehicle platforms. Nauticus’ services provide customers with the necessary data collection, analytics, and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost, and greenhouse gas emissions, to improve offshore health, safety, and environmental exposure.

The RaaS revenue model emulates the Software as a Service (“SaaS”) revenue model, which is commonly used for consumer and business software licensing, but extends the model to include robots. In the SaaS model, the end user pays a fixed fee for a set period of time in order to use of the software. In the case of Nauticus’ RaaS model, clients will be charged a flat fee for performing the service over a period of time as required to complete the task. This fixed fee supports full use of Aquanaut, Hydronaut, the fleet services and software (the “ToolKITT”), the communication infrastructure, and the personnel required to support the servicing mission. The RaaS fee approach encompasses the complete technology stack that is required to complete the contracted work. This can be contrasted with the industry’s current commercial approach which bills clients based on the individual elements for performing the servicing mission (e.g., an itemized invoice for deployment of the equipment, tooling, crew, boat fuel, vessel, etc.). With the RaaS model, a flat rate, currently estimated to be $30,000–$50,000/day, will be billed to cover all equipment and personnel required to perform the service, irrespective of exactly which tasks are being performed. In Nauticus’ RaaS model, the subscriber pays for the service and not the rolled-up costs individually, as is frequently done today via an a la carte menu fashion. All other costs are covered in the subscription fee, including the long-term maintenance and servicing of the robots. At this stage, Nauticus proposes the use of a RaaS business model for delivering services to commercial clients only.

In contrast to the other robotics systems, Argonaut is handled differently and does not currently fall under the RaaS business model. The client base for Argonaut purchases the platform outright. There is longer term service revenue associated with each platform around maintenance and addon enhancements and payloads.

Nauticus’ near-term objective is to disrupt the current ocean services paradigm through the introduction and integration of advanced robotic technologies. These key technologies are supervised autonomy control software, novel robotic platforms capable of implementing autonomous behaviors, acoustic communications networking protocols, force/torque controllable electric manipulation, perception, artificial intelligence and machine learning software, and multimodal 3-D workspace sensors. Implementation of these technologies enables substantially improved operations at significantly reduced costs and greenhouse gas emissions over conventional methods based on the size of legacy surface support vessels, their crew, and required communications and power links. Legacy surface support vessels are typically 75-meter vessels, requiring a large crew and substantial equipment. Further, using a tethered remotely operated vehicle (“ROV”), the surface support vessel must support large spools of communication and power cable that can link the surface to the ROV, for example, down to 3,000m. This outfit can cost upwards of $100,000 per day, based on the size of the crew and the cost of the surface support vessel and equipment. In comparison, Nauticus’ cost estimates, which it validated through testing of the Hydronaut and Aquanaut, show that these costs can be reduced significantly when the full complement of Nauticus technologies are deployed. This is because the cost to outfit and hire the vessel are reduced, as Hydronaut is an 18-meter vessel, requiring fewer crew and resources. And the reduced crew and vessel size lead to large reductions in greenhouse gases emitted during these operations. Further, because the Aquanaut is an untethered ROV, it does not require the amounts of communication and power cables that a tethered ROV requires, reducing the cost of operations.

Corporate Information

Our principal executive offices are located at 17146 Feathercraft Lane, Suite 450, Webster, TX 77598. Our telephone number in the USA is (281) 942-9069. Additional company and product information is available at www.nauticusrobotics.com.

For more information about Nauticus, please see the sections titled “Information About Nauticus” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Implications of being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to only disclose two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, which occurred on July 19, 2021, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation, providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Issuer	Nauticus Robotics, Inc.

Nasdaq Symbol for our Common Stock	KITT

Resale of Common Stock

Shares of Common Stock that may be offered and sold from time to time by the Selling Securityholders named herein	Up to an aggregate 1,890,066 Resale Shares.

Use of proceeds	All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our Common Stock.

Summary Risk Factors

The following summarizes certain principal factors that make an investment in us speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing our business.

The resale of shares of our Common Stock pursuant to this prospectus could have a significant negative impact on the trading price of our Common Stock. This impact may be heighted by the fact that certain of the Selling Securityholders purchased, or are able to purchase, shares of our Common Stock at prices that are well below the current trading price of our Common Stock.

Risks Related to Our Business and Industry

●	We are an early-stage company with a history of losses, and we expect to incur significant expenses for the foreseeable future.

●	Almost all of our revenues in 2020, 2021, and 2022 were derived from three customers. A substantial portion of our current revenue is generated by sales to government entities, which are subject to a number of uncertainties, challenges, and risks.

●	If we fail to effectively manage our growth, we may not be able to design, develop, manufacture, market, and launch new generations of our robotic systems successfully.

●	Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

●	Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

●	We may be unable to raise additional capital needed to fund and grow our business.

●	Our management as a group has limited experience in operating a public company.

●	We will continue to incur significant expenses and administrative burdens as a public company.

●	We operate in a competitive industry that is subject to rapid technological change, and we expect competition to increase.

●	Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand and other factors.

●	We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

Risks Related to Our Securities

●	Because we became a public reporting company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.

●	The market price of our Common Stock is volatile, and you may lose some or all of your investment.

●	Volatility in our share price could subject us to securities class action litigation.

●	We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to investors, thereby making Public Warrants worthless.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in our Common Stock. The following risk factors apply to our business and operations. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations.

Risks Related to Our Business and Industry

We are an early-stage company with a history of losses, and we expect to incur significant expenses for the foreseeable future.

We incurred a net loss of $28.3 million and $15.1 million for the years ended December 31, 2022 and 2021, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the fourth quarter of 2023. Even though we have commercial traction for platform sales, we may not attract customers for our RaaS offering, and our potential profitability is dependent upon the successful adoption on a larger scale of our robotics systems, which may not occur. There can be no assurance that we will be financially successful.

We expect the rate at which we will incur losses will be significantly higher in future periods as we:

●	continue to design, develop, manufacture and commercialize our ocean robotic systems;

●	continue to utilize and develop potential new relationships with third-party partners for supply, design-to-manufacturing and manufacturing;

●	expand our production capabilities, including costs associated with potential outsourcing of the manufacturing of our ocean robotic systems;

●	build up inventories of parts and components for ocean robotic systems;

●	mature maintenance and servicing capacity, capabilities, and replacement parts inventory;

●	manufacture an inventory of ocean robotic systems;

●	increase sales and marketing activities and enhance sales and distribution infrastructure;

●	further develop remote monitoring, updating, and other cloud-based services;

●	refine safety measures for the ocean robotic systems;

●	expand technology infrastructure and cybersecurity measures, policies, and controls; and

●	increase general and administrative functions to support growing operations as a public company.

Because we will incur costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We have restated our prior unaudited consolidated financial statements, which may lead to additional risks and uncertainties, including loss of investor confidence and negative impacts on our stock price. (As Restated)

We have restated our unaudited condensed consolidated financial statements as of and for the quarterly period ended September 30, 2022 (the “Restated Period”). Our Audit Committee, in consultation with and based on the recommendation of management, made the determination to restate these financial statements following the identification of errors related to the classification of certain warrants that were previously recorded as equity. Due to the errors, the Audit Committee concluded that the Company’s previously issued financial statements for the Restated Period should no longer be relied upon. In addition, we performed a re-evaluation of our internal control over financial reporting. Based on the re-evaluation, management concluded that, as a result of the identified of material weakness, our internal control over financial reporting were ineffective for the Restated Period. Our Quarterly Report on Form 10-Q for the period ended September 30, 2022 has been amended by an Amendment No. 1 on Form 10-Q/A to, among other things, reflect the restatement of our financial statements for the Restated Period.

As a result of these events, we have become subject to a number of additional costs and risks, including unanticipated costs for accounting and legal fees in connection with or related to the restatement and the remediation of our ineffective disclosure controls and procedures and material weakness in internal control over financial reporting. In addition, the attention of our management team has been diverted by these efforts. We could be subject to additional stockholder, governmental, or other actions in connection with the restatement or other matters. Any such proceedings will, regardless of the outcome, consume management’s time and attention and may result in additional legal, accounting, insurance and other costs. If we do not prevail in any such proceedings, we could be required to pay substantial damages or settlement costs. In addition, the restatement and related matters could impair our reputation or could cause our counterparties to lose confidence in us. Each of these occurrences could have a material adverse effect on our business, results of operations and financial condition.

We previously identified a material weakness in our internal control over financial reporting that has since been remediated and downgraded to a significant deficiency. We have identified a new material weakness surrounding the classification of the SPA Warrants, which were previously recorded as equity. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls.

In 2021, we identified a material weakness in our internal control over financial reporting, such that there was a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. To address this material weakness, we engaged a technical accounting and financial reporting consulting firm to assist the company with (i) our financial accounting close, (ii) the application of technical accounting literature, (iii) the preparation of our financial statements, and (iv) the independent audit of our financial statements. We hired additional personnel in the third and fourth quarters of 2022 to supplement our accounting and financial reporting staff to remediate this weakness in our internal controls. We are also strengthening internal control over financial reporting by implementing an enterprise resource planning system (“ERP”), a software used to automate business processes, containing workflows and business rules that ensure process is followed by approved policies, roles, and procedures. We expect to complete the final phases of the ERP implementation by the end of the fourth quarter of 2023. The resulting fully integrated ERP system will enhance financial reporting and transactional interfaces.

As a result of the Company’s efforts, the previously identified material weakness, described above, has since been remediated and downgraded to a significant deficiency. In addition to the steps already taken, we plan to continue to devote significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate, research and understand the complexities of proposed accounting standards that apply to our consolidated financial statements. These include providing enhanced access to accounting literature, research materials and documents, increasing communication among our personnel, hiring additional technical accounting resources, and engaging third-party professionals with whom we will consult regarding complex accounting standards. The elements of our continued remediation plan can only be accomplished over time, and we can offer no assurances that these initiatives will ultimately have all or some of the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Common Stock is listed, the SEC or other regulatory authorities. In either case, that could result in a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading of our Common Stock.

As identified in our amended quarterly report on form 10-Q/A for the period ended September 30, 2022, we identified a material weakness surrounding the classification of the SPA Warrants, which were previously recorded as equity. See Item 9A. Controls and Procedures — Identified Material Weakness as of September 2022 and Item 9A. Controls and Procedures — Remediation Plan. As a result of this material weakness, Nauticus’ management concluded that our internal control over financial reporting was not effective as of December 31, 2022.

We expect to incur ongoing significant costs to meet the corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC, and the requirements of NASDAQ, with which we were not required to comply as a private company. Complying with these statutes, regulations, and requirements will occupy a significant amount of our Board’s and management’s time and will significantly increase costs and expenses.

We can give no assurances that going forward, the measures we plan to take in the future will remediate any additional material weaknesses or restatements of financial results will not arise in the future due to failure to implement and maintain adequate control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair preparation and presentation of our consolidated financial statements.

For more information, please see the risk factor entitled “If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.”

Almost all of our revenues in 2020, 2021, and 2022 were derived from three customers. A substantial portion of our current revenue is generated by sales to government entities, which are subject to a number of uncertainties, challenges, and risks.

We currently have a limited number of customers. For the year ended December 31, 2022, sales to two customers accounted for 95% of total revenue, and the total balance due from these customers made up 82% of accounts receivable as of December 31, 2022. For the year ended December 31, 2021, sales to one customer accounted for 89% of total revenue, and the total balance due from this customer made up 82% of accounts receivable as of December 31, 2021. Due to our limited number of customers, the breach, cancellation, or amendment of any sales agreement with our current or future customers may have an outsized effect on our revenue, cash on hand, and profitability. In addition, we may have an increased interest in accepting less favorable terms of any amendment as a result.

The total balances due from these customers as of December 31, 2020 made up 100% of accounts receivable. Sales to government entities are subject to a number of risks. Selling to government entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. In the event that we are successful in being awarded further government contracts, such awards may be subject to appeals, disputes, or litigation, including, but not limited to, bid protests by unsuccessful bidders. Government demand and payment for our solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions. Government entities may have statutory, contractual, or other legal rights to terminate our contracts for convenience or default. For purchases by the U.S. federal government, the government may require certain products to be manufactured in the United States and other high-cost manufacturing locations, and we or any third-party manufacturers may not manufacture all products in locations that meet government requirements, and as a result, our business and results of operations may suffer.

As a government contractor or subcontractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to non-ordinary course audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling our products to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from government contracting or subcontracting for a period of time or indefinitely. Any such damages, penalties, disruption, or limitation in our ability to do business with a government would adversely impact, and could have a material adverse effect on, our business, prospects, financial condition, and operating results.

If we fail to effectively manage our growth, we may not be able to design, develop, manufacture, market, and launch new generations of our robotic systems successfully.

We intend to invest significantly in order to expand our business. Any failure to manage our growth effectively could materially and adversely affect our business, prospects, financial condition, and operating results. We intend to expand our operations significantly. We expect our expansion to include:

●	expanding the management, engineering, and product teams;

●	identifying and recruiting individuals with the appropriate relevant experience;

●	hiring and training new personnel;

●	launching commercialization of new products and services;

●	forecasting production and revenue and implementing ERP systems;

●	entering into relationships with one or more third-party design-for-manufacturing partners and third-party manufacturers and/or expanding our internal manufacturing capabilities;

●	controlling expenses and investments in anticipation of expanded operations;

●	carrying out acquisitions and entering into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships;

●	expanding and enhancing internal information technology, safety, and security systems;

●	establishing or expanding sales, customer service and maintenance and servicing facilities;

●	conducting demonstrations of ocean robotic systems;

●	entering into agreements with suppliers and service providers; and

●	implementing and enhancing administrative infrastructure, systems, and processes.

Should achieved market penetration warrant, we intend to continue to hire a significant number of additional personnel, including engineers, design and production personnel and service technicians for our ocean robotic systems and services. Because of the innovative nature of our technology, individuals with the necessary experience may not be available to hire, and as a result, we will need to expend significant time and expense to recruit and retain experienced employees and appropriately train any newly hired employees. Competition for individuals with experience designing, producing, and servicing dexterous ocean robots and their software is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, prospects, financial condition and operating results.

Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

We are an ocean robotics and services company, with limited experience commercializing our products and services. The projected financial and operating information appearing elsewhere in this prospectus reflects estimates of future performance and is based on multiple financial, technical, and operational assumptions, including the hiring of additional skilled personnel in a timely manner to support continued development and commercialization of the core products; the timing of commercial launch of our ocean robotic systems; the level of demand for our ocean robotic systems; the performance of our ocean robotic systems; the utilization of the ocean robot fleet; the commercial interest in the RaaS subscription model; the useable life of the ocean robotic systems; the cost of manufacturing; the cost and availability of adequate supply of components; the nature and length of the sales cycle; and the costs of maintenance and servicing and refurbishing of our ocean robotic systems. However, given our limited commercial experience, it is likely that many of these assumptions will prove incorrect. The projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” Whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of other factors, many of which are outside our control, including, but not limited to:

●	whether we can obtain sufficient capital to sustain and grow our business;

●	our ability to manage our growth;

●	the contractual terms of one or more agreements with third-party manufacturers;

●	whether we can manage relationships with key suppliers and partners;

●	the timing and costs of the required marketing and promotional efforts;

●	the timing and cost of each sale or RaaS subscription;

●	whether customers and their employees will adopt the ocean robotic systems offered by us;

●	the timing required and success of customer testing of our technology;

●	competition, including from established and future competitors;

●	our ability to retain existing key management, to attract additional leaders, to integrate recent hires and to attract, retain and motivate qualified personnel, including engineers, design and production personnel, and service technicians;

●	the overall strength and stability of domestic and international economies;

●	demand for currently available and future ocean robots;

●	regulatory, legislative, and political changes; and

●	customer requirements and preferences.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could cause us to fail to meet our operating and financial projections and could materially and adversely affect our business, prospects, financial condition and operating results.

We rely on third-party manufacturers/suppliers and expect to continue to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of our products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We rely, and expect to continue to rely, on third-party manufacturers/suppliers. This reliance on third-party manufacturers/suppliers increases the risk that we will not have sufficient quantities of our products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts. Additionally, we may be unable to establish or continue any agreements with third-party manufacturers/suppliers, on acceptable terms or at all. Even if we are able to establish agreements with third-party manufacturers/suppliers, reliance on third-party manufacturers/suppliers entails additional risks, including:

●	failure of third-party manufacturers/suppliers to comply with regulatory requirements and maintain quality assurance;

●	breach of the manufacturing/supply agreement by the third party;

●	failure to manufacture/supply our product according to our specifications;

●	failure to manufacture/supply our product according to our schedule or at all;

●	misappropriation of our proprietary information, including our trade secrets and know-how; and

●	termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

If our current or future third-party manufacturers/suppliers cannot perform as agreed, we may be required to replace such manufacturers/suppliers and we may be unable to replace them on a timely basis or at all. Our current and anticipated future dependence upon third-party manufacturers/suppliers may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

The wide-scale commercial RaaS launch of our fleet, Aquanaut and Hydronaut, may be delayed beyond the end of 2023.

We expect to commercially launch our RaaS business model to the public at large in late 2023 or beyond. A delay in the delivery and readiness of our core product, Aquanaut, due to the factors mentioned below would also delay the generation of revenue through the RaaS business model. Both Aquanaut and the subsequent RaaS revenue stream may be delayed if the risks mentioned herein are not mitigated. Among the significant current challenges that could delay the commercial launch are as follows:

●	The COVID-19 pandemic and general labor shortages of qualified applicants have affected and may continue to affect our ability to recruit skilled employees to join our team, negatively affecting the commercial launch timeline.

●	We and our suppliers are currently experiencing increases in cost of and an interruption in the supply and shortage of materials. Due to the nature of our products, each unit contains several major subsystem components. Difficulty securing any components and materials could result in delays in the production of these platforms, which delays could be compounded if components or units require redesign.

●	Delays in the production of Aquanaut or Hydronaut due to these challenges also affect negotiations with third-party contract manufacturers, as such negotiations are more complicated if the units and/or components are undergoing improvements. If we are unable to enter into definitive agreements or are only able to do so on terms that are less commercially favorable to us, we may need to enhance our own manufacturing and production capabilities, which may impact our operating expenditures and profitability.

We have limited experience commercializing our products at a large scale and may not be able to do so efficiently or effectively.

Although we have sold products to a limited number of individual customers in the past, we have limited experience commercializing ocean robotic systems at a large scale and may not be able to do so efficiently or effectively. A key element of our long-term business strategy is the continued growth in sales, marketing, training, customer service and maintenance and servicing operations, including hiring personnel with the necessary experience. Managing and maintaining these operations is expensive and time-consuming, and an inability to leverage such an organization effectively or at all could inhibit potential sales or subscriptions and the penetration and adoption of our products into new markets. In addition, certain decisions we make regarding staffing in these areas in our efforts to maintain an adequate spending levels could have unintended negative effects on our revenues, such as the weakening of our sales, marketing and maintenance and servicing infrastructures or lowering the quality of our customer service.

Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We will require significant capital to operate our business and fund our capital expenditures for the next several years. While we expect that we will have sufficient capital to fund our currently planned operations, it is possible that we will need to raise additional capital to fund our business, including to finance ongoing research and development costs, manufacturing, any significant unplanned or accelerated expenses, and new strategic alliances or acquisitions. The fact that we have limited experience commercializing our ocean robotic systems on a large scale, coupled with the fact that our products represent a new product category in the commercial and industrial ocean robotic market, means we have limited historical data on the demand for our robotic systems. In addition, we expect our capital expenditures to continue to be significant in the foreseeable future as we continue generational improvements for our commercial products, and that our level of capital expenditures will be significantly affected by customer demand for our ocean robotic systems. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and/or our ability to pay dividends.

If we cannot raise additional funds when we need or want them, our operations and prospects could be negatively affected.

We may be unable to raise additional capital needed to fund and grow our business.

We may not be able to increase our capital resources by engaging in additional debt or equity financings. Even if we complete such financings, they may not be on favorable terms. These circumstances could materially and adversely affect our financial results and impair our ability to achieve our business objectives. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our stockholders.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our business, financial condition, and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect domestic and international financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation as receiver. Although we did not have any cash or cash equivalent balances on deposit with Silicon Valley Bank, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or fulfill our financial or other obligations, or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse effects on our liquidity and our current and/or projected business operations, financial condition and results of operations.

Our products and services are disruptive to the ocean services industries, and important assumptions about the market demand, pricing, adoption rates and sales cycles with respect to our current and future products and services may be inaccurate.

Our core offering, a surface vessel and tetherless subsea robot pair, presents a new service paradigm in the ocean services markets, which are currently dominated by conventional, tethered devices with large surface vessels. The market demand for and adoption of our offering is unproven, and important assumptions about the characteristics of targeted markets, pricing, and sales cycles may be inaccurate. Although we have engaged in ongoing dialogue with potential customers, we have few binding commitments to purchase products and services and no hard commitments to enter into RaaS subscriptions. Existing or new regulatory or safety standards, or resistance by customer employees and labor unions, all of which are outside of our control, could cause delays or otherwise impair adoption of these new technologies, which will adversely affect our growth, financial position, and prospects. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets we expect to target. If one or more of the targeted markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be fully developed into commercial products. As a result, the financial projections in this prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results because of the risks included in this “Risk Factors” section, among others. If demand does not develop as expected or if we cannot accurately forecast pricing, adoption rates and sales cycles of our products, our business, results of operations and financial condition will be adversely affected.

With our service offering still being commercialized on a large scale, we have limited current customers and no hard contracts for the RaaS offering, and there is no assurance that expected customer demand will result in binding orders or subscriptions.

We expect to launch our core RaaS offering in late 2023 or beyond. This evaluation is based on the time to complete production of the initial commercial RaaS fleet. With the initial fleet still under production, we have no binding commitments for our RaaS offering. At present, we have contracts for delivery of pre-production units with U.S. government customers, and we also have had, and currently have, revenue-generating contracts with both commercial and U.S. government customers. Pre-production means that the unit that has not gone through a subsequent design evolution for mass production (defined as tens of units per year). Although we have engaged in dialogue (i.e., MOUs) with potential customers about their interest in our offering, there is no assurance that expected customer trials and discussions will result in binding commitments. There may be variability in the customer testing time that will be required to adopt our RaaS offering. As such, customer testing may last longer than anticipated, and we may not be able to provide such testing to the satisfaction of prospective customers, which could result in longer sales cycles and lower subscription revenue than anticipated. In addition, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our ocean robotic systems, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors, including those that are largely outside of our control, such as our limited commercial experience, customer unfamiliarity with our products, any delays in scaling production, inability of delivery and service operations to meet demand, competition and uncertainty regarding the future of ocean robotics. If we do not receive a sufficient number of binding orders for our products or RaaS subscriptions, our business, prospects, financial condition and operating results could be materially and adversely affected.

The benefits of our products to customers and projected return on investment have not been substantiated through long-term trials or use.

Our core products’ benefits to customers and projected return on investment have not been substantiated through long-term trials or use. We currently have a limited frame of reference for evaluating the performance of our ocean robotic systems upon which our business prospects depend. There can be no assurance that such units will provide the expected benefit to customers. Our ocean robotic systems may not perform consistently with customers’ expectations or consistently with other robotics products that may become available. Any failure of our robotic systems and software to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results. Additionally, problems and defects experienced by competitors or others in the ocean robotics market could, by association, have a negative impact on perception and customer demand for our ocean robotic systems.

We may fail to attract or retain customers for our RaaS business model at sufficient rates or at all.

We have limited experience commercializing our RaaS business model and may not be able to do so efficiently or effectively. Although we have engaged in ongoing dialogue with potential future customers, there are currently no binding commitments with commercial customers to enter into RaaS agreements with respect to our ocean services. To grow our customer base, we must achieve binding commitments from expected customers and add new customers, which we may not be able to do in sufficient numbers or at all. Even if we are able to attract customers, these customers may not maintain a high level of commitment to our products and services. In addition, we will incur marketing, sales or other expenses, including referral fees, to attract new customers, which will offset revenues from such customers. For these and other reasons, we could fail to achieve revenue growth, which could adversely affect our results of operations, prospects and financial condition.

If customers or their employees do not perceive our product and service offerings to be of value, we may not be able to attract and retain customers and customers may fail to purchase additional units or renew their RaaS subscriptions. If our efforts to satisfy and retain our existing customers are not successful, we may not be able to attract customers, and as a result, our ability to maintain and/or grow our business will be adversely affected. Customers may fail to purchase additional units or cancel their subscriptions/contracts with us for many reasons, including inadequate customer service or maintenance and servicing issues that are not satisfactorily resolved. Customer retention will also be largely dependent on the quality and effectiveness of our customer service and maintenance and servicing operations, which may be handled internally by our personnel and also by third-party service providers. Outsourcing of certain customer service and claims administration or maintenance and servicing functions may reduce our ability to ensure consistency in our overall customer service processes. If we are unable to successfully retain existing customers and attract new customers, our business, prospects, financial condition and operating results will be adversely affected.

Even if we successfully market our products and services, the purchase or subscription, adoption and use of the products and services may be materially and negatively impacted if our customers resist the use and adoption of the products and services.

We have designed and developed our robotic systems with the goal of reducing operating costs and greenhouse gases via smaller surface vessels and all-electric robot subsystems. Even if we successfully market our products and services to customers, the purchase or subscription, adoption and use of the products and services may be materially and negatively impacted if our customers resist or delay their use and adoption our novel technology products and service offerings. Customers may resist or delay the adoption of our products and services for several reasons, including lack of confidence in autonomous and semi-autonomous ocean vehicles. We will spend significant time and resources on beta units of our Aquanaut for customer testing. If our customers resist or delay adoption of our ocean robotic platforms, our business, prospects, financial condition and operating results will be materially and adversely affected.

Our RaaS subscription model (planned for future commercial services but yet to be implemented) has yet to be tested and may fail to gain commercial acceptance.

Our ability to derive revenue from our products depends on our ability to successfully market our products and develop a network of ongoing customers for our new RaaS revenue model. Investors should be aware of the difficulties normally encountered by a new business model, many of which are beyond our control, including substantial risks and expenses while establishing or entering new markets, setting up operations and undertaking marketing activities. There can be no assurance that customers will perceive benefits to the RaaS subscription model.

Because we will continue to own units while they are used by the customers, we will be subject to risks associated with ongoing ownership of the units, including the risks of deterioration, damage or theft and higher maintenance and servicing costs. All of these could result in higher costs to us and could lead to customer dissatisfaction. The likelihood of our success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our RaaS business model will prove successful.

If we are successful in commercializing our products and services, our revenue will be concentrated in a limited number of models for the foreseeable future.

If we are successful in commercializing our products and services, our revenue will be concentrated in a limited number of models for the foreseeable future. We launched the Aquanaut platform in 2021 and expect to launch the commercial production versions of the Aquanaut robotic system under the RaaS business model in late 2023 or 2024. Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors. Such challenges may result in the delay of the anticipated commercial launch of one or more of the products and services, which would adversely affect our financial and operating results. To the extent our products and services do not meet customer expectations, or cannot be completed or manufactured or delivered on their projected timelines and in line with cost and volume targets, our future sales and operating results may be adversely affected. Given that for the foreseeable future our business will depend on a limited number of product models, to the extent a particular product model is not well-received by the market, our revenue could be materially and adversely affected. This could have a material adverse effect on our business, prospects, financial condition and operating results.

We may not be able to complete or enhance our product and service offerings through our research and development efforts.

To commercially launch the RaaS business model, we will need to continue to advance and evolve our products in response to the evolving demands of our customers in the various industries we expect to serve. We expect to launch a newer version of the Aquanaut, a mobile subsea robotic system, in 2023, which will require significant additional expenses, and we may not be successful in commercializing or marketing the associated products and services at all or within the currently expected timeline.

In addition, notwithstanding our market research efforts, our future products and services may not be accepted by customers or their employees. The success of any proposed product and service offerings will depend on numerous factors, including our ability to:

●	attract, recruit and retain qualified personnel, including engineers, design and production personnel and service technicians;

●	identify the preferred product and service features in multiple industries, such as offshore wind energy, defense, and subsea oil and gas and successfully incorporate those features into our products;

●	develop and introduce in a timely manner proposed products and services of sufficient quality and in sufficient quantities;

●	adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third parties; and

●	demonstrate the cost savings and efficacy of our products and services.

We have managed and expect to continue to manage our product development efforts through the development of alpha units, beta units, and commercial units. If we fail to adequately communicate to customers the improvements that are expected from one development stage to the next, or if customer feedback from one development stage is not adequately reflected in the next, customers may not be persuaded of the value of our products and services. If we fail to generate demand by developing products that incorporate features desired by customers, we may fail to generate RaaS subscriptions sufficient to achieve or maintain profitability. We have in the past experienced, and may in the future experience, delays in various phases of product development, including during research and development, manufacturing, limited release testing, marketing and customer education efforts. Further, delays in product development would postpone demonstrations and customer testing, which are important opportunities for customer engagement, and cause us to miss expected timelines. Such delays could cause customers to delay or forgo purchases of or subscriptions to our products and services, or to purchase or subscribe for competitors’ products and services. Even if we can successfully develop proposed products when anticipated, these products and their related services may not produce revenue in excess of the costs of development and service, and they may be quickly rendered obsolete by changing customer preferences or the introduction by competitors of products and services embodying new technologies or features. If we are unable to successfully manage our product development and communications with customers, customers may choose to not adopt, to cancel or to not renew RaaS subscriptions, which would adversely affect our business, prospects, financial condition, and operating results.

Defects, glitches, or malfunctions in our products or the software that operates them, failure of our products to perform as expected, connectivity issues or operator errors could result in product recalls, lower than expected return on investment for customers, and could cause harm to operators and significant safety concerns, each of which could adversely affect our results of operations, financial condition and our reputation.

The design, manufacture, and marketing of our products involve certain inherent risks. Manufacturing or design defects, glitches, malfunctions, connectivity issues between the central processing unit and peripheral vehicle subsystems, unanticipated use of our robotic systems, operator errors or inadequate disclosure of risks relating to the use of ocean robotic systems, among other things, can lead to injury, property damage or other adverse events. We conduct extensive testing of our units, in some instances in collaboration with our customers, to ensure that any such issues can be identified and addressed in advance of commercial launch of the products. However, there can be no assurance that we will be able to identify all such issues or that, if identified, efforts to address them will be effective in all cases.

In addition, if the manufacturing of our products is outsourced, we may not be aware of manufacturing defects that could occur. Such adverse events could lead to unexpected failures in our products and could result, in certain cases, in the removal of our products from the market. A product recall could result in significant costs. To the extent any manufacturing defect occurs, our agreement with the third-party manufacturer may contain a limitation on the third-party manufacturer’s liability, and therefore we could be required to incur the majority of related costs. Product defects or recalls could also result in negative publicity, damage to our reputation or, in the event of regulatory developments, delays in new product acceptance.

Our products incorporate sophisticated computer software. Complex software frequently contains errors, especially when first introduced. Our software may experience errors or performance problems in the future. If any part of our products’ hardware or software were to fail, the service mission could be compromised. Additionally, users may not use our products in accordance with safety protocols and training, which could amplify the risk of failure. Customers or other users also may fail to install updates and fixes to the software for several reasons, including poor connectivity or inattention. Any such occurrence could cause delays in the market acceptance of our products, damage to our reputation, or result in product recalls, increased service and warranty costs, product liability claims and loss of revenue relating to such hardware or software defects.

We anticipate that, as part of our ordinary course of business, we may be subject to product liability claims alleging defects in the design or manufacture of our products. A product liability claim, regardless of our merit or eventual outcome, could result in significant legal defense costs and high punitive damage payments. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or adequate amounts.

Even if our products perform properly and are used as intended, if operators sustain any injuries while using our products, we could be exposed to liability and our results of operations, financial condition, and reputation may be adversely affected.

Our products contain complex technology and must be used as designed and intended in order to operate safely and effectively. While we expect to develop a training, customer service and maintenance and servicing infrastructure to ensure users are equipped to operate our products in a safe manner, we cannot be sure that the products will ultimately be used as designed and intended. In addition, we cannot be sure that we will be able to predict all the ways in which use or misuse of the products can lead to injury or damage to property, and our training resources may not be successful at preventing all incidents. If operators were to sustain any injuries or cause any damage to property while using our products, in a manner consistent with our training and instructions or otherwise, we could be exposed to liability and our results of operations, financial condition and reputation may be adversely affected.

We have no experience maintaining or servicing our products at a large scale.

Under the RaaS subscription (planned for future commercial services but yet to be implemented) or conventional service contract model, we will be responsible for maintenance and servicing of our products. However, we have no experience providing maintenance and servicing on a global scale. We may elect to partner with one or more third parties to perform some or all of the servicing and maintenance on our products, but there can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party provider. Although such servicing partners may have experience in servicing complex machinery, they will initially have limited experience in servicing our ocean vehicles. If we are unable or elect not to enter into a partnership with third parties to perform maintenance and servicing, we would be required to provide such services directly, which would significantly increase our capital expenditures and personnel costs. We would also be required to recruit and train employees to provide these services and we may not be able to attract persons with the necessary knowledge or experience to provide these services. Delays in implementing a maintenance and servicing infrastructure may significantly delay new RaaS subscriptions due to less than expected maintenance and servicing capacity.

In addition, there can be no assurance that our service and maintenance arrangements will adequately address the service and maintenance requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of robotic systems we deliver increases. Even if we and our servicing partners have the sufficient resources and experience needed, we or they still may not adequately service or maintain the units. If we are unable to, directly or through third-party partners, roll out and establish a widespread service network, including on-site services, customer satisfaction could be adversely affected, which in turn could materially and adversely affect our reputation and thus our sales, results of operations and prospects.

Our customers will also depend on our customer support team to resolve technical and operational issues relating to the integrated software underlying our ocean robotic systems. In addition, the RaaS subscription model will require us to cover costs relating to servicing and maintenance of the robotic systems. Customer behavior and usage may result in higher than expected maintenance and repair costs. Moreover, if RaaS customers do not pay the subscription fee while the units are out of service, there could be an adverse impact on our financial condition and operating results.

As we continue to grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our operating results. If we are unable to successfully address the service requirements of our customers or if there is a market perception that we do not maintain high-quality support, we may be subject to claims from our customers, including loss of revenue or damages, and our business, prospects, financial condition and operating results may be materially and adversely affected.

Our ability to manufacture products of sufficient quality on schedule is unproven, and delays in the design, production and launch of our products could harm our business, prospects, financial condition and operating results.

Our future business depends in large part on our ability to execute our plans to design, develop, manufacture, market, deploy and service our products. We intend to increasingly outsource the manufacturing of our ocean robotic systems to one or more third-party manufacturing partners. While this arrangement may lower operating costs, it also reduces our direct control over production and manufacturing. Such diminished control may have an adverse effect on the quality or quantity of our units, or our flexibility to respond to changing conditions.

Further, we plan to continue to retain third-party vendors and service providers to engineer, design and test some of the critical systems and components of our units. While this allows us to draw from such third parties’ industry knowledge and expertise, there can be no assurance such systems and components will be successfully developed to our specifications or delivered in a timely manner to meet our program timing requirements.

Our continued development and manufacturing of our commercially available robotic system, Aquanaut, and of future models of our products, including Argonaut, are and will be subject to risks, including with respect to:

●	costs to be incurred by us and/or any third-party manufacturing partners in meeting our specifications and design tolerances;

●	the ongoing effects of the COVID-19 pandemic or other pandemics, epidemics or outbreaks;

●	hiring and retaining a sufficient number of qualified employees, which are challenges that have contributed to us being historically understaffed;

●	long- and short-term durability of our ocean robotic systems to withstand day-to-day wear and tear;

●	delays in delivery of final systems and components by our suppliers;

●	manufacturing of robotic systems units in excess of demand due to contractual requirements or unexpected changes in demand;

●	shifts in demand for future models;

●	quality controls, particularly as we plan to expand our production capabilities;

●	delays or disruptions in our supply chain, or the need to order supplies in excess of demand due to batch number requirements or price thresholds;

●	work stoppages, labor strikes and other labor disputes or shortages affecting us or our suppliers, third-party manufacturers and other partners; and

●	other delays and cost overruns.

We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

We may seek to enter into strategic alliances, joint ventures, minority equity investments, acquisitions, collaborations and in-license arrangements. There is no guarantee that any of these partnerships or acquisitions would lead to any binding agreements or lasting or successful business relationships with third parties. If any of these relationships are established, they may subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new relationships, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to identify or secure suitable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition and operating results could be materially adversely affected.

When appropriate opportunities arise, we have in the past, and may in the future, acquire additional assets, products, technologies or businesses that are complementary to our existing business. From time to time, the sellers of these assets, products and technologies or businesses may retain limited rights to the technology that they sell to us, which in some circumstances could allow the sellers to compete with us in a limited fashion. In addition to possible stockholder approval, we may need to obtain approvals and licenses from relevant government authorities and will be required to comply with any applicable laws and regulations in connection with consummating proposed acquisitions, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations and financial results. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We are highly dependent on the services of our senior management and other key employees and if we are unable to attract and retain a sufficient number of qualified employees, our ability to design, manufacture and launch our products, operate our business and compete could be harmed.

Our success depends, in part, on our ability to retain our key personnel. We expect that we will be required to increase compensation levels of senior management and key employees to remain competitive with our peers. The unexpected loss of or failure to retain one or more of our senior managers or other key employees could delay product development and require outsourcing to third parties, each of which in turn could adversely affect our business. Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our business strategy. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.

Our management as a group has limited experience in operating a public company.

Our management team may not successfully or effectively manage our ongoing transition to a public company, which is subject to significant regulatory oversight and reporting obligations under federal securities laws. Our executive officers as a group have limited experience in the management of a publicly traded company. Management’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that an increasing amount of our management’s time may be devoted to these activities, thereby resulting in less time being devoted to the management and growth of the Company. We will need to recruit additional persons to join our management team in order to handle the increased demands of running a public company, but our efforts may not be successful. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Any failure by our management team to perform as expected may have a material adverse effect on our business, prospects, financial condition, and operating results.

We will continue to incur significant expenses and administrative burdens as a public company.

We will continue to incur significant legal, accounting and other expenses that Legacy Nauticus did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to continue devoting a substantial amount of time to these compliance initiatives. We may need to hire additional personnel to support our operations as a public company, which will increase our operating costs in future periods. Moreover, our compliance with these rules and regulations has to date, and may in the future, involve substantially increased legal and financial costs in addition to certain activities being more time-consuming and costly. The increased costs have and may further increase our net loss. We cannot accurately predict or estimate the amount or timing of additional costs we may incur in connection with being a public company. The impact of being a public company could also make it more difficult for us to attract and retain qualified persons to serve on our Board or on committees of our Board or as executive officers. Such increased expenses and administrative burdens involved in operating as a public company could have a material adverse effect on our business, prospects, financial condition, and operating results.

Residual or further effects of the COVID-19 pandemic or the effects of another pandemic, epidemic or outbreak of an infectious disease may materially and adversely impact our business, prospects, financial condition and operating results.

The global spread of COVID-19 and its variants such as the omicron variant created significant market volatility and economic uncertainty and disruption during 2021 and continuing into 2022. We were adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. We have experienced and may continue to experience disruptions in our supply chain, due in part to the global impact of the COVID-19 pandemic. Depending upon the duration and extent of the residual or any further effects of the COVID-19 pandemic, including any additional associated business interruptions, our customers, suppliers, manufacturers and partners may suspend or delay their engagements with us, which could result in a material adverse effect on our financial condition and ability to meet current timelines. In addition, the COVID-19 pandemic has affected and may continue to affect our ability to recruit skilled employees to join our team. The conditions caused by the COVID-19 pandemic have adversely affected and may continue to adversely affect, among other things, demand for our products and the ability to test and assess our robotic systems with potential customers, any of which, in turn, has adversely affected and may in the future adversely affect our business, results of operations and financial condition. Any further or future impacts of COVID-19 or of another pandemic, epidemic or outbreak of an infectious disease cannot be accurately predicted at this time, and the ultimate direct and indirect impacts on our business, results of operations and financial condition will depend on future developments that are highly uncertain.

The ongoing military action between Russia and Ukraine could adversely affect our business, financial condition and operating results.

On February 24, 2022, Russian military forces launched a military action in Ukraine, and sustained conflict and disruption in the region are likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in consumer or purchaser preferences as well as increases in cyberattacks and espionage.

Russia’s recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military action against Ukraine have led to an unprecedented expansion of sanction programs imposed by the United States, the European Union, the United Kingdom, Canada, Switzerland, Japan and other countries against Russia, Belarus, the Crimea Region of Ukraine, the self-proclaimed Donetsk People’s Republic and the self-proclaimed Luhansk People’s Republic, including, among others:

●	blocking sanctions against some of the largest state-owned and private Russian financial institutions (and their subsequent removal from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system) and certain Russian businesses, some of which have significant financial and trade ties to the European Union;

●	blocking sanctions against Russian and Belarusian individuals, including the Russian President, other politicians and those with government connections or involved in Russian military activities; and

●	blocking of Russia’s foreign currency reserves as well as expansion of sectoral sanctions and export and trade restrictions, limitations on investments and access to capital markets and bans on various Russian imports.

While we do not currently have operations in Ukraine, Russia or Belarus, we are nevertheless actively monitoring the situation in Ukraine and assessing its impact on our business, including our business partners and customers. To date we have not experienced any material interruptions in our infrastructure, supplies, technology systems or networks needed to support our operations. We have no way to predict the progress or outcome of the conflict in Ukraine or its impacts, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have substantial impact on the global economy and our business for an unknown period of time. Any of the abovementioned factors could affect our business, financial condition and operating results. Any such disruptions may also magnify the impact of other risks described herein.

We may become subject to new or changing governmental regulations relating to the design, manufacturing, marketing, distribution, servicing, or use of our products, including as a result of climate change, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market, delay our projected revenues, increase costs, or make our business unviable if we are unable to modify our products to comply.

We may become subject to new or changing international, federal, state and local regulations, including laws relating to the design, manufacturing, marketing, distribution, servicing or use of our products. Such laws and regulations may require us to pause sales and modify our products, which could result in a material adverse effect on our revenues and financial condition. Such laws and regulations can also give rise to liability such as fines and penalties, property damage, bodily injury and cleanup costs. Capital and operating expenses needed to comply with laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations. Any failure to comply with such laws or regulations could lead to withdrawal or recall of our products from the market.

Climate change laws and environmental regulations could result in increased operating costs and reduced demand for our products and services.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. These changes could directly increase the cost of energy, which may have an effect on the way we manufacture products or utilize energy to produce our products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components we use in our products. Environmental regulations may require us to reduce product energy usage, monitor and exclude an expanding list of restricted substances and participate in recovery and recycling of our products or components. We are unable to predict how any future changes will impact us and if such impacts will be material to our business.

Further, climate change laws, environmental regulations, and other similar measures may have an effect on the operating activities of our customers, which may, in turn, reduce the demand for our products and services. To the extent increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events, such events could have a material adverse effect on the Company and potentially subject the Company to further regulation.

We may experience significant delays in the design, development, production and launch of our ocean robotic systems, which could harm our business, prospects, financial condition and operating results.

Our core products, including the Argonaut, Aquanaut, Olympic Arm and ToolKITT, are currently offered through direct sales and will be offered for lease through RaaS when available, we expect that the nature of these products will require continuous improvements and further testing throughout their product and generational lifecycles in order to innovate and develop these products fully. Deliveries of the Aquanaut for commercial customer use are not expected to begin until the third quarter of 2023, and may occur later or not at all. Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors. Any delay in the design, development, production and release of our products could materially damage our brand, business, prospects, financial condition and operating results. We may experience delays in the design, development, production and release of new products, including due to integration, safety and performance issues. To the extent we delay the commercial launch of our ocean robotic systems, our growth prospects and operating results will likely be adversely affected.

We have no experience to date in high volume manufacturing of our products, nor do we have the facility, employees, or equipment needed to manufacture our products in high volume.

We intend to continue under existing agreements and/or enter into new contracts with one or more third-party manufacturers to produce our ocean vehicles. We do not know whether our future third-party manufacturers will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply, which will enable us to meet applicable quality, price, engineering, design and production standards, as well as the production volumes required to successfully market our robotic systems. Even if we and our third-party manufacturers are successful in developing our production capability and processes and reliably sourcing our components, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors or force majeure events, or in time to meet our unit commercialization schedules or in satisfaction of the requirements of existing and potential customers.

If we are unable to enter into agreements with third-party manufacturers on acceptable terms, we will need to develop our own manufacturing and production capabilities, which would significantly increase our capital expenditures and possibly delay production of our ocean robotic systems. If this were to occur, we would need raise or borrow additional money, which may not be successful, and possibly change the anticipated pricing of our RaaS subscription model, which would adversely affect our margins and cash flows.

Any failure to develop production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, financial condition and operating results.

The period of time from initial design of our products to obtaining binding purchase commitments from customers is long and we are subject to the risk that customers who initially expressed an interest in our products during the design phase will not enter into binding commitments.

Our products contain complex technology that requires multiple years of engineering and design. Therefore, the period of time from initial design of our products to obtaining binding purchase commitments from customers is long and we are subject to the risk that customers who initially expressed an interest in our products during the design phase will not enter into binding commitments. The design of our products is significantly influenced by feedback from potential customers and reflects the needs expressed by them. As a result, adapting our products to other industries or customers may require additional design, development, testing, work and expenses. We cannot be sure that we will be able to adapt our products to reflect such feedback successfully or at all. If customers who initially expressed an interest in our proposed products, and in turn influenced the design of our products, ultimately decide to not enter into binding commitments or to adopt a competitor’s technology, our business, prospects, financial condition and operating results would be adversely affected.

Our ability to control costs and liabilities is dependent on developing sufficient screening criteria for our RaaS customers.

Our ability to realize revenue and reduce liability related to our RaaS subscription model (planned for future commercial services but yet to be implemented) is heavily dependent on our ability to effectively screen customers for high risk activities or environments that could result in higher costs for us. We have limited experience with our RaaS subscription model and may not be able to develop effective customer screening criteria. We may need to rely on third-party service providers to develop effective screening criteria, which will result in additional cost to us. Our screening criteria may also need to be adjusted over time to satisfy requirements under applicable law, from our insurers, lenders or from other third-party service providers. We must balance the need to develop effective screening criteria with our need to attract new customers or market to different industry segments.

Our business and prospects depend significantly on our ability to build the Nauticus brand. We may not succeed in continuing to establish, maintain and strengthen the Nauticus brand, and our brand and reputation could be harmed by negative publicity regarding us or our products.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the Nauticus brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will depend significantly on our ability to provide high quality products and engage with our customers as intended. In addition, our ability to develop, maintain and strengthen the Nauticus brand may depend on the acceptance of our products by employees of our customers. To promote our brand, we may be required to change our customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media including print media. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

In addition, if negative incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm perceptions and confidence in the Nauticus brand. Furthermore, there is the risk of potential adverse publicity related to our manufacturing or other partners whether or not such publicity is related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ products.

We are dependent on our suppliers, some of which are currently single or limited source suppliers, and the inability of these suppliers to deliver necessary components of our products at prices and volumes and with specifications and performance characteristics acceptable to us, could have a material adverse effect on our business, prospects, financial condition and operating results. We have not yet identified all of the suppliers that we are likely to rely on to support future commercialization of our core products.

We rely on third-party suppliers for the provision and development of many of the key components and materials used in our products. We have not yet identified all of the suppliers, contractors and other third parties that we are likely to rely on to support future commercialization of our core products. While we plan to obtain components from multiple sources whenever possible, some of the components used in our products may have to be purchased by us from a single source. If our third-party suppliers are unable to supply key components and materials at the required volume, our sales, revenues and profitability will likely be adversely affected. Our third-party suppliers may also not be able to meet the specifications and performance characteristics required by us, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may be unable to obtain or maintain required certifications relating to their products that we currently or may in the future use, or unable to provide warranties that are necessary for our solutions. If we are unable to obtain components and materials used in our products from our suppliers, our business would be adversely affected.

We have less negotiating leverage with suppliers than larger and more established companies and may not be able to obtain favorable pricing and other terms. For example, agreements with suppliers may include terms that are unfavorable to us, such as requirements that we order components or manufactured units in excess of our demand due to batch number requirements or price thresholds. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short-term, or at all, at prices or quality levels that are favorable to us, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Moreover, we and our suppliers are currently experiencing increases in the cost of, and an interruption in, the supply or shortage of materials. It is unclear how long these challenges will remain. Due to the complexity of our products, each unit is expected to contain several thousand components. Difficulty securing any components and materials could result in delays in the development of these core products, which delays could be compounded if components or units require redesign or reengineering. Any sustained or further supply interruptions or shortages could therefore prevent or delay the commercialization of our products and materially and negatively impact our business, prospects, financial condition and operating results. We and our suppliers use various materials in our respective businesses and products, including, for example, semiconductor chips, energy storage materials, commodity materials and specialty metal alloys, and the prices for these materials fluctuate. The available supply of some of these materials and components is currently and may continue to be unstable, depending on market conditions and global demand, and could adversely affect our business and operating results. Risks relating to our supply chain include:

●	“Buy American” or other similar requirements that may be imposed on government contractors;

●	an increase in the cost, or decrease in the available supply, of semiconductor chips, electrical components, commodity materials and specialty alloys;

●	disruption in the supply of lithium-ion batteries due to quality issues or recalls; and

●	fluctuations in the value of any foreign currencies in which manufactured parts, commercial components and related raw material purchases are or may be denominated against the U.S. dollar.

Our business is also dependent on the continued supply of lithium-ion battery cells. While we believe several sources of lithium-ion cells are available, we have to date sourced from only one supplier for our commercial production and we may have limited flexibility in changing cell suppliers once contracted. Any disruption in the supply of battery cells from such suppliers could disrupt production of our products. Furthermore, fluctuations or shortages in raw materials or components and other economic conditions may cause us to experience significant increases in freight charges and material costs. Substantial increases in the prices of materials, including prices charged to us, such as those charged by battery cell suppliers, would increase our operating costs, and could reduce our margins if the increased costs cannot be recouped through increased RaaS subscription offering or unit sales prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and therefore materially and adversely affect our brand, image, business, prospects, financial condition and operating results.

Our robotic systems use bespoke lithium-ion battery cells, which, if not appropriately handled, controlled or stored, could catch fire or vent smoke and flame.

The battery packs within our robotic systems use bespoke lithium-ion cells. If not properly handled or subjected to environmental stresses, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While these battery packs are designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of battery packs in our robotic systems could occur, which could result in bodily injury or death and could subject us to lawsuits, field actions (including product recalls), or redesign efforts, all of which would be time-consuming and expensive and could harm our brand image. Also, negative public perceptions regarding the suitability of lithium-ion cells for littoral or deep sea applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could materially and adversely affect our reputation and business, prospects, financial condition, results of operations, and cash flows.

In addition, we store lithium-ion batteries at our facilities. While we store only a limited number of such batteries at our facilities commensurate with our inventory and testing of robotic systems, any mishandling of battery cells, or any fire or other safety issue related to the cells, could disrupt our operations, and any prolonged or significant disruption would materially and adversely affect our business, prospects, financial condition, results of operations and/or cash flows. Such damage or injury could also lead to adverse publicity, regulatory action, or a safety recall. In addition, the transportation and effective storage of lithium-ion batteries is also tightly regulated by the U.S. Department of Transportation and other regulatory bodies, and any failure to comply with such regulation could result in fines, loss of permits and licenses or other regulatory consequences, which could limit our ability to manufacture and deliver our robotic systems and negatively affect our business, prospects, financial condition, results of operations, and cash flows.

Laws, regulations, and other legislative efforts related to climate change, environmental concerns, and health and safety could result in increased operating costs, reduced demand for our products and services, or the loss of future business.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. These changes could directly increase the cost of energy, which may have an effect on the way we manufacture products or utilize energy to produce our products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components we use in our products. Environmental regulations may require us to reduce product energy usage, monitor and exclude an expanding list of restricted substances and participate in recovery and recycling of our products or components. We are unable to predict how any future changes will impact us and if such impacts will be material to our business.

Further, climate change laws, environmental regulations, and other similar measures may have an effect on the operating activities of our customers, which may, in turn, reduce the demand for our products and services. To the extent increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events, such events could have a material adverse effect on the Company and potentially subject the Company to further regulation.

We must also comply with extensive government laws and regulations related to, among other things, health, safety and the environment, which govern the offshore and other areas where our robotic systems operate, including vessel and port security laws. Since we have no prior history of offshore operations, we may experience difficulties meeting the compliance standards of such laws and regulations, and our inability to do so may cause us to lose prospective business and adversely affect our financial condition and results of operations. Further, environmental, health and safety and vessel and port security laws change frequently, and we may not be able to anticipate such changes or the impact of such changes. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of governmental regulation in the future. Changes in laws or regulations concerning our offshore activities, the cost or availability of insurance, and decisions by clients, governmental agencies or other industry participants could reduce demand for our services or increase our costs of operations, which could have a negative impact on our financial position, results of operations or cash flows, but we cannot reasonably or reliably estimate that such changes will occur, when they will occur or if they will impact us.

Our transition to an outsourced manufacturing business model for our commercial products may not be successful, which could harm our ability to deliver products and recognize revenue.

We transitioned from our historical manufacturing model, in which we have primarily manufactured and assembled our products on a smaller scale at our existing Webster, Texas location, to one where we rely on one or more third-party manufacturers. We have negotiated and in the future expect to negotiate from time to time with third parties to provide contract manufacturing of our products. Moreover, we may not be able to contract with potential counterparties on commercially reasonable terms, or at all. We believe the use of third-party manufacturers will have benefits, but in the near-term, while we rely on one or more existing or new manufacturing partners, we may lose revenue and incur increased costs if they are unable to deliver our commercial units on schedule or otherwise in satisfaction of acceptable standards.

Reliance on third-party manufacturers reduces our control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. We may experience delays in shipments or issues concerning product quality, including as a result of actions (or lack thereof) taken by our third-party manufacturers. If any of our third-party manufacturers experience interruptions, delays or disruptions in supplying our products, including by reason of natural disasters, the global COVID-19 pandemic, other health epidemics and outbreaks, work stoppages or capacity constraints, our ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which we rely, thereby increasing the risk of disruption of the procurement of supplies necessary to fulfill our production requirements and meet customer demands. While we take measures to protect our trade secrets, the use of third-party manufacturers may also risk unauthorized disclosure of our innovative and proprietary technologies, which could adversely affect our business.

Additionally, if any of our future third-party manufacturers experience quality control problems in their manufacturing operations and our products do not meet customer requirements, we could be required to recall the units or cover the cost of repair or replacement of any defective products. Any such delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative effect on our operating results. In addition, such delays or issues with product quality could adversely affect our reputation and our relationship with our customers.

If any third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue manufacturing our products in required volumes or at all, our supply may be disrupted, we may be required to seek alternate manufacturers and we may be required to redesign our products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant supply chain interruptions and adversely affect our ability to meet scheduled product deliveries, which may subsequently lead to the loss of sales.

If we are unable to continue contracting with third-party manufacturing partners on terms acceptable to us, we would need to develop our own manufacturing facilities, which may not be feasible and, if feasible, would significantly increase our capital expenditures and operating expenditures, and would significantly delay or inhibit production of our robotic systems.

If we need to develop our own manufacturing and production capabilities, which may not be feasible, it would significantly increase our capital and operating expenditures and would significantly delay production of our robotic systems. This may require us to attempt to raise or borrow additional money, which may not be successful. Also, it may require us to change the anticipated pricing of our RaaS subscription offering, which would adversely affect our margins and cash flows. Any of the foregoing could adversely affect our business, prospects, financial condition and operating results. Accordingly, investors should not place undue reliance on our statements about our production plans or their feasibility in the timeframe anticipated, or at all. We may not be able to implement our business strategy in the timeframe anticipated, or at all.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and producing our commercial robotic systems and other products, establishing or expanding design, research and development, production, sales and maintenance and service facilities and building our brand. We have incurred and expect to continue incurring significant expenses which will impact our profitability, including research and development expenses, procurement costs, sales, marketing and distribution expenses as we build our brand and market our robotic systems, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company. In addition, we may incur significant costs servicing, maintaining and refurbishing our robotic ocean vehicles, and we expect that the cost to repair and service our robotic systems will increase over time as our vehicles age. Our ability to become profitable in the future will not only depend on our ability to complete the design and development of our robotic vehicles to meet projected performance metrics, identify and investigate new areas of demand and successfully market our robotic systems and RaaS subscription model, but also to sell, whether outright or through subscriptions, our ocean systems at prices needed to achieve our expected margins and control our costs, including the risks and costs associated with operating, maintaining and financing our robotic systems. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and service our robotic systems in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

We, and any third-party manufacturing partners and suppliers of ours, may rely on complex machinery for production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We, and any third-party manufacturing partners and suppliers of ours, may rely on complex machinery for the production and assembly of our robotic systems, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our facilities, and those of any third-party manufacturing partners and suppliers, consist or are expected to consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our or third-party manufacturing partners’ and suppliers’ control, such as, without limitation, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, they may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition and operating results.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our facilities or operations or those of any third-party manufacturers or suppliers could be adversely affected by events outside of our or their control, such as natural disasters, wars, health epidemics, and other calamities. Although we have servers that are hosted both onsite and at an offsite location, our backup system runs nightly, but does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.

We currently target many customers that are large corporations with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected.

We expect that many of our potential customers will be large, multinational corporations with substantial negotiating power relative to us and, in some instances, may have internal solutions that are competitive to our products. These large, multinational corporations also have significant developmental resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing binding commitments from any of these companies will require a substantial investment of our time and resources. We cannot assure you that our products will secure binding commitments from these or other companies or that we will generate meaningful revenue from the sales of our products to these key potential customers. If our products are not selected by these large corporations or if these corporations develop or acquire competitive technology, there will be an adverse effect on our business.

We operate in a competitive industry that is subject to rapid technological change, and we expect competition to increase.

Our product offerings compete in a broad competitive landscape that includes incumbent actors and emerging players in the blue technology markets, particularly companies focused on deploying ocean services with large vessels, tethered hydraulic and hybrid-electric ROVs, survey and hovering AUVs, electric platforms, remote monitoring, and other autonomy and perception technologies applied to adjacent ocean markets including autonomous shipping and subsea mining.

A breakdown of the competitive landscape by Nauticus product area is as follows:

●	Our untethered electric ocean robots and software platform compete with other tethered hydraulic and electric ROVs and AUVs for performing inspection, maintenance, repair, and physical interventions of ocean assets for sectors including offshore wind, oil & gas, aquaculture, port management, and defense and intel markets.

●	Our underlining autonomy software platform includes modern robotics and automation technologies for autonomous navigation, manipulation, data orchestration and compression, behavior and mission execution and could face additional competition from the automotive and aerospace sectors working to solve similar challenges in different markets. At the most basic level, these software platforms are similar in nature and our software could also be applied in additional markets outside of the blue technologies and ocean services space.

●	Our RaaS model (a business model planned for future commercial services but yet to be implemented) faces a multifaceted competitive landscape that not only includes long established and largely undifferentiated ocean services companies like Oceaneering International, Subsea7, and Saipem, but also other emerging companies such as Ocean Infinity and Reach Subsea which are bringing new approaches to the markets targeted by us and may evolve to a competitive stature in these markets. We also face competition from bluetech software companies like Seebyte and Greensea, and as we expand into different markets, we could face more boarder competition from autonomy software automotive companies if/as they diversify into the ocean markets like Toyota, Tesla, or Uber.

●	Our robotic platforms also compete with other unmanned vehicles manufactured or otherwise offered by companies such as Saab, Forum, and Mitsubishi and traditional automation and robotics companies like ABB and Fanuc. These companies have products that are commercially available and in development. We expect some products currently in development to become commercially available in the next few years and present a competitive threat to our products.

Our competitor base may change or expand as we continue to develop and commercialize our robotic systems in the future. The abovementioned or other competitors may develop new technologies or products that provide superior results to customers or that are less expensive than our products. Such developments could weaken the competitiveness of our technologies and products.

Our competitors may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing, manufacturing and other resources than we do, or may be more successful in attracting potential customers, employees and strategic partners. In addition, potential customers could have long-standing or contractual relationships with competitors. Potential customers may be reluctant to adopt our products, particularly if they compete with or have the potential to compete with, or diminish the need/utilization of, products or technologies supported through these existing relationships. If we are not able to compete effectively, our business, prospects, financial condition, and operating results will be negatively impacted.

In addition, because we operate in a new market, the actions of our competitors could adversely affect our business. Adverse events such as product defects or legal claims with respect to competing or similar products could cause reputational harm to the ocean robotics market on the whole and, accordingly, to our business.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand and other factors.

We expect our period-to-period financial results to vary based on our operating costs and product demand, which we anticipate will fluctuate as the pace at which we continue to design, develop and manufacture new robotic systems, increase production capacity and establish or expand design, research and development, production, sales and service facilities. Additionally, our revenues from period to period may fluctuate as we identify and investigate areas of demand, adjust volumes and add new product derivatives based on market demand and margin opportunities, develop and introduce new robotic systems or introduce existing robotic systems to new markets for the first time, as well as following the introduction of our RaaS subscription model (a business model planned for future commercial services that has yet to be implemented). As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short-term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our securities could fall substantially, either suddenly or over time.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

We expect that the requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and listing standards of Nasdaq will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the requisite timeframes, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are in the process of upgrading our finance and accounting systems to an enterprise system suitable for a public company, which if delayed could impact our ability or prevent us from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company may require costs greater than expected.

Our current controls and any new controls that we develop may be inadequate because of changes in conditions of our business. Further, weaknesses in our internal controls have been identified in connection with the preparation of financial statements for the years ended December 31, 2022 and 2021 and may be discovered in the future. During 2022, we filled positions of Senior Accountant and Accounts Receivable to remediate this weakness in our internal controls. In addition, we added a Chief Financial Officer and transitioned one contract employee to Vice President of Accounting to strengthen our internal controls and financial reporting. We are also strengthening internal control over financial reporting by implementing an ERP system, a software used to automate business processes, containing workflows and business rules that ensure process is followed by approved policies, roles, and procedures. The Company expects to complete the ERP implementation including the implementation of fixed assets and other automation considerations by second quarter 2023.

The resulting fully integrated system will enhance financial reporting and transactional interfaces. We will also add RaaS operations personnel as required following the commercial rollout of the first tranche of Aquanauts, or thereafter. Our management will make an assessment of these remediation steps and add additional staff, if necessary to remediate the weakness.

Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting which, if and when we are no longer an emerging growth company, we will be required under Section 404 of the Sarbanes-Oxley Act to include in our annual periodic reports filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and anticipate that we will continue to expend significant resources, including accounting-related costs, and significant management oversight. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase operating costs and could materially and adversely affect our ability to operate our business. If our internal controls are perceived as inadequate or if we are perceived to be unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and our stock price could decline.

Our independent registered public accounting firm currently is not and will not be required to formally attest to the effectiveness of internal control over financial reporting until after we are no longer an emerging growth company. If and once attestation reports are required by reason of us not longer being an emerging growth company, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, prospects, financial condition and operating results.

We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

We had negative cash flow from operating activities of $37.3 million and $7.5 million for the years ended December 31, 2022 and 2021, respectively. We expect to continue to have negative cash flow from operating and investing activities for the remainder of 2023. We expect to incur research and development, sales and marketing, and general and administrative expenses and make capital expenditures in our efforts to increase sales, engage in development work and ramp up operations. Our business also will at times require significant amounts of working capital to build inventory and support the growth of additional products. An inability to generate positive cash flow for the near-term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability. There can be no assurance that we will achieve positive cash flow in the near future or at all.

Our ability to use net operating loss carryforwards to offset future taxable income is subject to limitation and risk that could further limit our ability to utilize our net operating losses.

As of December 31, 2022, we had federal net operating losses (“NOLs”) of approximately $46.3 million, of which about $646,000 begin to expire in 2035 and the remainder have no expiration. Under current law, federal NOLs generated in taxable years ending after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs may be limited to 80% of our taxable income annually for tax years beginning after December 31, 2020. NOLs generated prior to December 31, 2017, however, have a 20-year carryforward period, but are not subject to the 80% limitation.

In addition, NOLs are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Under Sections 382 and 383 of the Code, these federal NOLs and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize NOLs and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our NOLs and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

We expect to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce our profitability and may never result in revenue to us.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. We plan to incur substantial, and potentially increasing, R&D costs as part of our efforts to design, develop, manufacture, and commercialize new products and enhance existing products. Our R&D expenses were $2.4 million and $3.5 million for the years ended December 31, 2022 and 2021, respectively, and are likely to grow in the future. Because we account for R&D as an operating expense, these expenditures will adversely affect our results of operations in the future. Further, our R&D program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue or become profitable.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

We may become subject to claims, litigation, disputes and other legal proceedings from time to time. We evaluate these claims, litigation, disputes and other legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Under the terms of the engagement letter between CLAQ and Cowen and Company, LLC (“Cowen”), notwithstanding Cowen’s resignation and the termination of such agreement in August 2022, we are obligated indemnify and hold harmless Cowen and its officers, directors, employees and agents from and against any losses and claims arising in any manner out of or in connection with the services that Cowen provided to us thereunder. Accordingly, if any claims, litigation, disputes or other legal proceedings are brought by third parties against Cowen in relation to the services it provided to us, we will be liable to pay for or reimburse Cowen for the losses and costs it incurs unless the losses and costs are finally judicially determined to have resulted from the gross negligence or willful misconduct of Cowen or its officers, directors, employees and agents.

The defense of any such lawsuits, even if they are unmerited and whether or not we ultimately prevail, may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations.

We are subject to evolving laws, regulations, standards, and policies and well as contractual obligations related to data privacy and security, and our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or otherwise adversely affect our business, prospects, financial condition and operating results.

We are subject to or affected by a number of U.S. federal, state and local and non-U.S. laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information, including that of our employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change, and new laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Mandatory disclosures relating to security breaches are costly, could lead to negative publicity, result in penalties, fines, or litigation, cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, California adopted the California Consumer Privacy Act (“CCPA”), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide California residents with new disclosures and new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the November 3, 2020 election. The CPRA created obligations relating to consumer data beginning on January 1, 2022, with implementing regulations adopted on May 29, 2023, and enforcement beginning May 29, 2024. The CPRA significantly modifies the CCPA, potentially resulting in further uncertainty. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose and enact similar laws. For example, Virginia has enacted the Virginia Consumer Data Protection Act, which provides for obligations similar to the CCPA, and which went into effect January 1, 2023. As we expand our operations, the CCPA, CPRA, and other laws and regulations relating to privacy and data security may increase our compliance costs and potential liability exposure. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations.

Additionally, as our international presence expands, we may become subject to new or additional obligations under laws and regulations in countries outside the United States, many of which, such as the European Union’s General Data Protection Regulation (“GDPR”) and national laws supplementing the GDPR, as well as legislation substantially implementing the GDPR in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the European Economic Area (“EEA”). The GDPR also includes significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The United Kingdom’s version of the GDPR, the UK GDPR, which it maintains along with its Data Protection Act (collectively, the “UK GDPR”), also provides for substantial penalties that, for the most serious violations, can go up to the greater of £17.5 million or 4% of a group’s worldwide turnover for the preceding financial year. Many other jurisdictions globally are considering or have enacted legislation providing for local storage of data or otherwise imposing privacy, data protection and data security obligations in connection with the collection, use and other processing of personal data.

Our privacy policy regarding our collection, processing, use and disclosure of personal information and/or other confidential information is published on our website. Although we endeavor to comply with our published policies, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance, including if our employees, contractors, service providers or vendors fail to comply with our policies and other requirements. Such failures can subject us to potential action by governmental or regulatory authorities if they are found to be deceptive, unfair, or misrepresentative of our actual practices. Any actual or perceived inability of the Company to adequately address privacy and security concerns or comply with applicable laws, rules and regulations relating to privacy, data protection or data security, or applicable privacy notices, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities. Any such claims or other proceedings could be expensive and time-consuming to defend and could result in adverse publicity. Any of the foregoing may have an adverse effect on our business, prospects, results of operations, and financial condition.

We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our products and data processed by us or third-party vendors.

Our business and operations involve the collection, storage, processing, and transmission of personal data and certain other sensitive and proprietary data of collaborators, customers, and others. Additionally, we maintain sensitive and proprietary information relating to our business, such as our own proprietary information and personal data relating to our employees. An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. We may be a target for attacks by state-sponsored actors and others designed to disrupt our operations or to attempt to gain access to our systems or to data that is processed or maintained in our business. The effects of the COVID-19 pandemic have included have increased security risks due to personnel working remotely.

We are at risk for interruptions, outages and/or breaches, as applicable, of: our operational systems, including business, financial, accounting, product development, data processing or production processes, and those of our third-party vendors or suppliers; our facility security systems, and those of our third-party vendors or suppliers; our transmission control modules or other in-product technology, and those of our third-party vendors or suppliers; the integrated software in our units; and the customer data that we process or that our third-party vendors or suppliers process on our behalf. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against a target, we may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures, and may face delays in our detection or remediation of, or other responses to, security breaches and other privacy- and security-related incidents. Such incidents could, among other things: materially disrupt our operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our units. Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect, remediate, and otherwise respond to.

We plan to include product services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance, as well as for safety and cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Such systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We intend to use our product services and functionality to log information about each unit’s use in order to aid us in diagnostics and servicing. Our customers may object to the use of this data, which may require us to implement new or modified data handling policies and mechanisms, increase our unit maintenance costs and costs associated with data processing and handling, and harm our business prospects.

Although we are in the process of implementing certain systems and processes that are designed to protect our data and systems, to the extent same are within our control, and to prevent data loss and other security breaches and security incidents, these security measures cannot guarantee security. The IT and infrastructure used in our business may be vulnerable to cyberattacks or security breaches, and third parties may be able to access data, including our personal data and other sensitive and proprietary data, as well as that of our customers, collaborators and partners, our employees’ personal data, or other sensitive and proprietary data, accessible through those systems. Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data could result in an actual or perceived privacy or security breach or other security incident.

Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production, execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies, manufacture, deploy, deliver and service our units, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors and suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Any actual or perceived security breach or security incident, or any systems outages or other disruption to systems used in our business, could interrupt our operations, result in loss or improper access to, or acquisition or disclosure of, data or a loss of intellectual property protection, harm our reputation and competitive position, reduce demand for our products, damage our relationships with customers, partners, collaborators, or others, or result in claims, regulatory investigations, and proceedings and significant legal, regulatory, and financial exposure, and any such incidents or any perception that our security measures are inadequate could lead to loss of confidence in us and harm to our reputation, any of which could adversely affect our business, financial condition, and results of operations. Any actual or perceived breach of privacy or security, or other security incident, impacting any entities with which we share or disclose data (including, for example, our third-party technology providers) could have similar effects. We expect to incur significant costs in connection with our efforts to detect and prevent privacy and security breaches and other privacy- and security-related incidents, and may face increased costs and be required to expend substantial resources in the event of an actual or perceived privacy or security breach or other security incident.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We could face criminal liability and other serious consequences for violations of such laws and regulations, which would harm our business, prospects, financial condition and operating results.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.

From time to time we have direct and indirect interactions with foreign officials, including in furtherance of sales to governmental entities in non-U.S. countries. We sometimes leverage third parties to conduct our business abroad, and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of our employees or these third parties, even if we do not explicitly authorize or have actual knowledge of such activities. The FCPA and other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, there can be no assurance that all of our employees, business partners, third-party intermediaries, representatives, and agents will not take actions in violation of our policies and/or applicable laws and regulations, and we may be ultimately held responsible for any such violations. Our liability exposure relating to potential violations of these and laws and regulations increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

Any violations of the laws and regulations described above may result in whistleblower complaints, adverse media coverage, investigations, substantial civil and criminal fines and penalties, damages, settlements, prosecution, enforcement actions, imprisonment, the loss of export or import privileges, suspension or debarment from government contracts, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences, any of which could adversely affect our business, prospects, financial condition and operating results. In addition, responding to any investigation or other proceeding would likely involve a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We are subject to governmental export and import controls and other laws and regulations that could subject us to liability in the event of noncompliance

Our products are subject to export/import control and economic sanctions laws and regulations, including the U.S. Export Administration Regulations (“EAR”), U.S. Customs and Boarder Protection regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of our robotic systems and technology must be in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible managers/employees; and, in extreme cases, the incarceration of responsible employees or managers.

Moreover, international sales of certain of our products are subject to U.S. laws, regulations and policies like the International Traffic in Arms Regulations (“ITAR”) and other export laws and regulations and may be subject to first obtaining licenses, clearances or authorizations from various regulatory entities. If we are not allowed to export our products or if the clearance process is burdensome or costly, our ability to generate revenue would be adversely affected.

In addition, changes to our ocean robotic systems, or changes in applicable export/import control or economic sanctions laws and regulations, may delay the introduction and sale of our robotic systems and solutions or, in some cases, prevent the export or import of our robotic systems to certain countries, governments, or persons altogether. Compliance with such laws and regulations may be costly and require time and attention from our management. Any change in export/import controls or economic sanctions laws and regulations, or shift in the scope or enforcement of existing laws and regulations, or change in the countries, governments, persons, or technologies covered by such laws and regulations, could also result in decreased use of our robotic systems, as well as our decreased ability to export or market our robotic systems to potential customers. Any decreased use of our robotic systems, and any limitation on our ability to export or market our robotic systems, would likely adversely affect our business, prospects, financial condition and operating results.

Our management team has and will continue to have broad discretion in making strategic decisions to execute our growth plans, and there can be no assurance that our management’s decisions will result in successful achievement of our business objectives or will not have unintended consequences that negatively impact our growth prospects.

Our management has and will continue to have broad discretion in making strategic decisions to execute our growth plans and may devote time and company resources to new or expanded solution offerings, potential acquisitions, prospective customers or other initiatives that do not necessarily improve our operating results or contribute to our growth. Management’s failure to make strategic decisions that are ultimately accretive to our growth may result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of the Common Stock to decline.

As part of growing our business, we have made and may undertake acquisitions from time to time. If we fail to successfully select, execute, or integrate our acquisitions, our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels, or enter into new markets or sales territories. In addition to possible stockholder approval, we may need to obtain approvals and licenses from relevant government authorities and will be required to comply with any applicable laws and regulations in connection with consummating proposed acquisitions, and a failure to obtain such approvals and licenses could result in delays and increased costs and may disrupt our business strategy. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors, and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which, in turn, could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of an acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses and other transactions, including partnerships or joint ventures, with third parties. We may not be successful in identifying acquisition, partnership, and joint venture candidates. In addition, we may not be able to continue the operational success of acquired businesses or successfully integrate and/or finance any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or impairments of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in business conflicts. Any such acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with debt proceeds, may increase our indebtedness. Further, depending on market conditions, investor perceptions of the Company and other factors, we might not be able to obtain financing, on acceptable terms or at all, to implement any such transaction. We cannot ensure that any such acquisition, partnership, or joint venture will not have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, our ability to grow our business may suffer.

The success of our business depends in part on effectively engineering and implementing technologies related to subsea and surface vessels (including ROVs), subsea robotic manipulators, and AI-based, full-stack vehicle control and manipulation software. These technologies are packaged for commercial and defense customers in products that provide innovative solutions to challenges in a large majority of maritime markets including subsea energy, offshore wind, and defense applications. If for any reason we are unable to continue to design, develop and manufacture our products as planned or provide the services and products that our customers expect from us, this could have a material adverse effect on our business, financial condition, and results of operations. If our current or future product and service offerings do not meet expected performance or quality standards, including with respect to customer satisfaction, this could cause operational delays. In addition, any delay in manufacturing new products as planned could increase costs and cause our products and services to be less attractive to potential new customers. Further, certain governmental bodies may have priority with respect to the use of our products and services for national defense reasons, which may impact our cadence of producing and selling products and offering services to other customers. Any production, operational or manufacturing delays or other unplanned changes to our ability to design, develop and manufacture our products or offer our services could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to respond to commercial industry cycles in terms of our cost structure, manufacturing capacity, and/or personnel needs, our business could be seriously harmed.

The timing, length, and severity of the up-and-down cycles in the commercial subsea, ocean surface, and defense industries are difficult to predict. The cyclical nature of the industries in which we operate affects our ability to accurately predict future revenue, and in some cases, future expenses. During down cycles in such industries, the financial results of our customers may be negatively impacted, which could result not only in a decrease in demand for our products and services, but also a weakening of our customers’ financial condition that could impair our ability to recognize revenue or to collect on outstanding receivables. When cyclical fluctuations result in lower-than-expected revenue levels, operating results may be adversely affected, and cost reduction measures may be necessary in order for us to remain competitive and financially sound. We must be in a position to adjust our cost and expense structure to reflect prevailing market conditions and to continue to motivate and retain our key employees, and if we fail to do so, then our business could be seriously harmed. In addition, during periods of rapid growth, we must be able to increase engineering and manufacturing capacity and personnel to meet customer demand. We can provide no assurance we will be able to satisfactorily respond in a timely manner to industry cycles. Each of the foregoing factors could adversely impact our operating results and financial condition.

Our systems, products, and related equipment may have shorter useful lives than we anticipate.

Our growth strategy depends in part on developing systems and products. These systems, products, and related equipment will have a limited useful life. While we intend to design our systems and products to have a certain lifespan corresponding to a number of cycles, there can be no assurance as to the actual operational life of a system, product, or related equipment, or that the operational life of individual components thereof, will be consistent with its design life. A number of factors will impact the useful lives of our products and systems, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks associated with their planned use. In addition, any improvements in technology may make our existing systems, products, designs, or any component of our systems and products obsolete prior to their intended useful lives. If our systems, products, and/or related equipment have shorter useful lives than we currently anticipate, this may lead to delays in increasing the rate of our follow-on work and in obtaining new business, which would have a material adverse effect on our business, financial condition, and results of operations. In addition, we are continually learning, and as our engineering and manufacturing expertise and efficiency increases, we aim to leverage this learning to be able to manufacture our products and related equipment using less of our currently installed equipment, which could render our existing inventory obsolete.

Risks Related to Government Contracts

Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise, or are dependent upon factors not wholly within our control. Failure to meet these obligations and requirements could adversely affect our profitability and future prospects. Early termination of customer contracts or contract penalties could adversely affect our results of operations.

We design, develop, and manufacture technologically advanced and innovative products and services, which are applied by our customers in a variety of environments. Problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and intellectual property rights, labor, an inability to achieve learning curve assumptions, or the manufacturing of materials or components could prevent us from meeting our contractual requirements. Either we or the customer may generally terminate a contract as a result of a material uncured breach by the other. If we breach a contract or fail to perform in accordance with contractual service levels, delivery schedules, performance specifications, or other contractual requirements set forth in a given contract, the other party thereto may terminate such contract by reason of our default, and we may be required to refund money previously paid to us by the customer or to pay penalties or other damages. Even if we have not breached our contractual obligations, we may face with various situations from time to time that require or otherwise result in the amendment or termination of a contract. Any such amendment or termination could result in significant current period charges and/or reductions in current or future revenue, and/or delays in collection of outstanding receivables and costs incurred under the contract. Other factors that may affect revenue and profitability include inaccurate cost estimates, design issues, unforeseen costs and expenses not covered by insurance or indemnification from the customer, diversion of management’s focus in responding to unforeseen problems, and loss of follow-on work.

We rely on a limited number of suppliers for certain raw materials and supplied components, which has caused and may continue to cause supply chain disruptions. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing, design, and operating needs, on favorable terms or at all, which could impair our ability to fulfill our orders in a timely manner or increase our costs of design and production.

Our ability to produce, develop and offer our current and future systems and products, technologies and services and other components needed in our operations is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. As disclosed herein, this has caused and may continue to cause supply chain disruptions. Global supply chains have recently experienced disruption as a result of industry capacity constraints, material availability and global logistics delays arising from transportation capacity of ocean shipping containers and a prolonged delay in resumption of operations by one or more key suppliers as a result of COVID-19. Our reliance on suppliers to secure raw materials and supplied components has exposed us and may continue to expose us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supplies of raw materials or supplied components on favorable terms or at all, which could result in increased costs and/or delays in the manufacturing of our systems and products, development of our technologies and offering of our services.

In addition, we may in the future experience delays in manufacturing or disruptions to our operations as we go through the requalification process with any replacement third-party supplier, as well as by reason of the requirements and limitations imposed by the ITAR, the EAR, or other restrictions on transfers of sensitive technologies. Moreover, the imposition of tariffs on raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, challenges associated with any necessary use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled missions, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

To date, we have experienced supply chain impacts, particularly in electronic components, that have delayed ongoing projects. In response, we have made efforts to expand our supplier base to locate and source project materials to mitigate procurement delays. In light of recent world events, we anticipate continued challenges in this area over the near-term as we work to minimize impacts on projects and deliverable timelines.

We use estimates when accounting for certain contracts and changes in these estimates may have a significant impact on our financial results.

Our quarterly and annual sales are affected by a variety of factors that may lead to significant variability in our operating results. We evaluate the contract value and cost estimates for performance obligations at least quarterly, and more frequently when circumstances change significantly. Changes in estimates and assumptions related to the status of certain long-term contracts could have a material adverse effect on our operating results, financial condition, and/or cash flows.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows.

Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the defense spending priorities of the U.S. government, what challenges budget reductions will present for the defense industry and whether annual appropriations bills for all agencies will be enacted for each upcoming U.S. government fiscal year and thereafter due to many factors, including, but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:

●	The U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;

●	U.S. government spending could be impacted by alternate arrangements to sequestration, which increases the uncertainty as to, and the difficulty in predicting, U.S. government spending priorities and levels; and

●	We may experience declines in revenue, profitability, and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state, and local governments.

Furthermore, we believe continued budget pressures could have serious negative consequences for the security of the United States, the defense industrial base and the customers, employees, suppliers, investors and communities that rely on companies in the defense industrial base. Budget and program decisions made in this environment would have long-term implications for us and the entire defense industry.

We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows.

Over its lifetime, a U.S. government program may be implemented by the award of many different individual contracts and subcontracts. The funding of U.S. government programs is subject to U.S. Congressional appropriations. In recent years, U.S. government appropriations have been affected by larger U.S. government budgetary issues and related legislation. Although multi-year contracts may be authorized and appropriated in connection with major procurements, the U.S. Congress generally appropriates funds on a government fiscal year basis. Procurement funds are typically made available for obligation over the course of one to three years. Consequently, programs often initially receive only partial funding, and additional funds are obligated only as the U.S. Congress authorizes further appropriations. We cannot predict the extent to which total funding and/or funding for individual programs will be included, increased, or reduced as part of the annual appropriations process ultimately approved by the U.S. Congress and the President of the United States or in separate supplemental appropriations or continuing resolutions, as applicable. The termination of funding for a U.S. government program would result in a loss of anticipated future revenue attributable to that program, which could have an adverse impact on our operations. In addition, the termination of a program or the failure to commit additional funds to a program that already has been started could result in lost revenue and increase our overall costs of doing business.

Generally, U.S. government contracts are subject to oversight audits by U.S. government representatives. Such audits could result in adjustments to our contract costs. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and any such costs already reimbursed must be refunded. We have recorded contract revenue based on costs we expect to realize upon final audit. However, we cannot predict the outcome of any future audits and adjustments, and we may be required to materially reduce our recorded revenue or profits upon completion and final negotiation of audits. Negative audit findings could also result in termination of a contract, forfeiture of profits, suspension of payments, fines or suspension or debarment from U.S. government contracting or subcontracting for a period of time or indefinitely.

In addition, U.S. government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. government’s convenience upon payment only for work done and commitments made at the time of termination. For some contracts, we are a subcontractor and not the prime contractor, and in those arrangements, the U.S. government could terminate the prime contractor for convenience without regard for our performance as a subcontractor. We can give no assurance that one or more of our U.S. government contracts will not be terminated under those circumstances. Also, we can give no assurance that we would be able to procure new contracts to offset the revenue or backlog lost as a result of any termination of our U.S. government contracts. Because a significant portion of our revenue is dependent on our performance and payment under our U.S. government contracts, the loss of one or more large contracts could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Our U.S. government business also is subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in U.S. government contracts, increase our performance and compliance costs. These costs might increase in the future, thereby reducing our margins, which could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, the U.S. government has and may continue to implement initiatives focused on efficiencies, affordability and cost growth and other changes to its procurement practices. These initiatives and changes to procurement practices may change the way U.S. government contracts are solicited, negotiated, and managed, which may affect whether and how we pursue opportunities to provide our products and services to the U.S. government, including the terms and conditions under which we do so, which may have an adverse impact on our business, financial condition, results of operations and cash flows. For example, contracts awarded under the Department of Defense’s Other Transaction Authority for research and prototypes generally require cost-sharing and may not follow, or may follow only in part, standard U.S. government contracting practices and terms, such as the Federal Acquisition Regulation (“FAR”) and Cost Accounting Standards.

Failure to comply with applicable regulations and requirements could lead to fines, penalties, repayments, or compensatory or treble damages, or suspension or debarment from U.S. government contracting or subcontracting for a period of time or indefinitely. Among the causes for debarment are violations of various laws and regulations, including those related to procurement integrity, export control (including the ITAR), U.S. government security, employment practices, protection of the environment, accuracy of records, proper recording of costs and foreign corruption. The termination of a U.S. government contract or relationship as a result of any of these violations would have an adverse impact on our operations and could have an adverse effect on our standing and eligibility for future U.S. government contracts.

The terms of certain of our current and likely future contracts are highly sensitive and we are limited in our ability to disclose such terms.

Our success, in large part, depends on our ability to maintain protection over the terms of certain of our current and likely future contracts and agreements, each of which is or will be highly negotiated and contain sensitive information that, if publicly disclosed, would benefit our and our partners’ competitors and harm our and our partners’ commercial interests. We are limited in our ability to disclose the terms of these agreements, including terms that may affect our expected cash flows or the value of any collateral, and have taken precautions to protect the disclosure of the sensitive information in such agreements. If the terms of these agreements were to be disclosed, our ability to compete could be hindered and our relationships with our partners could be damaged, both of which could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, our relationships with our partners could also be damaged, and they may take legal action against us, if they believe that we have disclosed any terms of these agreements without their prior consent.

For the reasons discussed above, the nature of current and future contracts with the U.S. government will limit our ability to disclose sensitive terms such as contract scope, schedules, and budgets, and, in some cases, the specific end user.

We are committed to complying with our disclosure obligations under federal securities laws. Any future material contracts that are of national security concern will be disclosed in redacted form (redacting only the information that is both not material and is of the type that we treat as private or confidential), and unredacted versions made available to the SEC’s staff for confidential, non-disclosable review, in accordance with SEC regulations.

Disputes with our subcontractors or the inability of our subcontractors to perform, or our key suppliers to timely deliver our components, parts or services, has caused and could continue to cause our products, systems or services to be produced or delivered in an untimely or unsatisfactory manner.

We engage subcontractors on many of our contracts. We may have disputes with our subcontractors, including regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontract or subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of the personnel of a subcontractor or vice versa or the subcontractor’s failure to comply with applicable law. In addition, there are certain parts, components, and services for many of our products, systems, technologies, and services that we source from other manufacturers or vendors. Some of our suppliers, from time to time, have experienced and may continue to experience financial and operational difficulties, which may impact their ability to supply the materials, components, subsystems, and services that we require. Tariffs recently imposed on certain materials and other trade issues may create or exacerbate existing materials shortages and may result in further supplier business closures. Our supply chain could also be disrupted by external events, such as natural disasters or other significant disruptions (including extreme weather conditions, medical epidemics, acts of terrorism, cyber-attacks and labor disputes), governmental actions and legislative or regulatory changes, including product certification or stewardship requirements, sourcing restrictions, product authenticity and climate change or greenhouse gas emission standards, or availability constraints from increased demand from customers. In addition, the effects of the COVID-19 pandemic resulted in increased travel restrictions and extended shutdown of certain businesses across the globe. These or any further political or governmental developments or health concerns could result in social, economic, and labor instability. Any inability to develop alternative sources of supply on a cost-effective and timely basis could materially impair our ability to manufacture and deliver products, systems, and services to our customers. We can give no assurances that we will be free from disputes with our subcontractors; material supply constraints or problems; or component, subsystems, or services problems in the future. Also, our subcontractors and other suppliers may not be able to acquire or maintain the quality of the materials, components, subsystems, and services they supply, which may result in greater product returns, service problems and warranty claims and could harm our business, financial condition, results of operations and cash flows. In addition, in connection with our government contracts, we are required to procure certain materials, components and parts from supply sources approved by the U.S. government and we rely on our subcontractors and suppliers to comply with applicable laws, regulations and other requirements regarding procurement of counterfeit, unauthorized or otherwise non-compliant parts or materials, including parts or materials they supply to us, and in some circumstances, we rely on their certifications as to their compliance. From time to time, there are components for which there may be only one supplier, which may be unable to meet our needs. Each of these subcontractor and supplier risks could have a material adverse effect on our business, financial condition, results of operations and cash flows.

To date, we have encountered some supply chain disruptions stemming from limited availability of certain raw materials. Two such raw materials are aluminum and microchips. Significant quantities of aluminum is required for the vessel hull of the Hydronaut and the frame of the Aquanaut. Recently supply chain disruptions have caused procurement delays of aluminum which has subsequently delayed our manufacturing of the Aquanaut and Hydronaut. While these supply chain disruptions have to date not resulted in contract modifications to adjust cost, as we work with our suppliers, we anticipate that some cost adjustments may be necessary.

Another crucial material we utilize, which remains in short supply, is microchip electronics. Microchips play a key role in the electronic subsystems of the Aquanaut and Argonaut. Due to the challenges we have encountered in sourcing this material/component, we have redesigned components of our subsystems in order to incorporate microchips that are more easily obtained.

These supply chain issues have affected some, but not all, of our subcontractors and their ability to procure raw materials in a cost effective and timely manner. This has been evidenced by schedule extensions in the expected delivery of the Aquanauts that are under contract for fabrication with International Submarine Engineering, Ltd. as well as the Hydronauts under contract for construction with Diverse Marine. Nauticus continues to monitor these contractor issues and works closely with the supply chain providers to adjust other elements of the project to minimize schedule impacts and ensure minimal to no disruption to our daily operations.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties.

We derive a substantial portion of our revenue from contracts with U.S. Department of Defense agencies and may enter into additional contracts with the U.S. or foreign governments in the future. This subjects us to statutes and regulations applicable to companies doing business with the government, including the FAR. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

●	specialized disclosure and accounting requirements unique to government contracts;

●	financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

●	public disclosures of certain contract and company information; and

●	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits, and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents, or business partners.

We have implemented compliance controls, training, policies and procedures designed to prevent and detect reckless or criminal acts from being committed by our employees, agents or business partners that would violate the laws of the jurisdictions in which we operate, including laws governing payments to government officials, such as the FCPA, the protection of export controlled or classified information, such as ITAR, false claims, procurement integrity, cost accounting and billing, competition, information security and data privacy and the terms of our contracts. This risk of improper conduct may increase as we continue to grow and expand our operations. We cannot ensure, however, that our controls, training, policies and procedures will prevent or detect all such reckless or criminal acts, and we have been adversely impacted by such acts in the past, which have been immaterial in nature. If not prevented, such reckless or criminal acts could subject us to civil or criminal investigations, monetary and non-monetary penalties and suspension and debarment by the U.S. government and could have a material adverse effect on our ability to conduct business, our results of operations and our reputation. In addition, misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customer’s sensitive or classified information could result in remediation costs, regulatory sanctions against us and serious harm our reputation and could adversely impact our ability to continue to contract with the U.S. government.

Risks Related to Our Securities

We may issue a significant number of shares or equity-linked securities in the future in connection with investments or acquisitions.

We may issue securities in the future in connection with investments or acquisitions or otherwise. The amount of shares of common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Because we became a public reporting company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.

Because we became a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there was no independent third-party underwriter was involved in the going public process of the combined company, and, accordingly, our stockholders did not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in an initial public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors of the company and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there was no independent third-party underwriter involved in the Business Combination, you must rely on the information included in this prospectus and other documents filed by us from time to time with the SEC. Although CLAQ performed a due diligence review and investigation of Legacy Nauticus in connection with the Business Combination, the lack of an independent due diligence review and investigation may involved an increased the risk of an investment in us because CLAQ’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor.

In addition, because we did not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of the Company. Investment banks may also be less likely to agree to underwrite primary or secondary public offerings on behalf of us than they otherwise might have been had we become a public reporting company by means of a traditional underwritten initial public offering, including in the event they are less familiar with the Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for our Common Stock could have an adverse effect on our ability to develop a liquid market for our Common Stock. See “—Risks Related to Our Securities—If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.”

If certain holders of Common Stock sell a significant portion of their securities, it may negatively impact the market price of the shares of our Common Stock and such holders still may receive significant proceeds.

As of the date of this prospectus, the market price of our Common Stock is below $10.00 per share, which was the price per share of Common Stock sold in the IPO and the per-share price of the shares of Common Stock sold to certain investors in the Equity Financing.

While the number of Resale Shares that the Selling Securityholders will be able to sell into the public market pursuant to this prospectus represents only approximately 4% of the total number of shares of Common Stock outstanding as of August 4, 2023, the resale of shares of our Common Stock (including, but not limited to, the Resale Shares) by our stockholders could have a negative impact on the trading price of our Common Stock. See “—Currently, outstanding Public Warrants, Private Warrants, SPA Warrants and New SPA Warrants are exercisable for shares of Common Stock. Additionally, the Debentures are currently convertible. Any future exercise of such warrants or conversion of the Debentures would increase the number of shares of Common Stock eligible for future resale in the public market and result in dilution to our shareholders.” This potential negative impact may be heighted by the fact that certain of our stockholders, including the Selling Securityholders, purchased, have been issued, or may acquire shares of our Common Stock at prices below the current trading price of our Common Stock. In particular, the Founder Shares were purchased at an effective price of $0.006 per share.

Sales of shares of our Common Stock may depress our stock price.

Sales of a substantial number of shares of Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

In connection with the Closing of our Business Combination, we entered into Company Lock-up Agreements with certain Legacy Nauticus stockholders then holding 29,379,584 shares of our Common Stock (excluding PIPE Shares which may be held by such stockholders), pursuant to which each stockholder agreed during the Lock-up Period, and subject to certain customary exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Common Stock, or enter into a transaction that would have the same effect, among other customary restrictions. The Company Lock-up Agreements expired on March 8, 2023, and the shares held by the parties to the Company Lock-up Agreements are no longer under these contractual restrictions. Consequently, we may experience selling pressure from the stockholders party to the Company Lock-up Agreement as they might push to quickly sell their previously restricted shares of Common Stock, regardless of the sale’s effect on the market price of our Common Stock.

The market price of our Common Stock is volatile, and you may lose some or all of your investment.

The market price of our Common Stock has been and is likely to continue to be volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	changes in expectations regarding the Company’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	the inability to maintain the listing of shares of Common Stock on Nasdaq;

●	the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, and retain our key employees;

●	declines in the market prices of stocks generally;

●	strategic actions (or inaction) by us or our competitors;

●	announcements by us or our competitors of significant contracts, product development, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	the gain or loss of key personnel;

●	changes in general economic or market conditions or trends in Nauticus’ industry or target markets, including as a result of a general economic slowdown or a recession, increased interest rates and changes in monetary policy or inflationary pressures;

●	changes in business or regulatory conditions, include new laws or regulations or new interpretations of existing laws or regulations applicable to us;

●	litigation involving Nauticus, its industry, or both, or investigations by regulators into our or our competitors’ operations;

●	risks relating to the uncertainty of our projected financial information; and

●	risks related to the organic and inorganic growth of our business and the timing of expected business milestones.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Wide-ranging market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock is low.

Volatility in our share price could subject us to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities, or following periods of market volatility generally. If we were involved in securities litigation, it could result in substantial costs and divert management’s attention and resources, which, regardless of the outcome of any such litigation, could harm our business.

If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.

The trading market for our Common Stock depends, in part, on the research and reports that securities or industry analysts publish about us. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our Common Stock or change their opinion, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Because we do not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of shares of Common Stock owned by you would be your sole source of gain on an investment in such shares for the foreseeable future.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, which occurred on July 19, 2021, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for the Common Stock and our market price may be more volatile.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to investors, thereby making Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our Common Stock in the event the shares of our Common Stock are not traded on any specific trading day) of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefor at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, will be substantially less than the market value of its Public Warrants.

Our warrants may never be in the money, and they may expire worthless.

The exercise price of the Public Warrants and Private Warrants is $11.50 per share, subject to adjustment. Pursuant to the Letter Agreements, the exercise price of the SPA Warrants was lowered to a weighted average of $3.28 per share, with multiple tranches priced between $2.04 and $4.64 per share, subject to adjustment. In addition, the exercise price of the New SPA Warrants is $20.00 per share, subject to adjustment. There can be no assurance that our outstanding warrants, in particular the Public Warrants, Private Warrants, and New SPA Warrants, will ever be in the money prior to their expiration and, as such, such warrants may expire worthless.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Public Warrants and Private Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (for purposes of this subsection, a “foreign action”) in the name of any holder of our Public Warrants or Private Warrants such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (for purposes of this subsection, an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel, as applicable, in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit the ability of warrant holders to bring a claim in a judicial forum that they find favorable for disputes with the Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board. These limitations do not apply to the SPA Warrants or New SPA Warrants.

Currently, outstanding Public Warrants, Private Warrants, SPA Warrants and New SPA Warrants are exercisable for shares of Common Stock. Additionally, the Debentures are currently convertible. Any future exercise of such warrants or conversion of the Debentures would increase the number of shares of Common Stock eligible for future resale in the public market and result in dilution to our shareholders.

Outstanding Public Warrants and Private Warrants to purchase an aggregate 15,799,991 shares of Common Stock (8,624,991 Public Warrant Shares and 7,175,000 Private Warrant Shares) are currently exercisable. Each Public Warrant and Private Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment.

The Debentures are convertible, at the election of each holder thereof, for an aggregate 2,922,425 shares of Common Stock. Upon issuance, the SPA Warrants became exercisable, at an exercise price of $20.00 per share, for an aggregate 2,922,425 shares of Common Stock. Pursuant to the Letter Agreements, the exercise price of the SPA Warrants was lowered to a weighted average of $3.28 per share, with multiple tranches priced between $2.04 and $4.64 per share, subject to adjustment. As of the date of this prospectus, 165,713 SPA Warrants have been exercised; and we have issued 165,713 New SPA Warrants, which became exercisable upon issuance at an exercise price of $20.00 per share.

In connection with the Closing, each outstanding option to purchase shares of Legacy Nauticus Common Stock (a “Legacy Nauticus Option”), whether or not then-vested and exercisable, was assumed by CLAQ and converted automatically (and without any required action on the part of the holder) into an option to purchase shares of Common Stock (each, a “Nauticus Option”) equal to the number of shares determined by multiplying the number of shares of Legacy Nauticus Common Stock subject to such Legacy Nauticus Option immediately prior to the Effective Time by the Exchange Ratio, which product was rounded down to the nearest whole number of shares, at a per-share exercise price determined by dividing the per-share exercise price of such option immediately prior to the Effective Time by the Exchange Ratio. As a result of the Business Combination, an aggregate 3,970,266 shares of Common Stock (the “Nauticus Option Shares”) became issuable upon exercise of the Nauticus Options, subject to their respective original vesting dates. As of the date of this prospectus, 215,837 Nauticus Option Shares have been issued.

Further in connection with the Closing, and subject to certain Triggering Events (defined below), former holders of Legacy Nauticus Common Stock became entitled to receive their pro rata portion of up to an aggregate 7,499,993 Earnout Shares (defined below).

The Public Warrants, Private Warrants, SPA Warrants and New SPA Warrants may be exercised for, and the Debentures may be converted into, only a whole number of shares of Common Stock. To the extent any (i) outstanding Public Warrants, Private Warrants, SPA Warrants or New SPA Warrants are exercised; (ii) Debentures are converted; (iii) outstanding Nauticus Options are exercised; or (iv) Earnout Shares are released, additional shares of Common Stock will be issued, which will result in dilution to the then-existing holders of our Common Stock and increase the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of shares of Common Stock in the public market could adversely affect the market price of our Common Stock.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be offered and sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from any sale of securities by Selling Securityholders under this prospectus.

With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholder will pay any underwriting discounts and commissions incurred by them in disposing of such Common Stock, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including all registration and filing fees, Nasdaq additional listing fees, and fees of our counsel and our independent registered public accountants.

UNAUDITED PRO FORMA CONDENSED COMBINED AND
CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined and consolidated statement of operations presents the combination of the financial information of CLAQ and Nauticus adjusted to give effect to the Business Combination and related transactions completed on September 9, 2022. The following unaudited pro forma condensed combined and consolidated statement of operations has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

The historical financial information of CLAQ was derived from the unaudited condensed consolidated financial statements of CLAQ for the period from January 1, 2022, to September 9, 2022 (the closing date of the Business Combination). Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of CLAQ and should be read in conjunction with the audited historical financial statements and related notes, included elsewhere in this prospectus. The historical financial information of Nauticus was derived from the audited consolidated financial statements of Nauticus as of December 31, 2022, included elsewhere in this prospectus. This information should be read together with CLAQ’s and Nauticus’ audited financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CLAQ was treated as the “acquired” company for financial reporting purposes. Nauticus was determined to be the accounting acquirer because Nauticus, as a group, retained a majority of the outstanding shares of the combined company as of the closing of the Business Combination, they nominated eight of the nine members of the board of directors as of the closing of the Business Combination, Nauticus’ management continued to manage the combined company and Nauticus’ business comprises the ongoing operations of the combined company.

An unaudited pro forma condensed combined balance sheet is not presented because the Business Combination is already fully reflected in Nauticus’ consolidated balance sheets as of December 31, 2022, and March 31, 2023. An unaudited pro forma condensed combined and consolidated statement of operations for the three months ended March 31, 2023, is not presented because the Business Combination has already been fully reflected in Nauticus’ consolidated statement of operations for the three months ended March 31, 2023. Therefore no pro forma adjustments would be made to Nauticus’ consolidated statement of operations for the three months ended March 31, 2023, for the Business Combination and related transactions.

The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2022, presented herein gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2022. CLAQ and Nauticus had no historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined and consolidated statement of operations is for informational purposes only. It does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined and consolidated statement of operations.

Description of the Business Combination

On September 9, 2022, Nauticus Robotics, Inc. consummated the Business Combination with Merger Sub, and Legacy Nauticus. Pursuant to the terms of the Merger Agreement, a business combination between CLAQ and Legacy Nauticus was affected through the merger of Merger Sub with and into Legacy Nauticus, with Legacy Nauticus surviving the merger as a wholly owned subsidiary of CLAQ. On the Closing Date, CLAQ was renamed “Nauticus Robotics, Inc.” and Legacy Nauticus was renamed “Nauticus Robotics Holdings, Inc.”

At the closing, among other things, (a) each share of Legacy Nauticus preferred stock, par value $0.01 per share, that was issued and outstanding immediately prior to the closing converted into shares of Nauticus Common stock, par value $0.01 per share; (b) each of Legacy Nauticus’ unsecured convertible note obligations outstanding was converted into shares of Legacy Nauticus Common Stock in accordance with the terms of each such Nauticus Convertible Note; and (c) each share of Legacy Nauticus Common Stock (including shares of Legacy Nauticus Common Stock outstanding as a result of the Preferred Stock Conversion and Amended Convertible Note Conversion) was converted into the right to receive (i) the per share merger consideration and (ii) Earnout Shares.

Shares issued at closing is summarized as follows (i) an aggregate of 36,650,778 shares of Common Stock were issued to holders of Legacy Nauticus Common Stock in the Business Combination (ii) the right to receive 7,499,993 additional shares of Common Stock held in escrow pursuant to the terms of the Merger Agreement and as further described below (such additional escrowed shares, the “Earnout Shares”) and (iii) the issuance of 3,100,000 shares of Common Stock for the Equity Financing (as described below). An aggregate of 47,250,771 shares of Common Stock (inclusive of the Earnout Shares) was issued after the Business Combination.

Former holders of Legacy Nauticus Common Stock are entitled to receive their pro rata shares of up to 7,499,993 Earnout Shares held in escrow. The Earnout Shares will be released upon occurrence of a Triggering Event (defined below):

i.	one-half of the Earnout Shares will be released if, within a 5-year period, the volume-weighted average price of our Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

ii.	one-quarter of the Earnout Shares will be released if, within a 5-year period, the volume-weighted average price of our Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

iii.	one-quarter of the Earnout Shares will be released if, within a 5-year period, the volume-weighted average price of our Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

At closing, we received proceeds from the PIPE Investment consisting of:

●	the issuance of 3,100,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $31 million, and

●	the issuance of the Debentures with SPA Warrants having an aggregate principal amount of $36,530,320 pursuant to the Securities Purchase Agreement with certain investors providing net proceeds of $35,800,000 inclusive of a 2% original issue discount. The fair value of the SPA Warrants was estimated to be $20,949,110 using a Monte Carlo valuation model incorporating future projections of the various potential outcomes and any exercise price adjustments based on future financing events. The Debentures are convertible into 2,922,425 shares of Common Stock and SPA Warrants for an additional 2,922,425 shares with an exercise price equal to $20.00 per share, subject to adjustment.

On September 9, 2022, the Company received from the Business Combination with CLAQ net cash of $14,947,875. The Company also assumed $30,157 in prepaids, $14,796,942 in accounts payable and accrued liabilities, $850,333 in notes payable and net equity of $(669,243).

CLAQ’s net cash at the Closing Date totaled $14,947,875. This amount, together with proceeds of the PIPE Investment, were available to repay certain indebtedness, transaction costs and for general corporate purposes.

The Company incurred $12,582,000 in direct and incremental costs associated with the Equity Financing, which primarily consisted of investment banking, legal, accounting, and other professional fees.

The pro forma adjustments giving effect to the Business Combination and related transactions are discussed in the footnotes to these unaudited pro forma condensed combined and consolidated statement of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED AND
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022

	Nauticus (Historical)	Cleantech (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Service	$11,210,559	$—	$—		$11,210,559
Service – related party	224,400	—	—		224,400
	11,434,959	—	—		11,434,959
Costs and Expenses
Cost of revenue (exclusive of items shown separately below)	11,863,862	—	—		11,863,862
Depreciation and amortization	516,949	—	—		516,949
Research and development	2,376,912	—	—		2,376,912
Operating costs	—	—	—		—
Franchise tax expense	—	109,120	—		109,120
General and administrative	15,056,565	10,193,111	—		25,249,676
Total operating costs	29,814,288	10,302,231	—		40,116,519
Operating loss	(18,379,329)	(10,302,231)	—		(28,681,560)
Other expense (income)
Net gain on investments held in Trust Account	—	(438,885)	438,885	A	—
Change in fair value of warrant liabilities	6,461,087	(2,695,105)	—		3,765,982
Other (income) expense, net	(293,862)	—	—		(293,862)
Interest expense, net	3,714,017	—	(2,820,678)	B
			3,642,551	C	4,535,890
Total other (income) expense, net	9,881,242	(3,133,990)	1,260,758		8,008,010
Income (loss) before income taxes	$(28,260,571)	$(7,168,241)	$(1,260,758)		$(36,689,570)
Income taxes	—	—	—		—
Net income (loss)	$(28,260,571)	$(7,168,241)	$(1,260,758)		$(36,689,570)
Net income (loss) per share (Note 4)
Weighted average shares outstanding	18,982,139	823,553			39,750,778
Basic and diluted net income (loss) per share	$(1.75)	$(8.70)			$(0.92)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND
CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CLAQ was treated as the “accounting acquiree” and Nauticus as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Nauticus issuing shares for the net assets of CLAQ, followed by a recapitalization. The net assets of CLAQ were stated at historical cost. Operations prior to the Business Combination are those of Nauticus.

An unaudited pro forma condensed combined balance sheet is not presented because the Business Combination is already reflected in Nauticus’ consolidated balance sheets as of December 31, 2022 and March 31, 2023. An unaudited pro forma condensed combined and consolidated statement of operations for the three months ended March 31, 2023 is not presented because the Business Combination is already reflected in Nauticus’ consolidated statement of operations for the three months ended March 31, 2023.

The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2022, presented herein gives effect to the Business Combination and related transactions as if they occurred January 1, 2022, the beginning of the earliest period presented.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined and consolidated statement of operations.

The unaudited pro forma condensed combined and consolidated statement of operations does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined and consolidated statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of CLAQ and Nauticus.

Note 2. Accounting Policies and Reclassifications

After consummation of the Business Combination, management performed a comprehensive review of the two entities’ accounting policies. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined and consolidated statement of operations. As a result, the unaudited pro forma condensed combined and consolidated statement of operations does not assume any differences in accounting policies.

As part of the preparation of the unaudited pro forma condensed combined and consolidated statement of operations, certain reclassifications were made to align CLAQ’s financial statement presentation with that of Nauticus.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

The unaudited pro forma condensed combined and consolidated statement of operations has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The unaudited pro forma condensed combined and consolidated statement of operations has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). CLAQ has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined and consolidated statement of operations. CLAQ and Nauticus had no historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined and consolidated statement of operations are based upon the number of Nauticus’ ordinary shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2022.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2022 are as follows:

A.	Reflects elimination of investment income on the Trust Account.

B.	Represents the elimination of the interest expense related to the conversion of the outstanding principal and related accrued interest of the Amended Convertible Notes into shares of Legacy Nauticus Common Stock, in connection with the Business Combination and related transactions as if they had occurred on January 1, 2022.

C.	To reflect an adjustment to recognize interest expense and amortization of the debt discount associated with the original issue discount and SPA Warrants pursuant to the Debentures as it is assumed that they would have been outstanding as if the Business Combination and related transactions had occurred on January 1, 2022 and interest being accrued on all outstanding principal amount of the Debentures at 5% per annum.

Note 4.  Net Income (Loss) per Share

Net income (loss) per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entirety of the year.

Pro forma net loss	$(36.689.570)
Weighted average shares outstanding – basic and diluted	39,750,778
Net loss per share – basic and diluted	$(0.92)
Excluded securities:(2)
Public Warrants	8,625,000
Private Warrants	7,175,000
Earnout Shares	7,499,993
Nauticus Options	3,506,184
Debentures	2,922,425
Warrants	2,922,425
Nauticus restricted and performance stock units	3,134,677

(1)	Pro forma income (loss) per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Statement of Operations.”
(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto for the three months ended March 31, 2023.

Explanatory Note

On the Closing Date, we consummated the Business Combination with Merger Sub, and Legacy Nauticus. Pursuant to the terms of the Merger Agreement, a business combination between CLAQ and Legacy Nauticus was effected through the merger of Merger Sub with and into Legacy Nauticus, with Legacy Nauticus surviving the merger as a wholly owned subsidiary of CLAQ. On the Closing Date, CLAQ was renamed “Nauticus Robotics, Inc.” and Legacy Nauticus was renamed “Nauticus Robotics Holdings, Inc.”

The Business Combination was accounted for as a reverse recapitalization under generally accepted accounting principles in the United States (“GAAP”). Legacy Nauticus was determined to be the accounting acquirer and CLAQ was treated as the acquired company for financial reporting purposes. Accordingly, the financial statements of Nauticus represent a continuation of the financial statements of Legacy Nauticus.

Overview

Nauticus Robotics, Inc. (the “Company,” “our,” “us,” or “we”) is a developer of ocean robots, cloud software, and services delivered to the ocean industry. We were initially incorporated as CleanTech Acquisition Corp. (“CLAQ” or “CleanTech”) under the laws of the State of Delaware on June 18, 2020. The Company’s principal corporate offices are located in Webster, Texas. Our services provide customers with the necessary data collection, analytics, and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost, and greenhouse gas emissions, as well as to improve offshore health, safety, and environmental exposure.

Our subsea robotic product, Aquanaut, is a vehicle that begins its mission in a hydrodynamically efficient configuration which enables efficient transit to the worksite (i.e., operating as an autonomous underwater vehicle, or “AUV”). During transit (operating in survey mode), Aquanaut’s sensor suite provides capability to observe and inspect subsea assets or other subsea features. Once it arrives at the worksite, Aquanaut transforms its hull configuration to expose two work-class-capable, electric manipulators that can perform dexterous tasks with (supervised), or without (autonomous), direct human involvement. In this intervention mode, the vehicle has capabilities similar to a conventional ROV. The ability to operate in both AUV and ROV modes is a quality unique to our subsea robot and is protected under a U.S. patent. To take advantage of these special configuration qualities, we have developed underwater acoustic communication technology, called Wavelink, our over-the-horizon remote connectivity solution, which removes the need for long umbilicals to connect the robot with topside vessels. Eliminating these umbilicals and communicating with the robot through acoustic or other latent, laser, or RF methods reduces much of the system infrastructure that is currently required for ROV servicing operations and is core to our value proposition.

The component technologies that comprise the Aquanaut are also marketable to the existing worldwide ROV fleet. Aquanaut’s perception and machine-learning software technologies combined with its perception and electric manipulators can be retrofitted on existing ROV platforms to improve their ability to perform subsea maintenance activities. The Argonaut, a derivative product of the Aquanaut, is aligned to non-industrial, government applications. This vehicle embodies nearly all of the Aquanaut’s core technologies but varies in form and function necessary to perform specialized missions.

Our key technologies are autonomous platforms, acoustic communications networks, electric manipulators, AI-based perception and control software, and high-definition workspace sensors. Implementation of these technologies enables operators to reduce costs relative to conventional methods.

Basis of Presentation – The accompanying Condensed Consolidated Financial Statements have been prepared by Nauticus Robotics Inc. without audit pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments, unless otherwise disclosed) necessary for a fair statement of the condensed consolidated results of operations, financial position, cash flows, and changes in stockholders’ equity (deficit) for each period presented. All intercompany balances and transactions have been eliminated in preparation of these condensed consolidated financial statements. The consolidated results for the interim periods are not necessarily indicative of results to be expected for the full year. The 2022 year-end Consolidated Balance Sheet was derived from audited financial statements but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with Nauticus Robotics Inc. Form 10-K for the year ended December 31, 2022.

Impact of COVID-19 Pandemic on Business – The global spread of COVID-19 created significant market volatility and economic uncertainty and disruption during 2021 and 2022. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. We have experienced and may continue to experience disruptions in our supply chain, due in part to the global impact of the COVID-19 pandemic. Depending upon the duration of the ongoing COVID-19 pandemic-related business interruptions, our customers, suppliers, manufacturers, and partners may suspend or delay their engagements with us, which could result in a material adverse effect on our financial condition and ability to meet current timelines. In addition, the COVID-19 pandemic has affected and may continue to affect our ability to recruit skilled employees to join our team. The conditions caused by the COVID-19 pandemic have adversely affected and may continue to adversely affect, among other things, demand for our products and the ability to test and assess our robotic systems with potential customers, any of which adversely affects our business, results of operations, and financial condition. The duration and extent of the COVID-19 pandemic’s impacts cannot be accurately predicted at this time, and the ultimate direct and indirect impacts on our business, results of operations, and financial condition will depend on future developments that are highly uncertain.

Liquidity – The Company has had recurring losses and negative cash flows since its inception. The Company continues to develop its principal products and conduct research and development activities. Supply chain disruptions instigated production delays and have continued to impact the Company’s ability to deploy its products and realize material RaaS and product sale revenues. Currently, the Company does not generate sufficient revenue to cover operating expenses, working capital, and capital expenditures. We do not have any commitments for equity or debt funding at this time, and additional funding may not be available to us on favorable terms, if at all. We are considering reducing discretionary spending and other cost-cutting measures, which may be implemented in the near-term to the extent additional financing is not raised. The Company has not yet implemented material cost-cutting measures but will assess as needed to meet capital requirements for our business operations. There are no assurances that we can raise sufficient additional capital from external sources or implement material cost-cutting measures. The inability to successfully effectuate either measure could force us to curtail or discontinue our operations. However, utilizing cost control measures, cash on hand, revenue from operations, and potential future equity and debt funding, the Company anticipates having sufficient funds to meet its obligations for at least one year from the date of this prospectus.

Results of Operations

Three Months Ended March 31, 2023 Compared to Three Months Ended March 31, 2022

The following table sets forth summarized condensed consolidated financial information:

	Three months ended
	March 31,		Change
	2023	2022	$	%
Revenue
Service	$2,820,780	$2,235,965	$584,815	26%
Total revenue	2,820,780	2,235,965	584,815	26%

Costs and Expenses
Cost of revenue	2,932,267	1,899,161	1,033,106	54%
Depreciation	273,099	111,319	161,780	145%
Research and development	226,967	1,267,412	(1,040,445)	-82%
General and administrative	5,212,644	1,646,041	3,566,603	217%
Total costs and expenses	8,644,977	4,923,933	3,721,044	76%

Operating loss	(5,824,197)	(2,687,968)	(3,136,229)	117%

Other (income) expense:
Other expense, net	1,152,381	4,212	1,148,169	27257%
Foreign currency transaction loss	(9,884)	9,848	(19,732)	-200%
Change in fair value of warrant liabilities	2,236,904	-	2,236,904	100%
Interest expense, net	976,422	801,974	174,448	22%

Net loss	$(10,180,020)	$(3,504,002)	$(6,676,018)	191%

Revenue. For the three months ended March 31, 2023, net revenue increased by $0.6 million, or 26%, to $2.8 million for 2023, as compared to $2.2 million for 2022. The increase in revenue is primarily attributable to one new contract and the continuation and increased performance on existing service contracts from the prior year.

Cost of revenue. For the three months ended March 31, 2023, cost of revenue increased by $1.0 million, or 54%, to $2.9 million for 2023, as compared to $1.9 million for 2022. The increase in cost of revenue is primarily attributable to cost escalation of several service contracts and increased operational headcount compared to the prior year. Also included in cost of revenue are retention bonuses of approximately $0.3 million for our continued successful development of our core product program.

Depreciation. For the three months ended March 31, 2023, depreciation increased by $162 thousand, or 145%, to $273 thousand for 2023, as compared to $111 thousand for 2022 primarily due to increased investment in operational assets.

Research and development. For the three months ended March 31, 2023, total research and development expenses decreased by $1.0 million, or 82%, to $0.2 million for 2023, as compared to $1.3 million for 2022. The decrease was due primarily to the Company achieving technological feasibility on both hardware and software developments and focusing on bringing its products to market.

General and administrative. For the three months ended March 31, 2023, total general and administrative expenses increased by $3.6 million, or 217%, to $5.2 million for 2023, as compared to $1.6 million for 2022. General and administrative expenses increased primarily due to an increase in company headcount, sales and marketing expense, professional fees, and other costs due to the continued growth of the Company.

Other expense, net. For the three months ended March 31, 2023, other income, net increased by $1.1 million to $1.2 million for 2023 as compared to $0 of other expense, net in 2022. The increase was due primarily from a state sales tax assessment of $1.2 million that the Company plans to vigorously mitigate, by contesting the preliminary estimate from the governmental entity, Texas Comptroller of Public Accounts.

Change in fair value of warrant liabilities. For the three months ended March 31, 2023, change in fair value of warrant liabilities increased by $2.2 million to $2.2 million of other (income) expense in 2023 as compared to $0 in 2022. This increase was due to the change in mark-to-market value of the SPA warrants and public and private warrants incurred and assumed by the Company in the Business Combination.

Interest expense, net. For the three months ended March 31, 2023, interest expense, net increased by $0.2 million to $1.0 million for 2023 as compared to $0.8 million in 2022. Interest expense, net increased due to amortization of debt discount of $0.9 million associated with the Debenture note.

Liquidity and Capital Resources

As of March 31, 2023, we had $12,478,433 of cash and cash equivalents. The cash equivalents consist of money market funds.

Significant sources and uses of cash during the first three months of 2023.

Sources of cash:

●	We received net proceeds of $59 thousand from the exercise of stock options, representing the strike price of such options.

Uses of cash:

●	Cash used in operating activities was $8.8 million, which included $3.3 million invested in working capital.

●	Cash used in investing activities for capital expenditures was $1.5 million.

Future sources and uses of cash. Our capital requirements will depend on many factors, including sales volumes, the timing and extent of spending to support R&D efforts, investments in technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. To date, our principal sources of liquidity have been proceeds received from the issuance of debt and equity funding and cash flows from our operations.

We anticipate needing additional capital to continue expanding our business operations, which may include acquisitions and capital expenditures. Currently, the Company does not generate sufficient revenue to cover operating expenses, working capital, and capital expenditures. We have historically financed our operations through equity and debt financing. We do not have any commitments for equity or debt funding at this time, and additional funding may not be available to us on favorable terms, if at all. We are considering reducing discretionary spending and other cost-cutting measures, which may be implemented in the near-term to the extent additional financing is not raised. The Company has not yet implemented material cost-cutting measures but will assess as needed to meet capital requirements for our business operations. There are no assurances that we can raise sufficient additional capital from external sources or implement material cost-cutting measures. The inability to successfully effectuate either measure could force us to curtail or discontinue our operations. However, utilizing cost control measures, cash on hand, revenue from operations, and potential future equity and debt funding, the Company anticipates having sufficient funds to meet its obligations for at least one year from the date of this prospectus.

Indebtedness. The Company’s indebtedness at March 31, 2023 is presented in the companies unaudited financial statements for the three months ended March 31, 2023, “Note 7 – Notes Payable” and our lease obligations are presented in “Note 8 – Leases.”

Off-Balance Sheet Arrangements

As of March 31, 2023, we had no material off-balance sheet arrangements.

INFORMATION ABOUT NAUTICUS

The following discussion should be read in conjunction with the information about Nauticus contained elsewhere in this prospectus, including the information set forth in Nauticus’ consolidated financial statements and the related notes. Some of the information contained in this section or set forth elsewhere in this prospectus, including information with respect to Nauticus’ plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Nauticus Robotics, Inc., a Delaware corporation.

Overview

Nauticus is a developer of ocean robots, autonomy software, and services delivered to the marine industries. Legacy Nauticus was initially incorporated as Houston Mechatronics, Inc. on March 27, 2014, in the State of Texas. Nauticus is transforming from a business where revenue was primarily generated through engineering service contracts, with both government and commercial customers, to a company that performs subsea robotic services through various technology-based products. Nauticus’ products and services will be primarily delivered to commercial and government-facing customers through a RaaS business model and direct product sales for both hardware platforms and software licenses. Besides a standalone service offering and forward-facing products, Nauticus’ approach to ocean robotics has also resulted in the development of a range of technology products for retrofit/upgrading legacy systems and other third-party vehicle platforms. Nauticus’ services provide customers with the necessary data collection, analytics, and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost, and greenhouse gas emissions, to improve offshore health, safety, and environmental exposure.

The RaaS revenue model emulates SaaS revenue model, which is commonly used for consumer and business software licensing, but extends the model to include robots. In the SaaS model, the end user pays a fixed fee for a set period of time in order to use of the software. In the case of Nauticus’ RaaS model, clients will be charged a flat fee for performing the service over a period of time as required to complete the task. This fixed fee supports full use of Aquanaut, Hydronaut, ToolKITT (defined below), the communication infrastructure, and the personnel required to support the servicing mission. The RaaS fee approach encompasses the complete technology stack that is required to complete the contracted work. This can be contrasted with the industry’s current commercial approach, which bills clients based on the individual elements for performing the servicing mission (e.g., an itemized invoice for deployment of the equipment, tooling, crew, boat fuel, vessel, etc.). With the RaaS model, a flat rate, currently estimated to be $30,000–$50,000/day, will be billed to cover all equipment and personnel required to perform the service, irrespective of exactly which tasks are being performed. In Nauticus’ RaaS model, the subscriber pays for the service and not the rolled-up costs individually, as is frequently done today via an a la carte menu fashion. All other costs are covered in the subscription fee, including the long-term maintenance and servicing of the robots. At this stage, Nauticus proposes the use of a RaaS business model for delivering services to commercial clients only.

In contrast to the other robotics systems, Argonaut is handled differently and does not currently fall under the RaaS business model. The client base for Argonaut purchases the platform outright. There is longer-term service revenue associated with each platform around maintenance and add-on enhancements and payloads.

Nauticus’ near-term objective is to disrupt the current ocean services paradigm through the introduction and integration of advanced robotic technologies. These key technologies are supervised autonomy control software, novel robotic platforms capable of implementing autonomous behaviors, acoustic communications networking protocols, force/torque controllable electric manipulation, perception, artificial intelligence and machine learning software, and multimodal 3-D workspace sensors. Implementation of these technologies enables substantially improved operations at significantly reduced costs and greenhouse gas emissions over conventional methods based on the size of legacy surface support vessels, their crew, and required communications and power links. Legacy surface support vessels are typically 75-meter vessels, requiring a large crew and substantial equipment. Further, using a tethered ROV, the surface support vessel must support large spools of communication and power cable that can link the surface to the ROV, for example, down to 3,000m. This outfit can cost upwards of $100,000 per day, based on the size of the crew and the cost of the surface support vessel and equipment. In comparison, Nauticus’ cost estimates, which it validated through testing of the Hydronaut and Aquanaut, show that these costs can be reduced significantly when the full complement of Nauticus technologies are deployed. This is because the cost to outfit and hire the vessel are reduced, as Hydronaut is an 18-meter vessel, requiring fewer crew and resources. And the reduced crew and vessel size lead to large reductions in greenhouse gases emitted during these operations. Further, because the Aquanaut is an untethered ROV, it does not require the amounts of communication and power cables that a tethered ROV requires, reducing the cost of operations. Nauticus’ business is not seasonal.

Products, Services and Revenue:

Nauticus is in an industry that operates on a service-based daily rate model, often with very lengthy master service agreements (“MSAs”). These MSAs can span from two to four years, or more, for each device dedicated to one customer, resulting in low utilization per asset. Nauticus differentiates itself by employing a more opportunistic view which expands across different customers for shorter periods of time, thus facilitating higher utilization rates.

However, similar to the current service model, our RaaS business model (planned for future commercial services but yet to be implemented) is characterized by a recurring revenue stream granted in exchange for services provided, in this case through usage of our Nauticus robotic vehicles. The RaaS model should be considered within a range of revenue models that have this recurring characteristic. The RaaS model, as described in this prospectus, covers a range of conventional service contracts through an ongoing contract to provide services in a local area. As Nauticus deploys its initial service fleet, we anticipate that the initial services will be paid through conventional contracting methods, directly with the customer or in regional partnerships with an in-country service entity.

These conventional contracting methods typically revolve around a long-term MSA with an end client and service company. As a go-to-market strategy, Nauticus aligned interests with regional partners (e.g., Stinger Technology AS in Norway) to offer this conventional method within already awarded frame agreements. This allows Nauticus to shorten the adoption time of the service technology solution to an end client without having the end client fully adopt the entire RaaS model. There is, however, nothing that would prevent the end client from contracting directly with Nauticus under the RaaS offering. This use of the conventional contracting method does not exclude the providing of such services through the RaaS business model. Nonetheless, this conventional contracting method provides a quicker alternative if the RaaS business model is initially undesirable — a prominent reason being that the current contract is not up for rebid until much later. This allows Nauticus to provide its technology and enables the client to access it sooner. This in turn also allows Nauticus to rapidly expand into new regions, since it will use the in-country facilities and business resources of the regional partner.

Nauticus’ RaaS business model accommodates this type of contracting mechanism. However, as the new service paradigm matures and this technology is utilized by more customers, increased fleet assets will create a network effect in specific market regions (e.g., the North Sea, Gulf of Mexico, etc.). These assets will provide a continuous virtual residency of vehicles that serve the customer base. This ‘residency’ of available assets will enable a new approach to services at a further reduced cost, as customers share the operational overhead of supporting this new type of service infrastructure through ongoing subscription-based contracting.

The RaaS business model will be applied to the commercial fleet services aspect of our business. These services will be deployed through various RaaS contracting mechanisms as the market requires. The ToolKITT software platform is intended to be licensed on a SaaS basis or, in some cases, sold to end customers through a perpetual license. In the latter case, end users will be contracted for software support and maintenance. New versions and upgrades will be sold to customers set to retain the recurring revenue nature of the SaaS/RaaS model.

Although the sale of Nauticus’ products may occur on either point sales or RaaS/SaaS models, the ToolKITT software platform is targeted for this type of recurring revenue sales. Other products such as Argonaut (US Defense) and Olympic Arms (for existing ROVs) are anticipated to be sold through conventional sales contracts with accompanying software licenses. Aquanaut, the commercial subsea vehicle, may also be sold to selective customers, when those sales are not expected to cannibalize or compete with other Nauticus fleet services.

To date, Nauticus has generated revenue through U.S. defense contracts utilizing Aquanaut, Hydronaut, Argonaut, ToolKITT and commercial contracts for engineering services and vehicle leasing. The Argonaut has completed final assembly in our facility and underwent initial commissioning in the Pacific Ocean, leading to its expected acceptance by the customer, a large confidential government contractor (a “Large Confidential Government Contractor”), for further use in US government applications. Nauticus intends to continue to support the U.S. Department of Defense as a contract performer, both on its own and with a Large Confidential Government Contractor. These contracts support further technology development for Nauticus and further opportunities to migrate aspects of this work to the commercial sector. Both Nauticus and our partner, a Large Confidential Government Contractor, plan to actively pursue sales and services in the U.S. defense and intelligence communities through the Argonaut vehicle.

Currently, Nauticus has not completed any material product sales, and many of its core products are still under development. Nauticus provided service and support for HaloGuard products, a red zone monitoring solution. As of June 2022, Legacy Nauticus and Transocean negotiated an end to Legacy Nauticus’ support on the product line in order to focus more on the mainline revenue generating items for Legacy Nauticus.

The RaaS model is anticipated to commence in late 2023 or 2024 with the Hydronaut and Aquanaut units currently under construction at the expected market rate of $30,000-$50,000 per day. Since the vehicles will have limited calendar space to generate revenue in 2023, the RaaS service model is expected to account for just a small portion of 2023 revenues.

On May 23, 2022, our wholly owned subsidiary, Nauticus Robotics Brazil Ltda., a Brazilian limited liability company (“Nauticus Brazil”), entered into an agreement with Petróleo Brasileiro S.A., a Brazilian limited liability corporation (“Petrobras”), pursuant to which, among other things and upon the terms and subject to the conditions set forth therein, Nauticus Brazil will provide Petrobras with underwater inspection services through the use of Aquanaut. We expect to generate approximately $4.3 million in revenue for this work by the end of 2024, pursuant to the terms of the agreement.

Evolution of Aquatic Robotics

The modern ocean robotic vehicles known as unmanned underwater vehicles (“UUVs”) can be traced to work performed by the U.S. Navy in the 1960’s. As this technology developed through the 1970’s and 1980’s, the oil and gas industry began to utilize this technology to support exploration projects in water depths that exceeded the capability of human divers. Since these beginnings, remotely operated vehicles and AUVs have expanded their reach into many fields beyond the ocean energy marketplace. These robotic vehicles have played a key role in exploration and discovery as well as ocean rescue missions. Today, these vehicles are routinely used to perform a wide variety of tasks in support of many fields of use, including offshore wind energy and aquaculture.

UUVs generally have two missions: data gathering or manipulation. They are operated in two distinct classifications — remotely operated or autonomous. The current vehicle designs are optimized and limited to performing one mission or the other. The long-range observation and data gathering missions are often oceanographic data, communication cable inspections, or subsea topographical surveys. These vehicles are usually AUVs and are non-hovering, tetherless, ’submarine shaped’ hulls optimized for long range cruising. Not only do these platforms neglect any manipulation, they are also less than ideally suited for tasks requiring high maneuverability. There are some hovering AUVs and even some that offer limited manipulation. However, these hydraulic arms are very rudimentary add-on features incapable of complex coordination or more advanced concepts like goal directed, impedance-force control.

On the other hand, most manipulation missions are performed by ROV designs. These tethered robots, which are specifically aimed at subsea manipulation, are attached to topside support vessels for power and communication. As such, they take advantage of high data rates and the power-rich environment afforded by the tether. Although operator fatigue is a notorious problem, most ROV operators are paid by the hour, and that has unfortunately held down advancing the state of the art in operational efficiency, control, and manipulation sophistication. And it is these exact technological advancements that are required in a communication-poor, power-limited environment.

There is an emerging need for the hybrid operation: a highly maneuverable platform that can perform manipulation work and also travel efficiently for tens of kilometers. This might include deployment from shore or from some other vehicle and then traveling large distances to then perform manipulation or observation work or both.

Market Opportunity

Although AUV and ROV technology have progressed over the years, the fundamental solution architecture has not changed from its beginning. Servicing missions at depth requires a large surface ship and for intervention tasks, tether spooling systems to be mounted and controlled from the vessel. Beyond the obvious mobilization/demobilization and operating costs of the ship, the tether system introduces its own set of operational challenges and constraints to account for entanglement and sea current-induced disturbances. The size and complexity of the tether system contribute to the size requirements of the vessel. The current paradigm typically includes onboard crew to operate the ROV, further increasing the vessel requirements. The current architecture drives the high cost of this service through the large size of the surface vessel combined with the encumbrance of the connecting cable between the surface vessel and the ROV.

The Nauticus solution addresses the primary factors that drive the cost of the current servicing paradigm. Eliminating the need for the several thousand meters of cable and therefore the onsite vessel and people using acoustic communications substantially reduces the cost of operations. In addition to removing the cost and maintenance of the cable, the surface vessel does not need to accommodate the size and complexity of this system, reducing its size and associated cost. Reducing the size of the surface vessel yields cost savings through reduced crew and vessel operating cost. Importantly, reducing the size of the surface vessel also substantially reduces the carbon expression during servicing operations.

Removing the cable, which provides high-bandwidth communications between the surface and the ROV, while still performing dexterous manipulation tasks has been a central technical achievement of Nauticus. Increasing the autonomy of the ROV through artificial intelligence enables the full set of capabilities required by the market but achieved through low-bandwidth data links. In this new control paradigm, high-bandwidth teleoperation gives way to low-bandwidth supervised autonomy. Taking the responsibility for robotic interventions from a real-time operator and placing it with the robot itself also improves performance of the system by reducing task completion times. This benefit results when the robot, not the operator, compensates for local disturbances while completing tasks in the workspace.

Another key benefit provided by Nauticus’ Aquanaut is its unique ability to transform its hull to optimize performance during different phases of the mission. The AUV-style, hydrodynamically efficient hull configuration enables the robot to traverse long distances when performing subsea pipe or cable inspections. After this transit, the vehicle can transform its shape to expose workclass-capable manipulators to interact with its environment. This ability to transit long distances and then perform manipulation tasks is enabled by both the vehicle design as well as the freedom from a cabled surface connection. This unique capability of the Aquanaut brings new capacity to subsea robotic interventions and further disrupts the status quo.

Nauticus believes that these new technical advances will redefine how ocean intervention services are performed. However, it is possible that these beliefs will prove incorrect. For additional discussion of risks relating to operational and financial projections, please see “Risk Factors — Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.”

The new and unique capabilities of the Aquanaut represent a significant market opportunity for Nauticus to disrupt the ocean services marketplace, especially given the lack of comparable systems.

The market for this technology is vast and covers several independent market segments including offshore renewables, oil & gas, telecommunications, aquaculture, mining, defense, ports, and shipping, just to name a few. The worldwide energy (O&G & Wind) IMR services market is projected to grow based on aging assets with O&G, and asset growth with Offshore Windfarms.1 Over the next 4 years, there will be tremendous growth of wind farm infrastructure installed into the global offshore market.2 Currently, 25GW of offshore renewables are installed off the coast of Europe with expectations to double by 2030. The Biden administration announced the installation of 30GW of offshore renewables to be installed off American shores by 2030. In total, this would imply around 15,000 more wind turbines to be installed in just the United States and Europe. Today, these markets are served by service companies offering Vessel-based services with the cost of these services being split substantially on the cost to operate the vessel over the ROV.

Overall, the Defense market is expected to perform strongly in the next 5 years as geopolitical tensions continue to indicate that peer competitor and near-peer competitor engagements are likely in the ocean domain. Unmanned systems, especially in the maritime domain, will be front and center and see heavy investment. Due to the inherent stealth that the undersea domain presents, we believe this area will see a sharp increase in development spending and acquisitions. In general, geopolitical tension drives defense spending for reconnaissance and covert littoral battlefield and deepwater assets such as Argonaut, and agencies that sponsor these developments have affirmed this belief. COVID-19 has had a minimal effect on defense spending on our products. We have seen some increase in discretionary spending even while COVID-19 has caused a decrease in government spending in other areas. We do not expect a reduction in spending from supporting agencies.

[1]	Source: https://www.westwoodenergy.com/reports/world-rov-operations-market-forecast-2019-2023.

[2]	Source: https://gwec.net/global-offshore-wind-report-2021/.

The use of technology like Aquanaut is a significant topic in port security and management but is difficult to properly assess through industry reports alone. Our findings through target customer interactions indicate that the size of the port and security market and expected adoption of such technology in the next three to five years will be substantial. As a point of reference, there are over 100 major ports worldwide and where Aquanaut can address the work required to assess port seabed conditions, vessel hull anomalies, sensor placements and retrievals, change detection monitoring and unauthorized vessel detection. We plan to have multiple service offerings for the port and harbor security market through vehicle sales and leases to the customer, including all equipment necessary to conduct Aquanaut missions. This will lead to Autonomy- as- a- Service, using the ToolKITT and behavior development license agreements for our customer base. Aquanaut is an excellent multi-tool, but many of the ‘tools’ required for the vehicle are software based. Due to the specific nature of security requests, we believe that custom development will be a requirement. We plan to provide over-the-air updates from our Houston-based engineering team to ensure that vehicles are equipped and qualified with the latest algorithms in our autonomy framework. We believe we will have a residual revenue opportunity through a long-term license for the autonomy updates.

A longer-term market where Nauticus could expand is Aquaculture, and that segment is expected to increase significantly. With the world’s population on course to reach 9.7 billion by 2050, the global demand for protein is expected to grow by 40%.3 One way to meet our protein needs is to sustainably maintain both wild fish reserves and farmed fish. Furthermore, the rising trend of smart fishing and the increase in seafood trade is also propelling the demand for aquaculture products. Major factors driving the growth of the market include rising demand for protein-rich aqua food across the world, rapid adoption of advanced technologies — IoT, artificial intelligence (“AI”), feeding robots, and underwater remotely operated vehicles on aquaculture farms; increasing investment and rising R&D expenditure in aquaculture technology worldwide; and the growing popularity of land-based recirculating aquaculture systems.

The most addressable portion of this market today is associated with salmon farming in both Norway and Chile. Regular net cleaning is important to maintaining the health of the fish and the current man in the loop semi-automated cleaners damage the netting over time and nets break. When the nets break, the fish are lost, but the farmers are also fined for allowing farm fish to escape into the wild population of fish. Aquanaut-type vehicles and Aquanaut technologies could reside within the farm and clean the nets more regularly. The robot could also use its machine vision technology to measure and classify the net wear characteristics over time, which would trigger preventative maintenance in order to avoid net breaks, and by doing so, avoid the fine.

The Nauticus Solution

We are developing a portfolio of ocean robotic vehicles and manipulators controlled by our multi-layered software suite. This software provides sensed perception of the environment combined with guidance, navigation, and control of the vehicle. Additionally, the software suite provides cutting-edge intelligence to control the dual arm manipulators to perform dexterous tasks. Complex task execution without a high-bandwidth tether to the robot necessitates a command-and-control architecture that permits local command authority as well as a level of self-sufficiency to execute high-level, human-directed tasks. Many studies have demonstrated that naive implementation of autonomy can result in opaque systems — meaning that it is difficult to explain their outcomes — unless a focus of the system architecture is the interdependence between human and robotic systems. Besides basing our success metrics on operator mental burden, advances in three key areas will differentiate this architecture. Those areas are automatic task planning, probabilistic-based perception, and novel data compression.

Our technological innovations also include:

●	A subsea vehicle that can transform its hull shape from a hydrodynamic transit vehicle to a working ROV mode that exposes two workclass manipulators

●	A multi-layered software subsystem that handles vehicle control, perception, and manipulation supported through machine learning paradigms

●	An acoustic-based mesh network communication system that provides multi-point communication capabilities between multiple subsea vehicles and the sea surface

[3]	Source: Henchion M, Hayes M, Mullen AM, Fenelon M, Tiwari B. Future Protein Supply and Demand: Strategies and Factors Influencing a Sustainable Equilibrium. Foods. 2017;6(7):53. Published 2017 Jul 20. doi:10.3390/foods6070053.

We believe the primary drivers towards the adoption of Nauticus’ products include:

●	Substantial reduction in the cost to deliver subsea inspection, maintenance, and repair services to customers

●	Reduced carbon footprint provided by the reduction in size of the surface vessels required to perform work

●	Reduced number of crew exposed to offshore work hazards

●	Additional cost savings from fewer vessel days due to improved operational efficiencies

●	Reduction of hydraulic fluid leaks

We believe the benefits of our robotic systems will have clear implications across many industries, including offshore wind, port security, aquaculture, traditional energy, subsea mining, and telecommunications.

Strategic Collaborators

We collaborate with market leaders in complementary technologies such as energy storage and sensors while nurturing market relationships with key customers. Our collaborations with high-profile industry leaders provide valuable feedback that we believe will enhance our early mover advantage. We also expect that these relationships will provide us enhanced credibility and better lead generation and conversion of additional potential customers.

Growth Strategy

The key elements of our growth strategy include:

Accelerate the Development of our Robotic Systems

Nauticus is committed to the development of a complete ocean eco-system of robotic technologies. Each product is developed from an advanced automation perspective with focus on increased performance, lower cost, and environmentally friendly operations. The Nauticus product portfolio includes a new archetype of subsea vehicle, the AURV we call Aquanaut, that can change its configuration to optimize performance during various transit and manipulation phases of the mission. Our expertise in dexterous manipulation supports the deployment of electric, subsea manipulators that will be used by Nauticus for its own vehicles, but may also address a market need to retrofit existing ROV’s with manipulators that have both workclass strength and reach envelopes. ToolKITT integrates total robot and vehicle functions that simplify operational control through ‘mouse clicks’, not joysticks. This superior approach to operational control of robots reduces both task times and mission cost. The Nauticus acoustic communication technology serves as a many-to-many data connection between multiple mobile assets in the marine environment. This technology enables multiple robotic actors to participate in complex servicing activities with over-the-horizon control by remote operators. These products combine to minimize mission execution cost, enhance safety, and enable the application of state-of-the-art robotic technologies to the needs of the ocean customer.

Continued Investment in Innovation

We will continue to invest significant resources in developing proprietary technologies across hardware, firmware, software, and controls to commercialize our robotic systems. We expect our research and development activities to focus on various sizes of vehicles and manipulators to meet different market needs. Improving network data communication to include both acoustic and optical modalities that optimize bandwidth over the near and far range is also a part of the development roadmap.

Our Product Platforms

We expect to offer a range of robotic systems that draw on our intellectual property, years of expertise, and innovative core technologies.

Aquanaut

The Aquanaut represents a new type of subsea vehicle that takes advantage of new subsystem technologies to bring best-in-class performance to the ocean realm.

We believe the following to be the key capabilities of the Aquanaut:

●	Transformable hull design that enables efficient operations in transit (AUV mode) and at the worksite (ROV mode)

●	All-electric design for both propulsion and manipulation

●	Capable of operating under supervised autonomy and fully autonomous vehicle control modes

●	Multi-modal sensor suite capable of creating a high resolution 3-D map of the near-space environment to support manipulation

●	Onboard navigation that enables extended transit to a worksite

Argonaut

Argonaut is a derivative of the Aquanaut vehicle Argonaut, which has enhanced capabilities for transit and autonomous operations. This vehicle has been orchestrated to provide Nauticus’ government-facing customers with the capabilities to perform their specialized mission scenarios. The Argonaut has completed final assembly in our facility and underwent initial commissioning in the Pacific Ocean, leading to its acceptance by the customer, a large confidential government contractor (a “Large Confidential Government Contractor”), for further use in U.S. government applications. Specifically, this vehicle will be used by a Large Confidential Government Contractor, in conjunction with Nauticus, to perform under a current contract. This product and other variants are currently available for direct sales to U.S. Department of Defense entities or contractors and will be available in the future for commercial services through a RaaS contract for ongoing services.

Hydronaut

An 18m-long, optionally crewed vessel that will support the real-time operations of Aquanaut in commercial applications. Hydronaut will ferry Aquanaut to and from the worksite and support battery recharging and the over-the-horizon communication link to shore.

ToolKITT

ToolKITT is a cloud software platform consisting of interrelated products for ocean sensing, manipulation, autonomous behaviors, survey, search & recovery, and manual intervention. This functionality encompasses robotic controls, user interfaces, sensor integration, simulation, data analysis, and communication frameworks purposely built to enable work subsea. This software unifies all of Nauticus’ products into a single control architecture. This system includes a communications middleware that orchestrates vehicle activities, performs updates, and enables multi-agent interaction and mission planning. However, the software platform can also be used across other robotic platforms in the ocean space and, theoretically, outside of the ocean domain as well.

This product embodies a complete command and control suite of software components that provide the intelligence necessary to transit and perform work with minimal interventions. Although the entire suite is comprised of the following components, each one is capable of existing independently, being seamlessly integrated into existing customer platforms and systems:

●	Helmsman — Safe, efficient, reactive, on-board control system for maritime robotic platforms

●	Commander — Mission planning, autonomy, and direct commanding of maritime robotic platforms

●	Wayfinder — Perception-based mapping and world modelling

●	Wavelink — Disruption-tolerant, secure, communication network for maritime robotic platforms

●	Loggerhead — Data collection and analysis for customer data products and diagnostics

Competition

Current Solutions:

Ocean Services utilizing AUVs/ROVs are based on vessel companies contracting two ways with clients — Long Term Annual Contracts and Spot Market Contracts. For ROV Vessels, the price can range from $40K/day to $100K/day depending upon specification of vessel with ROVs at $8K/day to $10K/day. These vessel companies either own their own fleet of AUV/ROVs or they subcontract with an AUV/ROV services providers. The mobilization and demobilization costs of the equipment are an additional service fee the majority of the time. AUVs are utilized within the market differently than ROVs with smaller survey vessels used that do not have crane systems or DP2 position control classification. These types of vessels will cost up to $60K/day with the AUV related costs being between $10–$20K/day.

Sample of Traditional Energy Market Service Providers:

●	Oceaneering*

●	Subsea 7*

●	Fugro*

●	DOF

●	C-Innovations

●	Helix

●	Saipem*

(*build their own ROVs and some buy Hugin AUVs from Kongsberg).

Sample of Platform Manufacturers (Product Sales):

●	Forum

●	TechnipFMC (now moving into services)

●	SMD

●	SAAB

(Products are sold to service providers with a margin rate ranging from 30 – 50%.)

Sample of Autonomous Surface Vessel coupled to Subsea Platform Assets:

●	Ocean Infinity

●	Reach Subsea

●	Fugro

Drawbacks to the current business model:

Contracting is based on discrete services being rendered, and value gets converted into a day rate. There is an emphasis on how the job is done and not what job is done, and it is billable accordingly. For example, the entire work process is broken down into steps and phases and the service contactor bills for each step. There are mobilization costs, trip costs, stand by costs, actual onsite costs, costs for tooling, demobilization costs, etc.

Customers and Partners

Nauticus is actively engaged in the development of specialized ocean vehicles for U.S. government interests. In this work, we are teaming with a Large Confidential Government Contractor to deliver ocean vehicles that meet the challenging objectives of the U.S. Services. In the past we have been funded directly by DARPA to develop our advanced ocean capabilities, and currently, we are partnered with a major defense prime to deliver a classified system that leverages that technology.

For the go-to-market strategy in commercial ocean services, Nauticus has teamed with local service providers in the North Sea to leverage their relationships with customers operating in this active region for ocean energy services. Through our investment relationships with both Transocean and Schlumberger, we have in place a global footprint of opportunities to pursue and an infrastructure that can be leveraged to expedite service deployments.

Customers

Nauticus currently has developed two models of subsea robots — Aquanaut and Argonaut. The vehicles both exhibit the ability to traverse long distances, transform their hull to expose dual robotic manipulators, perform robotic tasks, and then return to the launch site or other predetermined location. The Aquanaut is designed to meet commercial requirements related to performing inspection, maintenance, and repair work in subsea oil & gas and offshore wind energy applications. Its capabilities could also satisfy the needs for port security and maintenance, aquaculture, telecommunications, and subsea mining markets. In this setting, the vehicle performs a variety of tasks, including inspection, maintenance, and repair of customer assets. The Argonaut is designed for a different mission set that is driven by the needs of the U.S. Department of Defense. The Argonaut is distinguished from the Aquanaut in several ways, but most importantly, this vehicle is capable of extended range during transit. Other distinguishing features include a different sensor complement and improved autonomous behaviors. Nauticus has created two separate vehicles for two important markets in order to allow each vehicle to evolve to meet the requirements of its respective market. But more importantly, the Argonaut contains technology that makes it International Traffic in Arms Regulations (“ITAR”) restricted whereas the Aquanaut does not contain such technology. The initial Aquanaut commercial unit is planned to be delivered in the second quarter of 2023. The two remaining Aquanauts are to be delivered in the second and third quarters of 2023. Nauticus has executed nonexclusive Memorandums of Understanding (“MOU”) with Norwegian operators, Ramfjord Technologies and Stinger Technology, to pursue opportunities in the region. The company also plans to pursue direct contracting opportunities in the North Sea.

In addition, Transocean, Inc., the world leader in offshore drilling for oil exploration and production, has been an invested partner with Nauticus since 2018. Opportunities to deploy Aquanauts off Transocean drilling rigs have already been extensively discussed between Nauticus and Transocean.

The first Argonaut is in testing for potential full acceptance in 2023 by a Large Confidential Government Contractor. The Argonaut is outfitted with special sensors and equipment to support its deployment on specialized missions for various U.S. agencies.

Nauticus has also developed a full-featured software stack, called ToolKITT, that provides autonomous and semi-autonomous control modes covering all aspects of subsea vehicle missions. This software, although indigenous to Nauticus’ own subsea vehicles, can also be deployed in existing ROV’s to enhance and expand their operational capabilities. This software is currently showcased in the Defense Innovative Unit contract as the intelligent machine driving a VideoRay Defender ROV (a “Defender ROV”). At the conclusion of this contract, if Nauticus meets all the program objectives, it is envisioned that Nauticus will have the opportunity to deploy this software system under license to the U.S. Navy for use on their existing Defender ROVs.

Manufacturing and Suppliers

As part of the original development of engineering prototypes, Nauticus has established supplier relationships with key commercial-off-the-shelf (“COTS”) and custom part manufacturers. Consideration is given within our international supply chain for redundancy, where possible. In cases of limited supplier options, Nauticus initiates procurement early in the manufacturing schedule to mitigate risk of supply interruption.

Currently, Nauticus manages a supply chain with many suppliers that specialize in parts aimed toward subsea vehicles. A shared and key component of Aquanaut and Argonaut subsea vehicles is the energy storage system — a Li-ion battery. There are a variety of suppliers available to provide this battery subsystem. One battery, in particular, that Nauticus uses is from SubCTech, a German company. The batteries are a long-lead-time item and are ordered well in advance of the time they are required to be integrated into the vehicle. A copy of the most recent SubCTech battery contract is included as Exhibit 10.20. However, there are alternative batteries (although not direct replacement and would require integration work e.g., Kracken), and Nauticus is not necessarily dependent on SubCTech. In the most extreme event that battery suppliers are unable to produce battery packs for Nauticus, Nauticus could resort to pulling that subsystem vertical and producing batteries for the subsea vehicles in house. Nauticus has tremendous battery design, manufacturing, and assembly expertise, and former National Aeronautics and Space Administration (“NASA”) energy systems division experts are on staff.

For parts and fabricated components, Nauticus is using an outsourced manufacturing strategy to fabricate Aquanauts (subsea vehicle) and Hydronauts (optionally crewed surface vessel). This strategy reduces in-house manufacturing and allows Nauticus to perform the final integration and functional acceptance test of the Aquanaut prior to shipping. Two (2) Hydronauts are under construction with Diverse Marine in the United Kingdom, and three (3) Aquanauts are being fabricated by with International Submarine Engineering in Canada. Copies of the contracts are included here as Exhibits 10.21 and 10.22, respectively.

Nauticus also has a purchase contract with iXBlue (France) to purchase a Drix unmanned surface vessel. This vessel also pairs with the subsea Aquanaut as a communications node in place of the Hydronaut. A copy of the contract is included here as Exhibit 10.23.

As we progress toward more production of our ocean vehicles, trade studies will be conducted to identify subassembly outsourcing options that will reduce the number of parts required in-house for final assembly at our facility. We recognize that the outsourcing trades may have advantages in limiting required lease space, tooling, and personnel requirements, but these benefits may be offset by quality control or other issues leading to full in-house assembly of the vehicles. Nauticus is committed to exploring the options that will lead to the most capital-efficient manufacturing process and support our sales-driven build schedule.

Government Regulation

In addition to our compliance regarding federal regulations affecting businesses of this type, Nauticus also maintains compliance with the ITAR and Export Administration Regulations (“EAR”) governing the sale of our technology products. In addition to these commercial regulations, compliance with the U.S. Department of Defense requirements for safeguarding data and other sensitive information is a main focus of the organization.

Intellectual Property

The ability to obtain and maintain intellectual property protection through patent and trademark filings is important to our business. Nauticus utilizes a combination of the protections afforded to the owners of patents, copyrights, trade secrets, and trademarks to secure its intellectual property. In addition, Nauticus requires employment agreements which stipulate IP protections for the company. For external relationships, non-disclosure agreements and other contractual restrictions are used to establish and protect our intellectual property.

Nauticus will file for patent protection if the invention is believed to be patentable and the resulting patent will be beneficial in protecting the invention in the marketplaces. Consideration is also given, particularly with respect to software, as to the benefits of seeking a patent against the associated market risks of providing public exposure of the invention. In many cases with our software, Nauticus holds this code and algorithms as trade secrets.

Nauticus has patented its reconfigurable hull design for subsea vehicles. This approach protects the Company’s vehicle configuration that enables it to transit long distances and then transform into a working robot once at the worksite. This capability is key to exploiting the vehicle architecture and its tetherless operational modes. Similarly, Nauticus has applied for patent protection for its all-electric, workclass robotic manipulators. These manipulators are the first in their market class and utilize specialized actuation systems to achieve the strength performance necessary for workclass systems. This patent was granted on January 24, 2023 under USPTO Number 11559905.

Nauticus has also filed for protection of our Company name and brand under trademark registration in the United States.

Legal Proceedings

Nauticus is not engaged in any legal proceedings and there is no legal action anticipated by the company.

Market Information

Shares of our Common Stock and the Public Warrants currently trade on the Nasdaq under the symbols “KITT” and “KITTW,” respectively. As of August 4, 2023, there were 49,820,918 shares of Common Stock issued and outstanding held of record by approximately 50 holders, and 8,624,991 Public Warrants outstanding held of record by one holder. We believe a substantially greater number of beneficial owners hold shares of Common Stock and/or Public Warrants through brokers, banks or other nominees.

Dividends

We have not declared or paid any cash dividends on our Common Stock. To date we have used all available cash to finance our operations. Payment of cash dividends in the future will be at the discretion of our Board and will depend upon our earnings levels, capital requirements, any restrictive debt covenants and other factors the Board considers relevant.

Employees

We had 93 employees as of December 31, 2022, including our named executive officers. None of our employees are covered by collective bargaining agreements, and we have not experienced any strikes or work stoppages related to labor relations issues. We believe we have good relations with our employees.

Merger Agreement

On the Closing Date, Nauticus consummated its previously announced Business Combination pursuant to the Merger Agreement, by and among CleanTech, Merger Sub and Legacy Nauticus. Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the merger of Merger Sub with and into Legacy Nauticus, with Legacy Nauticus surviving the merger as a wholly owned subsidiary of CleanTech. On the Closing Date, CleanTech was renamed “Nauticus Robotics, Inc.,” and Legacy Nauticus was renamed “Nauticus Robotics Holdings, Inc.”

As a result of the Closing, among other things, (a) each share of Legacy Nauticus preferred stock, par value $0.01 per share, that was issued and outstanding immediately prior to the Closing converted into Legacy Nauticus Common Stock, in accordance with the certificate of incorporation of Legacy Nauticus (the “Preferred Stock Conversion”); (b) each of the Amended Convertible Notes (defined below) was converted into shares of Legacy Nauticus Common Stock in accordance with the terms of each such note (the “Amended Convertible Note Conversion”); and (c) each share of Legacy Nauticus Common Stock (including shares of Legacy Nauticus Common Stock outstanding as a result of the Preferred Stock Conversion and Amended Convertible Note Conversion, but excluding shares of the holders who perfected rights of appraisal under Delaware law) was converted into the right to receive (i) the Per Share Merger Consideration and (ii) Earnout Shares.

In connection with the Closing, each outstanding option to purchase shares of Legacy Nauticus Common Stock (a “Legacy Nauticus Option”), whether or not then-vested and exercisable, was assumed by CLAQ and converted automatically (and without any required action on the part of the holders of then-outstanding Legacy Nauticus Options) into an option to purchase shares of Common Stock (each, a “Nauticus Option”) equal to the number of shares determined by multiplying the number of shares of Legacy Nauticus Common Stock subject to such Legacy Nauticus Option immediately prior to the Effective Time by the Exchange Ratio, which product was rounded down to the nearest whole number of shares, at a per-share exercise price determined by dividing the per-share exercise price of such option immediately prior to the Effective Time by the Exchange Ratio. As a result of the Business Combination, an aggregate 3,970,266 shares of Common Stock were reserved for issuance upon exercise of the Nauticus Options. As of the date of this prospectus, 215,837 Nauticus Option Shares have been issued.

Earnout Shares.

Following the closing of the Business Combination, former holders of shares of Legacy Nauticus Common Stock (including shares received as a result of the Preferred Stock Conversion and the Amended Convertible Note Conversion, the “Stockholder Earnout Group”) shall be entitled to receive their pro rata share of up to 7,499,993 additional shares of Common Stock (the “Earnout Shares”). The Earnout Shares will be released and delivered to the Stockholder Earnout Group upon occurrence of the following (each, a “Triggering Event”):

i.	one-half of the Earnout Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of our Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

ii.	one-quarter of the Earnout Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of our Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

iii.	one-quarter of the Earnout Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of our Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

Subscription Agreements.    In connection with the execution of the Merger Agreement, CleanTech entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of Common Stock (the “Subscribers”) pursuant to which the Subscribers purchased, and CleanTech agreed to sell to the Subscribers, an aggregate of 3,100,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $31 million (the “Equity Financing”). Of the Subscribers, Transocean Inc. and Material Impact Fund II, L.P. respectively purchased 750,000 and 250,000 shares of Common Stock in the Equity Financing at a price of $10.00 per share and at aggregate respective purchase prices of $7,500,000 and $2,500,000.

Amended and Restated Registration Rights Agreement.    In connection with the Closing, Legacy Nauticus, CleanTech and certain stockholders of each of Legacy Nauticus and CleanTech who received shares of Common Stock pursuant to the Merger Agreement, entered into an amended and restated registration rights agreement.

Lock-up Agreement and Arrangements.    In connection with the Closing, the Sponsors and certain Legacy Nauticus stockholders entered into a lock-up agreement (the “Sponsor Lock-Up Agreement” and “Company Stockholder Lock-up Agreement”) with Legacy Nauticus and CleanTech, pursuant to which each has agreed, subject to certain customary exceptions, not to:

(i)	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock received as merger consideration and held by it immediately after the Effective Time (the “Lock-Up Shares”), or enter into a transaction that would have the same effect;

(ii)	enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or

(iii)	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge, or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement and Company Stockholder Lock-up Agreement) with respect to any security of CleanTech; during a “Lock-Up Period” under their respective agreements.

Under the Sponsor Lock-up Agreement, the Lock-Up Period means the period commencing on the Closing Date and ending on the earlier of (x) the one year anniversary of the Closing Date; (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by Legacy Nauticus; provided that the restrictions set forth in the Sponsor Lock-up Agreement do not apply to (1) transfers or distributions to such stockholder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act , as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; or (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of the Sponsor Lock-up Agreement. At the latest, the Sponsor Lock-up Agreement will expire on September 9, 2023.

Under the Company Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the date that is 180 calendar days after the consummation of the Business Combination, (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by the Sponsors and CleanTech; provided that the restrictions set forth in the Company Lock-up Agreement do not apply to (1) transfers or distributions to such stockholders, current or former general or limited partners, managers or members, other equity holders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in the PIPE Investment or in open market transactions); or (6) in the case of Angela Berka (or Reginald Berka with respect to any community, marital or similar interest he may have in the following shares), the transfer of up to 1,000,000 shares of Lock-up Shares in a privately negotiated sale to another company stockholder, who shall enter into a Lock-Up Agreement (or amend an existing Lock-Up Agreement) containing the same terms and conditions as this Agreement with respect to such shares, or the entry into any agreement with respect to such a sale entered into before, at or after the Effective Time. The Company Lock-up Agreement expired on March 8, 2023.

Securities Purchase Agreement

In connection with the execution of the Merger Agreement, CLAQ, Legacy Nauticus and the Selling Securityholders entered into the Securities Purchase Agreement, pursuant to which the Selling Securityholders subscribed for (i) the Debentures in an aggregate principal amount of $36,530,320, which Debentures are convertible into an aggregate 2,922,425 shares of Common Stock and (ii) the associated SPA Warrants, which are exercisable for an aggregate 2,756,712 shares of Common Stock, after taking into account the exercise of 165,713 SPA Warrants by ATW in June 2023. The exercise price of each SPA Warrant is subject to (i) customary anti-dilution adjustments; and (ii) in the case of a subsequent equity sale at a per-share price below the exercise price, the exercise price of each SPA Warrant will be adjusted to such lower price, and the number of shares underlying the SPA Warrant will increase proportionately. In the event of a rights offering or dividend, the SPA Warrantholders will be treated as though the shares underlying the SPA Warrant held by them were outstanding. The SPA Warrants can be exercised on a cashless basis. There is an original issue discount of 2% from the issued amount, $40.0 million, of the Debentures. Interest accrues on the total outstanding principal amount of the Debentures at 5% per annum, payable quarterly. The Debentures are secured by first priority interests, and liens on, all present and after-acquired assets of the Company and will mature on the fourth anniversary of the date of issuance. ATW is managed by ATW Partners Opportunities Management, LLC, which is an affiliate of Chardan, and our former director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan. In addition, our director, Adam Sharkawy, is the managing partner of Material Impact Fund II, L.P.

Amended RRA. In connection with the Securities Purchase Agreement, the Company and the Selling Securityholders entered into the RRA, pursuant to which the Company and the Selling Securityholders agreed to certain requirements and conditions covering the resale by the Selling Securityholders of the shares of Common Stock into which the Debentures and SPA Warrants are convertible or exercisable.

Under the terms of the RRA, the Company was required to (i) file a registration statement (the “Initial Registration Statement”) within 15 business days of the Closing and (ii) use its best efforts to cause the Initial Registration Statement to be declared effective as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date (as defined in the RRA) (the “Registration Requirements”). The RRA additionally provided for liquidated damages if the Registration Requirements were not met.

On June 22, 2023, the Company and the Selling Securityholders entered into the RRA Amendment, pursuant to which the Company agreed to deliver to the Selling Securityholders an aggregate 1,890,066 Resale Shares, in exchange for the waiver and release by the Selling Securityholders of any and all claims, remedies, causes of action and any other Initial Effectiveness Date Claims (as defined in the RRA Amendment) under any of the Transaction Documents (as defined in the RRA), including all past and future claims for liquidated damages under the RRA with respect to, and any other amounts that may be payable by reason of or otherwise relating to, the Effectiveness Date of the Initial Registration Statement.

Letter Agreements. On June 22, 2023, we entered into the Letter Agreements with the Selling Securityholders, pursuant to which the Selling Securityholders (also being the SPA Warrantholders) agreed to amend the exercise price of the existing SPA Warrants, which, at such time, were exercisable to purchase an aggregate 2,922,425 shares of Common Stock, in exchange for the Company’s agreement to (i) lower the exercise price of the SPA Warrants to a weighted average of $3.28 per share, with multiple tranches priced between $2.04 and $4.64 per share, and (ii) upon the SPA Warrantholders’ exercise of the SPA Warrants, issue the New SPA Warrants to the SPA Warrantholders to purchase, in the aggregate, up to 2,922,425 shares of Common Stock.

On June 23, 2023, pursuant to its Letter Agreement, an SPA Warrantholder exercised 165,713 SPA Warrants, pursuant to which 165,713 shares of Common Stock and 165,713 New SPA Warrants were issued to such SPA Warrantholder.

MANAGEMENT

Information about Directors and Executive Officers

The following persons are the executive officers and directors of the Company:

Name	Age	Position
Nicolaus Radford	45	Chief Executive Officer and Director
Rangan Padmanabhan	48	Chief Financial Officer
Donnelly A. Bohan	50	Chief Operating Officer
John D. Yamokoski	45	Chief Technology Officer
M. Dilshad Kasmani	46	Chief Legal and Administrative Officer
Mark L. Mey	59	Director
Lisa J. Porter	55	Chairperson of the Board
Jim Bellingham	61	Director
Adam Sharkawy	59	Director
John W. Gibson, Jr.	65	Director
Joseph W. Dyer	76	Director
Eli Spiro	51	Director

Nicolaus A. Radford.    Mr. Radford serves as our Chief Executive Officer and as a director on our Board. Previously, Mr. Radford served as the Chief Executive Officer. Mr. Radford founded Legacy Nauticus in 2014 and has been continuously employed at Legacy Nauticus since its inception, continuing to serve as a director of Legacy Nauticus. Prior to that, Mr. Radford led NASA’s humanoid robotics efforts for both Space Station and future Mars missions, including both Valkyrie and Robonaut. Additionally, he was also the principal investigator (“PI”) for NASA in DARPA’s advanced electric machine research for robotics. Mr. Radford led NASA’s efforts in exoskeleton research for the International Space Station (“ISS”) crew exercise and mobility assistance and initially served as Co-PI for NASA on DARPA’s Warrior Web program, which focused on wearable robotics for military applications. He has extensive experience leading multidisciplinary teams in challenging development timeline environments. During Mr. Radford’s tenure at NASA, he was the recipient of numerous patents, design awards, and commendations for his expertise and leadership that ultimately culminated in him receiving NASA’s Outstanding Leadership Medal. He has been published several times on a multitude of topics relating to spaceflight robotics and contributed to Springer’s Humanoid Robotics Handbook. Mr. Radford earned his B.S. and M.S. from Purdue University in Electrical and Computer Engineering.

Rangan Padmanabhan.    Mr. Padmanabhan serves as Nauticus’ Chief Financial Officer. Previously, Mr. Padmanabhan served as the Chief Financial Officer of Legacy Nauticus from May 2022 until the closing of the Business Combination. Prior to his role at Legacy Nauticus, Mr. Padmanabhan served as the co-founder and as the Chief Financial Officer of Rad Capital Ventures LLC, the management company of a hedge fund involved in the trading of fixed transmission rights in North American electricity markets, from May 2020 to May 2022. During his time at Rad Capital Ventures LLC, Mr. Padmanabhan oversaw the accounting, regulatory, and audit functions of the fund while maintaining investor relations and communications with dozens of the fund’s accredited investors, corporate investors, and family offices.

Beginning in December 2020, Mr. Padmanabhan served as a consultant at Veritas Total Solutions, where he was a risk management subject expert for the implementation of the Quant Portal at Shell Oil Company. From October 2021 to December 2021, Mr. Padmanabhan served as a consultant at Houston Mechatronics, Inc., where he built and validated forecasting models and financial statement summaries. From January 2014 to December 2019, Mr. Padmanabhan served as Managing Partner at Solaris Asset Management, Inc., where he managed a multi-strategy hedge fund.

In addition, Mr. Padmanabhan has vast public company experience through his various previously held roles at, including but not limited to, (i) Shell, (ii) Merrill Lynch, (iii) Duke Energy, (iv) Sonat Inc. (subsequently acquired by El Paso Corporation and Kinder Morgan, Inc.), (v) FPL Group, Inc. (rebranded as NextEra Energy Inc.), and (vi) CMS Energy Corporation.

Mr. Padmanabhan graduated Magna Cum Laude from Rice University with a degree in Economics and Management. He attained the Financial Risk Manager (“FRM”) certification in 1998 and received the Chartered Financial Analyst (“CFA”) charter in 2001. Mr. Padmanabhan is a frequent guest lecturer for graduate classes at Rice University on various topics pertaining to capital markets. He also serves on the Advisory Board of the Center for Computational Finance and Economic Systems (“CoFES”) at Rice University.

Donnelly A. Bohan.    Ms. Bohan serves as Nauticus’ Chief Operating Officer. Previously, Ms. Bohan served as the Chief Operating Officer of Legacy Nauticus, joining in April 2022. Prior to joining Legacy Nauticus, Ms. Bohan served as Vice President, Division Manager for the Mission Operations and Infrastructure Protection Division at Leidos, Inc. (“Leidos”), where she oversaw the day-to-day operations of a $340 million and 850 plus person line organization providing electronic and integrated security systems for base defense, access control, and counter-small unmanned aerial systems. From December 2016 to February 2021, Ms. Bohan served as Vice President, Division Manager for the Maritime Systems Division at Leidos, where she oversaw day-to-day operations of a $185 million and 500 person team focused on autonomous surface and subsurface solutions; advanced system architecture; sensor design; integration, and other capabilities that help global customers meet mission imperatives. From June 2016 to December 2016, Ms. Bohan worked directly with the Executive Vice President of Business Development and Strategy, focused on the corporate strategic vision for Leidos with an emphasis on our global presence, products, and M&A. From 2015 to June 2016, Ms. Bohan served as Vice President, Deputy Operations Manager for the Missions Systems Integration Operation (MSIO) at Leidos.

Ms. Bohan earned a Bachelor of Science in Community Health, Health Planning and Administration from the University of Illinois at Urbana-Champaign in 1995. She also earned an MBA from R.H. Smith School of Business from the University of Maryland at College Park in 2009.

John D. Yamokoski.    Dr. Yamokoski serves as Nauticus’ Chief Technology Officer. Previously, Dr. Yamokoski served as Legacy Nauticus’ Chief Technology Officer since August 2022. Before his current role, Dr. Yamokoski served in several other positions at Legacy Nauticus. From 2020-2022, Dr. Yamokoski was Vice President of Defense Technology and Sponsored Research, where he served as Principal Investigator on Nauticus’ defense projects and also organized capture teams for new research opportunities. From 2015-2020, he was a Principal Robotics Engineer. In that role, he was project manager for several robotics technology programs as well as the Director of Software for the company from 2018-2020.

Before joining Nauticus, Dr. Yamokoski was a robotics researcher at NASA’s Software, Robotics and Simulation Systems Division at the Johnson Space Center from 2010 to 2015. While at NASA, he led engineering and research teams for control system development of NASA’s Robonaut 2 project and the software architecture and development of NASA’s Valkyrie program.

Dr. Yamokoski earned a B.S. degree in Mechanical Engineering from Purdue University in 1999 and M.S. and PhD. degrees in Mechanical Engineering from University of Florida in 2005 and 2009 respectively.

M. Dilshad Kasmani.    Mr. Kasmani serves as Nauticus’ Chief Legal and Administrative Officer and Corporate Secretary since September 2022. Previously, Mr. Kasmani served as Legacy Nauticus’ General Counsel and Corporate Secretary since April 2022. Before joining Legacy Nauticus, Mr. Kasmani served as President of ManifestSeven Holdings Corporation from June 2020 to April 2022 and its Chief Legal Officer from September 2019 to April 2022. Mr. Kasmani served as Associate General Counsel and Assistant Secretary of the general partner of American Midstream Partners, LP from November 2018 to September 2019. Mr. Kasmani served as Associate General Counsel and Company Secretary of Cardtronics plc from May 2016 to February 2018, and Associate General Counsel and Assistant Secretary of its predecessor, Cardtronics, Inc., from January 2014 to May 2016. Mr. Kasmani began his legal career as an attorney for Andrews Kurth LLP and then Paul Hastings LLP, representing clients on various corporate, capital markets, private equity, and other transactional matters.

Before his legal career, Mr. Kasmani held various local and state government positions between August 1997 and October 2006, ending as the Chief Economist and Deputy Tax Assessor-Collector of Harris County, Texas. Mr. Kasmani has served in the U.S. Navy Reserves since October 2003 and currently holds the rank of Commander. Mr. Kasmani earned a Bachelor of Arts in Economics and Political Science in 1999 and a Master of Arts in Economics in 2003 from the University of Houston. He also earned a Doctor in Jurisprudence from the South Texas College of Law in 2007.

Mark L. Mey. Mr. Mey currently serves as a director on our Board and is the Chief Financial Officer of Transocean Inc., which he joined in May 2015. He previously served as Executive Vice President and Chief Financial Officer of Atwood Oceanics (“Atwood”) from August 2010 to May 2015. Including his almost five years at Atwood, he has over 28 years of experience in the energy and financial services industries in both the United States and South Africa. Prior to Atwood, from August 2005 to July 2010 Mr. Mey was Senior Vice President, Chief Financial Officer, and a Director of Scorpion Offshore Ltd. He also held positions of increasing responsibility from February 1994 to August 2005 during his 12 years with offshore driller Noble Corporation, including Vice President and Treasurer. He served on the Board of Directors of Transocean Partners LLC from June 2015 to December 2016.

Mr. Mey earned an Advanced Diploma in Accounting and a Bachelor of Commerce degree from the University of Port Elizabeth, South Africa. He is a Chartered Accountant and attended the Harvard Business School Executive Advanced Management Program.

Lisa J. Porter.    Dr. Porter serves as a director on our Board and is the Co-Founder and Co-President of LogiQ, Inc., a company providing high-end management, scientific, and technical consulting services, which she co-founded in July 2020. She was previously the Deputy Under Secretary of Defense for Research and Engineering from October 2018 to July 2020, and in that role, she shared responsibility with the Under Secretary for the research, development, and prototyping activities across the Department of Defense.

In prior roles Dr. Porter served as Executive Vice President of In-Q-Tel (“IQT”) and Director of IQT Labs, the President of Teledyne Scientific & Imaging, the founding director of the Intelligence Advanced Research Projects Activity (“IARPA”) in the Office of the Director of National Intelligence (“ODNI”), the Associate Administrator for the Aeronautics Research Mission Directorate at NASA, and as a program manager and senior scientist at DARPA. Dr. Porter holds a bachelor’s degree in nuclear engineering from the Massachusetts Institute of Technology and a doctorate in applied physics from Stanford University. She received the Office of the Secretary of Defense Medal for Exceptional Public Service, the NASA Outstanding Leadership Medal, the National Intelligence Distinguished Service Medal, the Presidential Meritorious Rank Award, and the Department of Defense Medal for Distinguished Public Service.

Jim Bellingham.    Dr. Bellingham serves as a director on our Board and concurrently serves as a Bloomberg Distinguished Professor with joint appointments in the Whiting School’s Department of Mechanical Engineering and the Applied Physics Laboratory. Dr. Bellingham is the Executive Director of the Institute for Assured Autonomy. Previously he was the founding Director of the Center of Marine Robotics at the Woods Hole Oceanographic Institution, founded the Autonomous Underwater Vehicles Laboratory at MIT, and co-founded Bluefin Robotics. He was Director of Engineering and Chief Technologist at the Monterey Bay Aquarium Research Institute. Dr. Bellingham is a pioneer in the development, operation, and commercialization of autonomous marine robots. He has led and participated in research expeditions around the world from the Arctic to the Antarctic. Dr. Bellingham’s research activities span from fundamental research on marine autonomy to optimization of observation systems for prediction of ocean processes. He spearheaded the development of small, high performance AUVs, resulting in a class of systems which are now widely used within the military, industry, and scientific communities.

Dr. Bellingham serves on a number of institutional boards and advisory boards including Science Robotics, American Association for the Advancement of Science, the Institute of Marine Research, Norway, ThayerMahan Inc. and Innovasea Systems Inc. He served on the Naval Research Advisory Committee including as Chair, on the Secretary of the Navy Advisory Panel, the Naval Studies Board and many National Academies studies.

Dr. Bellingham’s honors include election to the National Academy of Engineering, the Navy Superior Public Service Award, and the Lockheed Martin Award for Ocean Science and Engineering. Dr. Bellingham has authored dozens of scholarly papers. He received a B.S., an M.S., and a Ph.D., in physics from the Massachusetts Institute of Technology.

Adam Sharkawy.    Dr. Sharkawy serves as a director on our Board and has been a Founder and Managing Partner at Material Impact, a unique venture fund that focuses on investing in and building successful companies with novel products based on innovations in the underlying material, hardware, and manufactured goods technologies, since January 2016. He additionally serves as member of the Board of Directors for 11 companies including Soft Robotics, Inc, Orbion Space Technologies, 6K, LynQ, NextGen Jane, BloomerTech, Nohbo and JumpAero.

Dr. Sharkawy has held a series of executive operating roles in publicly traded healthcare companies. These include Sr. Vice President of the Medicines Company and Head of their Surgery and Perioperative Care Global Business Unit, where he led the integration of four acquisitions along with a legacy fifth business into a global unit with products spanning the spectrum of acute surgical care.

Prior to his large corporate roles, Dr. Sharkawy was an entrepreneur. He helped start Ventrica, Inc., a privately held medical device company until the acquisition of its technology by Medtronic. While at Ventrica, he also spun off a new venture in collaboration with the German government, Ventrigraft, GMBH. Prior to that, Dr. Sharkawy served in several technology development roles for Heartport (acquired by Johnson and Johnson) and Advanced Cardiovascular Systems (acquired by Eli Lilly) and then spun out as publicly traded Guidant. Dr. Sharkawy has also been a consultant to or on the Advisory Board of companies spanning industries such as aerospace, oil & gas, battery, and medical device.

Dr. Sharkawy received his Ph.D. from Duke University in Biomaterials/Biomedical Engineering. He also holds a M.S. from Texas A&M University from the Institute of Innovation and Design in Engineering. Adam received his Bachelor of Science in Mechanical Engineering from the American University, Cairo and before that, studied pre-medicine and Biology at the Honors Program at the University of Delaware. He is a scientific inventor and holds 23 issued U.S. patents and numerous international patents.

John W. Gibson, Jr. Mr. Gibson serves as a director on our Board and served as Chairman of the Board of Directors, Chief Executive Officer, and President of Flotek Industries from January 2020 to January 2023. Mr. Gibson is a recognized leader with more than 35 years of global experience in the energy technology, oil and gas services and exploration and production sectors of the energy industry. Mr. Gibson also previously served as a Director of Bluware Inc.

Prior to Flotek, Mr. Gibson served as Chairman of Energy Technology, from May 2017 to December 2019, at Tudor, Pickering, Holt & Company (“TPH”), an energy-focused investment bank headquartered in Houston. In this role, he led a team focused on opportunities in emerging oil and gas technologies. Prior to TPH, Mr. Gibson served as President and Chief Executive Officer of Tervita Corporation (“Tervita”), a major Canadian-based environmental and oilfield services company. Prior to Tervita, he was President and Chief Executive Officer of Paradigm Geophysical and Landmark Graphics Corporation, as well as President of Halliburton Company’s Energy Services Group. Mr. Gibson also served as the former head of subsurface research at Chevron Corporation.

Mr. Gibson also served as President and Chief Executive Officer of Tervita Corporation from July 2010 to May 2015, where he successfully executed a $2.6 billion debt restructuring, coincident with an aggressive growth and diversification strategy.

Mr. Gibson is currently a member of University of Texas at Austin’s Bureau of Economic Geology Visiting Committee, a member of the Advisory Board of Montrose Lane and a director of the National Board of KickStart for Kids. Mr. Gibson also serves as the Honorary Consulate for Kazakhstan for the State of Texas.

Mr. Gibson holds a Bachelor of Science in Geology from Auburn University and Master of Science in Geology from the University of Houston.

Joseph W. Dyer.    Mr. Dyer serves as a director on our Board and has served a consultant in the technology, aerospace, and defense markets since 2013. Mr. Dyer operates at the intersection of technology, finance, and risk management. He participated in the Congressionally directed “Space Force” study and the NDAA Section 809 Commission on Acquisition Streamlining. Prior to his consultant roles, John chaired NASA’s Aerospace Safety and Advisory Panel for almost 13 years. At the NASA’s Aerospace Safety and Advisory Panel, he was significantly engaged in the development of commercial space companies.

From 2003 through 2013, Mr. Dyer was President, Chief Operating Officer, and Chief Strategy Officer of the Business Unit at iRobot Corp. He transitioned to iRobot from a career in the U.S. Navy where his last assignment was as the three-star Commander of the Naval Air Systems Command (“NAVAIR”). At NAVAIR, he was responsible for contracting, researching, developing, testing and evaluating, engineering and overseeing logistics for naval aircraft, unmanned systems, air launched weapons, electronic warfare, as well as tactical and Intelligence, Surveillance, and Reconnaissance (“ISR”) sensors. He was the U.S. Navy’s senior, uniformed acquisition/procurement official. His naval career also included positions as naval aviation’s chief engineer, Commander of the Naval Air Warfare Center, Aircraft Division, and F/A-18 program manager.

As recognition for his outstanding engineering achievement in aerospace, Mr. Dyer received the James H. Doolittle award. Mr. Dyer is also an elected fellow in the Society of Experimental Test Pilots and the National Academy of Public Administration. Mr. Dyer holds a bachelor’s degree in chemical engineering from North Carolina State University and a master’s degree in finance from the Naval Postgraduate School in Monterey, California.

Eli Spiro. Mr. Spiro serves as a director on our Board. Mr. Spiro has over 23 years of capital markets experience. Since 2010, Mr. Spiro has served as the Chief Executive Officer of Axxcess Capital Partners, a boutique investment banking firm he co-founded. At Axxcess, Mr. Spiro has closed over $1.5 billion of transactions since inception. He was involved in a number of transactions in the clean energy space including his role as President of Axxcess Energy Group, investing in a business applying proprietary technology to reduce energy expenses. Mr. Spiro was also involved in the development of an organic, hydroponic greenhouse business producing leafy greens. He worked with clients on several multi-stage waste-to-energy projects that focus on transforming waste to energy to end products and services, as well as carbon credit mitigation and monetization. Notable public transactions that Mr. Spiro led include Facebank — buyside advisor in conjunction with acquisition of FUBOTV (NYSE:FUBO) and Service Finance — sellside advisor in connection with its sale to Element Capital (TSX:ECN). Prior to Axxcess, Mr. Spiro was an investment banker at Goldman Sachs where he was a Vice President in the Financial Institutions Group advising multiple clients on sellside and buyside M&A transactions. Prior to Goldman Sachs, Mr. Spiro was Managing Director & National Sales Manager at GE Commercial Finance. He was responsible for over $4.2 billion of high-profile acquisitions across a number of GE Capital business units. From January 2020 through October 2020, Mr. Spiro served on the Board of Directors of JourneyPure, LLC, a healthcare provider focused on addiction treatment. Mr. Spiro received his B.AS. in Business Administration from York University in Toronto and received his joint LLB/MBA from Osgoode Hall Law School and the Schulich School of Business in Toronto.

Board of Directors

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that, each of Lisa J. Porter, Jim Bellingham, Adam Sharkawy, John W. Gibson, Jr., Joseph W. Dyer, and Eli Spiro is an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board

The standing committees of our Board consists of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of John W. Gibson, Jr., Joseph W. Dyer, and Eli Spiro, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. John W. Gibson Jr. serves as chairman of the Audit Committee. Our Board has determined that John W. Gibson Jr. qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties are specified in our Audit Committee Charter.

Compensation Committee

Our Compensation Committee consists of Eli Spiro, Jim Bellingham, and Adam Sharkawy, each of whom is an independent director. Eli Spiro serves as chairman of the Compensation Committee. The functions of the Compensation Committee are set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of John W. Gibson, Jr., Joseph W. Dyer, and Adam Sharkawy, each of whom is an independent director under Nasdaq’s listing standards. Joseph W. Dyer serves as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, are specified in the Nominating and Corporate Governance Committee Charter.

EXECUTIVE AND DIRECTOR COMPENSATION

The following disclosure describes the material components of the compensation for the Company’s three most highly compensated executive officers, who are referred to in this section as “Named Executive Officers,” for the fiscal year ended December 31, 2022. The Company is an “emerging growth company” and a “smaller reporting company” under the federal securities laws. As such, the Company meets the compensation disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosures required of a “smaller reporting company.”

Named Executive Officers

For the fiscal year ended December 31, 2022, our named executive officers (“NEOs”) are as follows:

●	Nicolaus Radford, Founder, Chief Executive Officer and Director;

●	Donnelly A. Bohan, Chief Operating Officer; and

●	M. Dilshad Kasmani, Chief Legal and Administrative Officer.

Summary Compensation Table

The following table presents summary information regarding total compensation paid to, earned by and awarded to each of the NEOs during the fiscal years ended December 31, 2022 and 2021.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Nicolaus Radford	2022	286,538	1,000,000	1,422,594	(4)	—	84,375	16,198	2,809,705
Founder, Chief Executive Officer and Director	2021	250,000	—	—		688,412	—	18,076	956,488

Donnelly A. Bohan	2022	255,769	50,000	2,008,980	(5)	—	78,750	7,673	2,401,172
Chief Operating Officer

M. Dilshad Kasmani	2022	199,808	75,000	1,914,139	(6)	—	73,125	5,994	2,268,066
Chief Legal and Administrative Officer

(1)	The amounts in these columns represent the aggregate grant date fair value of (i) performance based restricted stock units (“PRSUs”) granted to each NEO as described in “Equity Incentive Awards — Long-Term Incentive Awards” below, (ii) restricted stock units (“RSUs”) granted to Ms. Bohan and Mr. Kasmani as part of their respective sign on equity awards described in “Equity Incentive Awards — Sign-On Equity Awards” below, (iii) RSUs granted to each NEO in partial settlement of each of their fiscal year 2022 short-term incentive awards granted pursuant to the Company’s short term incentive plan (“STIP”) as described in footnotes 4, 5 and 6 below, and (iv) option awards granted to Mr. Radford as described in “Equity Incentive Awards — 2021 Pre-Business Combination Grants,” computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of our equity awards, please see Note 11 to our consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. For PRSUs awarded in 2022, the aggregate values achievable assuming the performance conditions were achieved at the highest level are: $2,043,658 for Mr. Radford, $1,907,420 for Ms. Bohan, and $1,771,175 for Mr. Kasmani.
(2)	The amounts in this column represent the portion of each NEO’s fiscal year 2022 short-term incentive award that was granted pursuant to the Company’s STIP and awarded in cash. Further description of these awards is in “Short-Term Incentive Awards” below.
(3)	The 2022 amounts in this column for Ms. Bohan and Mr. Kasmani, represent 401(k) plan safe harbor contributions. The 2022 and 2021 amount in this column for Mr. Radford represents 401(k) plan safe harbor contributions and automobile and cell phone allowance.
(4)	Includes (i) $1,362,439, which represents the grant date fair value of PRSUs assuming performance conditions were achieved at target; and (ii) $60,155, which represents the grant date fair value of RSUs granted in partial settlement of Mr. Radford’s fiscal year 2022 short-term incentive award that was granted pursuant to the Company’s STIP. More information about these awards is described in “Equity Incentive Awards — Long-Term Incentive Awards” and “Short-Term Incentive Awards,” respectively, below.
(5)	Includes (i) $1,271,614, which represents the grant date fair value of PRSUs assuming performance conditions were achieved at target; (ii) $681,220, which represents the grant date fair value of Ms. Bohan’s sign-on RSUs; and (iii) $56,146, which represents the grant date fair value of RSUs granted in partial settlement of Ms. Bohan’s fiscal year 2022 short term incentive award that was granted pursuant to the Company’s STIP. More information about these awards is described in “Equity Incentive Awards — Long-Term Incentive Awards,” “Equity Incentive Awards — Sign-On Equity Awards” and “Short-Term Incentive Awards,” respectively, below.
(6)	Includes (i) $1,180,784, which represents the grant date fair value of PRSUs assuming performance conditions were achieved at target; (ii) $681,220, which represents the grant date fair value of Mr. Kasmani’s sign-on RSUs; and (iii) $52,135, which represents the grant date fair value of RSUs granted in partial settlement of Mr. Kasmani’s fiscal year 2022 short term incentive award that was granted pursuant to the Company’s STIP. More information about these awards is described in “Equity Incentive Awards — Long-Term Incentive Awards,” “Equity Incentive Awards — Sign-On Equity Awards” and “Short-Term Incentive Awards,” respectively, below.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Mr. Radford’s base salary was increased from $250,000 to $375,000, effective upon the closing of the Business Combination and pursuant to the terms of his employment agreement. Ms. Bohan’s base salary during 2022 was $350,000, beginning on her April 2022 start date. Mr. Kasmani’s base salary was $250,000, beginning on his April 2022 start date, and increased to $325,000, effective upon the closing of the Business Combination.

Short-Term Incentive Awards

Following the Business Combination, the NEOs were eligible to receive short-term incentive awards with a target amount equal to 75% of each NEOs annual base salary. The performance metric for these awards is based on the Company’s revenue, as reported on its audited income statement for the year ending December 31, 2022 relative to the Company’s projected 2022 revenue as reported on its Form S-1 filed with the SEC on September 9, 2022. The NEO must generally be employed on the date of settlement in order to receive their award. Based on 2022 performance achievement, the Compensation Committee determined that each NEO earned 51% of the target amount, to be awarded in cash and time-vested RSUs as follows: (i) Mr. Radford: cash — $84,375; RSUs — 19,853 RSUs; (ii) Ms. Bohan: cash — $78,750; RSUs — 18,530 RSUs; (iii) Mr. Kasmani: cash — $73,125; RSUs — 17,206 RSUs. Calculation of the number of RSUs to grant to each NEO was determined based on the cash amount that would otherwise be payable to the NEO, divided by the VWAP of the Common Stock for the 20 days ending on March 31, 2023. These time-vested RSUs were granted on April 3, 2023 and are due to vest 30 days from the date of grant. These RSUs are not reported in the “Outstanding Equity Awards at 2022 Fiscal Year-End” table below because they were granted after the 2022 fiscal year-end. Each NEO’s short-term incentive awards are reported in the “Summary Compensation Table” above for 2022.

Cash Bonus

Following the closing of the Business Combination, each of our NEOs received a one-time cash bonus in connection with the Business Combination. Mr. Radford received a one-time cash bonus equal to $1,000,000, pursuant to the terms of his employment agreement, and Ms. Bohan and Mr. Kasmani each received $50,000 and $75,000, respectively.

Employee Benefits

Our NEOs are generally eligible to participate in our health and welfare, retirement and other employee benefit programs on the same basis as other employees, subject to applicable law. We maintain a 401(k) plan for eligible employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). We provide a safe harbor contribution in an amount not less than 3% of each participant’s eligible compensation, subject to limitations imposed under the Code. We may also make discretionary matching and profit-sharing contributions. We do not maintain any qualified defined benefit plans, qualified defined contribution plans or nonqualified deferred compensation plans for our NEOs or other employees in 2022.

Arrangements with our NEOs

The material terms of each employment arrangement with our NEOs are described below.

Mr. Radford.    Mr. Radford is a party to an employment agreement with the Company, dated December 16, 2021, which became effective upon the closing of the Business Combination, for his continued service as the Company’s Chief Executive Officer. The agreement provides for (i) an annual base salary of no less than $375,000, (ii) a target annual bonus opportunity equal to 75% of Mr. Radford’s annual base salary and (iii) the opportunity to receive an annual incentive equity award.

In the event Mr. Radford’s employment is terminated by the Company without cause or by Mr. Radford for good reason, he is eligible to receive 12 months of continued salary payments and COBRA premiums. In the event that Mr. Radford’s employment is terminated by the Company without cause or by Mr. Radford for good reason within three months prior to a change in control or within 12 months following a change in control, he is eligible to receive (i) 18 months of continued salary payments and COBRA premiums, (ii) a lump-sum payment equal to the higher of Mr. Radford’s annual bonus target in the year of the change in control or the year of his termination of employment, and (iii) acceleration of outstanding equity, with any performance criteria assumed to have been achieved at target, unless the award agreement provides otherwise. Severance benefits as summarized above are contingent upon Mr. Radford’s execution and non-revocation of a separation agreement and general release of claims in favor of the Company.

Ms. Bohan.    Ms. Bohan is party to an offer letter, dated March 11, 2022, and which became effective March 28, 2022, for her services as Chief Operating Officer. The offer letter provides for (i) an annual base salary of no less than $350,000, (ii) a target annual bonus opportunity equal to 75% of Ms. Bohan’s annual base salary, and (iii) an initial equity or equity-based award with a grant date fair value of $500,000. To the extent any annual bonus is earned by Ms. Bohan for the applicable performance year, a minimum of 30% of such annual bonus will be paid in cash and the remainder will be paid in unvested stock awards that will vest ratably over 4 years. Pursuant to the offer letter, Ms. Bohan’s target incentive equity awards for 2023 and 2024 will have a grant date fair value equal to a minimum of (i) $1,000,000 for 2023, and (ii) $2,000,000 for 2024.

If Ms. Bohan is terminated by the Company for any reason other than for cause, then to the extent Ms. Bohan executes and does not revoke a general release of claims in favor of the Company, Ms. Bohan will be entitled to (i) severance of not less than $500,000, payable in equal installments over 12 months, and (ii) accelerated vesting of any unvested shares of stock Ms. Bohan holds prior to the effective date of her termination.

In addition to the information provided in the offer letter, Ms. Bohan also received a sign-on incentive equity award, that is described below under “Equity Incentive Awards — Sign On Equity Awards.”

Mr. Kasmani.    Mr. Kasmani is party to an offer letter, dated April 5, 2022, and which became effective April 11, 2022, for his services as General Counsel and Corporate Secretary. The offer letter provides for (i) an initial annual base salary of $250,000, to be increased to no less than $300,000 following the closing of the Business Combination, (ii) a target annual cash bonus opportunity of no less than 50% of Mr. Kasmani’s annual base salary, (iii) a sign-on incentive equity award with a grant date fair value no less than $400,000, that is described below under “Equity Incentive Awards — Sign On Equity Awards,” and (iv) annual equity incentive grants. To the extent any annual bonus is earned by Mr. Kasmani for the applicable performance year, a minimum of 30% of such annual bonus will be paid in cash and the remainder will be paid in unvested stock awards.

If (i) Mr. Kasmani is terminated by the Company for any reason other than for cause or other than his breach of the terms and conditions of the offer letter, or (ii) Mr. Kasmani terminates his employment for good reason, then to the extent Mr. Kasmani executes and does not revoke a general release of claims in favor of the Company, Mr. Kasmani will be entitled to 12 months of continued base salary.

Under their arrangements, each NEO is eligible to participate in the same benefits on the same basis as other senior executives of the Company. In addition, each NEO is bound by certain confidentiality and restrictive covenants pursuant to their arrangements.

2022 Omnibus Incentive Plan

We established the Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan (the “Omnibus Plan”) in connection with the closing of the Business Combination in 2022. The purposes of the Omnibus Plan are to: (i) encourage our profitability and growth through short-term and long-term incentives that are consistent with our objectives; (ii) give participants an incentive for excellence in individual performance; (iii) promote teamwork among participants; and (iv) give us a significant advantage in attracting and retaining key employees, directors and consultants. The Omnibus Plan provides for the grant of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and performance units), and other stock or cash-based awards.

Equity Incentive Awards

2021 Pre-Business Combination Grants

Historically, Legacy Nauticus maintained the 2015 Equity Incentive Stock Option Agreement (the “2015 Equity Incentive Plan”). On December 16, 2021, prior to the Business Combination, Mr. Radford received a stock option award pursuant to the 2015 Equity Incentive Plan.

All of the stock options granted to Mr. Radford in 2021 under the 2015 Equity Incentive Plan were time-based and subject to the following vesting conditions: (i) 25% vest on the first anniversary of the applicable grant date; and (ii) the remaining 75% vest in thirty-six (36) successive equal monthly installments measured from the first anniversary of the grant date, subject to Mr. Radford’s continued service through each such vesting date. Upon the consummation of the Business Combination, each outstanding stock option, whether or not then vested and exercisable, was assumed by the Company and converted automatically into an option to purchase shares of the Company’s common stock and are generally considered substitute awards under the Omnibus Plan, as such term is defined in the Omnibus Plan, and are treated as awards granted under the Omnibus Plan.

Sign-on Equity Awards

In connection with the closing of the Business Combination (and as set forth in the “Outstanding Equity Awards at 2022 Fiscal Year End” table below), Ms. Bohan and Mr. Kasmani each received, pursuant to the Omnibus Plan, 144,021 RSUs, respectively. Calculation of the number of RSUs awarded to Ms. Bohan and Mr. Kasmani was determined based on the target amount of each such award ($750,000), divided by the VWAP of the Company’s common stock for the 20 days ending on the grant date. The RSUs will vest in 2 equal installments on each of the first and second anniversaries of Ms. Bohan and Mr. Kasmani’s respective employment start dates, subject to their continued service with the Company, its subsidiaries or affiliates, whether as an employee, director or consultant from the grant date through the applicable vesting date.

Long-Term Incentive Awards

Following the Business Combination, the NEOs were eligible to receive long-term incentive awards with a target amount equal to 400% of each NEOs then-current base salary. The Company awarded PRSUs under the Omnibus Plan in 2022 in the following target amounts: (i) 288,042 for Mr. Radford; (ii) 268,840 for Ms. Bohan; and (iii) 249,637 for Mr. Kasmani. Calculation of the number of PRSUs awarded to each NEO was determined based on the target amount, divided by the VWAP of the Company’s common stock for the 20 days ending on the grant date. The PRSUs shall be considered earned in a range between 0-150% of target based on the Company’s revenue, as reported on its audited income statement for the year ending December 31, 2022 relative to the Company’s projected 2022 revenue as reported on its Form S-1 filed with the SEC on September 9, 2022. The Compensation Committee has discretion to permit a certain portion of the award to vest if performance is below threshold. Based on 2022 performance, PRSUs were deemed earned at 51% of target by the Compensation Committee and vest in two equal installments on December 31, 2023 and December 31, 2024, generally subject to the executive’s continued employment through the settlement dates. The actual number of PRSUs awarded to the NEOs is reported in footnote 2 to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following tables show information regarding outstanding equity awards held by the NEOs as of December 31, 2022.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Nicolaus Radford	134,256	(1)	402,735	2.50	December 31, 2031	—		—
	—		—	—	—	146,902	(2)	$549,413

Donnelly A. Bohan	—		—	—	—	144,021	(3)	$538,639
	—		—	—	—	137,109	(2)	$512,788

M. Dilshad Kasmani	—		—	—	—	144,021	(4)	$538,639
	—		—	—	—	127,315	(2)	$476,158

(1)	25% of these stock options vest on the first anniversary of the applicable grant date and the remaining 75% of these stock options in thirty-six (36) successive equal monthly installments measured from the first anniversary of the grant date, subject to continued service with the Company through each such vesting date. No stock option is exercisable more than 10 years after the grant date.
(2)	The amounts reported in this column represent the actual number of PRSUs earned by Messrs. Radford and Kasmani, and Ms. Bohan, after certification of the applicable performance metric in March 2023, which vest in 2 equal installments on each of December 31, 2023 and December 31, 2024, generally subject to the executive’s continued service through each applicable vesting date.
(3)	Represents the RSUs granted on October 7, 2022, which vest in equal installments on April 4, 2023 and April 4, 2024, subject to Ms. Bohan’s continued service through each applicable vesting date.
(4)	Represents the RSUs granted on October 7, 2022, which vest in equal installments on April 11, 2023 and April 11, 2024, subject to Mr. Kasmani’s continued service through each applicable vesting date.
(5)	For purposes of this table, the market value of the RSUs and PRSUs is determined by multiplying the number of shares by $3.74, the closing price of one share of the Company’s common stock on December 30, 2022, the last trading day of the year.

Potential Payments Upon Termination or Change in Control

Our NEOs severance eligibility is summarized above under “Agreements with our NEOs.” Except as summarized above, pursuant to applicable RSU and PRSU award agreements, any unvested RSUs or PRSUs held by the NEO under the Omnibus Plan will terminate and be cancelled immediately upon a termination of services for any reason. In the event of a termination for cause or breach of any restrictive covenant, all RSUs and/or PRSUs, whether vested or unvested, will terminate and be cancelled immediately upon the NEO’s termination.

Director Compensation

The following table provides information concerning the compensation of each non-employee director who served on the Board in 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mark L. Mey	15,616	136,248	151,864
Lisa J. Porter	23,425	158,952	182,377
Jim Bellingham	17,178	136,248	153,426
Adam Sharkawy	18,740	136,248	154,988
John W. Gibson, Jr.	21,863	136,248	158,111
Joseph W. Dyer	20,301	136,248	156,549
Eli Spiro	20,301	136,248	156,549

(1)	The dollar amounts in this column reflect each non-employee director’s prorated annual cash retainer for services on the Board, including service on any committees, in fiscal year 2022.

(2)	The dollar amounts in this column reflect the grant date fair value of restricted stock unit (“RSU”) awards granted during our fiscal year ended December 31, 2022. The grant date fair value is computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of our equity awards, please see Note 11 to our consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. As described below under “Director Compensation Program,” each of our non-employee directors received an initial RSU grant (consisting of 33,605 RSUs for Dr. Porter and 28,805 RSUs for all other non-employee directors) under the Omnibus Plan following the closing of our business combination with CleanTech Acquisition Corp., which was consummated on September 9, 2022 (the “Business Combination”). More information about vesting of these initial RSU grants can also be found in “Director Compensation Program” below. As of December 31, 2022, our non-employee directors each held the following unvested equity awards:

Name	Aggregate Number of Shares Underlying Unvested Stock Awards
Mark L. Mey	28,805
Lisa J. Porter	33,605
Jim Bellingham	28,805
Adam Sharkawy	28,805
John W. Gibson, Jr.	28,805
Joseph W. Dyer	28,805
Eli Spiro	28,805

Director Compensation Program

Following the Business Combination, the Board adopted a non-employee director compensation policy pursuant to which the Company’s non-employee directors receive the following:

●	Annual cash retainer of $50,000 for service on the Board;

●	Additional annual cash retainers of $25,000 for service as the chairperson of the Board, $15,000 for service as chair of the Audit Committee, and $10,000 for service as chair of the Compensation Committee and Nominating and Corporate Governance Committee, respectively;

●	Additional annual cash retainers of $5,000 (per committee) for service as a member of the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee; and

●	Annual equity grant of RSUs under the Omnibus Plan with a value of approximately $150,000 or $175,000 for the Board Chairperson, in connection with the Company’s annual meetings. Calculation of the number of RSUs awarded to each non-employee director was determined based on such value, divided by the volume-weighted average price (“VWAP”) of the Company’s common stock for the 20 days ending on the grant date.

Each initial grant of equity-based awards described above, each granted on October 7, 2022, will vest in full on the date immediately preceding the first anniversary of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of August 4, 2023:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of shares of Common Stock;

●	each of the Company’s named executive officers and directors; and

●	all named executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are exercisable or convertible currently, or will become exercisable or convertible within 60 days.

Unless otherwise indicated and subject to community property laws and similar laws, we believe that all parties named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

We have based the percentage ownership prior to this offering on 49,820,918 shares of Common Stock (including the Resale Shares) in each case as of August 4, 2023.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	% of Class(2)
Five Percent Holders
CleanTech Investments(3)(8)	10,599,620	16.9%
Transocean Inc.(4)	9,079,492	18.2%
Schlumberger Technology Corporation(5)	8,682,920	17.4%
Angela Berka(6)	3,860,015	7.7%
Material Impact Fund II, L.P.(7)	3,330,131	6.0%
ATW Special Situations I LLC(8)	10,599,620	16.9%
Chardan Capital Markets, LLC(3)(8)	10,599,620	16.9%
Directors and Named Executive Officers
Nicolaus Radford(9)	4,008,944	8.0%	(10)
Rangan Padmanabhan	65,379	*
Donnelly A. Bohan	67,021	*
John D. Yamokoski(11)	734,728	1.5%	(12)
M. Dilshad Kasmani	65,080	*
Jim Bellingham	—	—
Joseph W. Dyer	—	—
John W. Gibson Jr.	—	—
Mark L. Mey(13)	9,079,492	18.2%
Lisa J. Porter	—	—
Adam Sharkawy(14)	3,330,131	6.0%
Eli Spiro	—	—
All Directors and Named Executive Officers as a Group (12 individuals)	17,350,775	34.8%

*	Less than 1%.
(1)	The business address of each of the individuals is c/o Nauticus Robotics, Inc., 17146 Feathercraft Lane, Suite 450 Webster, TX 77598.

(2)	Percentage is calculated including 7,499,993 Earnout Shares since earnout contingencies have not yet been met.
(3)	The business address of Cleantech Investments is 207 West 25th Street, 9th Floor, New York, NY 10001.
(4)	Consists of (i) 8,329,492 shares issued as merger consideration and (ii) 750,000 shares purchased during the PIPE Investment. Excludes 2,080,203 Earnout Shares. Our director, Mark L. Mey, is the Chief Financial Officer at Transocean Inc. The business address of Transocean Inc. is 1414 Enclave Parkway, Houston, Texas 77077.
(5)	Consists of (i) 7,932,920 shares issued as merger consideration and (ii) 750,000 shares purchased during the PIPE Investment. Excludes 1,981,164 Earnout Shares. The business address of Schlumberger Technology Corporation is 5599 San Felipe Street, Houston, Texas 77056.
(6)	Consists of 3,860,015 shares issued as merger consideration. Excludes 963,998 Earnout Shares.
(7)	Consists of (i) 1,999,835 shares issued as merger consideration, (ii) 250,000 shares purchased during the PIPE Investment, (iii) 408,160 shares issuable upon the conversion of Debentures purchased by Material Impact Fund II, L.P., (iv) 408,160 shares issuable upon exercise of SPA Warrants issued pursuant to the Securities Purchase Agreement and (v) 263,976 Resale Shares. Excludes 499,437 Earnout Shares. Our director, Adam Sharkawy is a founder and managing partner at Material Impact Fund II, L.P. Mr. Sharkawy disclaims beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein. The business address of Material Impact Fund II, L.P. is 131 Dartmouth Street, Boston, Massachusetts 02116.

(8)	Consists of (i) 1,337,500 shares of Common Stock, and 2,391,667 shares of Common Stock issuable upon exercise of Private Warrants, as held by CleanTech Investments LLC (“CleanTech Investments”); (ii) 1,531,059 Resale Shares, 2,367,328 shares issuable upon the conversion of Debentures purchased by ATW, 2,201,615 shares issuable upon exercise of the SPA Warrants, and 165,713 shares of Common Stock issuable upon exercise of New SPA Warrants, as held by ATW; and (iii) 604,738 shares of Common Stock as held by ATW SPAC Management LLC. Each of Chardan Capital Markets, LLC (“Chardan”)—a FINRA registered broker-dealer—and ATW SPAC Management LLC is a related person under common control with ATW Partners LLC, having shared supervising persons and physical locations. Kerry Propper is (x) a co-managing member of ATW GP, which manages ATW Special Situations I LLC, (y) a co-managing member of ATW Partners LLC and (z) the executive chairman, equity partner and a direct equity owner of Chardan; and Chardan Capital Markets, LLC beneficially owns the securities held by CleanTech Investments. In addition, Jonas Grossman, our former director, is the managing partner of Chardan. Antonio Ruiz-Gimenez is also a co-managing member of ATW GP, which manages ATW. As described in the section entitled “Certain Relationships and Related Transactions—Nauticus (f/k/a CLAQ) Related Person Transactions—Securities Purchase Agreement—Amended RRA,” the Resale Shares were not received as underwriting compensation, but rather issued to the Selling Securityholders pursuant to and in consideration of the agreements set forth in the RRA Amendment, including with respect to and in full satisfaction of certain liquidated damages provided for under the RRA. Mr. Propper, Mr. Ruiz-Gimenez and Mr. Grossman disclaim beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein. The business address of Mr. Propper, Mr. Grossman and Mr. Ruiz-Gimenez is 17 State Street, Suite 2130, New York, NY 10004.

(9)	Consists of (i) 2,956,456 shares issued as merger consideration, (ii) 852,414 shares of Common Stock transferred to Inna Radford, (iii) 51,145 shares of Common Stock transferred to Dennis Radford and Karen Radford, and (iv) 134,248 shares of Common Stock that may be purchased pursuant to the exercise of 134,248 Nauticus Options, which became exercisable on December 16, 2022. Excludes (a) 738,344 Earnout Shares, (b) 212,881 Earnout Shares issued to Inna Radford and (c) 12,772 Earnout Shares issued to Dennis Radford and Karen Radford.
(10)	Assumes the exercise of all 134,248 Nauticus Options under the 2015 Equity Incentive Plan.
(11)	Consists of (i) 710,345 shares issued as merger consideration and (ii) 17,759 shares of Common Stock that may be purchased pursuant to the exercise of 17,759 Nauticus Options, which became exercisable on December 16, 2022. Excludes 177,401 Earnout Shares.
(12)	Assumes the exercise of all 17,759 Nauticus Options under the 2015 Equity Incentive Plan.
(13)	Consists of the following, directly held by Transocean Inc.: 8,329,492 shares of Common Stock issued as merger consideration and (ii) 750,000 shares of Common Stock purchased during the PIPE Investment. Excludes 2,080,203 Earnout Shares.
(14)	Consists of the following, directly held by Material Impact Fund II, L.P.: (i) 1,999,835 shares issued as merger consideration, (ii) 250,000 shares purchased during the PIPE Investment, (iii) 408,160 shares issuable upon the conversion of Debentures purchased by Material Impact Fund II, L.P., (iv) 408,160 shares issuable upon exercise of SPA Warrants issued pursuant to the Securities Purchase Agreement and (v) 263,976 Resale Shares. Excludes 499,437 Earnout Shares. Mr. Sharkawy disclaims beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nauticus (f/k/a CLAQ) Related Person Transactions

Founder Shares

In July 2020, CleanTech Sponsor was issued 5,000,000 shares of Founder Shares for an aggregate price of $25,000. In February 2021, CLAQ effected a 1.4375-for-1 stock split of its issued and outstanding shares of Common Stock, resulting in an aggregate of 7,187,500 shares of Common Stock issued and outstanding.

On February 16, 2021, CleanTech Sponsor paid $16,667 to CLAQ, which amount was paid to Cleantech Investments to cancel 4,791,667 Founder Shares previously held by it, and immediately thereafter CLAQ issued 4,791,667 Founders Shares to CleanTech Sponsor. As a result, CleanTech Sponsor owned 4,791,667 Founder Shares and CleanTech Investments owned 2,395,833 Founder Shares.

In June 2021, CleanTech Sponsor and CleanTech Investments forfeited for no consideration 1,916,667 Founder Shares and 958,333 Founder Shares, respectively, which CLAQ cancelled, resulting in a decrease in the total number of Founder Shares outstanding from 7,187,500 shares to 4,312,500 shares. As a result, CleanTech Sponsor owned 2,875,000 Founder Shares and CleanTech Investments owned 1,437,500 Founder Shares. Subsequently, CleanTech Sponsor transferred an aggregate of 280,000 Founder Shares to CLAQ officers, directors and certain advisors, retaining only 2,595,000 shares of Founder Shares.

Private Warrants

Simultaneously with the closing of the IPO, CLAQ consummated in a private placement the sale of 4,333,333 Private Warrants at a price of $1.00 per warrant to the CleanTech Sponsor and 2,166,667 Private Warrants to CleanTech Investments, generating total gross proceeds of $6,500,000. In connection with the underwriters’ exercise of their over-allotment option, CLAQ also consummated the sale of an additional 450,000 Private Warrants to CleanTech Sponsor and 225,000 Private Warrants at $1.00 per Private Warrant to CleanTech Investments, generating additional gross proceeds of $675,000. Each Private Warrant is exercisable to purchase one share of Common Stock of CLAQ at $11.50 per share.

Promissory Notes

On March 1, 2021, CLAQ issued an unsecured promissory note to CleanTech Sponsor (the “Promissory Note”), pursuant to which CLAQ could borrow an aggregate of up to $250,000 to cover expenses related to the IPO. The Promissory Note was non-interest bearing and was payable on the earlier of (i) the date on which CLAQ consummated an initial public offering of its securities and (ii) the date on which CLAQ determined not to conduct an initial public offering of its securities. The outstanding balance under the Promissory Note was $182,856 on June 30, 2021. On July 28, 2021, the CLAQ repaid the outstanding balance under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with the Business Combination, CLAQ’s Co-sponsors, or the officers and directors could, but were not obligated to, loan the Company funds as may have been required.

On March 23, 2022, CLAQ entered into a promissory note with CleanTech Sponsor pursuant to which CLAQ could borrow up to an aggregate of $267,000. On March 23, 2022, CLAQ drew down $267,000 under this promissory note. On May 5, 2022, CLAQ entered into an additional promissory note with the CleanTech Investments pursuant to which CLAQ could borrow up to an aggregate of $133,000. On May 5, 2022, CLAQ drew down $133,000 under this promissory note. On July 18, 2022, CLAQ entered into additional promissory notes with CleanTech Sponsor I and CleanTech Investments for $300,000 and $150,000, respectively. All of these promissory notes were non-interest bearing and repaid at Closing. CleanTech Investments is an affiliate of Chardan, and our former director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan.

Administrative Support Agreement

CLAQ entered into an agreement, commencing on the July 14, 2021, to pay Chardan up to $10,000 per month for office space, administrative and support services. Upon the completion of the Business Combination, CLAQ ceased paying these monthly fees. CleanTech Investments is an affiliate of Chardan, and our former director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan.

Business Combination Marketing Agreement

CLAQ engaged Chardan as an advisor in connection with the initial Business Combination to assist it in holding meetings with the stockholders to discuss the potential Business Combination and the target business’s attributes, introduce CLAQ to potential investors that are interested in purchasing the securities in connection with the potential Business Combination, assist CLAQ in obtaining stockholder approval for the Business Combination and assist CLAQ with press releases and public filings in connection with the Business Combination. CLAQ paid Chardan a marketing fee for such services upon the Closing in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the underwriters’ over-allotment option. CleanTech Investments is an affiliate of Chardan, and our former director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan.

Financial Advisory Agreement

CLAQ also engaged Chardan as (i) the exclusive financial advisor with respect to a business combination involving CLAQ and at least one or more potential targets, and (ii) the exclusive placement agent of any private placement of securities in connection with the business combination. In return for its services under the Financial Advisory Agreement, Chardan was paid a placement fee of 6.0% of the aggregate gross proceeds received from the PIPE Investment, excluding proceeds associated with sales made to any of Chardan’s affiliates. Pursuant to the Financial Advisory Agreement, Chardan also has a right of first refusal to act as a book-running manager with minimum economics of 15% for the first two public or private equity offerings by the Company, or any of its successors or subsidiaries. CleanTech Investments is an affiliate of Chardan, and our former director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan.

Subscription Agreements

In connection with the execution of the Merger Agreement, we entered into the Subscription Agreements with the Subscribers subscribing for 3,100,000 shares of Common Stock. Transocean Inc. and Material Impact Fund II, L.P. purchased, respectively, 750,000 and 250,000 shares of Common Stock in the Equity Financing for a price of $10.00 per share resulting in an approximate respective individual dollar value of $7,500,000 and $2,500,000. Our director, Adam Sharkawy, is the managing partner and founder of Material Impact Fund II, L.P. In addition, our director, Mark L. Mey, is the Chief Financial Officer of Transocean Inc.

Securities Purchase Agreement

ATW and Material Impact Fund II, L.P. purchased Debentures and SPA Warrants in the Debt Financing. The respective principal amounts of the Debentures subscribed for by ATW and Material Impact Fund II, L.P. are $29,591,600 and $5,102,000. Interest accrues at the rate of 5% per annum, payable quarterly on January 1, April 1, July 1, and October 1. As of the date of this prospectus, in relation to the Debentures issued to ATW and Material Impact Fund II, L.P., $1,407,018 has been paid towards interest and $0.00 has been paid against the principal. ATW is managed by ATW Partners Opportunities Management, LLC, which is an affiliate of Chardan, and our former director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan. Chardan will not receive any fees or compensation as a result of ATW’s participation in the Debt Financing. In addition, our director, Adam Sharkawy, is the managing partner and founder of Material Impact Fund II, L.P.

Amended RRA

In connection with the Securities Purchase Agreement, the Company and the Selling Securityholders entered into the RRA, pursuant to which the Company and the Selling Securityholders agreed to certain requirements and conditions covering the resale by the Selling Securityholders of the shares of Common Stock into which the Debentures and SPA Warrants are convertible or exercisable.

Under the terms of the RRA, the Company was required to (i) file a registration statement (the “Initial Registration Statement”) within 15 business days of the Closing and (ii) use its best efforts to cause the Initial Registration Statement to be declared effective as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date (as defined in the RRA) (the “Registration Requirements”). The RRA additionally provided for liquidated damages if the Registration Requirements were not met.

On June 22, 2023, the Company and the Selling Securityholders entered into the RRA Amendment, pursuant to which the Company agreed to deliver to the Selling Securityholders an aggregate 1,890,066 Resale Shares in exchange for the waiver and release by the Selling Securityholders of any and all claims, remedies, causes of action and any other Initial Effectiveness Date Claims (as defined in the RRA Amendment) under any of the Transaction Documents (as defined in the RRA), including all past and future claims for liquidated damages under the RRA with respect to, and any other amounts that may be payable by reason of or otherwise relating to, the Effectiveness Date of the Initial Registration Statement.

Letter Agreements

On June 22, 2023, we entered into the Letter Agreements with the Selling Securityholders, pursuant to which the Selling Securityholders (also being the SPA Warrantholders) agreed to amend the exercise price of the existing SPA Warrants, which, at such time, were exercisable to purchase an aggregate 2,922,425 shares of Common Stock, in exchange for the Company’s agreement to (i) lower the exercise price of the SPA Warrants to a weighted average of $3.28 per share, with multiple tranches priced between $2.04 and $4.64 per share, and (ii) upon the SPA Warrantholders’ exercise of the SPA Warrants, issue the New SPA Warrants to the SPA Warrantholders to purchase, in the aggregate, up to 2,922,425 shares of Common Stock.

On June 23, 2023, pursuant to its Letter Agreement, an SPA Warrantholder exercised 165,713 SPA Warrants, pursuant to which 165,713 shares of Common Stock and 165,713 New SPA Warrants were issued to such SPA Warrantholder.

Legacy Nauticus Related Person Transactions

Stock Options

Pursuant to the 2015 Equity Incentive Plan, Legacy Nauticus awarded stock options to its employees, officers, and directors. All options issued by the Company vest on the following schedule: 25% of the shares vest one year after the vesting commencement date. The balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measuring from the first anniversary of the vesting commencement date.

Convertible Notes

On July 28, 2020, Legacy Nauticus entered into a $1,500,000 convertible promissory note with Schlumberger Technology Corporation (“Schlumberger,” and such note, the “Schlumberger Convertible Note”). The Schlumberger Convertible Note was unsecured, payable upon the earliest to occur of (a) the closing of Legacy Nauticus’ next sale of Nauticus Series C Preferred Stock (the “Next Equity Financing”), (b) the date on which the Schlumberger Convertible Note would be due and payable upon an event of default, or (c) December 31, 2021, and accrued interest at a rate of 4.25% per annum. The Schlumberger Convertible Note was convertible into shares of Nauticus Series C Preferred Stock upon the closing of a Next Equity Financing.

On December 7, 2020, Legacy Nauticus entered into a $1,500,000 convertible promissory note with Transocean Inc. (“Transocean,” and such note, the “Transocean Convertible Note”). The Transocean Convertible Note was unsecured, payable upon the earliest to occur of (a) the closing of the Next Equity Financing, (b) the date on which the Schlumberger Convertible Note would be due and payable upon an event of default, or (c) December 31, 2021, and accrued interest at a rate of 10% per annum. The Transocean Convertible Note was convertible into shares of Nauticus Series C Preferred Stock upon the closing of a Next Equity Financing.

On June 19, 2021, Legacy Nauticus entered into a $5,000,000 convertible promissory note with Goradia Capital, LLC (“Goradia,” and such note, the “Goradia Convertible Note”). The Goradia Convertible Note was unsecured, payable upon the earliest to occur of (a) the closing of a Nauticus Series C Preferred Stock equity financing (a “Qualified Financing”), (b) the closing of a transaction where any person or group of persons becomes a beneficial owner, directly or indirectly, of 51% or more of the outstanding equity interests of Legacy Nauticus (a “Change of Control Transaction”), and (c) December 31, 2022, unless earlier accelerated following an event of default, and accrued interest at a rate of 10% per annum. The Goradia Convertible Note was convertible into shares of Series C Preferred Stock upon a Qualified Financing or Series B Preferred Stock upon a Change of Control Transaction.

On August 3, 2021, Legacy Nauticus entered into a $5,000,000 convertible promissory note with Material Impact Fund II, L.P. (“Material Impact,” and such note, the “Material Impact Convertible Note”). The Material Impact Convertible Note was unsecured, payable upon the earliest to occur of (a) a Qualified Financing, (b) a Change of Control Transaction, and (c) December 31, 2022, and accrued interest at a rate of 5% per annum. The Material Impact Convertible Note was convertible into shares of Series C Preferred Stock upon a Qualified Financing or Series B Preferred Stock upon a Change of Control Transaction.

On October 22, 2021, Legacy Nauticus entered into a $250,000 convertible promissory note with In-Q-Tel, Inc. (“In-Q-Tel,” and such note, the “In-Q-Tel Convertible Note”). The In-Q-Tel Convertible Note was unsecured, payable upon the earliest to occur of (a) a Qualified Financing, (b) a Change of Control Transaction, and (c) December 31, 2022, and accrued interest at a rate of 5% per annum. The In-Q-Tel Convertible Note was convertible into shares of Series C Preferred Stock upon a Qualified Financing or Series B Preferred Stock upon a Change of Control Transaction.

On December 16, 2021 and in connection with the signing of the Merger Agreement, Legacy Nauticus entered into (i) the First Amendment to Convertible Promissory Note with Schlumberger (the “Amended Schlumberger Convertible Note”), (ii) the First Amendment to Convertible Promissory Note with Transocean (the “Amended Transocean Convertible Note”), (iii) the First Amendment to Unsecured Convertible Promissory Note with Goradia (the “Amended Goradia Convertible Note”), (iv) the First Amendment to Unsecured Convertible Promissory Note with Material Impact (the “Amended Material Impact Convertible Note”), and (v) the First Amendment to Unsecured Convertible Promissory Note with In-Q-Tel (the “Amended In-Q-Tel Convertible Note,” and, together with the Amended Schlumberger Convertible Note, Amended Transocean Convertible Note, Amended Goradia Convertible Note, and Amended Material Impact Convertible Note, the “Amended Convertible Notes”). The Amended Convertible Notes provided for, among other things, the automatic conversion of such Amended Convertible Notes immediately prior to the Effective Time into shares of Legacy Nauticus Common Stock at a specific conversion price, which shares were exchanged for Common Stock in connection with the Business Combination. The Amended Convertible Notes established fixed outstanding balances for each which remained unchanged until their conversion.

Upon the consummation of the Business Combination, the Amended Convertible Notes were converted into shares of Legacy Nauticus Common Stock in accordance with the terms of each such Amended Convertible Note, and each share of Legacy Nauticus Common Stock issued as a result of the Amended Convertible Note Conversion was converted into the right to receive (i) the Per Share Merger Consideration and (ii) Earnout Shares.

Transocean

Our director, Mark L. Mey, is the Chief Financial Officer of Transocean. Transocean also had a board seat on Legacy Nauticus’ board of directors prior to the Closing.

After the time of Transocean’s initial investment in Legacy Nauticus in 2018, Transocean and Legacy Nauticus entered into contractual arrangements relating to two technology projects: “Spiral” and “HaloGuard.” The Spiral project involved methods for automating the handling of drilling pipe on offshore drilling rigs. The Spiral contract resulted in $734K in revenue to Legacy Nauticus in 2019. The project was discontinued by Transocean in May 2019 due to a number of factors, including market conditions around the time of termination. HaloGuard involved the development of a zone monitoring safety system to detect the presence of personnel in hazardous areas of a drilling rig. At its outset, this initiative had a project code named THEIA, later renamed to HaloGuard, and was initially funded by Transocean. Legacy Nauticus assumed all funding of the project in 2020. During the course of its involvement in the project, Legacy Nauticus sold seven HaloGuard safety systems to Transocean, which systems were installed and deployed by Legacy Nauticus on Transocean’s offshore drilling rigs. Legacy Nauticus’ total revenue from sales of the HaloGuard system, including installation service fees, was $2,429,861. In June 2022, Legacy Nauticus and Transocean concluded negotiations with respect to the end of Legacy Nauticus’ support of the product line in order for Legacy Nauticus to focus on its primary technology and commercialization efforts.

For more information regarding the Transocean Convertible Note, please see “—Convertible Notes” above.

Stock Repurchase Agreements

On May 12, 2021, Legacy Nauticus entered into Amended and Restated Founder’s Stock Repurchase Agreements with certain of its key employees, officers and directors (each, a “Stock Repurchase Agreement” and, together, the “Stock Repurchase Agreements”). Pursuant to the Stock Repurchase Agreements, among other things, upon a signatory’s termination of employment, Legacy Nauticus had the right (but not the obligation) to purchase, and each such signatory had the obligation to sell to Legacy Nauticus, all shares of Legacy Nauticus Common Stock held by such signatory. Additionally, the shares of Legacy Nauticus Common Stock held by the key employees, officers and directors who entered into the Stock Repurchase Agreements were subject to repurchase if the owners of more than fifty percent (50%) of outstanding Legacy Nauticus Common Stock received an offer to purchase the shares of Legacy Nauticus Common Stock held by such owners, which offer was contingent on the offeror’s ability to purchase 100% of the shares of Legacy Nauticus Common Stock outstanding.

The consummation of the Business Combination qualified as a Liquidity Event (as defined in the Stock Repurchase Agreements) under the Stock Purchase Agreements and, as a result, each Stock Repurchase Agreement expired upon the Closing pursuant to its terms.

Related Party Policy

Effective upon the consummation of the Business Combination, we adopted a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to the Company;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

DESCRIPTION OF SECURITIES

The following summary sets forth the material terms of our securities. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Second Amended and Restated Certificate of Incorporation (“Charter”), our amended and restated bylaws (“Bylaws”) and warrant-related documents, which are included as exhibits to the registration statement of which this prospectus forms a part. We urge you to read such documents in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 635,000,000 total shares, consisting of (a) 625,000,000 shares of Common Stock, and (b) 10,000,000 shares of preferred stock. No shares of preferred stock are outstanding as of the date of this prospectus.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of the Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of our preferred stock, the holders of the Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by our Board in accordance with applicable law. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. It is the present intention of the Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.

Liquidation

Subject to the rights and preferences of any holders of any shares of any outstanding series of our preferred stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to our stockholders shall be distributed among the holders of the then outstanding the Common Stock pro rata in accordance with the number of shares of the Common Stock held by each such holder.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws limit the liability of our directors, and provide for the indemnification of our current and former officers and directors, in each case, to the fullest extent permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter and Bylaws. The Charter and Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

In connection with the Closing, CLAQ purchased a tail policy with respect to liability coverage for the benefit of former CLAQ officers and directors. We will maintain such tail policy for a period of no less than six (6) years following the Closing.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; Charter and Bylaws

The Charter and Bylaws contain, and the General Corporate Law of the State of Delaware (“DGCL”) contains, provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the Board’s ability to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of the Company not approved in advance by the Board.

Special Meetings

The Charter provides that special meetings of the stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

Advance Notice of Director Nominations and New Business

The Bylaws state that in order for a stockholder to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the secretary at the principal executive offices of Nauticus within the time periods set forth in the Bylaws. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business. Stockholder proposals of business other than director nominations cannot be submitted in connection with special meetings of stockholders.

The Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Voting for Amendments to Our Governing Documents

The Charter requires the affirmative vote of at least 66⅔% of the voting power of all shares of Common Stock then outstanding. The Charter provides that the Board is expressly authorized to adopt, amend or repeal the Bylaws and that our stockholders may amend certain provision of the Bylaws only with the approval of at least 66⅔% of the voting power of all shares of our Common Stock then outstanding. These provisions make it more difficult for stockholders to change the Charter or Bylaws and may, therefore, defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to amend the Charter or Bylaws or otherwise attempting to influence or obtain control of the Company.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. The Charter does not provide for cumulative voting. The prohibition on cumulative voting has the effect of making it more difficult for stockholders to change the composition of the Board.

Classified Board of Directors

The Charter provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. The terms of Class I, Class II and Class III directors end at our 2026, 2024 and 2025 annual meetings of stockholders, respectively. Directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board and require a longer time period to do so. The Charter provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more meetings of stockholders at which directors are elected.

Removal of Directors; Vacancies

The Charter and Bylaws provide that, so long as the Board is classified, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66⅔% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Therefore, because stockholders cannot call a special meeting of stockholders, as discussed above, stockholders may only submit a stockholder proposal for the purpose of removing a director at an annual meeting. The Charter and Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office or by a sole remaining director. Therefore, while stockholders may remove a director, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such removal.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. The Charter and Bylaws preclude stockholder action by written consent. This prohibition, combined with the fact stockholders cannot call a special meeting, as discussed above, means that stockholders are limited in the manner in which they can bring proposals and nominations for stockholder consideration, making it more difficult to effect change in our governing documents and the Board.

Warrants

As of the date of this prospectus, 8,624,991 Public Warrants are outstanding. Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the completion of the Business Combination. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The Public Warrants will expire on the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants are identical in all material respects to the Public Warrants underlying the public Units except that (i) each Private Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The Private Warrants purchased by CleanTech Investments will not be exercisable more than five years from July 14, 2021, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these private warrants.

Concurrent with the Closing and pursuant to the Securities Purchase Agreement, we issued 2,922,425 SPA Warrants to certain investors. The SPA Warrants became immediately exercisable upon issuance. Each SPA Warrant initially entitled the registered holder thereof to purchase one share of Common Stock at a price of $20.00 per share. Pursuant to the Letter Agreements, the terms of the SPA Warrants were amended such that their exercise price was reduced to a weighted average of $3.28 per share, with multiple tranches priced at $2.04, $2.44, $3.04, and $4.64. During any period when we shall have failed to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of the SPA Warrants, the registered holder may exercise its SPA Warrants on a cashless basis pursuant to an available exemption under the Securities Act. The SPA Warrants will expire 10 years after their initial issuance date, or earlier upon redemption or liquidation.

Pursuant to and subject to the terms of the Letter Agreements, we agreed to issue up to an aggregate 2,922,425 New SPA Warrants and, as of the date of the prospectus, have issued 165,713 New SPA Warrants. The SPA Warrants are immediately exercisable upon issuance and entitle the registered holder to purchase one share of Common Stock at a price of $20.00 per share. If a registration statement covering the shares of Common Stock issuable upon exercise of the SPA Warrants is not effective 60 days after March 1, 2024 (or, in the event of a “full review” by the SEC, 120 days after March 1, 2024), upon the registered holder’s election to exercise its New SPA Warrants, the registered holder may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise its New SPA Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The New SPA Warrants will expire on September 9, 2032.

Redemption

We may call the outstanding Public Warrants for redemption (excluding the Private Warrants and SPA Warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the Public Warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants, however, such redemption may occur at a time when the redeemable warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Common Stock had your Warrants remained outstanding. Historical trading prices for our Common Stock have not exceeded the $16.50 per share threshold at which the Public Warrants would become redeemable. However, this could occur in connection with or after the closing of the Business Combination.

In the event we determined to redeem our Public Warrants, holders of redeemable Public Warrants will be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that we elect to redeem all of the redeemable Warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable Warrants to be redeemed at their last addresses as they appear on the Warrant Register. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Warrants will be notified of such redemption via posting of the redemption notice to DTC.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Common Stock to be issued and thereby lessen the dilutive effect of a warrant redemption.

We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The Warrants were issued in registered form under the Warrant Agreement which provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash, and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants, and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited, and the Warrants may expire worthless.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify) of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Contractual Arrangements with Respect to Certain Warrants

We have agreed that so long as the Private Warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants, and we will allow the holders to exercise such warrants on a cashless basis. However, once any of the foregoing warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of Securities

Our Common Stock and Public Warrants are listed on Nasdaq under the symbols “KITT” and “KITTW,” respectively.

SELLING SECURITYHOLDERS

The Resale Shares being offered by the Selling Securityholders are those issued pursuant to the RRA Amendment. For additional information regarding the issuances of the Resale Shares, see the section entitled “Prospectus Summary—Amended RRA” above. We are registering the Resale Shares in order to permit the Selling Securityholders to offer such shares for resale from time to time. Except as described under the above under the sections titled “Prospectus Summary—Securities Purchase Agreement” and “Certain Relationships and Related Party Transactions,” the Selling Securityholders have not had any material relationship with us within the past three years.

The table below lists the Selling Securityholders and other information regarding each Selling Securityholder’s beneficial ownership of shares of Common Stock (including the Resale Shares). The second column lists the number of shares of Common Stock beneficially owned by each Selling Securityholder as of the date of this prospectus, assuming the exercise of the SPA Warrants and New SPA Warrants outstanding as of the date of this prospectus and the conversion of the Debentures held the Selling Securityholders, without regard to any limitations on such exercises or conversions. The third column lists the Resale Shares being offered by the Selling Stockholders pursuant to this prospectus. The fourth column assumes the sale of all Resale Shares offered by the Selling Securityholders pursuant to this prospectus.

We have based the percentage ownership prior to and after this offering on 49,820,918 shares of Common Stock (including the Resale Shares) outstanding as of August 4, 2023.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Securityholder information for each additional selling securityholder, if any, will be set forth in a prospectus supplement to the extent required prior to the time of any offer or sale of any Resale Shares by any such additional selling securityholder pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of its Resale Shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Beneficially Owned After Offering
Name of Selling Securityholder	Shares	Percent	Prospectus	Shares	Percent
Material Impact Fund II, L.P.(1)	3,330,131	5.9%	263,976	3,066,155	5.4%
ATW Special Situations I LLC(2)	10,599,620	16.9%	1,531,059	9,068,561	14.4%
The 2022 SLS Family Trust(3)	388,905	*	95,031	293,874	*

*	Denoted less than 1%
(1)	Consists of (i) 1,999,835 shares issued as merger consideration, (ii) 250,000 shares purchased during the PIPE Investment, (iii) 408,160 shares issuable upon the conversion of Debentures purchased by Material Impact Fund II, L.P., (iv) 408,160 shares issuable upon exercise of SPA Warrants issued pursuant to the Securities Purchase Agreement and (v) 263,976 Resale Shares. Excludes 499,437 Earnout Shares. Adam Sharkawy is the managing member of Material Impact Partners II, LLC, general partner of Material Impact Fund II, L.P., whose address is 131 Dartmouth Street, Floor 3, Boston, MA 02116. Mr. Sharkawy disclaims beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein.
(2)

Consists of (i) 1,337,500 shares of Common Stock, and 2,391,667 shares of Common Stock issuable upon exercise of Private Warrants, as held by CleanTech Investments LLC (“CleanTech Investments”); (ii) 1,531,059 Resale Shares, 2,367,328 shares issuable upon the conversion of Debentures purchased by ATW, 2,201,615 shares issuable upon exercise of the SPA Warrants, and 165,713 shares of Common Stock issuable upon exercise of New SPA Warrants, as held by ATW; and (iii) 604,738 shares of Common Stock as held by ATW SPAC Management LLC. Each of Chardan Capital Markets, LLC (“Chardan”)—a FINRA registered broker-dealer—and ATW SPAC Management LLC is a related person under common control with ATW PartnersLLC, having shared supervising persons and physical locations. Kerry Propper is (x) a co-managing member of ATW GP, which manages ATW Special Situations I LLC, (y) a co-managing member of ATW Partners LLC and (z) the executive chairman, equity partner and a direct equity owner of Chardan; and Chardan Capital Markets, LLC beneficially owns the securities held by CleanTech Investments. In addition, Jonas Grossman, our former director, is the managing partner of Chardan. Antonio Ruiz-Gimenez is also a co-managing member of ATW GP, which manages ATW. As described in the section entitled “Certain Relationships and Related Transactions—Nauticus (f/k/a CLAQ) Related Person Transactions—Securities Purchase Agreement—Amended RRA,” the Resale Shares were not received as underwriting compensation, but rather issued to the Selling Securityholders pursuant to and in consideration of the agreements set forth in the RRA Amendment, including with respect to and in full satisfaction of certain liquidated damages provided for under the RRA. Mr. Propper, Mr. Ruiz-Gimenez and Mr. Grossman disclaim beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein. The business address of Mr. Propper, Mr. Grossman and Mr. Ruiz-Gimenez is 17 State Street, Suite 2130, New York, NY 10004. The business address of ATW is 17 State Street, Suite 2130, New York, NY 10004.

(3)	The address is 120 W. 45 Street, Suite 1010, New York, NY 10036.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of the date on which (i) the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect and (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of CleanTech Acquisition Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Nauticus Robotics, Inc. as of December 31, 2022 and 2021 and for the years then ended included in this prospectus have been so included in reliance on the report of Whitley Penn LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Winston & Strawn LLP, Houston, Texas, will pass upon the validity of the securities offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act are filed with the SEC. Such reports and other information filed by the Company with the SEC are available free of charge on our website at https://www.nauticusrobotics.com as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

CLEANTECH ACQUISITION CORP.

Page
Consolidated FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020	F-3
Consolidated Statements of Operations for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020	F-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020	F-6
Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021	F-28
Condensed Consolidated Statements of Operations for the Three and Six Months ended June 30, 2022 and 2021 (Unaudited)	F-29
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Six Months ended June 30, 2022 and 2021 (Unaudited)	F-30
Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2022 and 2021 (Unaudited)	F-31
Notes to Unaudited Condensed Consolidated Financial Statements	F-32

Nauticus Robotics, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

CleanTech Acquisition Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CleanTech Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by July 19, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 29, 2022

PCAOB ID Number 100

CLEANTECH ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$518,905	$25,000
Prepaid expenses	73,865	—
Total current assets	592,770	25,000
Investments held in Trust Account	174,230,428	—
Total Assets	$174,823,198	$25,000

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$153,601	$—
Accrued expenses	29,500	1,000
Accrued expenses – related party	53,333	—
Franchise tax payable	97,200	—
Total current liabilities	333,634	1,000
Warrant liabilities	7,973,250	—
Total Liabilities	8,306,884	1,000

Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 17,250,000 and 0 shares issued and outstanding at redemption value at December 31, 2021 and December 31, 2020, respectively	174,225,000	—

Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 4,312,500 shares issued and outstanding (excluding 17,250,000 and 0 shares subject to possible redemption) at December 31, 2021 and December 31, 2020	431	431
Additional paid-in capital	—	24,569
Accumulated deficit	(7,709,117)	(1,000)
Total Stockholders’ (Deficit) Equity	(7,708,686)	24,000
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIIBLE REDEMPTION AND STOCKHOLDERS’ (DEFICIT) EQUITY	$174,823,198	$25,000

The accompanying notes are an integral part of these consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the period from June 18, 2020 (inception) through December 31, 2020
Operating and formation costs	$1,201,383	$1,000
Franchise tax expense	97,200	—
Loss from operations	(1,298,583)	(1,000)
Transaction costs allocated to warrant liabilities	(155,037)	—
Net gain on investments held in Trust Account	5,428	—
Change in fair value of warrant liabilities	1,077,750	—
Change in fair value of over-allotment option liability	(225,000)	—
Net loss	$(595,442)	$(1,000)

Basic weighted average shares outstanding	11,781,678	3,750,000
Basic net loss per share of Common Stock	$(0.05)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2021 AND THE PERIOD FROM JUNE 18, 2020 (INCEPTION)
THROUGH DECEMBER 31, 2020

					Total
			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at June 18, 2020 (Inception)	—	$—	$—	$—	$—
Sale of 4,312,500 Founder Shares	4,312,500	431	24,569	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance at December 31, 2020	4,312,500	431	24,569	(1,000)	24,000
Net proceeds from Initial Public Offering allocated to Rights	—	—	3,845,970	—	3,845,970
Excess of cash received over fair value of private placement warrants	—	—	4,161,500	—	4,161,500
Change in fair value of over-allotment option liability	—	—	—	225,000	225,000
Accretion of Common Stock to possible redemption amount	—	—	(8,032,039)	(7,337,675)	(15,369,714)
Net loss	—	—	—	(595,442)	(595,442)
Balance at December 31, 2021	4,312,500	$431	$—	$(7,709,117)	$(7,708,686)

The accompanying notes are an integral part of these consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the period from June 18, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(595,442)	$(1,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Transaction costs allocated to warrant liabilities	155,037	—
Net gain on investments held in Trust Account	(5,428)	—
Change in fair value of warrant liabilities	(1,077,750)	—
Change in fair value of over-allotment option liability	225,000	—
Changes in operating assets and liabilities:
Prepaid expenses	(73,865)	—
Accounts payable	153,601	—
Accrued expenses	28,500	1,000
Accrued expenses – related party	53,333	—
Franchise tax payable	97,200	—
Net cash used in operating activities	(1,039,814)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(174,225,000)	—
Net cash used in investing activities	(174,225,000)	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	188,302	—
Repayment of promissory note – related party	(188,302)	—
Payment to related party for cancellation of Founder Shares	(16,667)	—
Proceeds from initial public offering, net of underwriter’s discount paid	169,050,000	—
Proceeds from sale of private placement warrants	7,175,000	—
Payment of offering costs	(466,281)	—
Proceeds from sale of Founder Shares	16,667	25,000
Net cash provided by financing activities	175,758,719	25,000

Net change in cash	493,905	25,000
Cash – beginning of period	25,000	—
Cash – end of period	$518,905	$25,000

The accompanying notes are an integral part of these consolidated financial statements.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CleanTech Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 18, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 14, 2021. On July 19, 2021, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of Common Stock included in the Units sold, the “Public Shares”), at $10.00 per unit, generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,333,333 warrants at a price of $1.00 per Private Placement Warrant in a private placement to CleanTech Sponsor (the “Sponsor”), and 2,166,667 warrants (together, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to CleanTech Investments, an affiliate of the Sponsor (the “Co-sponsor”), generating gross proceeds of 6,500,000, which is described in Note 4.

The Company granted the underwriters in the Initial Public Offering (the “Underwriters”) a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments, if any. On July 28, 2021, the Underwriters exercised the over-allotment option in full and purchased an additional 2,250,000 units (the “Over-Allotment Units”), generating gross proceeds of $22,500,000.

Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 675,000 warrants (the “Over-Allotment Warrants”) at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $675,000.

Following the closing of the Initial Public Offering and the over-allotment, an amount of $174,225,000 from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), and was invested only in U.S. government treasury obligations with maturities of 183 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $3,916,281, consisting of $3,450,000 of underwriting fees and $466,281 of other costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company seeks stockholder approval of the initial Business Combination and the Company does not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, the certificate of incorporation provides that a public stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the initial public offering. Furthermore, in order for a public stockholder to have his, her or its shares redeemed for cash in connection with any proposed Business Combination, the Company may require that the public stockholders vote either in favor of or against a proposed Business Combination. If required to vote pursuant to the procedures specified in the proxy statement to stockholders relating to the Business Combination, and a public stockholder fails to vote in favor of or against the proposed Business Combination, whether that stockholder abstains from the vote or simply does not vote, that stockholder would not be able to have his, her or its shares of Common Stock redeemed to cash in connection with such Business Combination.

The initial stockholders have agreed to waive their redemption rights with respect to any shares they own in connection with the consummation of the initial Business Combination, including their founder shares and public shares that they have purchased during or after the offering, if any. In addition, the initial stockholders have agreed to waive their rights to liquidating distributions with respect to its founder shares if the Company fails to consummate the initial Business Combination within 12 months (or up to 18 months, as applicable) from the closing of the offering. However, if the initial stockholders acquire public shares in or after the Initial Public Offering, they will be entitled to receive liquidating distributions with respect to such public shares if the Company fails to consummate the initial Business Combination within the required time period.

If the Company does not complete a business combination within 12 months (or up to 18 months, as applicable) from the closing this offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete the Business Combination within the time period.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In order to protect the amounts in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On December 16, 2021, the Company entered into an Agreement and Plan of Merger, as amended on January 30 and June 6, 2022 through Amendment No. 1 (the “Merger Agreement,” and together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”) with CleanTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CleanTech (“Merger Sub”), and Nauticus Robotics, Inc., a Texas corporation (“Nauticus” or “Nauticus Robotics”). Pursuant to the terms of the Merger Agreement, a business combination between CleanTech and Nauticus will be effected through the merger of Merger Sub with and into Nauticus, with Nauticus surviving the merger as a wholly owned subsidiary of CleanTech (the “Merger”). The Board of Directors of CleanTech (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of CleanTech.

Preferred Stock.    Immediately prior to the effective time of the Merger (the “Effective Time”), each share of Nauticus Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into shares of Nauticus Common Stock, par value $0.01 per share (the “Nauticus Common Stock”), in accordance with its Certificate of Incorporation (collectively, the “Nauticus Preferred Stock Conversion”). An aggregate of 15,062,524 shares of CLAQ Common Stock will be issued to the holders of Nauticus Preferred Stock.

Convertible Notes.    Immediately prior to the Effective Time, each of (i) that certain Unsecured Convertible Promissory Note, dated June 19, 2021, by and between Goradia Capital, LLC and Nauticus, as amended on December 16, 2021, (ii) that certain Unsecured Convertible Promissory Note, August 3, 2021, by and between Material Impact Fund II, L.P. and Nauticus, as amended on December 16, 2021, (iii) that certain Unsecured Convertible Promissory Note, dated October 22, 2021, by and between In-Q-Tel, Inc. and Nauticus, as amended on December 16, 2021, (iv) that certain Unsecured Convertible Promissory Note, dated July 28, 2020, by and between Schlumberger Technology Corporation and Nauticus, as amended on December 16, 2021, and (v) that certain Unsecured Convertible Promissory Note, dated December 7, 2020, by and between Transocean Inc. and Nauticus, as amended on December 16, 2021 (each, a “Nauticus Convertible Note” and collectively, the “Nauticus Convertible Notes”) shall automatically convert into shares of Nauticus Common Stock in accordance with the terms of each such Nauticus Convertible Note (collectively, the “Nauticus Convertible Notes Conversion”). An aggregate of 5,299,543 shares of CLAQ Common Stock will be issued to the holders of Nauticus Convertible Notes.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Common Stock.    At the Effective Time, following the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion, each share of Nauticus Common Stock (including shares of Nauticus Common Stock outstanding as a result of the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion, but excluding shares of the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive the applicable Per Share Merger Consideration (as defined below) and the Earnout Shares (as defined below). An aggregate of 9,669,216 shares of CLAQ Common Stock will be issued to the holders of Nauticus Common Stock.

Stock Options.    At the Effective Time, each outstanding option to purchase shares of Nauticus Common Stock (a “Nauticus Option”), whether or not then vested and exercisable, will be assumed by CLAQ and converted automatically (and without any required action on the part of such holder of outstanding option) into an option to purchase shares of the CLAQ’s Common Stock equal to the number of shares determined by multiplying the number of shares of the Nauticus Common Stock subject to such Nauticus Option immediately prior to the Effective Time by the Exchange Ratio (as defined below), which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Nauticus Option immediately prior to the Effective Time by the Exchange Ratio. Options to purchase an aggregate of 4,055,704 shares of CLAQ Common Stock will be issued to the holders of Nauticus Options.

Earnout Shares.    Following the closing of the merger, former holders of shares of Nauticus Common Stock (including shares received as a result of the Nauticus Preferred Stock conversion and the Nauticus Convertible Notes conversion) shall be entitled to receive their pro rata share of up to 7,500,000 additional shares of CleanTech Common Stock (the “Earnout Shares”) if, within a 5-year period following the signing date of the Merger Agreement, the closing share price of the CleanTech Common Stock equals or exceeds any of three thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”).

(i)	one-half of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

(ii)	one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

(iii)	one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

On or about December 14, 2021, CLAQ entered into subscription agreements, with certain investors pursuant to which, among other things, CLAQ agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combination, an aggregate of 3,530,000 shares of our common stock for $10.00 per share for a total of $35.3 million (the “Equity Financing”). On December 16, 2021, CLAQ entered into a Securities Purchase Agreement with certain investors purchasing up to an aggregate of $40.0 million in principal amount of secured debentures (the “Debentures”) and warrants substantially concurrently with the closing of the Business Combination. The number of shares of common stock into which the Debentures are convertible is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price of $15.00, and the number of shares of common stock into which the associated warrants are exercisable is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20, subject to adjustment (the “Debt Financing,” and together with the Equity Financing, the “PIPE Investment”). There will be an original issue discount of 2% from the issued amount of the Debentures. Interest will accrue on all outstanding principal amount of the Debentures at 5% per annum, payable quarterly. The Debentures will be secured by first priority interests, and liens on, all present and after-acquired assets of the Combined Company, and will mature on the fourth anniversary of the date of issuance. As of the date of these financial statements, ATW Special Situations I LLC (“ATW”) is the only purchaser and has subscribed for Debentures in the an aggregate principal amount of $37,959,184 which is convertible into 3,036,735 shares of the Combined Company’s common stock and associated warrants for an additional 3,036,735 shares of the Combined Company’s common stock. ATW is managed by ATW Partners Opportunities Management, LLC, which is an affiliate of Chardan Capital Markets, LLC (“Chardan”), and our director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan. Chardan will not receive any fees or compensation for ATW’s participation in the Debt Financing.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

It is anticipated that upon completion of the Business Combination, CLAQ’s public stockholders (other than the PIPE Investment investors) would retain an ownership interest of approximately 28.5% in the Combined Company, the PIPE Investment investors will own approximately 5.6% of the Combined Company (such that the public stockholders, including the PIPE Investment investors, would own approximately 34.1% of the Combined Company), the Co-Sponsors, officers, directors and other holders of founder shares will retain an ownership interest of approximately 6.8% of the Combined Company and the Nauticus stockholders will own approximately 59.1% (including the 7,500,000 Earnout Shares) of the Combined Company. The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any shares by the CLAQ’s public stockholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the 2015 Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the CLAQ stockholders will be different.

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) taxes, (f) consolidated financial statements and internal controls, (g) real and personal property, (h) material contracts, (i) environmental matters, (j) absence of changes, (k) employee matters, (l) litigation, and (m) brokers and finders.

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for CleanTech and Nauticus to use reasonable best efforts to cooperate in the preparation of the Registration Statement and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of CleanTech, approvals of the restated certificate of incorporation, the share issuance under Nasdaq rules and the omnibus incentive plan. CleanTech has also agreed to include in the Proxy Statement the recommendation of its board that stockholders approve all of the proposals to be presented at the special meeting.

CleanTech has agreed to approve and adopt a 2022 omnibus incentive plan (the “Incentive Plan”) to be effective as of the closing and in a form mutually acceptable to CleanTech and Nauticus. The Incentive Plan shall provide for an initial aggregate share reserve equal to 10% of the number of shares of CleanTech Common Stock on a fully diluted basis at the closing. Subject to approval of the Incentive Plan by CleanTech’s stockholders, CleanTech has agreed to file a Form S-8 Registration Statement with the SEC following the Effective Time with respect to the shares of CleanTech Common Stock issuable under the Incentive Plan.

Each of CleanTech and Nauticus has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to an Acquisition Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of CleanTech and Nauticus has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The consummation of the Merger is conditioned upon, among other things, (i) receipt of the CleanTech stockholder approval and Nauticus stockholder approval, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, (iv) the effectiveness of the Registration Statement under the Securities Act, (v) CleanTech having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (vi) solely with respect to CleanTech, (A) the representations and warranties of Nauticus being true and correct to applicable standards applicable and each of the covenants of Nauticus having been performed or complied with in all material respects and (B) the approval of the conversion of the convertible notes and (vii) solely with respect to Nauticus, (A) the representations and warranties of CleanTech being true and correct to applicable standards applicable and each of the covenants of CleanTech having been performed or complied with in all material respects (B) the receipt of the approval for listing by Nasdaq of the shares of CleanTech Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement, (C) the effective resignations of certain directors and executive officers of CleanTech, (D) the amount of Minimum Cash Condition (as defined in the Merger Agreement) being equal to or exceeding $50,000,000.

Other Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Support Agreements

In connection with the execution of the Merger Agreement, CleanTech Sponsor I LLC and CleanTech Investments, LLC (each, a “Sponsor,” and collectively, the “Co-Sponsors”) entered into a support agreement (the “Sponsor Support Agreement”) with Nauticus pursuant to which the Sponsors have agreed to vote all shares of CleanTech Common Stock beneficially owned by them in favor of the Merger.

In addition, in connection with the execution of the Merger Agreement, certain stockholders of Nauticus owning approximately 88.8% of the voting power of Nauticus entered into a support agreement (the “Nauticus Support Agreement”) with CleanTech and Nauticus pursuant to which the stockholders agreed to vote all shares of Nauticus beneficially owned by them in favor of the Merger.

Subscription Agreements

In connection with the execution of the Merger Agreement, CleanTech entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of CleanTech Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and CleanTech has agreed to sell to the Subscribers, an aggregate of 3,530,000 shares of CleanTech Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $35.3 million. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Securities Purchase Agreement

In connection with the execution of the Merger Agreement, CleanTech and Nauticus entered into Securities Purchase Agreement with certain investors purchasing up to an aggregate of $40,000,000 in principal amount of Debentures and Warrants. The number of shares of Common Stock into which the Debentures are convertible is equal to 120% of the aggregate issued amount of the Debentures divided by the conversion price of $15.00, and the number of shares of Common Stock into which the associated Warrants are exercisable is equal to 10% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20.00, subject to adjustment (“Debt Financing”). The obligations to consummate the transactions contemplated by the Securities Purchase Agreement are conditioned upon, among other things, customary closing conditions and all conditions precedent to the Merger set forth in the Merger Agreement shall have been satisfied or waived.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Amended and Restated Registration Rights Agreement

In connection with the Closing, Nauticus, CleanTech and certain stockholders of each of Nauticus and CleanTech who will receive shares of CleanTech Common Stock pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to CleanTech and Nauticus, which will become effective upon the consummation of the Merger.

Lock-up Agreement and Arrangements

In connection with the Closing, the Sponsors and certain Nauticus stockholders will enter into a lock-up agreement (the “Sponsor Lock-Up Agreement” and “Company Stockholder Lock-up Agreement) with Nauticus and CleanTech, pursuant to which each will agree, subject to certain customary exceptions, not to:

(i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of CleanTech Common Stock received as merger consideration and held by it immediately after the Effective Time (the “Lock-Up Shares”), or enter into a transaction that would have the same effect;

(ii) enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or

(iii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement and Company Stockholder Lock-up Agreement) with respect to any security of CleanTech; during a “Lock-Up Period” under their respective agreements.

Under the Sponsor Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the one year anniversary of the Closing Date; (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by Nauticus; provided that the restrictions set forth in the Sponsor Lock-up Agreement do not apply to (1) transfers or distributions to such stockholder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; or (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of the Sponsor Lock-up Agreement.

Under the Company Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the date that is 180 calendar days after the consummation of the Business Combination, (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by the Sponsors and CleanTech; provided that the restrictions set forth in the Company Lock-up Agreement do not apply to (1) transfers or distributions to such stockholders current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in the PIPE or in open market transactions); or (6) in the case of Angela Berka (or Reginald Berka with respect to any community, marital or similar interest he may have in the following shares), the transfer of up to 1,000,000 shares of Lock-up Shares in a privately negotiated sale to another company stockholder, who shall enter into a Lock-Up Agreement (or amend an existing Lock-Up Agreement) containing the same terms and conditions as this Agreement with respect to such shares, or the entry into any agreement with respect to such a sale entered into before, at or after the Effective Time.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Director Nomination Agreement

In connection with the Closing, CleanTech, the Sponsors and Nauticus will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which CleanTech will agree to nominate an individual designated by the Sponsors to the Board of Directors of the combined company, effective as of immediately prior to the Closing.

Director Designation Agreement

In connection with the execution of the Merger Agreement, CleanTech, Nauticus and certain Nauticus stockholders entered into a director designation agreement with Transocean, Inc. (“Transocean”) to take all necessary action to cause a member designated by Transocean (the “Transocean Designee”) to remain on, or otherwise be appointed to, the Board, from and after the effective time of the Merger, as a Class III member of the Board, for an initial term expiring at the third annual meeting following the date of the Second Amended and Restated Certificate of Incorporation to be adopted in connection with the Merger.

Indemnification Agreements

In connection with the Closing, CleanTech has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to CleanTech and Nauticus, with the individuals who will be nominated and, subject to stockholder approval, elected to CleanTech’s board of directors effective as of the Closing.

Going Concern Consideration

As of December 31, 2021, the Company had $518,905 in cash held outside of the Trust Account and working capital of $259,136. As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through July 19, 2022, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. Management plans to address this uncertainty through the Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the Business Combination will be successful or successful within the Combination Period. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments Held in Trust Account

At December 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in unrealized gains (losses) on investments held in Trust Account in the accompanying consolidated statements of operations. Interest and dividend income on these securities is included in net gain on investments held in Trust Account in the accompanying consolidated statements of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity. Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Common Stock (including Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Common Stock are classified as shareholders’ equity. The Company’s Common Stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021, 17,250,000 Common Stock subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from the initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid in capital and accumulated deficit.

As of December 31, 2021, the Common Stock reflected in the balance sheet is reconciled in the following table:

Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(6,037,500)
Proceeds allocated to Public Rights	(3,934,879)
Issuance costs allocated to common stock	(3,672,335)
Plus:
Accretion of carrying value to redemption value	15,369,714
Common stock subject to possible redemption	$174,225,000

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $3,916,281 as a result of the Initial Public Offering (consisting of a $3,450,000 underwriting discount and $466,281 of other offering costs). The Company recorded $3,672,335 of offering costs as a reduction of equity in connection with the redeemable Common Stock included in the Units. The Company recorded $88,910 of offering costs as a reduction of permanent equity in connection with the Rights classified as equity instruments. The Company immediately expensed $155,037 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. For the initial valuation, the Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants, and the publicly-traded value for the subsequent valuation of the Public Warrants. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. The fair value of the Private Placement Warrants was estimated using a Black-Scholes Option Pricing Model (see Note 10). The subsequent measurement of the Public Warrants as of December 31, 2021 is classified as Level 1, as such, an observable market quote in an active market under the ticker CLAQW was used.

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company has no expectation of a change in the above for a period of time within one year after the date that the consolidated financial statements are issued.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Share of Common Stock

Net loss per share of Common Stock is computed by dividing net earnings by the weighted-average number of shares of Common Stock outstanding during the period (for all periods during which these shares were subject to forfeiture, the calculation of weighted average shares outstanding excludes an aggregate of 562,500 shares of Common Stock held by the Sponsor that were subject to forfeiture to the extent that the underwriter’s over-allotment was not exercised in full). The Company has not considered the effect of the Warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 15,800,000 shares in the calculation of diluted income per share, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net loss per share of Common Stock (in dollars, except per share amounts):

	For the year ended December 31, 2021	For the period from June 18, 2020 (inception) through December 31, 2020
Basic and diluted net loss per share:
Numerator:
Net loss	$(595,442)	$(1,000)
Denominator:
Basic weighted average shares outstanding	11,781,678	3,750,000
Basic net loss per share of Common Stock	$(0.05)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amounts reflected in the balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.

Level 1 —	Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —	Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if converted method for all convertible instruments. ASU 2020-06 is effective for the Company on January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021 using the modified retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the consolidated financial statements for the fiscal year ended December 31, 2021.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering which was consummated on July 19, 2021, the Company sold 15,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Common Stock, $0.0001 par value, one right entitling the holder thereof to receive one-twentieth (1/20) of one share Common Stock upon the consummation of an initial business combination (the “Rights”), and one-half of one redeemable warrant (“Redeemable Warrant”). Each whole Redeemable Warrant is exercisable to purchase one share of Common Stock and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $11.50 (see Note 7).

On July 26, 2021, the underwriters fully exercised the over-allotment option and purchased an additional 2,250,000 Units (the “Over-Allotment Units”), generating gross proceeds of $22,500,000 on July 28, 2021.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Co-Sponsor purchased an aggregate of 6,500,000 Private Warrants at a price of $1.00 per Private Placement Warrant ($6,500,000 in the aggregate). Each Private Placement Warrant is exercisable to purchase one share of Common Stock at a price of $11.50 per share.

Simultaneously with the sale of Over-Allotment Units, the Company consummated a private sale of an additional 675,000 Private Warrants at a purchase price of $1.00 per Private Warrant, generating gross proceeds of $675,000. The proceeds from the sale of the Private Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In July 2020, the Sponsor was issued 5,000,000 shares of Common Stock (the “Founder Shares”) for an aggregate price of $25,000. In February 2021, the Company effected a 1.4375-for-1 stock split of its issued and outstanding shares of Common Stock, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. The Founder Shares include an aggregate of up to 562,500 shares of Common Stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering.

On February 16, 2021, CleanTech Sponsor paid $16,667 to the Company, which amount was paid to CleanTech Investments LLC to cancel 4,791,667 of its Founder Shares that it previously held and immediately thereafter the Company issued 4,791,667 Founders Shares to CleanTech Sponsor. As a result, CleanTech Sponsor owns 4,791,667 Founders Shares and CleanTech Investments LLC owns 2,395,833 Founder Shares. CleanTech Sponsor and CleanTech Investments LLC will both participate in the purchase of the Private Warrants based their pro rata ownership of Founder Shares.

In June 2021, CleanTech Sponsor and CleanTech Investments forfeited for no consideration 1,916,667 founder shares and 958,333 founder shares, respectively, which the Company cancelled, resulting in a decrease in the total number of founder shares outstanding from 7,187,500 shares to 4,312,500 shares. As a result, CleanTech Sponsor owns 2,875,000 founder shares and CleanTech Investments owns 1,437,500 founder shares. The founder shares include an aggregate of up to 562,500 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part. All share and per-share amounts have been retroactively restated to reflect the share forfeiture.

The underwriter exercised the over-allotment option on in full July 28, 2021; thus, no Founders Shares are subject to forfeiture.

Administrative Services Agreement

The Company entered into an agreement, commencing on the July 14, 2021, to pay Chardan Capital Markets, LLC up to $10,000 per month for office space, administrative and support services. The total amounts of administrative service fees incurred and outstanding for the year ended December 31, 2021 were $53,333. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Promissory Note — Related Party

On March 1, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and is payable on the earlier of Promptly after the date on which the Maker consummates an initial public offering of its securities or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $188,302 was repaid on July 23, 2021. The promissory note is no longer available to the Company.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsor, Co-Sponsor, or an affiliate of the Sponsor or the officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company consummates the initial Business Combination, it would repay such loaned amounts. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the Business Combination into additional private warrants to purchase shares of Common Stock at a conversion price of $1.00 per private warrant (which, for example, would result in the holders being issued private warrants to purchase 500,000 shares of Common Stock if $500,000 of notes were so converted). Such private warrants will be identical to the private warrants to be issued at the closing of the initial public offering. Loans made by Chardan Capital Markets, LLC or any of its related persons will not be convertible into private warrants, and Chardan Capital Markets, LLC and its related persons will have no recourse with respect to their ability to convert their loans into private warrants. As of December 31, 2021 and December 31, 2020, there were no borrowings under these loans.

Related Party Extension Loans

The Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, without the need for a separate stockholder vote, is for the Company’s initial stockholders or their affiliates or designees, upon five days’ advance notice prior to the application deadline, to deposit into the trust account $1,500,000 or $1,725,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per public share, or an aggregate of $3,000,000 (or $3,450,000 if the over-allotment option is exercised in full) if extended for each of the full three months), on or prior to the date of the application deadline. In the event that the stockholders, or affiliates or designees, elect to extend the time to complete the Company’s initial business combination and deposit the applicable amount of money into trust, the initial stockholders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Such note would be paid upon consummation of the Company’s initial Business Combination.

NOTE 6. COMMITMENTS

Registration and Stockholder Rights Agreement

Pursuit to a registration rights agreement entered into on July 14, 2021, the holders of insider shares issued and outstanding, as well as the holders of the private warrants (and all underlying securities), will be entitled to registration and stockholder rights pursuant to an agreement to be signed prior to or on the effective date of the initial public offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On July 28, 2021, the Underwriters exercised the over-allotment option in full and purchased an additional 2,250,000 Units for an aggregate purchase price of $22,500,000.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 6. COMMITMENTS (cont.)

In connection with the closing of the Initial Public Offering and subsequent exercise of the over-allotment option, the underwriter was paid a cash underwriting fee of $0.20 per Unit, or $3,450,000 in the aggregate.

Business Combination Marketing Agreement

The Company engaged Chardan Capital Markets, LLC as an advisor in connection with the initial Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay Chardan Capital Markets, LLC a marketing fee for such services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the initial public offering, including any proceeds from the full or partial exercise of the underwriters’ over-allotment option. As a result, Chardan Capital Markets, LLC will not be entitled to such fee unless the Company consummates the initial Business Combination. A copy of the form of Business Combination marketing agreement has been filed as an exhibit to the registration statement of which the Company’s prospectus forms a part.

NOTE 7. WARRANTS

As of December 31, 2021 and December 31, 2020, there were 15,800,000 (including 8,625,000 Public Warrants and 7,175,000 Private Placement Warrants) and no warrants outstanding, respectively.

Each whole public warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per whole share, subject to adjustment as described below, at any time commencing on the later of one year after the closing of the initial public offering or the consummation of an initial Business Combination. However, no public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of the initial Business Combination at 5:00 p.m., New York City time.

The private warrants will be identical to the public warrants underlying the units being offered by the Company’s prospectus except that (i) each private warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such private warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The private warrants purchased by CleanTech Investments will not be exercisable more than five years from the effective date of the registration statement, of which the Company’s prospectus forms a part, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these private warrants.

The Company may call the outstanding warrants for redemption (excluding the private warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 7. WARRANTS (cont.)

●	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.50 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise the option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the common shares at the time the warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. In addition, if the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a newly issued price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founder shares or private warrants held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price and the $16.50 per share redemption trigger price described below under will be adjusted (to the nearest cent) to be equal to 165% of the market value (the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the consummation of an initial Business Combination).

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 7. WARRANTS (cont.)

Except as described above, no public warrants will be exercisable for cash, and the Company will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so and, if the Company does not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants, and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited, and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

The Company accounts for the 15,800,000 warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. This warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — On July 16, 2021, the Company amended its Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 200,000,000 shares of Common Stock with a par value of $0.0001 per share. As of December 31, 2021, there were 21,562,500 shares of Common Stock outstanding, including 17,250,000 Common Stock subject to possible redemption. Of the 21,562,500 shares of Common Stock outstanding, up to 562,500 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding Common Stock after the initial public offering. The underwriters exercised the over-allotment option in full on July 28, 2021; thus, no shares of Common Stock remain subject to forfeiture.

Holders of record of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve the initial Business Combination, insiders, officers and directors, have agreed to vote their respective shares of Common Stock owned by them immediately prior to the initial public offering, including both the insider shares and any shares acquired in the initial public offering or following the initial public offering in the open market, in favor of the proposed Business Combination.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-twentieth (1/20) of a share of Common Stock upon consummation of the Business Combination, even if the holder of a right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-twentieth (1/20) of a share of Common Stock underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional share of Common Stock upon consummation of the Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of shares of Common Stock will receive in the transaction on an as-converted into Common Stock basis.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

The Company will not issue fractional shares in connection with an exchange of rights. As a result, the holders of the rights must hold rights in multiples of 20 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets (liabilities) as of December 31, 2021 is as follows:

Deferred tax assets:
Start-up costs	$252,290
Net operating loss carryforwards	20,412
Total deferred tax assets	272,702
Valuation allowance	(271,562)
Deferred tax liabilities:
Unrealized gain on investments	(1,140)
Total deferred tax liabilities	(1,140)
Deferred tax assets, net of allowance	$—

The income tax provision for the year ended December 31, 2021 consists of the following:

Federal
Current	$—
Deferred	(271,562)

State
Current	—
Deferred	—
Change in valuation allowance	271,562
Income tax provision	$—

As of December 31, 2021, the Company has available U.S. federal operating loss carry forwards of approximately $990,823 that may be carried forward indefinitely.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the valuation allowance was $271,562.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 9. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of derivative warrant liabilities	61.1%
Non-deductible transaction costs	(8.8)%
Change in valuation allowance	(73.3)%
Income tax provision	0.0%

Deferred tax assets were deemed to be de minimis as of December 31, 2020.

NOTE 10. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$174,230,428	$174,230,428	$—	$—
Liabilities
Warrant liabilities – Public Warrants	$5,175,000	$5,175,000	$—	$—
Warrant liabilities – Private Placement Warrants	$2,798,250	$—	$—	$2,798,250

The Company did not have any assets or liabilities measured at fair value as of December 31, 2020.

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants, and the publicly-traded value for the subsequent valuation of the Public Warrants. The measurement of the Public Warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CLAQW. The quoted price of the Public Warrants was $0.60 per warrant as of December 31, 2021.

The Company utilizes a Black-Scholes Option Pricing Model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a Black-Scholes Option Pricing Model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. For the initial valuation, the Company estimated volatility based on research on comparable companies with the same type of warrants along with the implied volatilities shortly after they start trading. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2021 after the Public Warrants were separately listed and traded.

CLEANTECH ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table provides the significant inputs to the Black-Scholes Option Pricing Model fair value of the Private Placement Warrants:

As of December 31, 2021
Stock price	$9.96
Strike price	$11.50
Probability of completing a Business Combination	100.0%
Dividend yield	—%
Term (in years)	4.6
Volatility	8.7%
Risk-free rate	1.2%
Fair value of warrants	$0.39

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Fair value as of December 31, 2020	$—
Initial measurement of Public Warrants and Private Placement Warrants at July 19, 2021	7,980,000
Initial measurement of over-allotment warrants	1,071,000
Transfer of Public Warrants to Level 1 measurement	(5,175,000)
Change in fair value	(1,077,750)
Fair value as of December 31, 2021	$2,798,250

The Company recognized gains in connection with the change in the fair value of warrant liabilities of $1,077,750 in the consolidated financial consolidated statements of operations during the year ended December 31, 2021.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than Amendment No. 1 to the Merger Agreement, as described in Note 1, and those items disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On February 11, 2022, the Company entered into an agreement with an investment bank (the “A Capital Markets Advisor”) for advisory services such as analyzing, structuring, negotiating, and effecting the potential Business Combination. In exchange for such services, the Company will pay the A Capital Markets Advisor a cash advisory fee of $350,000 which is payable upon the closing of the potential Business Combination, or six months following the termination of the agreement.

On February 28, 2022, the Company entered into an agreement with an investment bank (the “B Capital Markets Advisor”) for advisory services such as capital raising strategies and alternatives, review of business model and financial conditions, and non-deal investor roadshow services related to the potential Business Combination. In exchange for such services, B Capital Markets Advisor is due a non-refundable retainer $350,000 that is due within ten days following the closing of the potential Business Combination which will be paid by Nauticus.

On March 23, 2022, the Company entered into a Promissory Note with the Sponsor (the “Promissory Note”) to which the Company could borrow up to an aggregate of $267,000. The Promissory Note is non-interest bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date on which the Company determines that it is unable to effect a Business Combination. On March 23, 2022, the Company drew down $267,000 under the Promissory Note.

CLEANTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash	$172,785	$518,905
Prepaid expenses	30,157	73,865
Total current assets	202,942	592,770
Investments held in Trust Account	174,483,243	174,230,428
Total Assets	$174,686,185	$174,823,198

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$325,387	$153,601
Accrued expenses	1,018,979	29,500
Accrued expenses – related party	113,333	53,333
Franchise tax payable	100,000	97,200
Promissory note – related party	400,333	—
Total current liabilities	1,958,032	333,634
Warrant liabilities	5,056,000	7,973,250
Total Liabilities	7,014,032	8,306,884

Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 17,250,000 shares issued and outstanding; Redemption value $10.11 and $10.10 at June 30, 2022 and December 31, 2021, respectively	174,370,884	174,225,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 4,312,500 shares issued and outstanding (excluding 17,250,000 shares subject to possible redemption) at June 30, 2022 and December 31, 2021	431	431
Additional paid-in capital	—	—
Accumulated deficit	(6,699,162)	(7,709,117)
Total Stockholders’ Deficit	(6,698,731)	(7,708,686)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$174,686,185	$174,823,198

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating costs	$1,446,459	$—	$1,905,106	$—
Franchise tax expense	76,033	—	96,761	—
Loss from operations	(1,522,492)	—	(2,001,867)	—
Net gain on investments held in Trust Account	235,270	—	252,815	—
Gain on change in fair value of warrant liabilities	503,750	—	2,917,250	—
Income (loss) before income taxes	(783,472)	—	1,168,198	—
Income taxes	(12,359)	—	(12,359)	—
Net income (loss)	$(795,831)	$—	$1,155,839	$—

Basic and diluted weighted average shares outstanding	21,562,500	3,750,000	21,562,500	3,750,000
Basic net income (loss) per share of common stock	$(0.04)	$0.00	$0.05	$0.00

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2022	4,312,500	$431	$—	$(7,709,117)	$(7,708,686)
Net income	—	—	—	1,951,670	1,951,670
Balance – March 31, 2022 (unaudited)	4,312,500	431	—	(5,757,447)	(5,757,016)
Net loss	—	—	—	(795,831)	(795,831)
Remeasurement of common stock subject to redemption amount	—	—	—	(145,884)	(145,884)
Balance – June 30, 2022 (unaudited)	4,312,500	$431	$—	$(6,699,162)	$(6,698,731)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – January 1, 2021	4,312,500	$431	$24,569	$(1,000)	$24,000
Net income	—	—	—	—	—
Balance – March 31, 2021 (unaudited)	4,312,500	431	24,569	(1,000)	24,000
Net income	—	—	—	—	—
Balance – June 30, 2021 (unaudited)	4,312,500	$431	$24,569	$(1,000)	$24,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$1,155,839	$—
Adjustments to reconcile net income to net cash used in operations:
Net gain on investments held in Trust Account	(252,815)	—
Gain on change in fair value of warrant liabilities	(2,917,250)	—
Changes in operating assets and liabilities:
Prepaid expenses	43,708	—
Accounts payable	171,786	—
Accrued expenses	989,479	—
Accrued expenses – related party	60,000	—
Franchise tax payable	2,800	—
Net cash used in operating activities	(746,453)	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	400,333	—
Net cash provided by financing activities	400,333	—

Net Change in Cash	(346,120)	—
Cash – Beginning of period	518,905	25,000
Cash – End of period	$172,785	$25,000

Non-cash investing and financing activities:
Deferred offering costs included in promissory note – related party	$—	$182,856
Deferred offering costs included in accrued offering costs	$—	$39,067

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CleanTech Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 18, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not commenced any operations. All activity for the three and six months ended June 30, 2022 and 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 14, 2021. On July 19, 2021, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per unit, generating gross proceeds of $150,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,333,333 warrants at a price of $1.00 per Private Placement Warrant in a private placement to CleanTech Sponsor (the “Sponsor”), and 2,166,667 warrants (together, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to CleanTech Investments, an affiliate of the Sponsor (the “Co-sponsor”), generating gross proceeds of 6,500,000, which is described in Note 4.

The Company granted the underwriters in the Initial Public Offering (the “Underwriters”) a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments, if any. On July 28, 2021, the Underwriters exercised the over-allotment option in full and purchased an additional 2,250,000 units (the “Over-Allotment Units”), generating gross proceeds of $22,500,000.

Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 675,000 warrants (the “Over-Allotment Warrants”) at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $675,000.

Following the closing of the Initial Public Offering and the over-allotment, an amount of $174,225,000 from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), and is invested only in U.S. government treasury obligations with maturities of 183 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company seeks stockholder approval of the initial Business Combination and the Company does not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, the certificate of incorporation provides that a public stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering. Furthermore, in order for a public stockholder to have his, her or its shares redeemed for cash in connection with any proposed Business Combination, the Company may require that the public stockholders vote either in favor of or against a proposed Business Combination. If required to vote pursuant to the procedures specified in the proxy statement to stockholders relating to the Business Combination, and a public stockholder fails to vote in favor of or against the proposed Business Combination, whether that stockholder abstains from the vote or simply does not vote, that stockholder would not be able to have his, her or its shares of Common Stock redeemed to cash in connection with such Business Combination.

The initial stockholders have agreed to waive their redemption rights with respect to any shares they own in connection with the consummation of the initial Business Combination, including their founder shares and public shares that they have purchased during or after the offering, if any. In addition, the initial stockholders have agreed to waive their rights to liquidating distributions with respect to its founder shares if the Company fails to consummate the initial Business Combination within 12 months (or up to 18 months, as applicable) from the closing of the offering. However, if the initial stockholders acquire public shares in or after the Initial Public Offering, they will be entitled to receive liquidating distributions with respect to such public shares if the Company fails to consummate the initial Business Combination within the required time period.

On July 19, 2022, the Company filed an amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Charter Amendment”), giving the Company the right to extend the date by which it has to complete a business combination up to six (6) times for an additional one (1) month each time, from July 19, 2022 to January 19, 2023 (the “Combination Period”). If the Company does not complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete the Business Combination within the time period.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In order to protect the amounts in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On December 16, 2021, the Company entered into an Agreement and Plan of Merger, as amended on January 30, 2022 through Amendment No. 1 (the “Merger Agreement,” and together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”) with CleanTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CleanTech (“Merger Sub”), and Nauticus Robotics, Inc., a Texas corporation (“Nauticus”). Pursuant to the terms of the Merger Agreement, a business combination between CleanTech and Nauticus will be effected through the merger of Merger Sub with and into Nauticus, with Nauticus surviving the merger as a wholly owned subsidiary of CleanTech (the “Merger”). The Board of Directors of CleanTech (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of CleanTech.

Preferred Stock. Immediately prior to the effective time of the Merger (the “Effective Time”), each share of Nauticus Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into shares of Nauticus Common Stock, par value $0.01 per share (the “Nauticus Common Stock”), in accordance with its Certificate of Incorporation (collectively, the “Nauticus Preferred Stock Conversion”). An aggregate of 15,062,524 shares of CLAQ Common Stock will be issued to the holders of Nauticus Preferred Stock.

Convertible Notes. Immediately prior to the Effective Time, each of (i) that certain Unsecured Convertible Promissory Note, dated June 19, 2021, by and between Goradia Capital, LLC and Nauticus, as amended on December 16, 2021, (ii) that certain Unsecured Convertible Promissory Note, August 3, 2021, by and between Material Impact Fund II, L.P. and Nauticus, as amended on December 16, 2021, (iii) that certain Unsecured Convertible Promissory Note, dated October 22, 2021, by and between In-Q-Tel, Inc. and Nauticus, as amended on December 16, 2021, (iv) that certain Unsecured Convertible Promissory Note, dated July 28, 2020, by and between Schlumberger Technology Corporation and Nauticus, as amended on December 16, 2021, and (v) that certain Unsecured Convertible Promissory Note, dated December 7, 2020, by and between Transocean Inc. and Nauticus, as amended on December 16, 2021 (each, a “Nauticus Convertible Note” and collectively, the “Nauticus Convertible Notes”) shall automatically convert into shares of Nauticus Common Stock in accordance with the terms of each such Nauticus Convertible Note (collectively, the “Nauticus Convertible Notes Conversion”). An aggregate of 5,299,543 shares of CLAQ Common Stock will be issued to the holders of Nauticus Convertible Notes.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Common Stock. At the Effective Time, following the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion, each share of Nauticus Common Stock (including shares of Nauticus Common Stock outstanding as a result of the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion, but excluding shares of the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive the applicable Per Share Merger Consideration (as defined below) and the Earnout Shares (as defined below). An aggregate of 9,669,216 shares of CLAQ Common Stock will be issued to the holders of Nauticus Common Stock.

Stock Options. At the Effective Time, each outstanding option to purchase shares of Nauticus Common Stock (a “Nauticus Option”), whether or not then vested and exercisable, will be assumed by CLAQ and converted automatically (and without any required action on the part of such holder of outstanding option) into an option to purchase shares of the CLAQ’s Common Stock equal to the number of shares determined by multiplying the number of shares of the Nauticus Common Stock subject to such Nauticus Option immediately prior to the Effective Time by the Exchange Ratio (as defined below), which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Nauticus Option immediately prior to the Effective Time by the Exchange Ratio. Options to purchase an aggregate of 4,055,704 shares of CLAQ Common Stock will be issued to the holders of Nauticus Options.

Earnout Shares. Following the closing of the merger, former holders of shares of Nauticus Common Stock (including shares received as a result of the Nauticus Preferred Stock conversion and the Nauticus Convertible Notes conversion) shall be entitled to receive their pro rata share of up to 7,500,000 additional shares of CleanTech Common Stock (the “Earnout Shares”) if, within a 5-year period following the signing date of the Merger Agreement, the closing share price of the CleanTech Common Stock equals or exceeds any of three thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”).

i.	one-half of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

ii.	one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

iii.	one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of the Combined Company Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

On or about December 14, 2021, the Company entered into subscription agreements, with certain investors pursuant to which, among other things, the Company agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combination, an aggregate of 3,530,000 shares of common stock for $10.00 per share for a total of $35,300,000 (the “Equity Financing”). On December 16, 2021, the Company entered into a Securities Purchase Agreement (as further described below) with certain investors purchasing up to an aggregate of $40,000,000 in principal amount of secured debentures (the “Debentures”) and warrants (the “Warrants”) with an exercise price of $20.00 substantially concurrently with the closing of the Business Combination (the “Debt Financing,” and together with the Equity Financing, the “PIPE Investment”). As of June 30, 2022, ATW Special Situations I LLC (“ATW”) is the only purchaser and has subscribed for Debentures in the aggregate principal amount of $37,959,184 and associated warrants for 3,036,735 shares of the Combined Company’s common stock. ATW is managed by ATW Partners Opportunities Management, LLC, which is an affiliate of Chardan Capital Markets, LLC (“Chardan”), and the Company’s director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan. Chardan will not receive any fees or compensation for ATW’s participation in the Debt Financing.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

It is anticipated that upon completion of the Business Combination, CLAQ’s public stockholders (other than the PIPE Investment investors) would retain an ownership interest of approximately 28.5% in the Combined Company, the PIPE Investment investors will own approximately 5.6% of the Combined Company (such that the public stockholders, including the PIPE Investment investors, would own approximately 34.1% of the Combined Company), the Co-Sponsors, officers, directors and other holders of founder shares will retain an ownership interest of approximately 6.8% of the Combined Company and the Nauticus stockholders will own approximately 59.1% (including the 7,500,000 Earnout Shares) of the Combined Company. The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any shares by the CLAQ’s public stockholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the 2015 Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the CLAQ stockholders will be different.

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) taxes, (f) financial statements and internal controls, (g) real and personal property, (h) material contracts, (i) environmental matters, (j) absence of changes, (k) employee matters, (l) litigation, and (m) brokers and finders.

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for CleanTech and Nauticus to use reasonable best efforts to cooperate in the preparation of the Registration Statement and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of CleanTech, approvals of the restated certificate of incorporation, the share issuance under Nasdaq rules and the omnibus incentive plan. CleanTech has also agreed to include in the Proxy Statement the recommendation of its board that stockholders approve all of the proposals to be presented at the special meeting.

CleanTech has agreed to approve and adopt a 2022 omnibus incentive plan (the “Incentive Plan”) to be effective as of the closing and in a form mutually acceptable to CleanTech and Nauticus. The Incentive Plan shall provide for an initial aggregate share reserve equal to 5% of the number of shares of CleanTech Common Stock on a fully diluted basis at the closing. Subject to approval of the Incentive Plan by CleanTech’s stockholders, CleanTech has agreed to file a Form S-8 Registration Statement with the SEC following the Effective Time with respect to the shares of CleanTech Common Stock issuable under the Incentive Plan.

Each of CleanTech and Nauticus has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to an Acquisition Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of CleanTech and Nauticus has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.

The consummation of the Merger is conditioned upon, among other things, (i) receipt of the CleanTech stockholder approval and Nauticus stockholder approval, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, (iv) the effectiveness of the Registration Statement under the Securities Act, (v) CleanTech having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (vi) solely with respect to CleanTech, (A) the representations and warranties of Nauticus being true and correct to applicable standards applicable and each of the covenants of Nauticus having been performed or complied with in all material respects and (B) the approval of the conversion of the convertible notes and (vii) solely with respect to Nauticus, (A) the representations and warranties of CleanTech being true and correct to applicable standards applicable and each of the covenants of CleanTech having been performed or complied with in all material respects (B) the receipt of the approval for listing by Nasdaq of the shares of CleanTech Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement, (C) the effective resignations of certain directors and executive officers of CleanTech, (D) the amount of Minimum Cash Condition (as defined in the Merger Agreement) being equal to or exceeding $50,000,000.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On June 6, 2022, the Parties to the Merger Agreement entered into Amendment No. 2 to the Merger Agreement (the “Amendment”) pursuant to which the Parties agreed to increase the aggregate number of shares of the Post-Combination Company’s Common Stock to be reserved for issuance under its Incentive Plan from 5% to 10% of the fully diluted outstanding shares of its Common Stock immediately after Closing, which share reserve shall be automatically increased on an annual basis by 3% of the total number of Common Stock outstanding as provided under the Incentive Plan.

Other Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Support Agreements

In connection with the execution of the Merger Agreement, CleanTech Sponsor I LLC and CleanTech Investments, LLC (each, a “Sponsor,” and collectively, the “Co-Sponsors”) entered into a support agreement (the “Sponsor Support Agreement”) with Nauticus pursuant to which the Sponsors have agreed to vote all shares of CleanTech Common Stock beneficially owned by them in favor of the Merger.

In addition, in connection with the execution of the Merger Agreement, certain stockholders of Nauticus owning approximately 88.8% of the voting power of Nauticus entered into a support agreement (the “Nauticus Support Agreement”) with CleanTech and Nauticus pursuant to which the stockholders agreed to vote all shares of Nauticus beneficially owned by them in favor of the Merger.

Subscription Agreements

In connection with the execution of the Merger Agreement, CleanTech entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of CleanTech Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and CleanTech has agreed to sell to the Subscribers, an aggregate of 3,530,000 shares of CleanTech Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $35.3 million. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Securities Purchase Agreement

In connection with the execution of the Merger Agreement, CleanTech and Nauticus entered into Securities Purchase Agreement with certain investors purchasing up to an aggregate of $40,000,000 in principal amount of Debentures and Warrants. The number of shares of Common Stock into which the Debentures are convertible is equal to 120% of the aggregate issued amount of the Debentures divided by the conversion price of $15.00, and the number of shares of Common Stock into which the associated Warrants are exercisable is equal to 100% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20.00, subject to adjustment (“Debt Financing”). The obligations to consummate the transactions contemplated by the Securities Purchase Agreement are conditioned upon, among other things, customary closing conditions and all conditions precedent to the Merger set forth in the Merger Agreement shall have been satisfied or waived.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Amended and Restated Registration Rights Agreement

In connection with the Closing, Nauticus, CleanTech and certain stockholders of each of Nauticus and CleanTech who will receive shares of CleanTech Common Stock pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to CleanTech and Nauticus, which will become effective upon the consummation of the Merger.

Lock-up Agreement and Arrangements

In connection with the Closing, the Sponsors and certain Nauticus stockholders will enter into a lock-up agreement (the “Sponsor Lock-Up Agreement” and “Company Stockholder Lock-up Agreement) with Nauticus and CleanTech, pursuant to which each will agree, subject to certain customary exceptions, not to:

(i)	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of CleanTech Common Stock received as merger consideration and held by it immediately after the Effective Time (the “Lock-Up Shares”), or enter into a transaction that would have the same effect;

(ii)	enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or

(iii)	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement and Company Stockholder Lock-up Agreement) with respect to any security of CleanTech; during a “Lock-Up Period” under their respective agreements.

Under the Sponsor Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the one year anniversary of the Closing Date; (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by Nauticus; provided that the restrictions set forth in the Sponsor Lock-up Agreement do not apply to (1) transfers or distributions to such stockholder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; or (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of the Sponsor Lock-up Agreement.

Under the Company Lock-up Agreement, the Lock-Up period means the period commencing on the Closing Date and ending on the earlier of (x) the date that is 180 calendar days after the consummation of the Business Combination, (y) the date on which the volume weighted average price of shares of Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, and (z) the date specified in a written waiver duly executed by the Sponsors and CleanTech; provided that the restrictions set forth in the Company Lock-up Agreement do not apply to (1) transfers or distributions to such stockholders current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the stockholder’s immediate family or to a trust, the beneficiary of which is the stockholder or a member of the stockholder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the stockholder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in the PIPE or in open market transactions); or (6) in the case of Angela Berka (or Reginald Berka with respect to any community, marital or similar interest he may have in the following shares), the transfer of up to 1,000,000 shares of Lock-up Shares in a privately negotiated sale to another company stockholder, who shall enter into a Lock-Up Agreement (or amend an existing Lock-Up Agreement) containing the same terms and conditions as this Agreement with respect to such shares, or the entry into any agreement with respect to such a sale entered into before, at or after the Effective Time.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Director Nomination Agreement

In connection with the Closing, CleanTech, the Sponsors and Nauticus will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which CleanTech will agree to nominate an individual designated by the Sponsors to the Board of Directors of the Combined Company, effective as of immediately prior to the Closing.

Director Designation Agreement

In connection with the execution of the Merger Agreement, CleanTech, Nauticus and certain Nauticus stockholders entered into a director designation agreement with Transocean, Inc. (“Transocean”) to take all necessary action to cause a member designated by Transocean (the “Transocean Designee”) to remain on, or otherwise be appointed to, the Board, from and after the effective time of the Merger, as a Class III member of the Board, for an initial term expiring at the third annual meeting following the date of the Second Amended and Restated Certificate of Incorporation to be adopted in connection with the Merger.

Indemnification Agreements

In connection with the Closing, CleanTech has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to CleanTech and Nauticus, with the individuals who will be nominated and, subject to stockholder approval, elected to CleanTech’s board of directors effective as of the Closing.

Going Concern Consideration

As of June 30, 2022, the Company had $172,785 in cash held outside of the Trust Account and working capital deficit of $1,755,090. As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through August 19, 2023, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on March 29, 2022. The interim results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 or December 31, 2021.

Investments Held in Trust Account

At June 30, 2022 and December 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gains (losses) on investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. Interest and dividend income on these securities is included in net gain on investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity. Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Common Stock (including Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Common Stock are classified as stockholders’ equity. The Company’s Common Stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2022 and December 31, 2021, 17,250,000 shares of Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from the initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid in capital and accumulated deficit.

As of June 30, 2022 and December 31, 2021, the common stock reflected in the unaudited condensed consolidated balance sheets is reconciled in the following table:

Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(6,037,500)
Proceeds allocated to Public Rights	(3,934,879)
Issuance costs allocated to common stock	(3,672,335)
Plus:
Accretion of carrying value to redemption value	15,369,714
Common stock subject to possible redemption as of December 31, 2021	$174,225,000
Plus:
Accretion of carrying value to redemption value	145,884
Common stock subject to possible redemption as of June 30, 2022	$174,370,884

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $3,916,281 as a result of the Initial Public Offering (consisting of a $3,450,000 underwriting discount and $466,281 of other offering costs). The Company recorded $3,672,335 of offering costs as a reduction of equity in connection with the redeemable Common Stock included in the Units. The Company recorded $88,910 of offering costs as a reduction of permanent equity in connection with the Rights classified as equity instruments. The Company immediately expensed $155,037 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the condensed consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. For the initial valuation, the Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants, and the publicly-traded value for the subsequent valuation of the Public Warrants. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed consolidated statements of operations. The fair value of the Private Placement Warrants was estimated using a Black-Scholes Option Pricing Model (see Note 10). The subsequent measurement of the Public Warrants as of June 30, 2022 and December 31, 2021 is classified as Level 1, as such, an observable market quote in an active market under the ticker CLAQW was used.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company has no expectation of a change in the above for a period of time within one year after the date that the unaudited condensed consolidated financial statements are issued.

See Note 9 for additional information on income taxes for the periods presented.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per share of common stock is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period (for all periods during which these shares were subject to forfeiture, the calculation of weighted average shares outstanding excludes an aggregate of 562,500 shares of common stock held by the Sponsor that were subject to forfeiture). The Company has not considered the effect of the Warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 15,800,000 shares in the calculation of diluted income per share, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock (in dollars, except per share amounts):

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Basic and diluted net income (loss) per share:
Numerator:
Net income (loss)	$(795,831)	$—	$1,155,839	$—
Denominator:
Basic weighted average shares outstanding	21,562,500	3,750,000	21,562,500	3,750,000
Basic net income (loss) per share	$(0.04)	$0.00	$0.05	$0.00

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed consolidated balance sheets for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.

Level 1 —	Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —	Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering which was consummated on July 19, 2021, the Company sold 15,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one right entitling the holder thereof to receive one-twentieth (1/20) of one share common stock upon the consummation of an initial business combination, and one-half of one redeemable warrant (“Redeemable Warrant”). Each whole Redeemable Warrant is exercisable to purchase one share of common stock and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 (see Note 7).

On July 26, 2021, the underwriters fully exercised the over-allotment option and purchased an additional 2,250,000 Units (the “Over-Allotment Units”), generating gross proceeds of $22,500,000 on July 28, 2021.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Co-Sponsor purchased an aggregate of 6,500,000 Private Warrants at a price of $1.00 per Private Placement Warrant ($6,500,000 in the aggregate). Each Private Placement Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share. Simultaneously with the sale of Over-Allotment Units, the Company consummated a private sale of an additional 675,000 Private Warrants at a purchase price of $1.00 per Private Warrant, generating gross proceeds of $675,000. The proceeds from the sale of the Private Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In July 2020, the Sponsor was issued 5,000,000 shares of Common Stock (the “Founder Shares”) for an aggregate price of $25,000. In February 2021, the Company effected a 1.4375-for-1 stock split of its issued and outstanding shares of Common Stock, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. The Founder Shares included an aggregate of up to 562,500 shares of Common Stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering.

On February 16, 2021, CleanTech Sponsor paid $16,667 to the Company, which amount was paid to CleanTech Investments LLC to cancel 4,791,667 of its Founder Shares that it previously held and immediately thereafter the Company issued 4,791,667 Founders Shares to CleanTech Sponsor. As a result, CleanTech Sponsor owns 4,791,667 Founders Shares and CleanTech Investments LLC owns 2,395,833 Founder Shares. CleanTech Sponsor and CleanTech Investments LLC will both participate in the purchase of the Private Warrants based their pro rata ownership of Founder Shares.

In June 2021, CleanTech Sponsor and CleanTech Investments forfeited for no consideration 1,916,667 founder shares and 958,333 founder shares, respectively, which the Company cancelled, resulting in a decrease in the total number of founder shares outstanding from 7,187,500 shares to 4,312,500 shares. As a result, CleanTech Sponsor owns 2,875,000 founder shares and CleanTech Investments owns 1,437,500 founder shares. The founder shares include an aggregate of up to 562,500 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part. All share and per-share amounts have been retroactively restated to reflect the share forfeiture.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The underwriter exercised the over-allotment option on in full July 28, 2021; thus, no Founders Shares are subject to forfeiture.

Administrative Services Agreement

The Company entered into an agreement, commencing on the July 14, 2021, to pay Chardan Capital Markets, LLC up to $10,000 per month for office space, administrative and support services. The total amounts of administrative service fees accrued for the three months ended June 30, 2022 and 2021 were $30,000 and $0, respectively. The total amounts of administrative service fees accrued for the six months ended June 30, 2022 and 2021 were $60,000 and $0, respectively. As of June 30, 2022 and December 31, 2021, $60,000 and $0 were owed to the Sponsor, respectively. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Promissory Note — Related Party

On March 1, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and is payable on the earlier of Promptly after the date on which the Company consummates an Initial Public Offering of its securities or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $188,302 was repaid on July 23, 2021. The promissory note is no longer available to the Company.

On March 23, 2022, the Company entered into a Promissory Note with the Sponsor (the “Second Promissory Note”) to which the Company could borrow up to an aggregate of $267,000. The Second Promissory Note is non-interest bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date on which the Company determines that it is unable to effect a Business Combination. As June 30, 2022, the outstanding balance under the Second Promissory Note was $267,000.

On May 5 2022, the Company entered into a Promissory Note with the Sponsor (the “Third Promissory Note”) to which the Company could borrow up to an aggregate of $133,333. The Third Promissory Note is non-interest bearing and payable upon the earlier of (i) completion of the initial Business Combination or (ii) the date on which the Company determines that it is unable to effect a Business Combination. As June 30, 2022, the outstanding balance under the Third Promissory Note was $133,333.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsor, Co-Sponsor, or an affiliate of the Sponsor or the officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company consummates the initial Business Combination, it would repay such loaned amounts. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the Business Combination into additional private warrants to purchase shares of common stock at a conversion price of $1.00 per private warrant (which, for example, would result in the holders being issued private warrants to purchase 500,000 shares of common stock if $500,000 of notes were so converted). Such private warrants will be identical to the private warrants issued at the closing of the Initial Public Offering. Loans made by Chardan Capital Markets, LLC or any of its related persons will not be convertible into private warrants, and Chardan Capital Markets, LLC and its related persons will have no recourse with respect to their ability to convert their loans into private warrants. As of June 30, 2022 and December 31, 2021, there were no borrowings under these loans.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Extension Loans

The Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, without the need for a separate stockholder vote, is for the Company’s initial stockholders or their affiliates or designees, upon five days’ advance notice prior to the application deadline, to deposit into the trust account $1,500,000 or $1,725,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per public share, or an aggregate of $3,000,000 (or $3,450,000 if the over-allotment option is exercised in full) if extended for each of the full three months), on or prior to the date of the application deadline. In the event that the stockholders, or affiliates or designees, elect to extend the time to complete the Company’s initial business combination and deposit the applicable amount of money into trust, the initial stockholders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Such note would be paid upon consummation of the Company’s initial Business Combination.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights Agreement

Pursuit to a registration rights agreement entered into on July 14, 2021, the holders of insider shares issued and outstanding, as well as the holders of the private warrants (and all underlying securities), will be entitled to registration and stockholder rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On July 28, 2021, the Underwriters exercised the over-allotment option in full and purchased an additional 2,250,000 Units for an aggregate purchase price of $22,500,000.

In connection with the closing of the Initial Public Offering and subsequent exercise of the over-allotment option, the underwriter was paid a cash underwriting fee of $0.20 per Unit, or $3,450,000 in the aggregate.

Business Combination Marketing Agreement

The Company engaged Chardan Capital Markets, LLC as an advisor in connection with the initial Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay Chardan Capital Markets, LLC a marketing fee for such services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, including any proceeds from the full or partial exercise of the underwriters’ over-allotment option. As a result, Chardan Capital Markets, LLC will not be entitled to such fee unless the Company consummates the initial Business Combination. A copy of the form of Business Combination marketing agreement has been filed as an exhibit to the registration statement of which the Company’s prospectus forms a part.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 7. WARRANTS

As of June 30, 2022 and December 31, 2021, there were 15,800,000 (including 8,625,000 Public Warrants and 7,175,000 Private Placement Warrants) warrants outstanding.

Each whole public warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per whole share, subject to adjustment as described below, at any time commencing on the later of one year after the closing of the Initial Public Offering or the consummation of an initial Business Combination. However, no public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of the initial Business Combination at 5:00 p.m., New York City time.

The private warrants will be identical to the public warrants underlying the units being offered by the Company’s prospectus except that (i) each private warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such private warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The private warrants purchased by CleanTech Investments will not be exercisable more than five years from the effective date of the registration statement, of which the Company’s prospectus forms a part, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these private warrants.

The Company may call the outstanding warrants for redemption (excluding the private warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 7. WARRANTS (cont.)

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise the option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the common shares at the time the warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founder shares or private warrants held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price and the $16.50 per share redemption trigger price described below under will be adjusted (to the nearest cent) to be equal to 165% of the market value (the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the consummation of an initial Business Combination).

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no public warrants will be exercisable for cash, and the Company will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so and, if the Company does not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants, and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited, and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 7. WARRANTS (cont.)

The Company accounts for the 15,800,000 warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. This warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to its current fair value, with the change in fair value recognized in the Company’s condensed consolidated statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. STOCKHOLDERS’ DEFICIT

Preferred stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of June 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Common stock — On July 16, 2021, the Company amended its Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 200,000,000 shares of common stock with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were 21,562,500 shares of common stock outstanding, including 17,250,000 common stock subject to possible redemption.

Holders of record of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve the initial Business Combination, insiders, officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to the Initial Public Offering, including both the insider shares and any shares acquired in the Initial Public Offering or following the Initial Public Offering in the open market, in favor of the proposed Business Combination.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-twentieth (1/20) of a share of common stock upon consummation of the Business Combination, even if the holder of a right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-twentieth (1/20) of a share of common stock underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional share of common stock upon consummation of the Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of shares of common stock will receive in the transaction on an as-converted into common stock basis.

The Company will not issue fractional shares in connection with an exchange of rights. As a result, the holders of the rights must hold rights in multiples of 20 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 9. INCOME TAXES

The Company’s effective tax rate for the three and six months ended June 30, 2022 was (1.6)% and 1.1%, respectively. The effective tax rate for the three and six months ended June 30, 2021 was 0.0%. The Company’s effective tax rate differs from the statutory income tax rate of 21% primarily due to the recognition of gains or losses from the changes in the fair value of warrant liabilities and the convertible promissory note, which are not recognized for tax purposes, and recording a full valuation allowance on deferred tax assets. The Company has historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss for the reporting period. The Company has used a discrete effective tax rate method to calculate taxes for the three and six months ended June 30, 2022. The Company believes that, at this time, the use of the discrete method for the three and six months ended June 30, 2022 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.

NOTE 10. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2022
Assets
Investments held in Trust Account:
Money Market investments	$174,483,243	$174,483,243	$—	$—
Liabilities
Warrant liabilities – Public Warrants	$2,760,000	$2,760,000	$—	$—
Warrant liabilities – Private Placement Warrants	$2,296,000	$—	$—	$2,296,000
December 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$174,230,428	$174,230,428	$—	$—
Liabilities
Warrant liabilities – Public Warrants	$5,175,000	$5,175,000	$—	$—
Warrant liabilities – Private Placement Warrants	$2,798,250	$—	$—	$2,798,250

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants, and the publicly-traded value for the subsequent valuation of the Public Warrants. The measurement of the Public Warrants as of June 30, 2022 and December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CLAQW. The quoted price of the Public Warrants was $0.32 and $0.60 per warrant as of June 30, 2022 and December 31, 2021, respectively.

The Company utilizes a Black-Scholes Option Pricing Model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the condensed consolidated statements of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a Black-Scholes Option Pricing Model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. For the initial valuation, the Company estimated volatility based on research on comparable companies with the same type of warrants along with the implied volatilities shortly after they start trading. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2021 after the Public Warrants were separately listed and traded.

The following table provides the significant inputs to the Black-Scholes Option Pricing Model fair value of the Private Placement Warrants:

	As of June 30, 2022	As of December 31, 2021
Stock price	$10.07	$9.96
Strike price	$11.50	$11.50
Probability of completing a Business Combination	38.0%	*
Dividend yield	—%	—%
Term (in years)	4.1	4.6
Volatility	11.2%	8.7%
Risk-free rate	3.0%	1.2%
Discount for lack of marketability	—%	—%
Fair value of warrants	$0.32	$0.39

*	The probability of completing a Business Combination is considered within the volatility implied by the traded price of the Public Warrants which is used to value the Private Placement Warrants.

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Fair value as of December 31, 2020	$—
Initial measurement of Public Warrants and Private Placement Warrants at July 19, 2021	7,980,000
Initial measurement of over-allotment warrants	1,071,000
Transfer of Public Warrants to Level 1 measurement	(5,175,000)
Change in fair value	(1,077,750)
Fair value as of December 31, 2021	2,798,250
Change in fair value	(861,000)
Fair value as of March 31, 2022	1,937,250
Change in fair value	358,750
Fair value as of June 30, 2022	$2,296,000

The Company recognized gains in connection with the change in the fair value of warrant liabilities of $503,750 and $0 in the unaudited condensed consolidated statements of operations for the three months ended June 30, 2022 and 2021, respectively. The Company recognized gains in connection with the change in the fair value of warrant liabilities of $2,917,250 and $0 in the unaudited condensed consolidated statements of operations for the six months ended June 30, 2022 and 2021, respectively.

CLEANTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than those identified below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

As approved by the Company’s stockholders at a Special Meeting of Stockholders on July 18, 2022 (the “Meeting”), the Company entered into an amendment (the “Trust Amendment”) to the investment management trust agreement, dated as of July 14, 2021, with Continental Stock Transfer & Trust Company on July 19, 2022. Pursuant to the Trust Amendment, the Company has the right to extend the time to complete a business combination six (6) times for an additional one (1) month each time from July 19, 2022, to January 19, 2023, by depositing $100,000 to the trust account for each one-month extension.

As approved by the Company’s stockholders at the Meeting on July 18, 2022, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on July 19, 2022 (the “Charter Amendment”), giving the Company the right to extend the date by which it has to complete a business combination up to six (6) times for an additional one (1) month each time, from July 19, 2022 to January 19, 2023.

On July 18, 2022, the Company issued an unsecured promissory note in the aggregate principal amount of $150,000 to CleanTech Investments, LLC and an unsecured promissory note in the aggregate principal amount of $300,000 to CleanTech Sponsor I LLC. The Company deposited to the Trust Account $100,000 of the total $450,000 of loan amount and extended the amount of time it has available to complete a business combination from July 19, 2022 to August 19, 2023. Both CleanTech Investments, LLC and CleanTech Sponsor I LLC are the Company’s sponsors at its initial public offering. Neither promissory note bears interest and both of them will be repaid only upon closing of a business combination by the Company.

In connection with a stockholders’ vote at the Meeting on July 18, 2022, 15,466,711 shares of the Company’s Common Stock were tendered for redemption, resulting in a $156,533,843 reduction in the Trust Account balance. After the redemptions, the Trust Account balance was $18,048,122.

On August 12, 2022, the Company exercised its right to extend the date by which it has to complete a business combination for an additional one (1) month, from August 19, 2022 to September 19, 2022, and deposited an additional $100,000 to the Trust Account.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Nauticus Robotics Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nauticus Robotics Inc. and subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Whitley Penn LLP

We have served as the Company’s auditor since 2021

Houston, Texas

March 28, 2023

NAUTICUS ROBOTICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$17,787,159	$20,952,867
Restricted certificate of deposit	250,375	251,236
Short-term investments	4,959,263	—
Accounts receivable, net	1,622,434	794,136
Inventories	6,666,912	—
Contract assets	573,895	893,375
Prepaid insurance	2,392,978	67,219
Other Current assets	2,710,031	210,225
Total Current assets	36,963,047	23,169,058

Property and equipment, net	15,167,367	1,437,311
Operating lease right-of-use asset	317,208	513,763
Other assets	155,490	47,240

Total assets	$52,603,112	$25,167,372

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$324,484	$1,402,424
Accrued liabilities	3,142,977	1,576,433
Operating lease liabilities – current	410,158	353,598
Notes payable – current	—	10,250,000
Notes payable, related parties – current	—	3,000,000
Total Current Liabilities	3,877,619	16,582,455
Warrant liabilities	32,688,342	—
Operating lease liabilities – long-term	87,214	467,208
Notes payable – long-term, net of discount	15,922,118	14,708,333
Other liabilities	—	20,833
Total Liabilities	52,575,293	31,778,829

Commitments and Contingencies

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares, authorized	—	—
Series A preferred stock, $0.01 par value; 0 and 334,800 shares, respectively, issued, and outstanding	—	3,348
Series B preferred stock, $0.01 par value; 0 and 725,426 shares, respectively, issued, and outstanding	—	7,254
Common stock, $0.0001 par value; 625,000,000 shares authorized, 47,250,771 and 9,669,217 shares issued, respectively, and 47,250,771 and 9,669,217 shares outstanding, respectively	4,725	967
Additional paid-in capital	68,128,196	33,221,505
Accumulated deficit	(68,105,102)	(39,844,531)
Total Stockholders’ Equity (Deficit)	27,819	(6,611,457)

Total Liabilities and Stockholders’ Equity (Deficit)	$52,603,112	$25,167,372

See accompanying notes to the consolidated financial statements.

NAUTICUS ROBOTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2022	2021
Revenue:
Service	$11,210,559	$7,854,068
Product	—	242,637
Service – related party	224,400	332,767
Product – related party	—	162,068
Total revenue	11,434,959	8,591,540

Costs and expenses:
Cost of revenue (exclusive of items shown separately below)	11,863,862	6,850,248
Depreciation	516,949	365,097
Research and development	2,376,912	3,533,713
General and administrative	15,056,565	4,362,400
Total costs and expenses	29,814,288	15,111,458

Operating loss	(18,379,329)	(6,519,918)

Other (income) expense:
Other income, net	(293,862)	(1,601,568)
Loss on extinguishment of debt	—	9,484,113
Change in fair value of warrant liabilities	6,461,087	—
Interest expense, net	3,714,017	725,166
Total other (income) expense, net	9,881,242	8,607,711

Net loss	(28,260,571)	$(15,127,629)

Basic and diluted earnings (loss) per share	$(1.75)	$(1.57)

Basic and diluted weighted average shares outstanding	18,982,139	9,637,962

See accompanying notes to the consolidated financial statements.

NAUTICUS ROBOTICS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

									Total
	Series A		Series B				Additional		Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2020	334,800	$3,348	725,426	$7,254	9,637,962	$964	$23,276,615	$(24,716,902)	$(1,428,721)
Stock-based compensation	—	—	—	—	—	—	107,794	—	107,794
Net loss	—	—	—	—	—	—	—	(1,519,682)	(1,519,682)

Balance at March 31, 2021	334,800	3,348	725,426	7,254	9,637,962	964	23,384,409	(26,236,584)	(2,840,609)
Stock-based compensation	—	—	—	—	—	—	100,570	—	100,570
Net loss	—	—	—	—	—	—	—	(1,074,911)	(1,074,911)

Balance at June 30, 2021	334,800	3,348	725,426	7,254	9,637,962	964	23,484,979	(27,311,495)	(3,814,950)
Stock-based compensation	—	—	—	—	—	—	117,571	—	117,571
Net loss	—	—	—	—	—	—	—	(1,298,122)	(1,298,122)

Balance at September 30, 2021	334,800	$3,348	725,426	$7,254	9,637,962	$964	$23,602,550	$(28,609,617)	$(4,995,501)
Stock-based compensation	—	—	—	—	—	—	99,645	—	99,645
Loss on extinguishment of debt	—	—	—	—	—	—	9,484,113	—	9,484,113
Excercise of stock options	—	—	—	—	31,255	$3	35,197	—	35,200
Net loss	—	—	—	—	—	—	—	$(11,234,914)	(11,234,914)
Balance at December 31, 2021	334,800	$3,348	725,426	$7,254	9,669,217	$967	$33,221,505	$(39,844,531)	$(6,611,457)
Stock-based compensation	—	—	—	—	—	—	200,157	—	200,157
Net loss	—	—	—	—	—	—	—	(3,504,002)	(3,504,002)

Balance at March 31, 2022	334,800	3,348	725,426	7,254	9,669,217	967	33,421,662	(43,348,533)	(9,915,302)
Stock-based compensation	—	—	—	—	—	—	188,657	—	188,657
Net loss	—	—	—	—	—	—	—	(3,356,956)	(3,356,956)

Balance at June 30, 2022	334,800	3,348	725,426	7,254	9,669,217	967	33,610,319	(46,705,489)	(13,083,601)
Cancellation and exchange of convertible note in connection with reverse capitalization	—	—	—	—	5,299,546	530	14,548,384	—	14,548,914
Conversion of Series A preferred stock in connection with reverse recapitalization	(334,800)	(3,348)	—	—	4,756,470	476	2,872	—	—
Conversion of Series B preferred stock in connection with reverse recapitalization	—	—	(725,426)	(7,254)	10,306,055	1,030	6,224	—	—
Reverse recapitalization with Cleantech Acquisition Corp, net	—	—	—	—	6,619,490	662	(669,904)		(669,242)
Earnout shares placed in escrow	—	—	—	—	7,499,993	750	(750)	—	—
Issuance of common stock for PIPE Investment	—	—	—	—	3,100,000	310	30,999,690	—	31,000,000
Equity issuance costs	—	—	—	—	—	—	(12,582,000)		(12,582,000)
Stock-based compensation	—	—	—	—	—	—	235,593	—	235,593
Net loss	—	—	—	—	—	—	—	(13,176,497)	(13,176,497)

Balance at September 30, 2022	—	—	—	—	47,250,771	4,725	66,150,428	(59,881,986)	6,273,167
Stock-based compensation	—	—	—	—	—	—	1,977,768	—	1,977,768
Net loss	—	—	—	—	—	—	—	(8,223,116)	(8,223,116)
Balance at December 31, 2022	—	$—	—	$—	47,250,771	$4,725	$68,128,196	$(68,105,102)	$27,819

See accompanying notes to the consolidated financial statements.

NAUTICUS ROBOTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(28,260,571)	$(15,127,629)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	516,949	365,097
Accretion of debt discount	1,342,062	29,166
Stock-based compensation	2,602,175	425,580
Loss on extinquishment of debt	—	9,484,113
Change in fair value of warrant liabilities	6,461,087	—
Noncash impact of lease accounting	196,555	205,966
Other income – Paycheck Protection Program Loan forgiveness	—	(1,578,500)
Changes in operating assets and liabilities:
Accounts receivable	(828,298)	(721,401)
Inventories	(6,666,912)	—
Contract assets	319,480	(831,489)
Other assets	(4,902,797)	(275,759)
Accounts payable and accrued liabilities	(7,731,279)	2,287,134
Contract liabilities	—	(1,433,370)
Operating lease liabilities	(323,434)	(330,598)
Net cash from operating activities	(37,274,983)	(7,501,690)

Cash flows from investing activities:
Capital expenditures	(14,247,005)	(922,487)
Purchase of short-term investments	(4,959,263)	—
Net cash from investing activities	(19,206,268)	(922,487)

Cash flows from financing activities:
Proceeds from notes payable	2,000,000	24,950,000
Proceeds from Paycheck Protection Program Loan	—	1,578,500
Proceeds from exercise of stock options	—	35,200
Payments of note payable	(17,850,333)	(484,836)
Proceeds from reverse recapitalization with CleanTech Acquisition Corp, net	14,947,876	—
Proceeds from issuance of common stock for Pipe Investment	31,000,000	—
Proceeds from issuance of debentures and SPA Warrants, net of discount	35,800,000	—
Payment of transaction costs on equity funding	(12,582,000)	—
Net cash from financing activities	53,315,543	26,078,864

Net change in cash and cash equivalents	(3,165,708)	17,654,687

Cash and cash equivalents, beginning of year	20,952,867	3,298,180
Cash and cash equivalents, end of year	$17,787,159	$20,952,867

NAUTICUS ROBOTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the year ended December 31,
	2022	2021
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,719,947	$25,909
Cash paid for taxes	—	—
Non-cash investing and financing activities:
Conversion of convertible debt and accrued interest expense to common stock	14,548,914	—
Conversion of Series A preferred stock in connection with reverse recapitalization	3,348	—
Conversion of Series B preferred stock in connection with reverse recapitalization	7,254	—
Private and Public Warrant Liabilities assumed in reverse recapitalization	5,278,145	—
Fair value of SPA warrants at issuance	20,949,110	—
Loan commitment fee	—	(300,000)

See accompanying notes to the consolidated financial statements.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business

Nauticus Robotics, Inc. (the “Company”, “our”, or “we”) is a developer of ocean robots, software, and services delivered in a modern business model to the ocean industry. We were initially incorporated as CleanTech Acquisition Corp. (“CLAQ”) under the laws of the State of Delaware on June 18, 2020. The Company’s principal corporate offices are located in Webster, Texas. Our robotics products and services are delivered to commercial and government-facing customers through a Robotics as a Service (“RaaS”) business model and direct product sales for both hardware platforms and software licenses. Besides a standalone service offering and forward-facing products, our approach to ocean robotics has also resulted in the development of a range of technology products for retrofit/upgrading legacy systems and other 3rd party vehicle platforms. Our services provide customers with the necessary data collection, analytics, and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost, and greenhouse gas emissions, to improve offshore health, safety, and environmental exposure.

Business Combination — On September 9, 2022 (the “Closing Date”), Nauticus Robotics, Inc. consummated its business combination pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement,” and together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”) with CleanTech Merger Sub, Inc., a wholly owned subsidiary of CLAQ (“Merger Sub”), and Nauticus Robotics, Inc., a Texas corporation (prior to the Closing Date, “Nauticus Robotics Holdings, Inc.”). Pursuant to the terms of the Merger Agreement, a business combination between CLAQ and Nauticus Robotics Holdings, Inc. was affected through the merger of Merger Sub with and into Nauticus Robotics Holdings, Inc., with Nauticus Robotics Holdings, Inc. surviving the merger as a wholly owned subsidiary of CLAQ. On the Closing Date, CLAQ was renamed “Nauticus Robotics, Inc.” and the previous Nauticus Robotics, Inc. was renamed “Nauticus Robotics Holdings, Inc.”.

At the closing, among other things, (a) each share of Nauticus Preferred Stock, par value $0.01 per share, that was issued and outstanding immediately prior to the closing converted into shares of Nauticus Common stock, par value $0.01 per share, (“Nauticus Preferred Stock Conversion”); (b) each of Nauticus Robotic Holdings, Inc.’s unsecured convertible note obligations outstanding was converted into shares of Nauticus Common Stock in accordance with the terms of each such Nauticus Convertible Note; and (c) each share of Nauticus Common Stock (including shares of Nauticus Common Stock outstanding as a result of the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion) was converted into the right to receive (i) the per share merger consideration and (ii) Earnout Shares.

Shares issued at closing is summarized as follows (i) an aggregate of 36,650,778 shares of Common Stock, par value $0.0001 (the “Common Stock” of CLAQ prior to the Closing, and the Common Stock of Nauticus following the Closing) shares were issued to holders of Nauticus Common Stock in the Business Combination (ii) the right to receive 7,499,993 additional shares of Common Stock held in escrow pursuant to the terms of the Merger Agreement and as further described below (such additional escrowed shares, the “Earnout Shares”) and (iii) the issuance of 3,100,000 shares of Common Stock for the Equity Financing (as described below). An aggregate of 47,250,771 shares of Common Stock (inclusive of the Earnout Shares) was issued after the Business Combination.

Former holders of Nauticus Common Stock are entitled to receive their pro rata share of up to 7,499,993 additional shares of Common Stock (the “Earnout Shares”) held in escrow. The Earnout Shares will be released upon occurrence of the following (each, a “Triggering Event”):

i.	one-half of the Earnout Shares will be released if, within a 5-year period, the volume-weighted average price of our Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

ii.	one-quarter of the Earnout Shares will be released if, within a 5-year period, the volume-weighted average price of our Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

iii.	one-quarter of the Earnout Shares will be released if, within a 5-year period, the volume-weighted average price of our Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business (cont.)

At closing, we received proceeds from Private Investment in a Public Entity subscribers (“PIPE Investment”) consisting of:

●	the issuance of 3,100,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $31 million (the “Equity Financing”), and

●	the issuance of secured Debentures with warrants having an aggregate principal amount of $36,530,320 (the “Debentures”) pursuant to a securities purchase agreement with certain investors providing net proceeds of $35,800,000 inclusive of a 2% original issue discount. The fair value of the SPA Warrants was estimated to be $20,949,110 using a Monte Carlo valuation model incorporating future projections of the various potential outcomes and any exercise price adjustments based on future financing events. The Debentures are convertible into 2,922,425 shares of Common Stock and associated warrants for an additional 2,922,425 shares with an exercise price equal to $20 per share, subject to adjustment (“SPA Warrants”).

The Business Combination was accounted for as a reverse recapitalization under generally accepted accounting principles in the United States (“GAAP”). Nauticus Robotics Holdings Inc. was determined to be the accounting acquirer and CLAQ was treated as the acquired company for financial reporting purposes. Accordingly, the financial statements of the combined company represent a continuation of the financial statements of Nauticus Robotics Holdings Inc.

On September 9, 2022, the Company received from the Business Combination with CLAQ net cash of $14,947,875. The Company also assumed $30,157 in prepaids, $14,796,942 in accounts payable and accrued liabilities, $850,333 in notes payable and net equity of $(669,243).

CLAQ’s net cash at the Closing Date totaled $14,947,875. This amount, together with proceeds of the PIPE Investment, were available to repay certain indebtedness, transaction costs and for general corporate purposes.

The Company incurred $12,582,000 in direct and incremental costs associated with the Equity Financing, which primarily consisted of investment banking, legal, accounting, and other professional fees.

Impact of COVID-19 Pandemic on Business — The global spread of COVID-19 has created significant market volatility and economic uncertainty and disruption during 2021 and continuing into 2022. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. We have experienced and may continue to experience disruptions in our supply chain, due in part to the global impact of the COVID-19 pandemic. Depending upon the duration of the ongoing effects of the COVID-19 pandemic and the associated business interruptions, our customers, suppliers, manufacturers and partners may suspend or delay their engagements with us, which could result in a material adverse effect on our financial condition and ability to meet current timelines. In addition, the COVID-19 pandemic has affected and may continue to affect our ability to recruit skilled employees to join our team. The conditions caused by the COVID-19 pandemic have adversely affected and may continue to adversely affect, among other things, demand for our products and the ability to test and assess our robotic systems with potential customers, any of which adversely affects our business, results of operations, and financial condition. The duration and extent of the COVID-19 pandemic and its impacts cannot be accurately predicted at this time, and the ultimate direct and indirect impacts on our business, results of operations and financial condition will depend on future developments that are highly uncertain.

Liquidity — The Company has had recurring losses and negative cash flows since inception. As such, the Company has been dependent on debt and equity funding to meet its development efforts. The Company continues to develop its principal products and conducts extensive research and development activities.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business (cont.)

We anticipate needing additional capital to continue expanding our business operations, which may include acquisitions and capital expenditures. Currently, the Company does not generate sufficient revenue to cover operating expenses, working capital and capital expenditures. We have historically financed our operations through equity and debt financing. We do not have any commitments for equity funding at this time, and additional funding may not be available to us on favorable terms, if at all. If additional financing is not raised, it would likely lead to the company reducing discretionary spending and other cost cutting measures. The Company has not considered cost-cutting measures at this time but will assess as needed to meet capital requirements for our business operations. The Company have sufficient cash and cash generated from operations along with access to debt funding as necessary to meet its obligations for at least one year from the issuance date of this report.

On March 8, 2023, and subsequent to the filing of the Company’s Form 10-Q/A on such date, Triumph countersigned an agreement that amended the original agreement to accommodate staggered deposits and payments for each of the four contracted units, with deliveries taking place between 2024 and 2027. Triumph’s initial non-refundable deposit of $5,420,000 is due on October 31, 2023. Any failure by Triumph to make the initial deposit when due will be deemed breached by Triumph for failure to perform under the terms of the Agreement as amended. Management has carefully considered all facts surrounding the Triumph contract and its ability to secure financing for its capital projects, and as such, the Company has removed the contract from its internal projections and excluded all associated revenues and costs. Accordingly, we have excluded Triumph from the unfulfilled performance obligation table in Note 3.

2. Summary of Significant Accounting Policies

Basis of Presentation — The accompanying audited consolidated financial statements have been prepared in accordance with GAAP, under the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) except the shares and corresponding equity amounts and loss per share related to Nauticus’ Common Stock prior to the Business Combination have been retroactively restated to reflect the post-combination Common Stock capital structure.

Principles of Consolidations — These audited consolidated financial statements reflect the financial condition, results of operations, cash flows and changes in stockholders’ equity (deficit) of Nauticus Robotics Holdings Inc. for periods until September 9, 2022, the Closing Date of the Business Combination, and the consolidated results of operations, cash flows and changes in stockholders’ equity (deficit) of Nauticus Robotics, Inc. and its consolidated subsidiary, Nauticus Robotics Holdings Inc. for the period from September 10, 2022 through December 31, 2022. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the (i) estimates of future costs to complete customer contracts recognized over time, (ii) valuation allowances for deferred income tax assets, (iii) valuation of stock-based compensation awards and (iv) the valuation of conversion options, warrants and earnouts. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company classifies all highly-liquid instruments with an original maturity of three months or less as cash equivalents. The Company maintains cash and cash equivalents in bank deposit accounts, which at times may exceed federally insured limits of $250,000. Historically, the Company has not experienced any losses in such accounts. There were no cash equivalents at December 31, 2022 and 2021, respectively

Restricted Certificate of Deposit — The restricted certificate of deposit on December 31, 2022 and 2021 is held with a bank and is used as a guarantee against corporate credit cards.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Short-term Investments — Short-term investments on December 31, 2022 include an investment in a US Treasury Bill maturing March 14, 2023. The original maturity for this investment was more than 3 months and any change in the investment is recognized in the statement of operations.

Accounts Receivable — Trade credit is generally extended on a short-term basis in the normal course of business. If necessary, the Company establishes an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected which is based on an analysis of specific customers, taking into consideration the age of past due accounts and an assessment of the customer’s ability to pay. Accounts receivable outstanding longer than contractual terms, generally up to 90 days, are considered past due. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

Property and Equipment — Property and equipment is recorded at cost and depreciated using the straight-line method. Expenditures which extend the useful lives of existing property and equipment are capitalized. Those costs which do not extend the useful lives are expensed as incurred. Upon disposition, the cost and accumulated depreciation are removed and any gain or loss on the disposal is reflected in the statements of operations.

Impairment of Long-Lived Assets — The Company reviews long-lived assets for potential impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In this assessment, future pre-tax cash flows (undiscounted) resulting from the use of the asset and its eventual disposal are estimated. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the difference between its carrying value and estimated fair value. There were no impairments for December 31, 2022 and 2021, respectively.

Segment Reporting — Our operations represent a single segment because each revenue stream possesses similar production methods, distribution methods, and customer quality and consumption characteristics, resulting in similar long-term expected financial performance.

Revenue — Our primary sources of revenue are from providing technology and engineering services and products to the offshore industry and governmental entities. Revenue is generated pursuant to contractual arrangements to design and develop subsea robots and software and to provide related engineering, technical, and other services according to the specifications of the customers. These contracts can be service sales (cost plus fixed fee or firm fixed price) or product sales and typically have terms of up to 18 months. The Company has no product sales in 2022 as its core products are still under development.

A performance obligation is a promise in a contract to transfer distinct goods or services to a customer. For all contracts, we assess if there are multiple promises that should be accounted for as separate performance obligations or combined into a single performance obligation. We generally separate multiple promises in a contract as separate performance obligations if those promises are distinct, both individually and in the context of the contract. If multiple promises in a contract are highly interrelated or require significant integration or customization within a group, they are combined and accounted for as a single performance obligation.

Our performance obligations under service agreements generally are satisfied over time as the service is provided. Revenue under these contracts is recognized over time using an input measure of progress (typically costs incurred to date relative to total estimated costs at completion). This requires management to make significant estimates and assumptions to estimate contract sales and costs associated with its contracts with customers. At the outset of a long-term contract, the Company identifies risks to the achievement of the technical, schedule and cost aspects of the contract. Throughout the contract term, on at least a quarterly basis, we monitor and assess the effects of those risks on its estimates of sales and total costs to complete the contract. Changes in these estimates could have a material effect on our results of operations.

Firm-fixed price contracts present the risk of unreimbursed cost overruns, potentially resulting in lower-than-expected contract profits and margins. This risk is generally lower for cost plus fixed fee contracts which, as a result, generally have a lower margin.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Performance obligations for product sales are typically satisfied at a point in time. This occurs when control of the products is transferred to the customer, which generally is when title and risk of loss have passed to the customer.

Inventories — Inventories include raw materials and work in process used in the construction and installation of a portfolio of ocean robotics systems technology products that include the Aquanaut and Olympic Arm. Raw materials consist of composite marine structures, commercial off-the-shelf or COTS, batteries, and hardware and electrical components. Work in progress inventories consist of raw materials and labor for construction of projects. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. The Company periodically reviews inventories for specifically identifiable items that are unusable or obsolete based on assumptions about future demand and market conditions. Based on this evaluation, we make provisions for unusable and obsolete inventories in order to write inventories down to their net realizable value.

Inventories consisted of the following:

	December 31, 2022	December 31, 2021
Raw material and supplies	$1,499,030	$—
Work in progress	5,167,882	—
Finished goods	—	—
Total inventories	$6,666,912	$—

Leases — The Company’s lease arrangements are operating leases which are capitalized on the balance sheet as right-of-use (“ROU”) assets and obligations. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. These are recognized at the lease commencement date based on the present value of payments over the lease term. If leases do not provide for an implicit rate, we use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term as the lease payments. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Stock-Based Compensation — The Company accounts for employee stock-based compensation using the fair value method. Compensation cost for equity incentive awards is based on the fair value of the equity instrument generally on the date of grant and is recognized over the requisite service period. The Company’s policy is to issue new shares upon the exercise or conversion of options and recognize option forfeitures as they occur.

Income Taxes — Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax asset (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs. The Company had no material uncertain tax positions as of December 31, 2022 or 2021.

The Company is subject to the Texas margin tax and margin tax expense was $9,705 and $0 for the years ended December 31, 2022 and 2021, respectively.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Foreign Currency Translation — Nauticus purchases certain materials and equipment from foreign companies and these transactions are generally denominated in the vendors’ local currency. The Company recorded $261,000 and $470 of foreign currency transaction gains for the years ended December 31, 2022 and 2021, respectively that are included in other income, net.

Common Stock Warrants — We account for common stock warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. This assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability or requirements for equity classification, including whether the warrants are indexed to the Company’s Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

We have determined that the Private Warrants and Public Warrants should be accounted for as liabilities. The Private Warrants and Public Warrants were initially recorded at their estimated fair value on the Closing Date and are then revalued at each reporting date thereafter, with changes in the fair value reported in the consolidated statements of operations. Derivative warrant liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The fair value of the Private Warrants was estimated using a Black-Scholes option pricing model (a Level 3 measurement). The Public Warrants are valued using their publicly traded price at each measurement date (a Level 1 measurement).

We have determined that the SPA Warrants (defined below) should be accounted for as liabilities. The SPA Warrants were initially recorded at their estimated fair value on the Closing Date and are then revalued at each reporting date thereafter, with changes in the fair value reported in the consolidated statements of operations. Derivative warrant liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. At the Closing Date, the SPA Warrants fair value upon issuance was estimated using a Monte Carlo valuation model (a Level 3 measurement).

Earnout Shares — Earnout shares, issuable to former holders of Nauticus Robotics Holdings, Inc.’s Common Stock, are held in escrow. The Earnout Shares will be released upon occurrence of a Triggering Event within five years of the Closing Date. The Earnout Shares are considered legally issued and outstanding shares of Common Stock subject to restrictions on transfer and potential forfeiture pending the achievement of the earnout targets. The Company evaluated the Earnout Shares and concluded that they meet the criteria for equity classification. The Earnout Shares were classified in stockholders’ equity, recognized at fair value upon the closing of the Business Combination and will not be subsequently remeasured. Their estimated fair value upon issuance is determined using a Monte Carlo valuation model (a Level 3 measurement).

Convertible Instruments — In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, which meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

The amendments in ASU 2020-06 further revise the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted earnings per share when an instrument may be settled in cash or shares.

The Company elected to early adopt ASU 2020-06 as of January 1, 2021 using the modified retrospective method. Adoption of this new guidance had no impact on prior year retained earnings as we have stated the convertible debt instruments at their face value in prior period financial statements without bifurcation. Adoption of this guidance had no impact on Company financial statements at the date of adoption but is applicable to newly issued instruments.

Capitalized Interest — The Company capitalizes interest costs incurred to work in process during the related construction periods. Capitalized interest is charged to cost of revenue when the related completed project is delivered to the buyer. During the year ended December 31, 2022, the Company capitalized interest totaling $804,000 to work in process attributable to inventories and property and equipment. No amounts of interest were capitalized during the year ended December 31, 2021.

Earnings (Loss) per Share — Basic earnings per share is computed by dividing income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional shares of common stock that could have been outstanding assuming the exercise of stock options and warrants (determined using the treasury stock method) and conversion of convertible debt. The Earnout Shares, which are subject to forfeiture if the achievement of certain stock price thresholds is not met, are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of calculating loss per share.

Major Customer and Concentration of Credit Risk — We have a limited number of customers. During the year ended December 31, 2022, sales to two customers accounted for 95% of total revenue. The total balance due from these customers as of December 31, 2022 comprised 82% of accounts receivable. During the year ended December 31, 2021, sales to one customer accounted for 89% of total revenue. The total balances due from this customer as of December 31, 2021, made up 82% of accounts receivable. No other customer represented more than 10% of our revenue.

Other Current assets consist of the following:
	December 31, 2022	December 31, 2021
Prepaid material purchases	$2,454,298	$96,095
Other prepayments	199,323	110,326
Other	56,410	3,804
Total other current assets	$2,710,031	$210,225

Accrued liabilities consist of the following:
	December 31, 2022	December 31, 2021
Accrued compensation	$1,501,736	$349,255
Accrued professional fees	794,021	—
Accrued insurance	590,936	61,752
Accrued interest	—	703,544
Advance customer payments	—	373,791
Other accrued expenses	256,284	88,091
Total accrued expenses	$3,142,977	$1,576,433

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Reclassifications — Financial statements presented for prior periods include reclassifications that were made to conform to the current-period presentation. There was no material impact to the consolidated financial statements for these changes.

Recent Accounting Pronouncements — In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses, which replaces the existing incurred loss impairment model with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. We adopted this standard on January 1, 2022. There was no impact from the adoption of this standard on our consolidated financial statements.

There are no other new accounting pronouncements that are expected to have a material impact on our consolidated financial statements.

3. Revenue

The following table presents the components of our revenue:

	Year Ended December 31,
	2022	2021
Cost plus fixed fee	$6,898,450	$2,856,858
Firm fixed-price	3,023,176	4,978,015
Firm fixed-price-vehicle lease	1,513,333	756,667
Total	$11,434,959	$8,591,540

Our performance obligations under service agreements are generally satisfied over time as the service is provided and, therefore, all revenue above has been recognized over time.

In June 2021, we signed a Subcontractor Agreement with an unrelated third party to provide engineering, design, development, and other services which also includes a lease for an Aquanaut vehicle (“Vehicle Lease”). The Vehicle Lease is for a total of $2,270,000, or $126,111 per month for 18 months. Service revenue for the Vehicle Lease totaled $1,513,333 and $756,667, respectively, for the years ended December 31, 2022 and 2021. The Vehicle Lease was classified as an operating lease and revenue was recognized on a straight-line basis over the lease term until its completion in December 2022.

Contract Balances — Accounts receivable, net at December 31, 2022 totaled $1,622,434 due from customers for contract billings and is expected to be collected within the next three to six months. At December 31, 2021, accounts receivable, net totaled $794,136. The increase in accounts receivable at December 31, 2022 as compared with December 31, 2021 corresponds to the higher revenue recognized in 2022 from new customer contracts. At December 31, 2022 and December 31, 2021, allowances for doubtful accounts included in accounts receivable totaled $9,963 and $0, respectively. Bad debt expense was $9,963 and $0, respectively, for the years ended December 31, 2022 and 2021.

Contract assets include unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Contract assets are recorded at the net amount expected to be billed and collected. Contract assets decreased $319,480 during 2022, primarily due to the timing of the billing for the recognition of revenue related to the satisfaction or partial satisfaction of performance obligations.

Contract liabilities include billings in excess of revenue recognized and accrual of certain contract obligations. The Company had no contract liabilities at December 31, 2022. Contract liabilities at December 31, 2021 included $306,791 of billings in excess of revenue recognized and $67,000 for contract completion obligations associated with a customer contract for a modified Aquanaut vehicle and are included in “Accrued liabilities” in the December 31, 2021 consolidated balance sheet. These amounts were recognized in the consolidated statements of operations during 2022.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Revenue (cont.)

Unfulfilled Performance Obligations — As of December 31, 2022, we expect to recognize approximately $11.1 million of revenue in future periods from unfulfilled performance obligations from existing contracts with customers.

The following table summarizes the expected revenue from our unfilled performance obligations as of December 31, 2022:

($ in millions)	Expected Revenue from Unfulfilled Performance Obligations by Period
	Total	2023	2024
Unfulfilled performance obligations:
Performance obligations	$11.1	$7.0	$4.1
Total unfulfilled performance obligations	$11.1	$7.0	$4.1

If any of our contracts were to be modified or terminated, the expected value of the unfilled performance obligations of such contracts would be reduced.

4. Property and Equipment

Property and equipment consisted of the following:

	Useful Life (years)	December 31, 2022	December 31, 2021
Leasehold improvements	5.1	$789,839	$789,839
Property & equipment	5	2,206,004	1,216,609
Technology hardware equipment	5	1,200,504	773,535
Total		4,196,347	2,779,983
Less accumulated depreciation		(2,003,341)	(1,492,892)
Construction in progress		12,974,361	150,220
Total property and equipment, net		$15,167,367	$1,437,311

5. Notes Payable

Notes payable consisted of the following:

	December 31, 2022	December 31, 2021
Convertible secured debentures	$36,530,320	$—
RCB Equities #1, LLC term loan credit agreement	—	14,708,333
Contingently convertible promissory notes:
Schlumberger Technology Corp.	—	1,500,000
Transocean Inc.	—	1,500,000
Goradia Capital LLC	—	5,000,000
Material Impact Fund II, LP	—	5,000,000
In-Q-Tel, Inc.	—	250,000
Total	36,530,320	27,958,333
Less: debt discount, net	(20,608,202)	—
Less: current portion	—	(13,250,000)
Total notes payable – long-term	$15,922,118	$14,708,333

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Notes Payable (cont.)

Convertible Note Obligations — As of December 31, 2021, Nauticus Robotics Holdings, Inc. was obligated under five contingently convertible note obligations bearing interest at interest rates ranging from 4.25% to 10% per annum. Each of these contingently convertible note obligations were converted into shares of Nauticus Robotics Holdings, Inc. Common Stock in accordance with the terms of each such note upon closing of the Business Combination. Each share of Nauticus Robotics Holdings, Inc. Common Stock received was converted into (i) an aggregate of 5,299,546 shares of Common Stock and (ii) a pro-rata number of the total Earnout Shares in the Business Combination

Upon closing of the Business Combination, we issued Debentures having an aggregate gross principal amount of $36,530,320 together with 2,922,425 SPA Warrants for proceeds of $35,800,000 inclusive of a 2% original issue discount. The fair value of the SPA Warrants was estimated to be $20,949,110 using a Monte Carlo valuation model incorporating future projections of the various potential outcomes and any exercise price adjustments based on future financing events. This amount was recorded as a warrant liability and, together with the original issue discount, was recognized as a debt discount upon issuance totaling $21,679,716.

The Debentures may be converted at the holders’ option at 120% of the principal amount at a conversion price of $15.00 or 2,922,425 shares of Common Stock. The conversion price may be adjusted downward for certain events including the issuance by the Company of dilutive instruments below the current conversion price. Interest accrues on the outstanding principal amount of the Debentures at 5% per annum, payable quarterly. The Debentures are secured by first priority interests, and liens on, all our assets, and mature on the fourth anniversary of the date of issuance, September 9, 2026.

The SPA Warrants contain similar anti-dilution provisions and are exercisable initially at $20 per share over their ten-year term at the holders’ option (further terms of the SPA Warrants are discussed in Note 10).

The debt discount is being accreted to interest expense over the four-year term of the Debentures. We recorded $1,071,228 of debt discount accretion for the period from September 9, 2022 through December 31, 2022, and is included as part of interest expense in the Consolidated Statement of Operations. The Debentures effective interest rate is approximately 25.2%.

RCB Equities #1, LLC Term Loan Credit Agreement — On December 16, 2021, we entered into a Term Loan Credit Agreement with RCB Equities #1, LLC (“RCB”) in the amount of $15,000,000 to provide funds for the Company’s working capital and general corporate purposes. The note bore interest at 13% per annum and was payable in 18 monthly installments of interest only through its maturity date of June 16, 2023. A 2% commitment fee totaling $300,000 was paid upon loan inception and reported as a debt discount. There was also a 5% exit fee, accrued over the note term, totaling $750,000.

On August 18, 2022, we signed an amendment to the note with RCB providing for an additional borrowing of $2,000,000, with no interest and a maturity date of 60 days from the funding date. We paid a $33,000 origination fee with an additional $100,000 fee due upon repayment.

The RCB note, as amended, was repaid in full including all accrued and unpaid interest and fees on September 12, 2022.

6. Leases

The Company leases its office and manufacturing facility under a 64-month operating lease expiring April 30, 2024. The lease includes rent escalations and chargebacks to the Company for build-out costs. The right-of-use asset and lease liability amounts were determined using an 8% discount rate which was the interest rate related to the leasehold improvement obligation.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Leases (cont.)

The operating lease includes a leasehold improvement obligation which bears interest at 8% and matures on April 30, 2024. The balance of this obligation was $56,634 and $96,375 as of December 31, 2022, and December 31, 2021, respectively, and is included in operating lease liabilities in the consolidated balance sheets. Total cash paid pursuant to this lease was $359,615 and $360,780 during the years ended December 31, 2022 and 2021, respectively. The weighted average remaining lease term is 16 months at December 31, 2022.

The Company also leases certain office equipment under an operating lease beginning in August 2022 and expiring in 2025. The right-of-use asset and lease liability amounts were determined using a 7.75% discount rate. Cash paid pursuant to this lease during the year ended December 31, 2022 was $3,475 and the weighted average remaining lese term is 31 months.

The weighted average discount rate for all leases is approximately 8% at December 31, 2022.

Total operating lease expense, which is accounted for in cost of revenue, was as follows:

	Years ended December 31,
	2022	2021
Fixed lease expense	$275,763	$275,485
Variable lease expense	$178,032	$180,818
Total operating lease expense	$453,795	$456,303

Future minimum lease payments as of December 31, 2022 were as follows:

Years Ending December 31,	Operating Leases
2023	$409,347
2024	142,847
2025	4,865
Total minimum payments	$557,059

7. Commitments and Contingencies

Litigation — From time to time, we may be subject to litigation and other claims in the normal course of business. No amounts have been accrued in the consolidated financial statements with respect to any matters.

8. Income Taxes

The income tax expense consisted of the following:

Year Ended December 31,
	2022	2021
Current income taxes:
Federal	$—	$—
State and local	—	—
Total current tax	—	—

Deferred income taxes:
Federal	—	—
State and local	—	—
Total deferred tax	—	—
Income tax expense	$—	$—

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Income Taxes (cont.)

The effective tax rates on continuing operations for the years ended December 31, 2021 and 2022 were 0% respectively. The table below reconciles these effective tax rates with the U.S. federal statutory income tax rate as follows:

	Year Ended December 31,
	2022	2021
Income (loss) before income taxes	$(28,260,571)	$(15,127,629)
Tax at Federal Statutory Rate	(5,934,720)	(3,176,802)
Federal Return to Accrual	—	—
Non deductible expenses	193,421	1,754,071
Change in valuation allowance	5,741,299	1,422,731
Income tax expense	—	—
	0.00%	0.00%

The Company’s deferred tax position reflects the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2022	2021
Deferred tax assets:
Fixed Assets	$113,135	$103,863
Stock Compensation	758,306	211,849
Warrant Liability Gain/Loss	1,356,828	—
Net Operating Losses	9,666,591	6,262,113
Business Credit Carryforward	1,426,116	1,426,117
Capitalized R & D	449,626	—
Other assets	109,616	13,634
Total deferred tax assets	13,880,218	8,017,576

Deferred tax liabilities:
Unrealized F/X	(54,729)	—
Other Liabilities	(66,614)	—
Total deferred tax liabilities	(121,343)	—

Valuation allowance	(13,758,875)	(8,017,576)
Net deferred tax assets	$—	$—

The Company has federal net operating loss carryforwards of approximately $46.3 million at December 31, 2022, of which about $646,000 begin to expire in 2035 and the remainder have no expiration. The Company has recorded a full valuation allowance against its net deferred tax assets due to recurring net losses.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Equity

Common Stock — A total of 47,250,771 shares of Common Stock were outstanding at December 31, 2022. Former holders of CLAQ common stock hold a total of 6,619,490 shares of Common Stock as a result of the Business Combination.

Series A and Series B Preferred Stock — The Company had 334,800 shares of Series A Preferred Stock and 725,426 shares of Series B Preferred Stock outstanding prior to the Business Combination. Nauticus Robotics Holdings, Inc. Common Stock was issued in connection with the Nauticus Preferred Stock Conversion. Each share of Nauticus Robotics Holdings, Inc. Common Stock was converted into (i) an aggregate of 15,062,525 shares of Common Stock and (ii) a pro-rata number of the total Earnout Shares in the Business Combination.

Common Stock Repurchase Agreements — Prior to the Business Combination, Nauticus Robotics Holdings, Inc. had agreements with its stockholders and option holders for the repurchase of up to 950,000 shares of outstanding common stock at prices based upon agreed valuation formulas. These agreements were terminated at closing of the Business Combination.

Common Stock Equity PIPE — At closing, we received proceeds from Private Investment in a Public Entity subscribers (“PIPE Investment”) consisting of the issuance of 3,100,000 shares of Common Stock, for a purchase price of $10.00 per share, for an aggregate of $31 million.

Earnout Shares — Following the closing of the Business Combination, former holders of shares of Nauticus Common Stock (including shares received as a result of the Nauticus Preferred Stock Conversion and the Nauticus Convertible Notes Conversion) are entitled to receive their pro rata share of up to 7,499,993 additional shares of Nauticus Common Stock which are held in escrow. The Earnout Shares will be released upon occurrence of certain Triggering Events. At December 31, 2022, the earnout targets have not been achieved and the Earnout Shares remain in escrow.

The Earnout Shares were classified in stockholders’ equity and recognized at their fair value upon issuance totaling $4,957,366. Their estimated fair value upon issuance was determined using a Monte Carlo valuation model which simulated our stock price and the timing of the lapse of the transfer restrictions. The issuance of the Earnout Shares was treated as a deemed dividend. Because the Company does not have retained earnings, the issuance was recorded within additional paid in capital.

10. Warrants

Public Warrants — We assumed 8,625,000 Public Warrants in the Business Combination which remained outstanding as of December 31, 2022. Each whole Public Warrant entitles the holder to purchase one share of Common Stock at a price of $11.50, subject to adjustment. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The Public Warrants expire on the fifth anniversary of our completion of the Business Combination, or earlier upon redemption or liquidation. Our Public Warrants are listed on Nasdaq under the symbol “KITTW”.

We may redeem the outstanding Public Warrants, in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the Public Warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Warrants (cont.)

●	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.50 per share (subject to adjustment for splits, dividends, recapitalizations, and other similar events), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If we call the Public Warrants for redemption as described above, we have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

The exercise price and number of shares of Common Stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation.

The Public Warrants, which are accounted for as liabilities in our consolidated balance sheets, were valued as of December 31, 2022 at $2,276,136 based on their publicly-traded price. The change in value of the Public Warrants during year ended December 31, 2022 totaled $(570,114) and was reported with other (income) expense in our consolidated statements of operations.

Private Warrants — We assumed 7,175,000 Private Warrants in the Business Combination which remained outstanding as of December 31, 2022. The Private Warrants are exercisable for one share of Common Stock at an exercise price of $11.50 and are identical in all material respects to the Public Warrants except that such Private Warrants are exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The Private Warrants purchased by CleanTech Investments are not exercisable after July 14, 2026, as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these Private Warrants.

The Private Warrants, which are accounted for as liabilities in our consolidated balance sheets, were valued as of December 31, 2022 at $1,934,588. The fair value of the Private Warrants was estimated using a Black-Scholes option pricing model using the following assumptions: stock price of $3.74, no assumed dividends, a risk-free rate of 4.03% and implied volatility of 36.9%. The change in value of the Private Warrants during the year ended December 31, 2022 totaled $(497,307) and was reported with other (income) expense in our consolidated statements of operations.

SPA Warrants — Concurrent with the Closing and pursuant to the Securities Purchase Agreement, we issued 2,922,425 SPA Warrants. The SPA Warrants are exercisable for one share of Common Stock at a price of $20.00. If a registration statement covering the shares of Common Stock issuable upon exercise of the SPA Warrants is not effective upon the registered holder’s election to exercise, the holder may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise their SPA Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The SPA Warrants expire ten years after their initial issuance date, or earlier upon redemption or liquidation.

The SPA Warrants, which are accounted for as liabilities in our consolidated balance sheets, were valued as of December 31, 2022 at $28,477,618 and was estimated using a Monte Carlo valuation model incorporating future projections of the various potential outcomes and any exercise price adjustments based on future financing events. The change in value of the SPA Warrants during year ended December 31, 2022 totaled $7,528,508 and was reported with other (income) expense in our consolidated statements of operations.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Warrants (cont.)

The exercise price of the SPA Warrants is subject to (i) customary anti-dilution adjustments; and (ii) in the case of a subsequent equity sale at a per share price below the exercise price, the exercise price of the associated warrant will be adjusted to such lower price, and the number of shares underlying the warrant will increase proportionately. In the event of a rights offering or dividend, the warrant holder will be treated as though the shares underlying the warrants, he/she holds were outstanding. These warrants can be exercised on a cashless basis.

11. Stock-Based Compensation

On September 6, 2022, shareholders approved our 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and on September 9, 2022, our board of directors ratified the Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the grant of options, stock appreciation rights, RSUs, restricted stock and other stock-based awards, any of which may be performance-based, and for incentive bonuses, which may be paid in cash, Common Stock or a combination thereof. At December 31, 2022, 4,589,977 equity units were available for future issuance under the Omnibus Incentive Plan.

At the Closing Date of the Business Combination, Nauticus Robotics Holdings, Inc. had 279,464 options outstanding for the purchase of its common stock. The outstanding options were converted into 3,970,266 options to purchase shares of our Common Stock. Options vest assuming continuous service to the Company with 25% of the options vesting one year after grant and the balance vesting in a series of 36 successive equal monthly installments measured from the first anniversary of grant. During the vesting period, the participants have voting rights, but the options may not be sold, assigned, transferred, pledged, or otherwise encumbered. Unvested shares are forfeited upon termination of employment and vested shares may be repurchased by the Company at its option.

Compensation expense for stock option grants is recognized based on the fair value at the date of grant using the Black-Scholes option pricing model.

The following inputs were used to calculate the fair value of the options as of the date of each grant:

	Years ended December 31,
	2022	2021
Expected volatility	36.7 – 36.9%	52.5 – 52.9%
Expected term (years)	4.69 – 4.94	6.25
Risk-free interest rate	4.03% – 4.06%	1.08% – 1.46%
Expected dividends	0.00%	0.00%

The expected volatility for 2022 was calculated using the historical volatility of the Company’s publicly traded common stock. Since there was no public market for the Company’s common stock in 2021, the expected volatility for options for 2021 was determined based on a peer group of publicly traded companies. In evaluating similarity of this peer group, the Company considered factors such as stage of development, risk profile, enterprise value and position within the industry. The Company used the “simplified method” for estimating the expected term of options, which is the average of the weighted-average vesting period and contractual term of the option. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the stock options. The Company assumed the expected dividends to be zero as it has never paid dividends and at the grant date of the options had no plans to do so.

Stock-based compensation expense, which relates to options granted under the Omnibus Incentive Plan, totaled $784,320 in 2022 and $425,580 in 2021 and was recorded in general and administrative expense. As of December 31, 2022, there was $1,422,492 of total unrecognized compensation cost related to options to be recognized over a remaining weighted average period of 2.56 years.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Stock-Based Compensation (cont.)

The following table summarizes options outstanding, as well as activity for the periods presented (prior year amounts have been converted using the conversion ratio of 14.2069 applied in the Business Combination):

	Shares	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	2,345,559	$0.77	$1.59	$779,457
Granted	1,726,488	$1.10	$1.94
Exercised	(31,255)	$0.47	$1.13
Cancelled	(91,634)	$0.78	$1.88
Outstanding as of December 31, 2021	3,949,158	$0.91	$1.74	$2,992,895
Granted	166,927	$1.31	$2.50
Cancelled	(609,901)	$0.83	$1.83
Outstanding as of December 31, 2022	3,506,184	$1.87	$1.87	$6,554,541

The total intrinsic value of all options exercised during the years ended December 31, 2022 and 2021 was $0 and $42,944, respectively. The intrinsic value of all options outstanding at December 31, 2022 and 2021 was $6,554,541 and $2,992,895, respectively. The intrinsic value of all exercisable options at December 31, 2022 and 2021 was $4,278,240 and $1,678,662, respectively. Stock-based compensation expense attributable to options totaled $784,530 and $425,580 in 2022 and 2021, respectively. The option expense was recorded in general and administrative expense.

Proceeds from option exercises under the stock option plan for the years ended December 31, 2022 and December 31, 2021 were $0 and $35,200, respectively. The tax benefit realized from stock-based compensation was $0 and $16,410 for the years ended December 31, 2022 and December 31, 2021, respectively. Realization of this amount is dependent on the generation of future taxable income.

The following tabulation summarizes certain information related to outstanding and exercisable options at December 31, 2022:

		Options Outstanding			Options Exercisable
Range of Excercise Prices		As of December 31, 2022	Weighted Average Remaining Contractual Life In Years	Weighted Average Exercise Price	As of December 31, 2022	Weighted Average Exercise Price
$0.63	$0.70	284,137	3.02	$0.65	284,137	$0.65
$1.13	$1.46	473,796	6.01	$1.29	370,618	$1.25
$1.94	$2.50	2,748,251	7.61	$2.10	1,444,609	$2.03
$0.63	$2.50	3,506,184	7.02	$1.87	2,099,364	$1.70

The remaining weighted average contractual life of exercisable options at December 31, 2022 was 7.0 years.

Incentive Plans — during 2022, the Compensation Committee and Board of Directors granted restricted units of our common stock to certain of our key executives, employees, and non-employee directors. Each Restricted Stock Unit (“RSU”) is a notional amount that represents the right to receive one share of common stock of the Company if and when the RSUs vest. RSUs were issued to the following recipients and vest as follows:

Employee RSU grants are time-based and vest equally over a three-year period on December 31 of 2023, 2024, and 2025, conditional upon continued employment.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Stock-Based Compensation (cont.)

Non-employee director RSU grants are time-based and vest fully on the earlier of the one-year anniversary of the grant date or the next Board of Directors Annual General Meeting if a grantee is not on the election ballot, conditional upon continued service as a director.

Executive RSU grants issued as executive sign-on bonuses are time-based and vest 50% on the one-year anniversary of the new hire date and 50% on the two-year anniversary of the new-hire date.

In addition, during 2022, the Compensation Committee and Board of Directors granted Performance-based Restricted Stock Units (“PRSUs”) to senior executives. Each PRSU is a notional amount that represents the right to receive one share of common stock if and when the PRSU vests. PRSU participants may earn between 0% and 150% of the PRSUs, subject to attainment of certain performance conditions which are based upon the Company’s 2022 revenues. Earned PRSUs will vest 50% on December 31, 2023 and 50% on December 31, 2024.

The senior executive management team met a performance condition, so they received PRSUs that will vest at least 50% of the target achieved according to the award agreements. The number of the PRSUs granted was 1,214,580 with 50% vesting for a total amount of stock base compensation expense totaling $858,278 at December 31, 2022. The PRSUs expenses were recorded in general and administrative expense.

The Compensation Committee has a policy that the Company will not provide U.S. federal income tax gross-up payments to any of its directors or executive officers in connection with future awards of restricted stock or stock units.

The following is a summary of our restricted and performance stock unit activity for 2022:

	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding as of December 31, 2021	—	$0.00
Awarded	3,149,800	$4.73
Forfeited	(15,123)	$4.73
Outstanding as of December 31, 2022	3,134,677	$4.73	$11,723,692

The remaining weighted average contractual life of restricted stock granted at December 31, 2022 was 1.6 years.

The RSUs granted in 2022 do not have voting rights unless a RSU has vested and the share of common stock underlying it has been distributed to the participant. Each grantee of shares of restricted common stock is deemed to be the record owner of those shares during the restricted period, with the right to receive any dividends on those shares.

The PRSUs granted in 2022 carry no dividend rights but have voting rights upon the vesting of a PRSU and the share of common stock underlying it has been distributed to the PRSU participant.

Grants of restricted stock units are valued at their estimated fair values as of their respective grant dates. The grants in 2022 were subject only to vesting conditioned on continued employment or service as a nonemployee director; therefore, these grants were valued at the grant date fair market value using the closing price of our stock on the Nasdaq Stock Market.

Stock-based compensation expense under the restricted stock plans for 2022 was $858,278 for PRSUs and $959,367 for RSUs and was recorded in general and administrative expense. As of December 31, 2022, we had $4,886,686 of future expense related to PRSUs to be recognized and $8,108,603 of future expense related to RSUs over a weighted average remaining life of 2.04 years. Total stock-based compensation expense for 2022 including options, PRSUs, and RSUs totaled $2,601,965.

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Employee Benefit Plan

Nauticus offers a 401(k) plan which permits eligible employees to contribute portions of their compensation to an investment trust. The Company makes contributions to the plan totaling 3% of employees’ gross salaries and such contributions vest immediately. The 401(k) plan provides several investment options, for which the employee has sole investment discretion. The Company’s cost for the 401(k) plan was $367,796 and $210,945 at December 31, 2022 and 2021, respectively.

13. Related Party Transactions

Contingently Convertible Promissory Notes — As discussed in Note 5, upon consummation of the Business Combination outstanding contingently convertible promissory notes, including those held by related parties Schlumberger and Transocean Ltd., were converted into Common Stock.

Series A and Series B Preferred Stock — As discussed in Note 9, upon consummation of the Business Combination outstanding Series A and Series B Preferred Stock held by related parties Schlumberger and Transocean Ltd. were converted into Common Stock.

Revenue and Accounts Receivable — Revenue from Transocean Ltd. for contract services and products totaled $224,400 and $494,835 for the years ended December 31, 2022 and 2021, respectively. Accounts receivable included $21,000 and $39,225 outstanding from Transocean Ltd. at December 31, 2022 and 2021, respectively.

PIPE Investment and Securities Purchase Agreement — Concurrent with the closing of the Business Combination, the Company received (i) $2,500,000 from related party Material Impact Fund II, L.P. as their contribution to the PIPE Investment, (ii) $7,500,000 from related party Schlumberger Technology Corporation as their contribution to the PIPE Investment, (iii) $7,500,000 from related party Transocean Ltd. as their contribution to the PIPE Investment, and (iv) $5,102,000 from related party Material Impact Fund II, L.P. pursuant to the Securities Purchase Agreement. Material Impact Fund II,L.P. currently holds $5,102,000 of the outstanding Debentures bearing 5% interest, payable quarterly, maturing September 9, 2026, as well as holding outstanding Common Stock of the Company. During the year ended December 31, 2022, Material Impact Fund II, L.P. received $80,073 in interest payments on the Debentures from the Company.

14. Earnings (Loss) Per Share

Following is the computation of earnings (loss) per basic and diluted share:

	Year Ended December 31,
	2022	2021
Numerator:
Net loss	$(28,260,571)	$(15,127,629)
Less: deemed dividend for Earnout Shares	(4,957,366)	—
Net loss attributable to common stockholders	$(33,217,937)	$(15,127,629)
Denominator:
Weighted average shares used to compute basic and diluted EPS	18,982,139	9,637,962

Basic and diluted earnings (loss) per share	$(1.75)	$(1.57)

Anti-dilutive securities excluded from shares outstanding:
Stock options	3,506,184	3,949,158
Restricted and performance stock units	3,134,677	—
Warrants	18,722,425	—
Earnout shares	7,499,993	—
Debentures	2,922,425	—
Total	35,785,704	3,949,158

NAUTICUS ROBOTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Fair Value Measurements

The Company measures and reports certain financial and non-financial assets and liabilities on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels related to fair value measurements are as follows:

Level 1	—	Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2	—	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The estimated fair values of accounts receivable, contract assets, accounts payable and accrued expenses approximate their carrying amounts due to the relatively short maturity or time to maturity of these instruments. Notes payable with related parties may not be arms-length transactions and therefore may not reflect fair value. The estimated fair value of the Debentures approximates their carrying amount due to their recent issuance.

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial liabilities that are required to be measured at fair value on a recurring basis and the related activity for periods presented:

	Fair Value as of December 31, 2022
	Carrying Value	Level 1	Level 2	Level 3
Financial liabilities:
Warrant liability – Public Warrants	$2,276,136	$2,276,136	$—	$—
Warrant liability – Private Warrants	1,934,588	—	—	1,934,588
Warrant liability – SPA Warrants	28,477,618	—	—	28,477,618
Total	$32,688,342	$2,276,136	$—	$30,412,206

The following table sets forth a summary of the changes in fair value of the Company’s financial liabilities:

Warrant Liability
Balance, December 31, 2021	$—
Assumption of Public and Private Warrants in Business Combination	5,278,145
SPA Warrants from Convertible Note	20,949,110
Change in fair value of warrant liabilities	6,461,087
Balance, December 31, 2022	$32,688,342

16. Subsequent Events

On March 8, 2023, and subsequent to the filing of the Company’s Form 10-Q/A on such date, Triumph countersigned an agreement that amended the original agreement to accommodate staggered deposits and payments for each of the four contracted units, with deliveries taking place between 2024 and 2027. Triumph’s initial non-refundable deposit of $5,420,000 is due on October 31, 2023. Any failure by Triumph to make the initial deposit when due will be deemed breached by Triumph for failure to perform under the terms of the Agreement as amended. Management has carefully considered all facts surrounding the Triumph contract and its ability to secure financing for its capital projects, and as such, the Company has removed the contract from its internal projections and excluded all associated revenues and costs. Accordingly, we have excluded Triumph from the unfulfilled performance obligation table in Note 3.

NAUTICUS ROBOTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$12,478,433	$17,787,159
Restricted certificate of deposit	250,375	250,375
Short-term investments	-	4,959,263
Accounts receivable, net	2,634,644	1,622,434
Inventories	11,013,569	6,666,912
Contract assets	323,931	573,895
Prepaid expenses	5,392,527	5,046,599
Other current assets	54,384	56,410
Total Current assets	32,147,863	36,963,047

Property and equipment, net	16,950,015	15,167,367
Operating lease right-of-use asset	256,389	317,208
Other assets	140,197	155,490

Total assets	$49,494,464	$52,603,112

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$2,607,473	$324,484
Accrued liabilities	3,656,268	3,142,977
Operating lease liabilities - current	347,392	410,158
Total Current Liabilities	6,611,133	3,877,619
Warrant liabilities	34,925,245	32,688,342
Operating lease liabilities - long-term	6,251	87,214
Notes payable - long-term, net of discount	16,829,983	15,922,118
Total Liabilities	58,372,612	52,575,293

Commitments and Contingencies

Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value; 625,000,000 shares authorized, 47,281,275 and 47,250,771 shares issued, respectively, and 47,281,275 and 47,250,771 shares outstanding, respectively	4,728	4,725
Additional paid-in capital	69,402,246	68,128,196
Accumulated deficit	(78,285,122)	(68,105,102)
Total Stockholders’ Equity (Deficit)	(8,878,148)	27,819

Total Liabilities and Stockholders’ Equity (Deficit)	$49,494,464	$52,603,112

The accompanying notes are an integral part of these condensed consolidated financial statements.

NAUTICUS ROBOTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
	March 31,
	2023	2022

Revenue:
Service	$2,820,780	$2,235,965
Total revenue	2,820,780	2,235,965

Costs and expenses:
Cost of revenue (exclusive of items shown separately below)	2,932,267	1,899,161
Depreciation	273,099	111,319
Research and development	226,967	1,267,412
General and administrative	5,212,644	1,646,041
Total costs and expenses	8,644,977	4,923,933

Operating loss	(5,824,197)	(2,687,968)

Other (income) expense:
Other expense, net	1,152,381	4,212
Foreign currency transaction (gain) loss	(9,884)	9,848
Change in fair value of warrant liabilities	2,236,904	-
Interest expense, net	976,422	801,974
Total other (income) expense, net	4,355,823	816,034

Net loss	$(10,180,020)	$(3,504,002)

Basic and diluted earnings (loss) per share	$(0.26)	$(0.36)

Basic and diluted weighted average shares outstanding	39,765,361	9,669,217

The accompanying notes are an integral part of these condensed consolidated financial statements.

NAUTICUS ROBOTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance at December 31, 2021	334,800	$3,348	725,426	$7,254	9,669,217	$967	$33,221,505	$(39,844,531)	$(6,611,457)
Stock-based compensation	-	-	-	-	-	-	200,157	-	200,157
Net loss	-	-	-	-	-	-	-	(3,504,002)	(3,504,002)
Balance at March 31, 2022	334,800	3,348	725,426	7,254	9,669,217	967	33,421,662	(43,348,533)	(9,915,302)
Balance at December 31, 2022	-	$-	-	$-	47,250,771	$4,725	$68,128,196	$(68,105,102)	$27,819
Stock-based compensation	-	-	-	-	-	-	1,214,863	-	1,214,863
Exercise of stock options	-	-	-	-	30,504	3	59,187	-	59,190
Net loss	-	-	-	-	-	-	-	(10,180,020)	(10,180,020)
Balance at March 31, 2023	-	$-	-	$-	47,281,275	$4,728	$69,402,246	$(78,285,122)	$(8,878,148)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NAUTICUS ROBOTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(10,180,020)	$(3,504,002)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	273,099	111,319
Accretion of debt discount	907,865	171,979
Stock-based compensation	1,214,863	200,157
Change in fair value of warrant liabilities	2,236,904	-
Noncash impact of lease accounting	60,819	32,325
Changes in operating assets and liabilities:
Accounts receivable	(1,012,210)	(211,779)
Inventories	(4,346,657)	(721,042)
Contract assets	249,964	300,616
Other assets	(328,609)	(577,901)
Accounts payable and accrued liabilities	2,234,510	436,412
Contract liabilities	-	(373,791)
Operating lease liabilities	(143,729)	(64,543)
Net cash from operating activities	(8,833,201)	(4,200,250)

Cash flows from investing activities:
Capital expenditures	(1,493,978)	(1,675,238)
Proceeds from sale of short-term investments	4,959,263	-
Net cash from investing activities	3,465,285	(1,675,238)

Cash flows from financing activities:
Proceeds from exercise of stock options	59,190	-
Net cash from financing activities	59,190	-

Net change in cash and cash equivalents	(5,308,726)	(5,875,488)

Cash and cash equivalents, beginning of period	17,787,159	20,952,867
Cash and cash equivalents, end of period	$12,478,433	$15,077,379

Supplemental disclosure of cash flow information:
Cash paid for interest	$469,850	$322,067
Cash paid for taxes	-	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Description of the Business

Nauticus Robotics, Inc. (“Nauticus,” the “Company,” “our,” “us,” or “we”) is a developer of ocean robots, software, and services delivered in a modern business model to the ocean industry. We were initially incorporated as CleanTech Acquisition Corp. (“CLAQ”) under the laws of the State of Delaware on June 18, 2020. The Company’s principal corporate offices are located in Webster, Texas. Our robotics products and services are delivered to commercial and government-facing customers through a Robotics as a Service (“RaaS”) business model and direct product sales for both hardware platforms and software licenses. Besides a standalone service offering and forward-facing products, our approach to ocean robotics has also resulted in the development of a range of technology products for retrofitting/upgrading legacy systems and other 3rd party vehicle platforms. Our services provide customers with the necessary data collection, analytics, and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost, and greenhouse gas emissions, and to improve offshore health, safety, and environmental exposure.

Business Combination - On September 9, 2022 (the “Closing Date”), Nauticus Robotics, Inc. consummated its business combination pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement,” and together with any amendment, the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”) with CleanTech Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of CLAQ (“Merger Sub”), and Nauticus Robotics Holdings, Inc., (prior to the Closing Date, “Nauticus Robotics, Inc.”) a Texas corporation (“Nauticus Robotics Holdings”). Pursuant to the terms of the Merger Agreement, a business combination between CLAQ and Nauticus Robotics Holdings was affected through the merger of Merger Sub with and into Nauticus Robotics Holdings, with Nauticus Robotics Holdings surviving the merger as a wholly owned subsidiary of CLAQ. On the Closing Date, CLAQ was renamed “Nauticus Robotics, Inc.” and the previous Nauticus Robotics, Inc. was renamed “Nauticus Robotics Holdings, Inc.”.

At the closing, among other things, (a) each share of Nauticus Preferred Stock, par value $0.01 per share, that was issued and outstanding immediately prior to the closing converted into shares of Nauticus Common stock, par value $0.01 per share, (“Nauticus Preferred Stock Conversion”); (b) each of Nauticus Robotic Holdings, Inc.’s unsecured convertible note obligations outstanding was converted into shares of Nauticus Common Stock in accordance with the terms of each such Nauticus Convertible Note (“Nauticus Convertible Notes Conversion”); and (c) each share of Nauticus Common Stock (including shares of Nauticus Common Stock outstanding as a result of the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion) was converted into the right to receive (i) the per share merger consideration and (ii) Earnout Shares (defined below).

Shares issued at closing are summarized as follows (i) an aggregate of 36,650,778 shares of Common Stock, par value $0.0001 (the “Common Stock” of CLAQ prior to the Closing, and the Common Stock of Nauticus following the Closing) shares were issued to holders of Nauticus Common Stock in the Business Combination (ii) the right to receive 7,499,993 additional shares of Common Stock held in escrow pursuant to the terms of the Merger Agreement and as further described below (such additional escrowed shares, the “Earnout Shares”) and (iii) the issuance of 3,100,000 shares of Common Stock for the Equity Financing (as described below). An aggregate of 47,250,771 shares of Common Stock (inclusive of the Earnout Shares) was issued after the Business Combination.

Former holders of Nauticus Robotics Holdings, Inc. Common Stock are entitled to receive their pro rata share of up to 7,499,993 additional Earnout Shares of Common Stock that were issued and are held in escrow. The Earnout Shares will be released from escrow upon occurrence of the following (each, a “Triggering Event”):

i.	one-half of the Earnout Shares will be released if, within a 5-year period from Closing Date, the volume-weighted average price of our Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

ii.	one-quarter of the Earnout Shares will be released if, within a 5-year period from Closing Date, the volume-weighted average price of our Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

iii.	one-quarter of the Earnout Shares will be released if, on or after December 31, 2022, within a 5-year period from Closing Date, the volume-weighted average price of our Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

At closing, we received proceeds from Private Investment in a Public Entity subscribers (“PIPE Investment”) consisting of:

●	the issuance of 3,100,000 shares of Common Stock, for a purchase price of $10.00 per share, and an aggregate purchase price of $31 million (the “Equity Financing”), and

●	the issuance of secured Debentures with SPA Warrants (as defined below) having an aggregate principal amount of $36,530,320 (the “Debentures”) pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors providing net proceeds of $35,800,000 inclusive of a 2% original issue discount. The fair value of the SPA Warrants was estimated to be $20,949,110 using a Monte Carlo valuation model incorporating future projections of the various potential outcomes and any exercise price adjustments based on future financing events. The Debentures are convertible into 2,922,425 shares of Common Stock and associated warrants for an additional 2,922,425 shares with an exercise price equal to $20 per share, subject to adjustment (“SPA Warrants”).

The Business Combination was accounted for as a reverse recapitalization under generally accepted accounting principles in the United States (“GAAP”). Nauticus Robotics Holdings Inc. was determined to be the accounting acquirer and CLAQ was treated as the acquired company for financial reporting purposes. Accordingly, the financial statements of the combined company represent a continuation of the financial statements of Nauticus Robotics Holdings Inc.

On September 9, 2022, the Company received from the Business Combination with CLAQ net cash of $14,947,875. The Company also assumed $30,157 in prepaids, $14,796,942 in accounts payable and accrued liabilities, $850,333 in notes payable and net equity of $(669,243).

CLAQ’s net cash at the Closing Date totaled $14,947,875. This amount, together with proceeds of the PIPE Investment, were available to repay certain indebtedness, transaction costs and for general corporate purposes.

The Company incurred $12,582,000 in direct and incremental costs associated with the Business Combination and Equity Financing, which primarily consisted of investment banking, legal, accounting, and other professional fees.

Impact of COVID-19 Pandemic on Business – The global spread of COVID-19 created significant market volatility and economic uncertainty and disruption during 2021 and 2022. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. We have experienced and may continue to experience disruptions in our supply chain, due in part to the global impact of the COVID-19 pandemic. Depending upon the duration of the ongoing COVID-19 pandemic-related business interruptions, our customers, suppliers, manufacturers, and partners may suspend or delay their engagements with us, which could result in a material adverse effect on our financial condition and ability to meet current timelines. In addition, the COVID-19 pandemic has affected and may continue to affect our ability to recruit skilled employees to join our team. The conditions caused by the COVID-19 pandemic have adversely affected and may continue to adversely affect, among other things, demand for our products and the ability to test and assess our robotic systems with potential customers, any of which adversely affects our business, results of operations, and financial condition. The duration and extent of the COVID-19 pandemic’s impacts cannot be accurately predicted at this time, and the ultimate direct and indirect impacts on our business, results of operations, and financial condition will depend on future developments that are highly uncertain.

Liquidity – The Company has had recurring losses and negative cash flows since inception. As such, the Company has been dependent on debt and equity funding to meet its development efforts. The Company continues to develop its principal products and conducts extensive research and development activities.

We anticipate needing additional capital to continue expanding our business operations, which may include acquisitions and capital expenditures. Currently, the Company does not generate sufficient revenue to cover operating expenses, working capital, and capital expenditures. We have historically financed our operations through equity and debt financing. We do not have any commitments for equity or debt funding at this time, and additional funding may not be available to us on favorable terms, if at all. We are considering reducing discretionary spending and other cost-cutting measures, which may be implemented in the near-term to the extent additional financing is not raised. The Company has not yet implemented material cost-cutting measures but will assess as needed to meet capital requirements for our business operations. There are no assurances that we can raise sufficient additional capital from external sources or implement material cost-cutting measures. The inability to successfully effectuate either measure could force us to curtail or discontinue our operations. However, utilizing cost control measures, cash on hand, revenue from operations, and potential future equity and debt funding, the Company anticipates having sufficient funds to meet its obligations for at least one year from the issuance date of this Form 10-Q.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

2. Summary of Significant Accounting Policies

Basis of Presentation – The accompanying condensed consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments, unless otherwise disclosed) necessary for a fair statement of the condensed consolidated results of operations, financial position, cash flows and changes in stockholders’ equity (deficit) for each period presented. All intercompany balances and transactions have been eliminated in preparation of these condensed consolidated financial statements. The consolidated results for the interim periods are not necessarily indicative of results to be expected for the full year. The 2022 year-end condensed consolidated balance sheet was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States (“GAAP”). These financial statements should be read in conjunction with Nauticus Robotics Inc. Form 10-K for the year ended December 31, 2022.

Summary of Significant Accounting Policies – The Company’s significant accounting policies are discussed in Note 1 to Nauticus Robotics Inc.’s financial statements in the Form 10-K filed with the SEC for the year ended December 31, 2022. There have been no significant changes to these policies which have had a material impact on the Company’s interim unaudited condensed consolidated financial statements and related notes during the three months ended March 31, 2023.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the (i) estimates of future costs to complete customer contracts recognized over time, (ii) valuation allowances for deferred income tax assets, (iii) valuation of stock-based compensation awards and (iv) the valuation of conversion options, warrants and earnouts. Actual results could differ from those estimates.

Cash and Cash Equivalents – The Company classifies all highly-liquid instruments with an original maturity of three months or less as cash equivalents. The Company maintains cash and cash equivalents in bank deposit accounts, which at times may exceed federally insured limits of $250,000. Historically, the Company has not experienced any losses in such accounts.

Restricted Certificate of Deposit — The restricted certificate of deposit on March 31, 2023 and 2022 is held with a bank and is used as a guarantee against corporate credit cards.

Short-term Investments – Short-term investments on December 31, 2022 include an investment in a US Treasury Bill maturing March 14, 2023. The original maturity for this investment was more than three months and any change in the investment is recognized in the statement of operations. On March 14, 2023 the Company received proceeds of $4,959,263 at maturity and was recognized in statement of cash flows under investing activities.

Revenue – Our primary sources of revenue are from providing technology, engineering services and products to the offshore industry and governmental entities. Revenue is generated pursuant to contractual arrangements to design and develop subsea robots and software and to provide related engineering, technical, and other services according to the specifications of the customers. These contracts can be service sales (cost plus fixed fee or firm fixed price) or product sales and typically have terms of up to 18 months. The Company has no product sales for the three months ended March 31 2023 and 2022, respectively, as its core products are still under development.

A performance obligation is a promise in a contract to transfer distinct goods or services to a customer. For all contracts, we assess if there are multiple promises that should be accounted for as separate performance obligations or combined into a single performance obligation. We generally separate multiple promises in a contract as separate performance obligations if those promises are distinct, both individually and in the context of the contract. If multiple promises in a contract are highly interrelated or require significant integration or customization within a group, they are combined and accounted for as a single performance obligation.

Our performance obligations under service agreements generally are satisfied over time as the service is provided. Revenue under these contracts is recognized over time using an input measure of progress (typically costs incurred to date relative to total estimated costs at completion). This requires management to make significant estimates and assumptions to estimate contract sales and costs associated with its contracts with customers. At the outset of a long-term contract, the Company identifies risks to the achievement of the technical, schedule and cost aspects of the contract. Throughout the contract term, on at least a quarterly basis, we monitor and assess the effects of those risks on its estimates of sales and total costs to complete the contract. Changes in these estimates could have a material effect on our results of operations.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Firm-fixed price contracts present the risk of unreimbursed cost overruns, potentially resulting in lower-than-expected contract profits and margins. This risk is generally lower for cost plus fixed fee contracts which, as a result, generally have a lower margin.

Performance obligations for product sales are typically satisfied at a point in time. This occurs when control of the products is transferred to the customer, which generally is when title and risk of loss have passed to the customer.

Inventories – Inventories include raw materials and work in progress used in the construction and installation of a portfolio of ocean robotics systems technology products that include the Aquanaut and Olympic Arm. Raw materials consist of composite marine structures, commercial off-the-shelf or COTS, batteries, and hardware and electrical components. Work in progress inventories consist of raw materials and labor for construction of projects. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. The Company periodically reviews inventories for specifically identifiable items that are unusable or obsolete based on assumptions about future demand and market conditions. Based on this evaluation, we make provisions for unusable and obsolete inventories in order to write inventories down to their net realizable value.

Inventories consisted of the following:

	March 31, 2023	December 31, 2022
Raw material and supplies	$1,302,500	$1,499,030
Work in progress	9,711,069	5,167,882
Finished goods	-	-
Total inventories	$11,013,569	$6,666,912

Leases – The Company’s lease arrangements are operating leases which are capitalized on the balance sheet as right-of-use (“ROU”) assets and obligations. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. These are recognized at the lease commencement date based on the present value of payments over the lease term. If leases do not provide for an implicit rate, we use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term as the lease payments. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Stock-Based Compensation – The Company accounts for employee stock-based compensation using the fair value method. Compensation cost for equity incentive awards is based on the fair value of the equity instrument generally on the date of grant and is recognized over the requisite service period. The Company’s policy is to issue new shares upon the exercise or conversion of options and recognize option forfeitures as they occur.

Income Taxes – Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax asset (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs. The Company had no material uncertain tax positions as of March 31, 2023 and December 31, 2022.

Foreign Currency Gains and Losses – Nauticus purchases certain materials and equipment from foreign companies and these transactions are generally denominated in the vendors’ local currency. The Company recorded a foreign currency gain of $9,884 for the three months ended March 31, 2023 and a foreign currency loss of $9,848 for the three months ended March 31, 2022 that are included in other income/expense, net.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Common Stock Warrants – We account for common stock warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. This assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability or requirements for equity classification, including whether the warrants are indexed to the Company’s Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

We have determined that the Private Warrants and Public Warrants should be accounted for as liabilities. The Private Warrants and Public Warrants were initially recorded at their estimated fair value on the Closing Date and are then revalued at each reporting date thereafter, with changes in the fair value reported in the condensed consolidated statements of operations. Derivative warrant liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The fair value of the Private Warrants was estimated using a Black-Scholes option pricing model (a Level 3 measurement). The Public Warrants are valued using their publicly-traded price at each measurement date (a Level 1 measurement).

We have determined that the SPA Warrants should be accounted for as liabilities. The SPA Warrants were initially recorded at their estimated fair value on the Closing Date and are then revalued at each reporting date thereafter, with changes in the fair value reported in the consolidated statements of operations. Derivative warrant liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. At the Closing Date, the SPA Warrants fair value upon issuance was estimated using a Monte Carlo valuation model (a Level 3 measurement).

Earnout Shares – Earnout Shares, issuable to former holders of Nauticus Robotics Holdings, Inc.’s Common Stock, are held in escrow. The Earnout Shares will be released upon occurrence of a Triggering Event within five years of the Closing Date. The Earnout Shares are considered legally issued and outstanding shares of Common Stock subject to restrictions on transfer and potential forfeiture pending the achievement of the earnout targets. The Company evaluated the Earnout Shares and concluded that they meet the criteria for equity classification. The Earnout Shares were classified in stockholders’ equity, recognized at fair value upon the closing of the Business Combination and will not be subsequently remeasured. Their estimated fair value upon issuance is determined using a Monte Carlo valuation model (a Level 3 measurement).

Capitalized Interest – The Company capitalizes interest costs incurred to work in progress during the related construction periods. Capitalized interest is charged to cost of revenue when the related completed project is delivered to the buyer. During the three months ended March 31, 2023 and 2022, the Company capitalized interest totaling $234,985 and $34,467, respectively, to work in progress attributable to inventories and property and equipment.

Major Customer and Concentration of Credit Risk – We have a limited number of customers. During the three months ended March 31, 2023, sales to two customers accounted for 99% of total revenue. The total balance due from these customers as of March 31, 2023 comprised 91% of accounts receivable. During the three months ended March 31, 2022, sales to two customers accounted for 99% of total revenue. The total balances due from these customers as of December 31, 2022, made up 82% of accounts receivable. No other customer represented more than 10% of our revenue. Loss of these customers could have a material adverse impact on the Company.

Reclassifications – Financial statements presented for prior periods include reclassifications that were made to conform to the current-period presentation.

Recent Accounting Pronouncements – In September 2022, the FASB issued ASU 2022-04, Liabilities – Supplier Finance Programs (Subtopic 405-60): Disclosure of Supplier Finance Program Obligations, which requires companies to disclose the use and impact of such programs on a company’s working capital, liquidity, and cash flow.  We adopted this standard on January 1, 2023.  We do not utilize Supplier Finance Programs and therefore no further disclosure is required.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In June 2016, the FASB issued ASU No. 2016-13, an amendment to ASC 326, Financial Instruments - Credit Losses, which changes the impairment model for certain financial assets that have a contractual right to receive cash, including trade and loan receivables. The new model requires recognition based upon an estimation of expected credit losses rather than recognition of losses when it is probable that they have been incurred. An entity will apply the amendment through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company has adopted this standard as of January 1, 2023 and there was no impact on its financial position, results of operations and cash flows upon adoption.

In March 2022, the FASB issued ASU No. 2022-02, an amendment to ASC 326, Financial Instruments-Credit Losses, which eliminates the accounting guidance for creditors in troubled debt restructuring. It also aligns conflicting disclosure requirement guidance in ASC 326 by requiring disclosure of current-period gross write-offs by year of origination. The amendment also adds new disclosures for creditors with loan refinancing and restructuring for borrowers experiencing financial difficulty. The Company has adopted this standard as of January 1, 2023 and there was no impact on its financial position, results of operations and cash flows upon adoption.

There are no other new accounting pronouncements that are expected to have a material impact on our condensed consolidated financial statements.

3. Revenue

The following table presents the components of our revenue:

	Three months ended
	March 31,
	2023	2022
Cost plus fixed fee	$1,949,509	$1,423,259
Firm fixed-price	871,271	434,373
Firm fixed-price-vehicle lease	-	378,333
Total	$2,820,780	$2,235,965

Our performance obligations under service agreements are generally satisfied over time as the service is provided and, therefore, all revenue above has been recognized over time.

Contract Balances – Accounts receivable, net at March 31, 2023 totaled $2,634,644 due from customers for contract billings and is expected to be collected within the next three to six months. At December 31, 2022, accounts receivable, net totaled $1,622,434. The increase in accounts receivable at March 31, 2023 as compared with December 31, 2022 corresponds to the timing of the collections between periods. At March 31, 2023 and December 31, 2022, allowances for doubtful accounts included in accounts receivable totaled $9,963. Bad debt expense was $0 for the three months ended March 31, 2023 and 2022.

Contract assets include unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Contract assets are recorded at the net amount expected to be billed and collected. Contract assets decreased $249,944 in the first three months of 2023, primarily due to the timing of the billing for the recognition of revenue related to the satisfaction or partial satisfaction of performance obligations.

Contract liabilities include billings in excess of revenue recognized and accrual of certain contract obligations. The Company had no contract liabilities at March 31, 2023 and December 31. 2022, respectively.

Unfulfilled Performance Obligations – As of March 31, 2023, we expect to recognize approximately $8.2 million of revenue in future periods from unfulfilled performance obligations from existing contracts with customers.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table summarizes the expected revenue from our unfilled performance obligations as of March 31, 2023:

	Expected Revenue from Unfulfilled Performance Obligations by Period
($ in millions)	Total	2023	2024

Unfulfilled performance obligations:
Performance obligations	$8.2	$1.2	$7.0

Total unfulfilled performance obligations	$8.2	$1.2	$7.0

If any of our contracts were to be modified or terminated, the expected value of the unfulfilled performance obligations of such contracts would be reduced.

4. Prepaid Expenses

Prepaid expenses consisted of the following:

	March 31, 2023	December 31, 2022
Prepaid material purchases	$3,268,126	$2,454,298
Prepaid insurance	1,760,203	2,392,978
Other prepayments	364,198	199,323
Total other current assets	$5,392,527	$5,046,599

5. Property and Equipment

Property and equipment consisted of the following:

	Useful Life (years)	March 31, 2023	December 31, 2022
Leasehold improvements	5.1	$789,839	$789,839
Property & equipment	5	2,243,434	2,206,004
Technology hardware equipment	5	1,211,893	1,200,504
Total		4,245,166	4,196,347
Less accumulated depreciation		(2,276,524)	(2,003,341)
Construction in progress		14,981,373	12,974,361
Total property and equipment, net		$16,950,015	$15,167,367

6. Accrued Liabilities

Accrued liabilities consisted of the following:

	March 31, 2023	December 31, 2022
Accrued compensation	$532,973	$1,501,736
Accrued professional fees	1,390,130	794,021
Accrued insurance	363,158	590,936
Accrued sales and property taxes	1,294,305	171,660
Other accrued expenses	75,702	84,624
Total accrued expenses	$3,656,268	$3,142,977

In April 2023, the Company received correspondence from the State of Texas assessing a sale and use tax liability of $1.2 million. The accrual is recorded under accrued liabilities of the condensed consolidated balance sheet.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

7. Notes Payable

Notes payable consisted of the following:

	March 31, 2023	December 31, 2022
Convertible secured debentures	$36,530,320	$36,530,320
Total	36,530,320	36,530,320
Less: debt discount, net	(19,700,337)	(20,608,202)
Less: current portion	-	-
Total notes payable – long-term	$16,829,983	$15,922,118

Upon closing of the Business Combination, we issued Debentures having an aggregate gross principal amount of $36,530,320 together with 2,922,425 SPA Warrants for proceeds of $35,800,000 inclusive of a 2% original issue discount. The fair value of the SPA Warrants was estimated to be $20,949,110 using a Monte Carlo valuation model incorporating future projections of the various potential outcomes and any exercise price adjustments based on future financing events. This amount was recorded as a warrant liability and, together with the original issue discount, was recognized as a debt discount upon issuance totaling $21,679,716.

The Debentures may be converted at each holder’s option at 120% of the principal amount at a conversion price of $15.00 or 2,922,425 shares of Common Stock. The conversion price may be adjusted downward for certain events including the issuance by the Company of dilutive instruments below the current conversion price. Interest accrues on the outstanding principal amount of the Debentures at 5% per annum, payable quarterly. The Debentures are secured by first priority interests, and liens on, all our assets, and mature on the fourth anniversary of the date of issuance, September 9, 2026.

The SPA Warrants contain similar anti-dilution provisions and are exercisable initially at $20 per share over their ten-year term at the holders’ option (further terms of the SPA Warrants are discussed in Note 12).

The debt discount is being accreted to interest expense over the four-year term of the Debentures. We recorded $907,865 of debt discount accretion for the three months ended March 31, 2023 and is included as part of interest expense in the condensed consolidated statements of operations. The Debentures effective interest rate is approximately 25.2%.

8. Leases

The Company leases its office and manufacturing facility under a 64-month operating lease expiring April 30, 2024. The lease includes rent escalations and chargebacks to the Company for build-out costs. The right-of-use asset and lease liability amounts were determined using an 8% discount rate which was the interest rate related to the leasehold improvement obligation.

The operating lease includes a leasehold improvement obligation which bears interest at 8% and matures on April 30, 2024. The balance of this obligation was $46,194 and $56,634 as of March 31, 2023 and December 31, 2022, respectively, and is included in operating lease liabilities in the condensed consolidated balance sheets. Total cash paid pursuant to this lease was $90,544 and $90,248 during the three months ended March 31, 2023 and 2022, respectively. The weighted average remaining lease term is 12 months at March 31, 2023.

The Company also leases certain office equipment under an operating lease beginning in August 2022 and expiring in 2025. The right-of-use asset and lease liability amounts were determined using a 7.75% discount rate. Cash paid pursuant to this lease during the three months ended March 31, 2023 was $2,085 and the weighted average remaining lese term is 28 months.

The weighted average discount rate for all leases was approximately 8% at March 31, 2023.

	Three Months Ended March 31,
	2023	2022
Fixed lease expense	$102,969	$69,191
Variable lease expense	$8,935	$44,508
Total operating lease expense	$111,904	$113,699

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

9. Commitments and Contingencies

Litigation – From time to time, we may be subject to litigation and other claims in the normal course of business. No amounts have been accrued in the condensed consolidated financial statements with respect to any matters.

10. Income Taxes

Income tax provisions for interim periods are generally based on an estimated annual effective income tax rate calculated separately from the effect of significant, infrequent, or unusual items related specifically to interim periods. No income tax expense was recognized for the three months ended March 31, 2023 or 2022. The Company has a full valuation allowance against its deferred tax assets as of March 31, 2023 and December 31, 2022, respectively.

11. Equity

Common Stock – A total of 47,281,275 shares of Common Stock were outstanding at March 31, 2023.

Earnout Shares - Following the closing of the Business Combination, former holders of shares of Nauticus Robotics Holdings, Inc. Common Stock (including shares received as a result of the Nauticus Preferred Stock Conversion and the Nauticus Convertible Notes Conversion) are entitled to receive their pro rata share of up to 7,499,993 Earnout Shares which are held in escrow. The Earnout Shares will be released from escrow upon occurrence of certain Triggering Events. At March 31, 2023, the earnout targets have not been achieved and the Earnout Shares remain in escrow.

12. Warrants

Public Warrants – We assumed 8,625,000 Public Warrants in the Business Combination which remained outstanding as of March 31, 2023. Each whole Public Warrant entitles the holder to purchase one share of Common Stock at a price of $11.50, subject to adjustment. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of Common Stock. During any period when we shall have failed to maintain an effective registration statement, warrant holders may exercise, subject to the terms of the governing warrant agreement, Public Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The Public Warrants expire on the fifth anniversary of our completion of the Business Combination, or earlier upon redemption or liquidation. Our Public Warrants are listed on Nasdaq under the symbol “KITTW”.

We may redeem the outstanding Public Warrants, in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the Public Warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If we call the Public Warrants for redemption as described above, we have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

The exercise price and number of shares of Common Stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation.

The Public Warrants, which are accounted for as liabilities in our condensed consolidated balance sheets, were valued as of March 31, 2023 at $1,956,891 based on their publicly-traded price. The change in value of the Public Warrants during the three months ended March 31, 2023 totaled $(319,247) and was reported with other (income) expense in our condensed consolidated statements of operations.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Private Warrants – We assumed 7,175,000 Private Warrants in the Business Combination which remained outstanding as of March 31, 2023. Each whole Private Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 and are identical in all material respects to the Public Warrants except that such Private Warrants are exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The Private Warrants purchased by CleanTech Investments, LLC are not exercisable after July 14, 2026, as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these Private Warrants.

The Private Warrants, which are accounted for as liabilities in our condensed consolidated balance sheets, were valued as of March 31, 2023 at $1,653,223 based on their publicly-traded price. The fair value of the Private Warrants was estimated using a Black-Scholes option pricing model using the following assumptions: stock price of $2.98, no assumed dividends, a risk-free rate of 3.66% and implied volatility of 44.6%. The change in value of the Private Warrants during the three months ended March 31, 2023 totaled $(281,362) and was reported with other (income) expense in our condensed consolidated statements of operations.

SPA Warrants – Concurrent with the Closing and pursuant to the Securities Purchase Agreement, we issued 2,922,425 SPA Warrants. Each whole SPA Warrant is exercisable for one share of Common Stock at a price of $20.00. If a registration statement covering the shares of Common Stock issuable upon exercise of the SPA Warrants is not effective upon the registered holder’s election to exercise, the holder may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise their SPA Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The SPA Warrants expire ten years after their initial issuance date, or earlier upon redemption or liquidation.

The SPA Warrants, which are accounted for as liabilities in our condensed consolidated balance sheets, were valued as of March 31, 2023 at $31,315,131 and was estimated using a Monte Carlo valuation model incorporating future projections of the various potential outcomes and any exercise price adjustments based on future financing events. The change in value of the SPA Warrants during the three months ended March 31, 2023 totaled $2,837,513 and was reported with other (income) expense in our condensed consolidated statements of operations.

The exercise price of the SPA Warrants is subject to (i) customary anti-dilution adjustments; and (ii) in the case of a subsequent equity sale at a per share price below the exercise price, the exercise price of the associated warrant will be adjusted to such lower price, and the number of shares underlying the warrant will increase proportionately. In the event of a rights offering or dividend, the warrant holder will be treated as though the shares underlying the warrants, he/she holds were outstanding. These warrants can be exercised on a cashless basis.

13. Stock-Based Compensation

On September 6, 2022, shareholders approved our 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and on September 9, 2022, our board of directors ratified the Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock units (“RSUs”), restricted stock and other stock-based awards, any of which may be performance-based, and for incentive bonuses, which may be paid in cash, Common Stock or a combination thereof. At March 31, 2023, 7,950,951 equity units were available for future issuance under the Omnibus Incentive Plan.

At the Closing Date of the Business Combination, Nauticus Robotics Holdings, Inc. had 279,464 options outstanding for the purchase of its common stock. Such options were originally issued under the 2015 Equity Incentive Plan (the “2015 Plan”) historically maintained by Nauticus Robotics Holdings, Inc. The outstanding options were converted into 3,970,266 options to purchase shares of our Common Stock. Outstanding options vest assuming continuous service to the Company with 25% of the options vesting one year after grant and the balance vesting in a series of 36 successive equal monthly installments measured from the first anniversary of grant. During the vesting period, holders have no rights of a stockholder with respect to the shares of Common Stock subject to an option and the options may not be sold, assigned, transferred, pledged, or otherwise encumbered. Unvested options are forfeited upon termination of employment. At March 31, 2023, 3,472,129 options (originally issued under the 2015 Plan) remained available to purchase shares of our common stock.

Compensation expense for stock option grants is recognized based on the fair value at the date of grant using the Black-Scholes option pricing model.

Stock-based compensation expense, which relates to options granted under the Omnibus Incentive Plan, totaled $139,912 and $206,059 for the first three months of 2023 and 2022, respectively, and was recorded in general and administrative expense. As of March 31, 2023, there was $1,282,580 of total unrecognized compensation cost related to options to be recognized over a remaining weighted average period of 2.42 years.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table summarizes options outstanding, as well as activity for the periods presented (prior year amounts have been converted using the conversion ratio of 14.2069 applied in the Business Combination):

		Weighted	Weighted
		Average	Average	Aggregate
		Grant Date	Exercise	Intrinsic
	Options	Fair Value	Price	Value

Outstanding as of December 31, 2021	3,947,359	$0.91	$1.74	$2,992,895
Granted	106,552	$1.30	$2.49
Cancelled	(75,297)	$1.28	$2.47
Outstanding as of March 31, 2022	3,978,614	$0.89	$1.84	$2,607,385

Outstanding as of December 31, 2022	3,503,601	$1.87	$1.87	$6,554,541
Exercised	(30,504)	$0.80	$1.94
Cancelled	(968)	$0.98	$1.94
Outstanding as of March 31, 2023	3,472,129	$0.89	$1.87	$3,837,080

The remaining weighted average contractual life of exercisable options at March 31, 2023 was 5.86 years.

The total intrinsic value of all options exercised during the three months ended March 31, 2023 and 2022 was $54,687 and $0, respectively. The intrinsic value of all options outstanding at March 31, 2023 and 2022 was $3,837,080 and $2,607,385, respectively. The intrinsic value of all exercisable options at March 31, 2023 and 2022 was $2,778,152 and $1,735,720, respectively.

Proceeds from exercises of options issued under the 2015 Plan for the first three months ended March 31, 2023 and 2022 were $59,178 and $0, respectively. The tax benefit realized from stock-based compensation was $11,859 and $0 for the first three months ended March 31, 2023 and 2022, respectively. Realization of this amount is dependent on the generation of future taxable income.

Incentive Plans - During 2022, RSUs were granted to certain of our key executives, employees, and non-employee directors. Each RSU is a notional amount that represents the right to receive one share of Common Stock of the Company if and when the RSU vests. RSUs were issued to the following recipients and vest as follows:

Employee RSU grants are time-based and vest equally over a three-year period on December 31 of 2023, 2024, and 2025, conditional upon continued employment.

Non-employee director RSU grants are time-based and vest fully on the earlier of the one-year anniversary of the grant date or the next Annual Meeting of Stockholders of the Company if a grantee is not on the election ballot, conditional upon continued service as a director.

Executive RSU grants issued as executive sign-on bonuses are time-based and vest 50% on the one-year anniversary of the new hire date and 50% on the two-year anniversary of the new-hire date.

In addition, during 2022, performance-based restricted stock units (“PRSUs”) were granted to senior executives. Each PRSU is a notional amount that represents the right to receive one share of Common Stock if and when the PRSU vests. PRSU participants may earn between 0% and 150% of the PRSUs, subject to attainment of certain performance conditions which are based upon the Company’s 2022 revenues. Earned PRSUs will vest 50% on December 31, 2023 and 50% on December 31, 2024.

The senior executive management team met a performance condition, whereby they earned and received PRSUs that will vest at least 50% of the target achieved according to the award agreements. The number of the PRSUs granted was 1,214,580 with 51% vesting for a total amount of PRSUs awarded is 619,436.

The Compensation Committee has a policy that the Company will not provide U.S. federal income tax gross-up payments to any of its directors or executive officers in connection with future awards of restricted stock or stock units.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following is a summary of our restricted and performance stock unit activity for the first three months of 2023:

		Weighted
		Average	Aggregate
		Grant Date	Intrinsic
	Shares	Fair Value	Value

Outstanding as of December 31, 2022	3,134,677	$4.73
Awarded	48,274	$3.48
Forfeited	(13,682)	$4.73
Outstanding as of March 31, 2023	3,169,269	$4.71	$9,428,576

The remaining weighted average contractual life of restricted stock granted at March 31, 2023 was 1.32 years.

The RSUs granted in 2022 do not have voting rights unless a RSU has vested and the share of common stock underlying it has been distributed to the participant. Each grantee of shares of restricted common stock is deemed to be the record owner of those shares during the restricted period, with the right to receive any dividends on those shares.

The PRSUs granted in 2022 carry no dividend rights but have voting rights upon the vesting of a PRSU and the share of common stock underlying it has been distributed to the PRSU participant.

Grants of restricted stock units are valued at their estimated fair values as of their respective grant dates. The grants in 2022 were subject only to vesting conditioned on continued employment or service as a nonemployee director; therefore, these grants were valued at the grant date fair market value using the closing price of our stock on the Nasdaq Stock Market.

Stock-based compensation expense under the restricted stock plans for the first three months of 2023 was $42,914 for PRSUs and $1,032,037 for RSUs and was recorded in general and administrative expense. As of March 31, 2023, we had $2,028,739 of future expense related to PRSUs to be recognized and $7,180,050 of future expense related to RSUs over a weighted average remaining life of 1.8 years. Total stock-based compensation expense for the first three months of 2023 including options, PRSUs, and RSUs totaled $1,214,863.

14. Employee Benefit Plan

Nauticus offers a 401(k) plan which permits eligible employees to contribute portions of their compensation to an investment trust.  The Company makes contributions to the plan totaling 3% of employees’ gross salaries and such contributions vest immediately.  The 401(k) plan provides several investment options, for which the employee has sole investment discretion.  The Company’s cost for the 401(k) plan was $117,342 and $78,190 for the three months ended March 31, 2023 and 2022, respectively.

15. Related Party Transactions

PIPE Investment and Securities Purchase Agreement – Concurrent with the closing of the Business Combination, the Company received (i) $2,500,000 from related party Material Impact Fund II, L.P. as their contribution to the PIPE Investment, (ii) $7,500,000 from related party Schlumberger Technology Corporation as their contribution to the PIPE Investment, (iii) $7,500,000 from related party Transocean Ltd. as their contribution to the PIPE Investment, and (iv) $5,102,000 from related party Material Impact Fund II, L.P. pursuant to the Securities Purchase Agreement. Material Impact Fund II, L.P. currently holds $5,102,000 of the outstanding Debentures bearing 5% interest, payable quarterly, maturing September 9, 2026, as well as holding outstanding Common Stock of the Company. During the three months ended March 31, 2023, Material Impact Fund II, L.P. received $65,192 in interest payments on the Debentures from the Company.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

16. Earnings (Loss) Per Share

Following is the computation of earnings (loss) per basic and diluted share:

	Three months ended
	March 31,
	2023	2022
Numerator:
Net loss	$(10,180,020)	$(3,504,002)
Net loss attributable to common stockholders	$(10,180,020)	$(3,504,002)
Denominator:
Weighted average shares used to compute basic and diluted EPS	39,765,361	9,669,217

Basic and diluted earnings (loss) per share	$(0.26)	$(0.36)

Anti-dilutive securities excluded from shares outstanding:
Stock options	3,472,129	4,005,717
Restricted and performance stock units	3,169,269	-
Warrants	18,722,425	-
Earnout shares	7,499,993	-
Convertible debt	-	5,299,546
Debentures	2,922,425	-
Total	35,786,241	9,305,263

17. Fair Value Measurements

The Company measures and reports certain financial and non-financial assets and liabilities on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels related to fair value measurements are as follows:

Level 1 – Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The estimated fair values of accounts receivable, contract assets, accounts payable, accrued expenses, and indebtedness with unrelated parties approximate their carrying amounts due to the relatively short maturity or time to maturity of these instruments. Notes payable with related parties may not be arms-length transactions and therefore, may not reflect fair value. The estimated fair value of the Debentures approximates their carrying amount due to their recent issuance.

The Company’s non-financial assets measured at fair value on non-recurring basis include stock-based compensation awards, valuations of SPA Warrants, and Earnout Shares. These are considered Level 3 measurements as they involve significant unobservable inputs.

NAUTICUS ROBOTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial liabilities that are required to be measured at fair value on a recurring basis and the related activity for periods presented:

	Fair Value as of March 31, 2023
	Carrying Value	Level 1	Level 2	Level 3
Financial liabilities:
Warrant liability - Public Warrants	$1,956,891	$1,956,891	$-	$-
Warrant liability - Private Warrants	1,653,223	-	-	1,653,223
Warrant liability - SPA Warrants	31,315,131	-	-	31,315,131
Total	$34,925,245	$1,956,891	$-	$32,968,354

The following table sets forth a summary of the changes in fair value of the Company’s financial liabilities:

Warrant
Liability
Balance, December 31, 2022	$32,688,341
Change in fair value of warrant liabilities	2,236,904
Balance, March 31, 2023	$34,925,245

18. Subsequent Events

In preparing the condensed consolidated financial statements, the Company evaluated all subsequent events and transactions for potential recognition or disclosure up to the date that the condensed consolidated financial statements were issued.

* * * * *

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee		$404.07
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and miscellaneous expenses	$	*
Total	$	*

*	Estimated expenses not presently known.

Item 14. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Second Amended and Restated Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Company’s amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any within the past three years which were not registered under the Securities Act except as follows:

Private Placements in Connection with CLAQ IPO

In July 2020, CleanTech Investments, LLC (“CleanTech Investments”) paid $25,000 for 5,000,000 shares of Common Stock, which are referred to as “insider” or “Founder Shares.” On February 15, 2021, CleanTech Acquisition Corp. (or “CLAQ”, the Company’s predecessor) effected a 1.4375-for-1 split of the outstanding Founders Shares, resulting in CleanTech Investments owning 7,187,500 Founder Shares. On February 16, 2021, CleanTech Sponsor I LLC (“CleanTech Sponsor”) paid $16,667 to CLAQ, which amount was paid to CleanTech Investments to cancel 4,791,667 Founder Shares previously held by it, and immediately thereafter CLAQ issued 4,791,667 Founders Shares to CleanTech Sponsor. As a result, CleanTech Sponsor held 4,791,667 Founders Shares and CleanTech Investments held 2,395,833 Founder Shares. On June 23, 2021, CleanTech Sponsor and CleanTech Investments forfeited for no consideration 1,916,667 Founder Shares and 958,333 Founder Shares, respectively, which CLAQ cancelled, resulting in a decrease in the total number of Founder Shares outstanding from 7,187,500 shares to 4,312,500 shares. As a result, CleanTech Sponsor owned 2,875,000 Founders Shares and CleanTech Investments owned 1,437,500 Founder Shares. Because these offers and sales were made in transactions not involving a public offering, the shares were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

CleanTech Sponsor and CleanTech Investments purchased from CLAQ an aggregate 4,783,333 and 2,391,667 warrants, or “Private Warrants,” respectively, at $1.00 per Private Warrant for a aggregate purchase price of $7,175,000. Each Private Warrant is exercisable for one (1) share of Common Stock at an exercise price of $11.50 per share. These purchases took place on a private placement basis simultaneously with the consummation of CLAQ’s initial public offering. Because this offers and sales were made to existing stockholders, the sales did not involve a public offering and were made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

PIPE Investment

In connection with entering into the Merger Agreement, CLAQ entered into the Subscription Agreements, in December 2021, with certain institutions and accredited investors, pursuant to which, among other things, CLAQ agreed to issue 3,530,000 shares of Common Stock at the purchase price $10 per share to the PIPE Investors (the “Equity Financing”).

On December 16, 2021, CLAQ entered into the Securities Purchase Agreement with certain investors (the “Selling Securityholders”) to purchase up to an aggregate of $40.0 million in principal amount of secured debentures (the “Debentures”) and warrants to purchase shares of Common Stock (the “SPA Warrants”) substantially concurrently with the closing of the Business Combination (the “Closing”). The number of shares of Common Stock into which the Debentures are convertible is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price of $15.00, and the number of shares of Common Stock into which the SPA Warrants are exercisable is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20.00 per share, subject to adjustment (the “Debt Financing,” and together with the Equity Financing, the “PIPE Investment”).

The PIPE Investment closed concurrently with the Business Combination on the Closing Date.

The securities issued in the PIPE Investment on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

RRA Amendment

In connection with the Securities Purchase Agreement, the Company and the Selling Securityholders entered into a registration rights agreement (the “RRA”), pursuant to which the Company and the Selling Securityholders agreed to certain requirements and conditions covering the resale by the Selling Securityholders of the shares of Common Stock into which the Debentures and SPA Warrants are convertible or exercisable.

Under the terms of the RRA, the Company was required to (i) file a registration statement (the “Initial Registration Statement”) within 15 business days of the Closing and (ii) use its best efforts to cause the Initial Registration Statement to be declared effective as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date (as defined in the RRA) (the “Registration Requirements”). The RRA additionally provided for liquidated damages if the Registration Requirements were not met.

On June 22, 2023, the Company and the Selling Securityholders entered into the first amendment to the RRA (the “RRA Amendment”), pursuant to which the Company agreed to deliver to the Selling Securityholders an aggregate 1,890,066 Resale Shares in exchange for the waiver and release by the Selling Securityholders of any and all claims, remedies, causes of action and any other Initial Effectiveness Date Claims (as defined in the RRA Amendment) under any of the Transaction Documents (as defined in the RRA), including all past and future claims for liquidated damages under the RRA with respect to, and any other amounts that may be payable by reason of or otherwise relating to, the Effectiveness Date of the Initial Registration Statement.

The securities issued pursuant to the RRA Amendment were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Letter Agreements

On June 22, 2023, we entered into warrant exercise inducement offer letters (each, a “Letter Agreement”) with the holders of the SPA Warrants (the “SPA Warrantholders”), pursuant to which the SPA Warrantholders agreed to amend the exercise price of the existing SPA Warrants, which, at such time, were exercisable to purchase an aggregate 2,922,425 shares of Common Stock, in exchange for the Company’s agreement to (i) lower the exercise price of the SPA Warrants (ii) upon the SPA Warrantholders’ exercise of the SPA Warrants, issue new warrants (“New SPA Warrants”) to the SPA Warrantholders to purchase, in the aggregate, up to 2,922,425 shares of Common Stock.

On June 23, 2023, pursuant to its Letter Agreement, an SPA Warrantholder exercised 165,713 SPA Warrants, pursuant to which 165,713 shares of Common Stock and 165,713 New SPA Warrants were issued to such SPA Warrantholder.

The New SPAs Warrants issued pursuant to the Letter Agreement were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Merger Agreement dated as of December 16, 2021, by and among CleanTech Acquisition Corp., CleanTech Merger Sub, Inc., Nauticus Robotics, Inc., and Nicolaus Radford, as amended on January 30, 2021.	Form 8-K	001-40611	2.1	December 17, 2021
2.1.1	Amendment No. 2 to Merger Agreement dated June 6, 2022.	Form 8-K	001-40611	2.1	June 6, 2022
3.1	Second Amended and Restated Certificate of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.5	September 15, 2022
3.2	Amended and Restated Bylaws of Nauticus Robotics, Inc. (as amended and restated on May 11, 2023)	Form 8-K	001-40611	3.1	May 15, 2023
4.1	Specimen Common Stock Certificate of CleanTech Acquisition Corp.	Form S-1/A	333-256578	4.2	July 6, 2021
4.2	Specimen Warrant Certificate of CleanTech Acquisition Corp.	Form S-1/A	333-256578	4.3	July 6, 2021
4.3	Warrant Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	4.1	July 21, 2021
4.4	Rights Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	4.2	July 21, 2021
4.5	Form of 5% Original Issue Discount Senior Secured Debenture to be issued pursuant to the Securities Purchase Agreement dated December 16, 2021	Form S-4 Am. No. 4	333-262431	4.6	June 16, 2022
4.6	Form of Warrants to be issued pursuant to the Securities Purchase Agreement dated December 16, 2021.	Form S-4 Am. No. 4	333-262431	4.7	June 16, 2022
5.1	Opinion of Winston & Strawn LLP
10.1	Letter Agreement, dated July 14, 2021, by CleanTech Acquisition Corp.’s officers and directors.	Form 8-K	001-40611	10.1	July 21, 2021
10.2	Letter Agreement, dated July 14, 2021, by CleanTech Sponsor, LLC and CleanTech Investments, LLC.	Form 8-K	001-40611	10.2	July 21, 2021
10.3	Investment Management Trust Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	10.3	July 21, 2021
10.3.1	Amendment to the Investment Management Trust Agreement, dated July 19, 2022, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	1.1	July 19, 2022
10.4	Escrow Agreement, dated July 14, 2021, by and among CleanTech Acquisition Corp., Continental Stock Transfer & Trust Company and each of the initial stockholders.	Form 8-K	001-40611	10.4	July 21, 2021
10.5	Registration Rights Agreement, dated July 14, 2021, by and among CleanTech Acquisition Corp., and the initial stockholders.	Form 8-K	001-40611	10.5	July 21, 2021
10.6	Indemnity Agreements dated July 14, 2021 by and between CleanTech Acquisition Corp. and its directors and officers.	Form 8-K	001-40611	10.6	July 21, 2021
10.7	Subscription Agreement, dated July 14, 2021, by and between CleanTech Acquisition Corp., CleanTech Sponsor, LLC and CleanTech Investments, LLC.	Form 8-K	001-40611	10.7	July 21, 2021
10.8	Business Combination Marketing Agreement, dated July 14, 2021, by and between CleanTech Acquisition Corp. and Chardan Capital Markets, LLC.	Form 8-K	001-40611	10.8	July 21, 2021

10.9	Administrative Services Agreement, dated July 14, 2021, by and between CleanTech Acquisition Corp. and Chardan Capital Markets, LLC.	Form 8-K	001-40611	10.9	July 21, 2021
10.10*	2022 Nauticus Robotics, Inc. Omnibus Incentive Plan.	Form S-1 Am. No. 1		10.9	December 27, 2022
10.11	Financial Advisory Agreement by and between CleanTech Acquisition Corp. and Chardan Capital Markets, LLC dated December 14, 2021.	Form S-4 Am. No. 1	333-262431	10.10	March 31, 2022
10.12	Support Agreement by and among CleanTech Acquisition Corp., CleanTech Sponsor I LLC, CleanTech Investments, LLC and Nauticus Robotics, Inc.	Form 8-K	001-40611	10.1	December 17, 2021
10.13	Support Agreement by and among CleanTech Acquisition Corp., Nauticus Robotics, Inc. and certain shareholders of Nauticus Robotics, Inc.	Form 8-K	001-40611	10.2	December 17, 2021
10.14	Form of Subscription Agreement for certain investors.	Form 8-K	001-40611	10.3	December 17, 2021
10.15	Securities Purchase Agreement by and among CleanTech Acquisition Corp., Nauticus Robotics, Inc. and certain investors named therein.	Form 8-K	001-40611	10.4	December 17, 2021
10.15.1	Agreement among CleanTech Acquisition Corp., Nauticus Robotics, Inc. and ATW Partners Opportunities Management, LLC dated January 31, 2022.	Form S-4 Am. No. 1	333-262431	10.14.1	March 31, 2022
10.15.2	Letter Agreement between ATW Special Situations I LLC and Material Impact Fund II, L.P. dated December 15, 2021.	Form S-4 Am. No. 3	333-262431	10.14.2	May 23, 2022
10.15.3	Letter Agreement between ATW Special Situations I and The 2022 SLS Family Irrevocable Trust dated September 9, 2022.	Form S-1 Am. No. 1		10.14.3	December 27, 2022
10.16	Form of Nauticus Robotics, Inc. Stockholder Lock-up Agreement (included as Exhibit H-1 to Exhibit 2.1 hereto).	Form 8-K	001-40611	10.5	December 17, 2021
10.17	Form of Lock-up Agreement for certain holders of Nauticus Robotics, Inc. (f/k/a CleanTech Acquisition Corp.) (included as Exhibit H-2 to the Exhibit 2.1 hereto).	Form 8-K	001-40611	10.6	December 17, 2021
10.18	Form of Amended and Restated Registration Rights Agreement by and among CleanTech Acquisition Corp., Nauticus and certain stockholders.	Form 8-K	001-40611	10.7	December 17, 2021
10.19	Form of Director Nomination Agreement.	Form 8-K	001-40611	10.8	December 17, 2021
10.20	Director Designation Agreement.	Form 8-K	001-40611	10.9	December 17, 2021
10.21†	Battery Supplier Agreement, dated as of January 18, 2021.	Form S-4 Am. No. 4	333-262431	10.20	June 16, 2022
10.22†	Fabrication Agreement, dated as of January 17, 2022.	Form S-4 Am. No. 4	333-262431	10.21	June 16, 2022
10.23†	Construction Agreement, dated as of February 14, 2022.	Form S-4 Am. No. 4	333-262431	10.22	June 16, 2022

10.24†	Commercial Proposal, dated as of December 6, 2021.	Form S-4 Am. No. 4	333-262431	10.23	June 16, 2022
10.25†	Defense Innovation Unit Agreement, dated as of August 10, 2021.	Form S-4 Am. No. 4	333-262431	10.24	June 16, 2022
10.26†	Subcontract Agreement, dated as of August 10, 2021.	Form S-4 Am. No. 4	333-262431	10.25	June 16, 2022
10.27	Amended and Restated Financial Advisory Agreement by and between Nauticus Robotics, Inc. and Coastal Equities, Inc. dated April 25, 2022.	Form S-4 Am. No. 2	333-262431	10.27	April 27, 2022
10.28	Financial Advisory Agreement by and between CleanTech Acquisition Corp. and Roth Capital Partners, LLC dated February 11, 2022.	Form S-4 Am. No. 3	333-262431	10.28	May 23, 2022
10.29	Financial Advisory Agreement by and among CleanTech Acquisition Corp., Nauticus Robotics, Inc. and Lake Street Capital Markets dated February 28, 2022.	Form S-4 Am. No. 3	333-262431	10.29	May 23, 2022
10.30†	Kongsberg Maritime AS Agreement, dated March 21, 2022.	Form S-4 Am. No. 4	333-262431	10.30	June 16, 2022
10.31†	Collaboration Agreement, dated as of December 4, 2020.	Form S-4 Am. No. 4	333-262431	10.31	June 16, 2022
10.32	Memorandum of Understanding, effective as of April 21, 2022.	Form S-4 Am. No. 3	333-262431	10.32	May 23, 2022
10.33#†	Agreement by and between Nauticus Robotics Brazil Ltda. and Petróleo Brasileiro S.A. entered into on May 23, 2023.	Form 8-K	001-40611	10.1	May 30, 2023
10.34	Registration Rights Agreement, dated as of September 9, 2022.
10.35	First Amendment to Registration Rights Agreement, dated as of June 22, 2023.	Form 8-K	001-40611	10.2	June 23, 2023
10.36	Form of Letter Agreement between Nauticus Robotics Inc. and each of ATW Special Situations I LLC, Material Impact Fund II, L.P., and The 2022 SLS Family Irrevocable Trust dated June 22, 2023.	Form 8-K	001-40611	10.1	June 23, 2023
16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission.	Form S-1 Am. No. 4	333-267375	16.1	April 11, 2023
21.1	List of Subsidiaries.
23.1	Consent of WithumSmith+Brown, P.C.
23.2	Consent of Whitley Penn LLP.
23.3	Consent of Winston & Strawn LLP (included as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereof).
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

*	Indicates management contract or compensatory plan or arrangement.
#	Certain of the exhibits and schedules or similar attachments to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
†	The Registrant has redacted provisions or terms of this Exhibit pursuant to Regulation S-K Item 601(b)(10)(iv). While portions of the Exhibits have been omitted, these Exhibits include a prominent statement on the first page of each redacted Exhibit that certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant agrees to furnish an unredacted copy of the Exhibit to the SEC upon its request.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Webster, State of Texas, on August 4, 2023.

NAUTICUS ROBOTICS, INC.

By:	/s/ Nicolaus Radford
Name:	Nicolaus Radford
Title:	Chief Executive Officer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicolaus Radford and M. Dilshad Kasmani, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicolaus Radford	Chief Executive Officer & Director	August 4, 2023
Nicolaus Radford
/s/ Rangan Padmanabhan	Chief Financial Officer	August 4, 2023
Rangan Padmanabhan

/s/ Lisa J. Porter	Chairman of the Board	August 4, 2023
Lisa J. Porter

/s/ Jim Bellingham	Director	August 4, 2023
Jim Bellingham

/s/ Joseph W. Dyer	Director	August 4, 2023
Joseph W. Dyer

/s/ John W. Gibson, Jr.	Director	August 4, 2023
John W. Gibson, Jr.

/s/ Mark L. Mey	Director	August 4, 2023
Mark L. Mey

/s/ Adam Sharkawy	Director	August 4, 2023
Adam Sharkawy

/s/ Eli Spiro	Director	August 4, 2023
Eli Spiro